                           BIG FLOWER HOLDINGS, INC.

                                NOTICE OF ANNUAL
                                   MEETING OF
                                STOCKHOLDERS AND
                                PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                            WITH YOUR PROXY PROMPTLY

                                     [LOGO]

                           TUESDAY, NOVEMBER 23, 1999
                                  AT 9:00 A.M.
                        HOTEL INTER-CONTINENTAL NEW YORK
                              111 EAST 48TH STREET
                               NEW YORK, NEW YORK

[LOGO]

                           BIG FLOWER HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022

                                                                October 25, 1999

Dear Fellow Stockholders:

    The board of directors of Big Flower Holdings, Inc. has called a stockholders meeting for Tuesday, November 23, 1999, at which you will be asked to consider and vote upon a proposal to adopt a merger agreement providing for the recapitalization of Big Flower.

    In the merger, Big Flower stockholders will receive $31.50 in cash for each share of Big Flower common stock they own.

    R. Theodore Ammon, the chairman of the board of Big Flower, will retain shares of Big Flower common stock in the merger. Also, Big Flower expects that some employees holding options to purchase shares of Big Flower common stock, including Edward T. Reilly, president and chief executive officer, will surrender those options for an interest in a rabbi trust, to which Big Flower will issue shares of Big Flower common stock. The rabbi trust would retain these shares of Big Flower common stock in the merger. Following the merger, R. Theodore Ammon is expected to hold approximately 13.8% of Big Flower common stock, Thomas H. Lee Equity Fund IV and its affiliates are expected to hold approximately 64% of Big Flower common stock, Evercore Capital Partners and its affiliates are expected to hold approximately 17.9% of Big Flower common stock, and the rabbi trust is expected to hold approximately 4.3% of Big Flower common stock.

    The Big Flower stockholders meeting will also serve as the annual meeting of Big Flower at which you will be asked to consider and vote on the election of two directors and the ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

    YOUR VOTE IS VERY IMPORTANT. Big Flower cannot complete the merger unless the stockholders of Big Flower adopt the merger agreement at the stockholders meeting. Whether or not you plan to attend the stockholders meeting, please take the time to submit your proxy with voting instructions by mail, by telephone or through the Internet in accordance with the instructions contained in this document.

/s/ R. Theodore Ammon                          /s/ Edward T. Reilly
R. Theodore Ammon                              Edward T. Reilly
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF
                                               EXECUTIVE OFFICER

--------------------------------------------------------------------------------

This transaction has not been approved or disapproved by the Securities and Exchange Commission. The Commission has not passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense. This proxy statement does not constitute a solicitation of an offer to buy any securities in any jurisdiction where a solicitation would be illegal.
--------------------------------------------------------------------------------

    This proxy statement is dated October 25, 1999 and was first mailed to Big Flower stockholders on October 25, 1999.

[LOGO]

                           BIG FLOWER HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1999
                            ------------------------

To the Stockholders of Big Flower Holdings, Inc.:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Big Flower Holdings, Inc., a Delaware corporation, will be held on Tuesday, November 23, 1999, at 9:00 a.m., New York time, at Hotel Inter-Continental New York, 111 East 48th Street, New York, New York. The purpose of the Big Flower meeting is to consider and to vote upon the following matters:

    1. A proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 1999, between Big Flower and BFH Merger Corp., providing for the recapitalization of Big Flower pursuant to the merger of BFH Merger Corp. with and into Big Flower and approve the transactions contemplated by the merger agreement. As a result of the merger, each outstanding share of Big Flower common stock, other than shares held by Big Flower in its treasury or by one of its subsidiaries, some shares retained by members of management in the merger, and shares for which appraisal rights are perfected in accordance with Delaware law, will be converted into the right to receive $31.50 in cash.

    2. A proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement.

    3.  The election of two directors to the Big Flower board of directors.

    4. Ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

    5. Such other business related to these proposals as may properly come before the Big Flower meeting.

    The Big Flower board of directors has fixed the close of business on October 22, 1999 as the record date for the Big Flower meeting, and only Big Flower stockholders of record at such time will be entitled to notice of, and to vote at, the Big Flower meeting.

    A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the Big Flower meeting, including a copy of the merger agreement attached as Appendix A, accompany and form a part of this notice.

    Whether or not you plan to attend the Big Flower meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. If you attend the Big Flower meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing or in person at any time before it is exercised.

    THE BIG FLOWER BOARD OF DIRECTORS, WITH MESSRS. AMMON AND REILLY ABSTAINING, HAS UNANIMOUSLY DECLARED ADVISABLE THE MERGER AGREEMENT, AUTHORIZED IT AND APPROVED IT.

    THE BIG FLOWER BOARD OF DIRECTORS, WITH MESSRS. AMMON AND REILLY ABSTAINING, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

    THE BIG FLOWER BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO PERMIT THE PROXIES, IN THEIR DISCRETION, TO ADJOURN THE BIG FLOWER MEETING TO SOLICIT MORE VOTES OR PROXIES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, "FOR" THE ELECTION OF EACH OF THE TWO PERSONS NOMINATED TO THE BIG FLOWER BOARD OF DIRECTORS AND "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BIG FLOWER'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                          By Order of the Board of Directors,

                                          /s/ Mark A. Angelson

                                          Mark A. Angelson
                                          EXECUTIVE VICE PRESIDENT--OFFICE OF
                                          THE CHAIRMAN, GENERAL COUNSEL AND
                                          SECRETARY

New York, New York
October 25, 1999

                    THE INFORMATION AGENT FOR THE MERGER IS:

                                     [LOGO]

                               WALL STREET PLAZA
                               NEW YORK, NY 10005

                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (800) 223-2064

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT A PROXY WITH YOUR VOTING INSTRUCTIONS BY RETURNING YOUR SIGNED AND DATED PROXY BY MAIL.
--------------------------------------------------------------------------------

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Big Flower from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Big Flower at the following address:

                           BIG FLOWER HOLDINGS, INC.
                               3 East 54th Street
                            New York, New York 10022
                                 (212) 521-1600
                      Attention: Associate General Counsel

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MONDAY,
NOVEMBER 15, 1999, IN ORDER TO RECEIVE THEM BEFORE THE BIG FLOWER STOCKHOLDERS MEETING.

    IN ADDITION, THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS AN INTERNET SITE WHICH CONTAINS THESE DOCUMENTS. YOU MAY OBTAIN THEM BY ACCESSING THE SECURITIES AND EXCHANGE COMMISSION INTERNET SITE. THIS SITE IS LOCATED AT HTTP://WWW.SEC.GOV.

             See "Where You Can Find More Information" on page 121.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL BIG FLOWER STOCKHOLDERS RECEIVE IN THE MERGER?

A: For each share of Big Flower common stock you hold, you will receive $31.50 in cash. Mr. Ammon will retain some of his shares of Big Flower common stock in the merger. Big Flower expects that some members of management, including Mr. Reilly, will surrender options to purchase shares of Big Flower common stock for an interest in a rabbi trust, to which Big Flower will issue shares of Big Flower common stock. The rabbi trust would retain these shares of Big Flower common stock in the merger.

Q:  IS THE MERGER TAXABLE?

A: The merger will be a taxable transaction to you for United States federal income tax purposes. The merger may also be a taxable transaction to you for state, local, foreign and other tax purposes.

Q:  IF I DO NOT SUPPORT THE MERGER, DO I HAVE ANY ALTERNATIVES?

A: Yes. If you do not vote to adopt the merger agreement and you follow the required procedures, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. This payment will only be made if the merger is completed and if you properly exercise your appraisal rights. You should consult your legal counsel for a full understanding of the requirements of exercising appraisal rights.

Q:  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: Big Flower expects to complete the merger promptly after the Big Flower meeting. This completion is subject to contingencies, including a financing condition, that could delay the merger. However, the merger is expected to be completed no later than December 31, 1999.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, mail your signed proxy card in the enclosed self-addressed stamped envelope so that your shares will be represented at the Big Flower meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares with respect to the adoption of the merger agreement, adjournment of the meeting to solicit more votes, election of directors or the ratification of the appointment of Deloitte & Touche LLP without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
    INSTRUCTIONS?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail. The latest vote actually received by Big Flower prior to the Big Flower meeting will be recorded and any earlier votes will be revoked. Third, you may attend the Big Flower meeting and vote in person. Simply attending the Big Flower meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. After the merger is completed, Big Flower will send instructions to you. These instructions will explain how to exchange your Big Flower common stock for cash.

Q:  WHO CAN I CALL WITH QUESTIONS?

A: If you have questions about the merger, you should contact:

                                       [LOGO]

                               Wall Street Plaza
                                 New York, NY 10005

                        Banks and Brokers Call Collect:
                                   (212) 440-9800
                     All Others Call Toll Free: (800) 223-2064

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
REFERENCES TO ADDITIONAL INFORMATION........................    iii

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     iv

SUMMARY.....................................................      1
  The Companies.............................................      1
  Recent Developments.......................................      2
  The Merger................................................      2
  What You Will Receive in the Merger.......................      2
  Recommendation of the Big Flower Board....................      2
  Opinions of Financial Advisors............................      2
  Columbine JDS Systems and the Internet Investments........      3
  Source and Amount of Funds and Other Consideration........      4
  Big Flower Press Debt Tender Offer........................      4
  Directors and Management of Big Flower Following the
    Merger..................................................      5
  Conflicts of Interests of Management Members of the Big
    Flower Board and Management.............................      5
  The Big Flower Meeting....................................      5
  The Merger Agreement......................................      6
  Appraisal Rights..........................................      8
  Accounting Treatment......................................      8
  United States Federal Income Tax Considerations...........      8
  Regulatory Filings, Approvals and Clearances..............      8
  Litigation Challenging the Merger.........................      8
  Market Price Data.........................................      9
  Selected Historical Financial Data........................     10

  THE BIG FLOWER MEETING....................................     13
  General...................................................     13
  Voting....................................................     13
  Proxies...................................................     15
  Solicitation of Proxies...................................     16

SPECIAL FACTORS.............................................     17
  General...................................................     17
  Background of the Merger..................................     17
  Big Flower's Reasons for the Merger; Recommendation of the
    Big Flower Board of Directors...........................     28
  Opinions of Big Flower's Financial Advisors...............     31
  Fairness of the Merger....................................     46
  Certain Estimates of Future Operations and Other
    Information.............................................     57
  Consequences of the Merger; Plans for Big Flower After the
    Merger..................................................     58
  Conflicts of Interest of Certain Members of the Big Flower
    Board of Directors and Management.......................     59
  Accounting Treatment......................................     63
  Source and Amount of Funds................................     63
  Big Flower Press Debt Tender Offer........................     70
  Effect of the Merger on Big Flower Capital Stock..........     70
  Regulatory Matters........................................     71
  Fees and Expenses of the Merger...........................     71
  Litigation Challenging the Merger.........................     71

                                                                PAGE
                                                              --------
CAPITALIZATION..............................................     72

SOURCES AND USES............................................     73

DESCRIPTION OF BIG FLOWER CAPITAL STOCK FOLLOWING THE
  MERGER....................................................     74
  General...................................................     74
  Big Flower Common Stock...................................     74

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............     75
  The Merger................................................     75
  Backup Withholding and Information Reporting..............     77

THE MERGER AGREEMENT........................................     78
  The Merger................................................     78
  Consideration to Be Received in the Merger................     78
  Exchange of Big Flower Common Stock.......................     79
  Corporate Governance......................................     79
  Representations and Warranties............................     79
  Covenants.................................................     80
  Conditions of the Merger..................................     86
  Termination and Effects of Termination....................     87
  Fees and Expenses.........................................     88
  Amendment; Waiver.........................................     89

APPRAISAL RIGHTS............................................     90

MARKET PRICE AND DIVIDEND DATA..............................     93
  Dividend Information......................................     93
  Recent Closing Prices.....................................     94
  Number of Stockholders....................................     94

DESCRIPTION OF BIG FLOWER...................................     95

DESCRIPTION OF BFH MERGER CORP..............................     96
  Thomas H. Lee Equity Fund IV..............................     96
  Evercore Capital Partners.................................     96

RECENT DEVELOPMENTS.........................................     97

DIRECTORS AND MANAGEMENT OF BIG FLOWER FOLLOWING THE
  MERGER....................................................     98
  Executive Officers........................................     98
  Directors.................................................     99
  Security Ownership of Big Flower Following the Merger.....     99

OTHER INFORMATION FOR THE BIG FLOWER MEETING................    101
  Nominees for Election as Big Flower Directors.............    101
  Directors and Executives Officers.........................    103
  Board Meetings and Certain Committees of the Big Flower
    Board of Directors......................................    103
  Compensation of Directors.................................    104
  Section 16(a) Beneficial Ownership Reporting Compliance...    105
  Voting Securities and Principal Holders Thereof...........    105
  Executive Compensation....................................    107
  Employment Arrangements with Executive Officers...........    114
  Compensation Committee Interlocks and Insider
    Participation...........................................    118
  Big Flower Stock Price Performance Graph..................    118
  Ratification of Appointment of Independent Certified
    Public Accountants......................................    119

FUTURE STOCKHOLDER PROPOSALS................................    121

WHERE YOU CAN FIND MORE INFORMATION.........................    121

APPENDIX A Amended and Restated Agreement and Plan of
  Merger, dated as of October 11, 1999, between BFH Merger
  Corp. and Big Flower Holdings, Inc.

APPENDIX B Opinion of Goldman, Sachs & Co., dated
  October 11, 1999

APPENDIX C Opinion of Berenson Minella & Company, dated
  October 11, 1999

APPENDIX D Section 262 of the Delaware General Corporation
  Law

APPENDIX E Transactions Involving Big Flower Common Stock by
  Thomas H. Lee Equity Fund IV, L.P., THL Equity Advisors
  IV, LLC, Evercore Partners L.L.C., Evercore Capital
  Partners L.P., Evercore Capital Partners (NQ) L.P.,
  Evercore Capital Offshore Partners L.P. (Cayman), EBF
  Group L.L.C., Big Flower and Executive Officers and
  Directors of Big Flower

APPENDIX F Information Relating to Evercore Partners L.L.C.,
  Evercore Capital Partners L.P., Evercore Capital Partners
  (NQ) L.P., Evercore Capital Offshore Partners L.P.
  (Cayman), EBF Group L.L.C., Thomas H. Lee Equity Fund IV,
  L.P., THL Equity Advisors IV, LLC, and their respective
  Principals, and the Executive Officers and Directors of BFH Merger Corp. and Big Flower

                                    SUMMARY

    THIS SUMMARY, TOGETHER WITH THE PRECEDING QUESTIONS AND ANSWERS SECTION, HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO UNDERSTAND FULLY THE MERGER AND OTHER RELATED TRANSACTIONS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 121 FOR DETAILS OF HOW YOU CAN OBTAIN ADDITIONAL INFORMATION ABOUT BIG FLOWER AND THE MERGER. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS DOCUMENT AND TO BIG FLOWER'S FINANCIAL STATEMENTS INCLUDED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE.

    ON OCTOBER 17, 1997, AS PART OF A REORGANIZATION OF BIG FLOWER'S LEGAL STRUCTURE, BIG FLOWER HOLDINGS, INC. BECAME THE PARENT OF BIG FLOWER PRESS HOLDINGS, INC. UNLESS OTHERWISE INDICATED OR THE CONTEXT CLEARLY IMPLIES OTHERWISE, ALL REFERENCES TO THE BIG FLOWER COMMON STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS, BOARD OF DIRECTORS, AGREEMENTS AND OTHER INCIDENTS OF BIG FLOWER ARE REFERENCES TO THOSE MATTERS WITH RESPECT TO BIG FLOWER PRESS PRIOR TO THE REORGANIZATION AND TO BIG FLOWER HOLDINGS, INC. AFTER THE REORGANIZATION, AND THE TERMS "BIG FLOWER," "WE," "OUR," AND "US" REFER TO BIG FLOWER HOLDINGS, INC. AND ITS SUBSIDIARIES BOTH BEFORE AND AFTER COMPLETION OF THE MERGER.

THE COMPANIES

BIG FLOWER HOLDINGS, INC. (PAGE 95)
3 EAST 54 STREET
NEW YORK, NEW YORK 10022
(212) 521-1600

    Big Flower is a leading advertising and marketing services company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products, services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, data-driven direct mail and direct marketing services and digital services, including commercial image design and production, and computer-based advertising management systems. Big Flower also owns XL Ventures, a venture capital subsidiary focused on making minority investments in companies involved in providing advertising and marketing services through the Internet to both on-line and off-line customers.

BFH MERGER CORP. (PAGE 96)
C/O THOMAS H. LEE COMPANY
75 STATE STREET
SUITE 2600
BOSTON, MA 02109
(617) 227-1050

    BFH Merger Corp. is a corporation formed by Thomas H. Lee Equity Fund IV, L.P. and Evercore Capital Partners L.P. to effect the merger and recapitalization of Big Flower. In the merger, BFH Merger Corp. will merge with and into Big Flower with Big Flower as the surviving corporation in the merger.

    Thomas H. Lee Equity Fund IV is an affiliate of Thomas H. Lee Company, a Boston-based investment firm focused on acquiring substantial investments in growth companies. Founded in 1974, the firm and its affiliates currently manage approximately $6 billion in committed capital. Recent investments include Eye Care Centers of America, Inc., Fisher Scientific International Inc., Rayovac Corporation, HomeSide Lending, Inc., The Learning Company, Inc., Metris Companies Inc. and Wyndham International, Inc..

    Evercore Partners is a firm which provides strategic and financial advisory services to major corporations and makes private equity investments through its affiliate, Evercore

Capital Partners L.P. Evercore Capital Partners' most recent investment was its $850 million purchase of American Media, Inc. Evercore Partners' recent advisory work includes advising CBS on its merger with Viacom, advising Tenneco Inc. on the separation of its automotive and packaging businesses, and advising Dow Jones & Company, Inc. on its interactive joint venture with Reuters Group PLC.

    Unless the context requires otherwise, all references to Thomas H. Lee Equity Fund IV and Evercore Capital Partners in this proxy statement are references to Thomas H. Lee Equity Fund IV and its affiliates and Evercore Capital Partners and its affiliates, respectively.

RECENT DEVELOPMENTS (PAGE 97)

    On October 11, 1999, Big Flower announced that it estimated its adjusted earnings per diluted share results for the third quarter of 1999 to be approximately five to ten percent lower than these earnings in the comparable period of 1998.

THE MERGER (PAGE 78)

    Under the merger agreement, BFH Merger Corp. will merge into Big Flower. Big Flower will be the surviving corporation in the merger, and BFH Merger Corp. will cease to exist as a corporation after the merger. R. Theodore Ammon will retain some of his shares of Big Flower common stock in the merger. Big Flower expects that some members of management, including Mr. Reilly, will surrender options to purchase shares of Big Flower common stock in exchange for an interest in a rabbi trust, to which Big Flower will issue shares of Big Flower common stock. The rabbi trust would retain these shares of Big Flower common stock in the merger. We currently expect that Mr. Ammon will own a total of approximately 13.8% and the rabbi trust will own approximately 4.3% of Big Flower common stock after the merger. Thomas H. Lee Equity Fund IV and Evercore Capital Partners have advised Big Flower that they expect to own approximately 64% and 17.9%, respectively, of Big Flower common stock immediately after the merger. These percentages exclude warrants for shares of Big Flower common stock which will be held by Thomas H. Lee Equity Fund IV after the merger as a result of mezzanine debt financing provided by Thomas H. Lee Equity Fund IV to Big Flower in connection with the merger and the related recapitalization.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 78)

    See answer to Question #1 of the "Questions and Answers about the Merger" on page (iv).

RECOMMENDATION OF THE BIG FLOWER BOARD (PAGE 28)

    The Big Flower board of directors, with management directors abstaining, determined that the transactions contemplated by the merger agreement were fair to the unaffiliated stockholders and recommends that you vote "FOR" adoption of the merger agreement. Two members of the Big Flower board of directors, Messrs. Ammon and Reilly, have a conflict of interest since they are members of management who are expected to retain direct or indirect equity interests in Big Flower. These two directors abstained from voting to approve the merger agreement. The remaining four directors of Big Flower voted unanimously to approve the merger agreement. See "Special Factors--Conflicts of Interest of Certain Members of the Big Flower Board of Directors and Management" on page 59 for a more detailed discussion of the interests of these members of management in the merger.

    The Big Flower board of directors recommends that you vote "FOR" the proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, "FOR" the election of each of the two persons nominated to the Big Flower board of directors and "FOR" ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

OPINIONS OF FINANCIAL ADVISORS (PAGE 31)

GOLDMAN, SACHS & CO.

    On October 11, 1999, Goldman Sachs delivered to the Big Flower board of directors, its oral opinion, subsequently confirmed in writing, that, as of that date, the merger consideration to be received by the holders of Big Flower common stock, other than the members of management who are retaining shares of Big Flower common stock in the merger, as to whom Goldman Sachs did not deliver an opinion, was fair from a financial point of view.

    The full text of the Goldman Sachs opinion is contained in Appendix B. Goldman Sachs provided its opinion for the information and assistance of the Big Flower board of directors in connection with its consideration of the merger. It is not a recommendation to any holder of Big Flower common stock as to how any stockholder should vote at the Big Flower meeting. Big Flower stockholders should read the Goldman Sachs opinion in its entirety.

BERENSON MINELLA & COMPANY

    On October 11, 1999, Berenson Minella & Company delivered to the Big Flower board of directors a written opinion that, as of that date, the merger consideration to be received by the holders of Big Flower common stock, other than the members of management who are retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, was fair from a financial point of view.

    The full text of the Berenson Minella opinion is contained in Appendix C. Berenson Minella provided its opinion for the information and assistance of the Big Flower board of directors in connection with its consideration of the merger. It is not a recommendation to any holder of Big Flower common stock as to how any stockholder should vote at the Big Flower meeting. Big Flower stockholders should read the Berenson Minella opinion in its entirety.

COLUMBINE JDS SYSTEMS AND THE INTERNET INVESTMENTS (PAGE 84)

    The merger agreement provides that, at the time of the merger:

    - an affiliate of BFH Merger Corp. will purchase all of the outstanding shares of capital stock of Columbine JDS Systems, Inc., currently one of Big Flower's operating subsidiaries owned through Big Flower Digital Services, Inc., and Mr. Ammon and some members of Columbine JDS Systems' management will exchange shares of Big Flower common stock and/or options to purchase shares of Big Flower common stock for indirect equity interests in Columbine JDS Systems; and

    - an affiliate or affiliates of BFH Merger Corp. will purchase Big Flower's private Internet investments and invest in the entities holding Big Flower's public Internet investments, and Mr. Ammon will exchange shares of Big Flower common stock and/or options to purchase shares of Big Flower common stock into an interest in this affiliate or these affiliates of BFH Merger Corp.

    The terms of these transactions can be amended in any manner reasonably requested by BFH Merger Corp. provided that there is no cost to Big Flower if the merger does not occur and the merger is not delayed.

    If any or all of these transactions are effected, the Big Flower entities receiving these funds will dividend all or substantially all of these funds to Big Flower Press Holdings, Inc. and/or Big Flower. These funds will then be used to effect the merger and the related recapitalization of Big Flower.

    These transactions will not occur if the merger does not occur.

    Currently, Big Flower and BFH Merger Corp. expect that an affiliate of BFH Merger Corp. will purchase Columbine JDS Systems and Big Flower's private Internet investments as described above, but that the investment in the entities holding Big Flower's public Internet investments by an affiliate of BFH Merger Corp. will not occur. Big Flower and BFH Merger Corp. expect that the merger agreement will be amended to reflect this expectation regarding the investment in the public Internet investments.

SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION (PAGE 63)

EQUITY COMMITMENTS

    Thomas H. Lee Equity Fund IV and Evercore Capital Partners have committed to contribute an aggregate of up to approximately $458 million in cash to BFH Merger Corp. as part of the merger and related transactions. This amount will be reduced by approximately $138 million, which represents the value attributed to: first, equity interests in Big Flower that members of management are expected to hold after the merger; and second, the funds used by affiliates of BFH Merger Corp. to purchase Columbine JDS Systems, and purchase Big Flower's private Internet investments, at the time of the merger.

DEBT FINANCINGS

    At the time of the merger, Big Flower, Big Flower Press and Columbine JDS Systems are expected to enter into new debt financing arrangements aggregating approximately $950 million. This amount will increase by up to approximately $600 million if the debt tender offer, described below, is consummated at the time of the merger. The arrangements, assuming the up to approximately $600 million to be used as part of the debt tender offer, are expected to consist of:

    - $400 million of Big Flower Press senior bank financing;

    - $300 million of Big Flower high yield financing;

    - $100 million of Big Flower mezzanine financing;

    - $115 million of Columbine JDS Systems senior bank financing; and

    - $35 million of Columbine JDS Systems mezzanine financing.

    If the high yield financing, which we expect to consist of high yield securities, cannot be consummated at the time of the merger, Big Flower expects to enter into a bridge loan, for which it already has a commitment, until it can replace that loan with high yield securities.

    If an affiliate of BFH Merger Corp. does not purchase Columbine JDS Systems at the time of the merger, the amounts of the Big Flower Press senior bank financing and the Big Flower mezzanine financing will increase by $115 million and $35 million, respectively. The existing commitments include these increased amounts.

    A portion of the proceeds of these new debt financings will be used to repay and terminate Big Flower Press' existing revolving credit facility. Based on the June 30, 1999 pro forma balance sheet, we expect that approximately
$183 million of the senior bank financing would not be borrowed immediately, but would be used as needed to satisfy the working capital and general corporate requirements of Big Flower after the merger.

    The debt financing arrangements generally assume that all outstanding 6% Convertible Quarterly Income Preferred Securities (QUIPS) of Big Flower Trust I are converted into Big Flower common stock prior to the merger.

BIG FLOWER PRESS DEBT TENDER OFFER
(PAGE 70)

    Big Flower Press has commenced tender offers and consent solicitations for all of its outstanding 8 7/8% senior subordinated notes due 2007 and all of its outstanding 8 5/8% senior subordinated notes due 2008. The consideration for notes validly tendered pursuant to the tender offers and accepted for payment is 100% of the notes' principal amount plus accrued and unpaid interest. The tender offers will expire on November 23, 1999 unless extended by Big Flower Press.

    In conjunction with the tender offers, Big Flower Press is also soliciting consents of noteholders to certain proposed amendments to the indentures pursuant to which the notes were issued. Big Flower Press will pay holders $10.00 for each $1,000 principal amount of notes for which consents are validly tendered, and not revoked, by the later of the date the proposed amendments are executed and November 5, 1999, unless extended by Big Flower Press.

    The tender offers are subject to a number of conditions, including the consummation of the merger. If the tender offers are consummated at or around the time of the merger, the debt arrangements described above will be changed as follows:

    - the Big Flower Press senior bank financing will increase to $900 million,

    - the high yield financing will change from being at the Big Flower level to being at the Big Flower Press level, and will increase to $450 million, and

    - the Big Flower mezzanine financing will decrease to $50 million.

    If an affiliate of BFH Merger Corp. does not purchase Columbine JDS Systems at the time of the merger, then:

    - the Big Flower Press senior bank financing will increase to $987.5 million, and

    - the Big Flower mezzanine financing will increase to $97.5 million.

    Completion of the merger is not conditioned on the consummation of the Big Flower Press debt tender offer, and the amount of consideration to be received by holders of shares of Big Flower common stock in the merger will be the same regardless of whether or not the Big Flower Press debt tender offer is consummated.

DIRECTORS AND MANAGEMENT OF BIG FLOWER FOLLOWING THE MERGER (PAGE 98)

    Executive officers of Big Flower, including R. Theodore Ammon, the chairman of the board, Edward T. Reilly, the chief executive officer, and Richard L. Ritchie, the chief financial officer, will be the executive officers of Big Flower following the merger.

    We expect the board of directors of Big Flower after the merger to be comprised of R. Theodore Ammon, Edward T. Reilly, Thomas H. Lee, Anthony J. DiNovi, Scott M. Sperling, Roger C. Altman, Austin M. Beutner and two additional persons to be determined by Thomas H. Lee Equity Fund IV, with Evercore Capital Partners and R. Theodore Ammon consenting to the two additional persons.

CONFLICTS OF INTERESTS OF MANAGEMENT MEMBERS OF THE BIG FLOWER BOARD AND MANAGEMENT (PAGE 59)

    Some members of management have interests in the merger that may conflict with those of the other Big Flower stockholders. These include the following:

    - some of the equity interests in Big Flower that are held by members of management, including Messrs. Ammon and Reilly, are expected to be retained by them in the merger or exchanged for other direct or indirect equity interests in Big Flower;

    - some members of Big Flower's management will continue to serve as officers and directors of Big Flower following the merger; and

    - severance agreements with some Big Flower executive officers and other key employees generally provide them with a cash payment, immediate vesting of options and the continuation of some benefits if their employment is terminated after a change of control of Big Flower.

THE BIG FLOWER MEETING

TIME, PLACE AND MATTERS TO BE VOTED UPON (PAGE 13)

    The Big Flower meeting will be held on Tuesday, November 23, 1999, at 9:00 a.m., New York time, at Hotel Inter-Continental New York, 111 East
48th Street, New York, New York. At the Big Flower meeting you will be asked:

    1.  to adopt the merger agreement;

    2. to permit the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement;

    3.  to elect two directors to the Big Flower board of directors;

    4. to ratify the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants; and

    5. to act on other matters relating to the proposals listed above that may be brought properly before the Big Flower meeting.

RECORD DATE AND VOTE REQUIRED (PAGE 13)

    You may cast one vote at the Big Flower meeting for each share of Big Flower common stock, par value $0.01 per share, that you owned at the close of business on October 22, 1999.

    On October 22, 1999, there were 19,722,731 shares of Big Flower common stock outstanding and entitled to vote.

    To adopt the merger agreement, the holders of a majority of the shares of Big Flower common stock issued and outstanding must vote in favor of doing so.

    To permit the proxies, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement, the holders of a majority of the shares of Big Flower common stock voting on that proposal at the Big Flower meeting, assuming at least a majority of the outstanding shares of Big Flower common stock are present in person or represented by proxy at the Big Flower meeting, must vote in favor of doing so.

    To elect the two persons nominated for election to the Big Flower board of directors, the holders of a plurality of the shares of Big Flower common stock voting on the election at the Big Flower meeting, assuming at least a majority of the outstanding shares of Big Flower common stock are present in person or represented by proxy at the Big Flower meeting, must vote in favor of each nominee.

    To ratify the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants, the holders of a majority of the shares of Big Flower common stock voting on that proposal at the Big Flower meeting, assuming at least a majority of the outstanding shares of Big Flower common stock are present in person or represented by proxy at the Big Flower meeting, must vote in favor of ratifying that appointment.

    As of October 22, 1999, directors and executive officers of Big Flower and their affiliates owned an aggregate of approximately 14.5% of the outstanding shares of Big Flower common stock which they have indicated they intend to vote in favor of the adoption of the merger agreement, the permission of the proxies to adjourn the Big Flower meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, the election of each of the two persons nominated to the Big Flower board of directors and the ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

THE MERGER AGREEMENT

    The merger agreement is attached to this document as Appendix A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the merger.

EFFECTIVE TIME OF THE MERGER (PAGE 78)

    Although no assurances can be given, it is currently expected that the merger will be completed promptly after the Big Flower meeting, which is currently scheduled for November 23, 1999. This completion is subject to contingencies, including a financing condition, that could delay the merger. However, the merger is expected to be completed no later than December 31, 1999.

CONDITIONS TO THE MERGER (PAGE 86)

    The completion of the merger depends on a number of conditions being satisfied, including the following:

    - the adoption of the merger agreement by Big Flower stockholders;

    - the absence of any legal restriction that prohibits completion of the merger or is reasonably likely to impose a material limitation on the ability of BFH Merger Corp. or its affiliates to acquire Big Flower, but BFH Merger Corp. must have used commercially reasonable best efforts to prevent the imposition and lessen the effects of any such legal restriction;

    - that BFH Merger Corp. be reasonably satisfied that the total funded obligations, excluding the QUIPS, of Big Flower just before the merger is less than $1.028 billion, plus any indebtedness incurred in consummating acquisitions and investments after October 11, 1999 that have been consented to by BFH Merger Corp.;

    - the absence of any pending litigation brought by a government entity (or by any other person which has a reasonable likelihood of success) that seeks to prohibit or restrict the completion of the merger and the other transactions contemplated by the merger agreement; and

    - that Big Flower, its subsidiaries and BFH Merger Corp. have received the proceeds of the financings in amounts sufficient to consummate the merger and the other transactions contemplated by the merger agreement.

RESTRICTIONS ON ALTERNATIVE TRANSACTIONS (PAGE 79)

    The merger agreement generally limits the ability of Big Flower and its subsidiaries to solicit or participate in discussions with any third party about business combinations other than the merger, subject to certain exceptions, including those relating to complying with fiduciary duties to Big Flower stockholders.

TERMINATION OF THE MERGER AGREEMENT (PAGE 87)

    Big Flower and BFH Merger Corp. may agree to terminate the merger agreement at any time without completing the merger.

    In addition, Big Flower or BFH Merger Corp. may terminate the merger agreement if:

    - the merger is not completed by the later of October 31, 1999 or the date determined by adding to October 31, 1999 the number of days after September 1, 1999 that this proxy statement is mailed to Big Flower stockholders, but in no case later than December 31, 1999;

    - a court order or other government ruling prohibits completion of the merger; or

    - Big Flower's stockholders do not approve the merger agreement.

    In addition, BFH Merger Corp. may terminate the merger agreement if:

    - the Big Flower board of directors fails to recommend that Big Flower stockholders vote in favor of the merger, withdraws or adversely modifies its approval or recommendation of the merger or recommends another transaction;

    - Big Flower breaches its covenant with respect to its stockholder rights plan; or

    - Big Flower materially breaches any representation, warranty, covenant or agreement contained in the merger agreement.

    In addition, Big Flower may terminate the merger agreement if:

    - the board of directors of Big Flower determines, after consultation with its financial and legal advisors, that another proposal is a superior proposal and that approval of that proposal is necessary to comply with its fiduciary duties to stockholders under applicable law; or

    - BFH Merger Corp. materially breaches any representation, warranty, covenant or agreement contained in the merger agreement.

TERMINATION FEES AND EXPENSES (PAGE 88)

    Big Flower will pay to BFH Merger Corp. a termination fee of either
$30 million or $10 million, depending upon a particular set of circumstances that trigger the termination, less any out-of-pocket expenses reimbursed or fees paid to BFH Merger Corp., Thomas H. Lee Company or Evercore Capital Partners, up to $10 million, if the merger agreement is terminated under specified circumstances.

    Whether or not the merger is completed, each party to the merger will pay all costs and expenses it incurs in connection with the merger, except for the termination fee paid and out-of-pocket fees paid and expenses reimbursed by Big Flower described above.

APPRAISAL RIGHTS (PAGE 90)

    Under Delaware law, holders of Big Flower common stock have the right to demand and to receive, instead of what is being offered in the merger, an amount that the Delaware Court of Chancery decides is the fair value of those shares of Big Flower common stock. This amount may be more or less than the value of what these holders would otherwise receive in the merger.

    Holders of Big Flower common stock wishing to exercise appraisal rights must not vote in favor of adoption of the merger agreement and must take the steps described in the section entitled "Appraisal Rights" and set forth in full in Appendix D.

ACCOUNTING TREATMENT (PAGE 63)

    Big Flower will account for the merger as a recapitalization because current management retaining shares of Big Flower common stock in the merger will have a significant continuing interest in Big Flower common stock following the merger. As a result, the merger will have no impact on the historical basis of Big Flower's assets and liabilities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (PAGE 75)

    See answer to Question #2 of the "Questions and Answers about the Merger" on page (iv).

REGULATORY FILINGS, APPROVALS AND CLEARANCES (PAGE 71)

    The Hart-Scott-Rodino Antitrust Improvements Act requires Big Flower and BFH Merger Corp. to furnish certain information and material to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed.

    On September 2, 1999, Big Flower and BFH Merger Corp. each filed a notification and report form for the merger with the Antitrust Division and the Federal Trade Commission. The regulatory authorities granted early termination of the waiting period for antitrust review on September 16, 1999. On October 2, 1999, the waiting period for antitrust review of the formation of BFH Merger Corp. expired.

LITIGATION CHALLENGING THE MERGER (PAGE 71)

    Seven lawsuits have been filed in the State of Delaware seeking to prohibit the merger or, if the merger has already happened, to undo the merger and recover money damages. The lawsuits have been consolidated into one action, and the plaintiffs have served an amended complaint in the consolidated action. The amended complaint alleges, among other things, that Big Flower's directors breached their fiduciary duties and that the merger consideration is unfair to Big Flower stockholders. Big Flower believes these lawsuits have no merit.

MARKET PRICE DATA

    Shares of Big Flower common stock are listed on the New York Stock Exchange under the symbol "BGF."

    The following table sets forth the closing market prices per share of Big Flower common stock on the NYSE on April 19, 1999, the last trading day before Big Flower publicly announced that it was going to explore possible strategic transactions, and on October 22, 1999, the last practicable trading day prior to the date of this document.

                                                               BIG FLOWER
                                                              COMMON STOCK
                                                              ------------
April 19, 1999..............................................    $27.875
October 22, 1999............................................    $27.750

    The market price of the Big Flower common stock is likely to fluctuate prior to the merger. You should obtain current market quotations for the Big Flower common stock before making a decision with respect to the merger.

SELECTED HISTORICAL FINANCIAL DATA

    The following table presents summary financial data of Big Flower and its subsidiaries. Big Flower derived the summary financial data from its audited consolidated financial statements and unaudited consolidated financial statements filed with the Securities and Exchange Commission. On March 21, 1996, Big Flower's board of directors elected to change Big Flower's fiscal year from a 12-month period ending June 30th to a calendar year, effective with the period ended December 31, 1995. On October 4, 1996, Big Flower consummated the acquisition of Scanforms, Inc. in a transaction accounted for as a pooling of interests. Accordingly, Big Flower restated its financial information for prior periods to include the results of Scanforms for all periods presented.

    Interest expense excludes amortization of deferred financing fees. Interest expense for the year ended December 31, 1996 includes the amortization of interest rate swap fees of $1.2 million. Big Flower's net loss for the six months ended December 31, 1995 includes an extraordinary loss of $19.2 million, net of tax, relating to early extinguishment of debt and termination of a swap agreement. The net loss for the year ended December 31, 1996 includes an extraordinary loss of $2.1 million, net of tax, and the net loss for the year ended December 31, 1997 includes an extraordinary loss of $13.5 million net of tax, both relating to the early extinguishment of debt.

    Earnings were inadequate to cover fixed charges by $0.6 million for the 323 days ended June 30, 1994. Earnings were also insufficient to cover fixed charges by $11.6 million for the year ended December 31, 1997, primarily due to the non-recurring $58.2 million write-off of in-process technology resulting from the acquisition of Columbine JDS Systems. Net income in those periods included non-cash charges of depreciation and amortization of $28.8 million for the 323 days ended June 30, 1994 and $67.3 million for the year ended
December 31, 1997.

    On March 19, 1996, Big Flower entered into a six-year securitization agreement under which it may sell beneficial interests in a pool of eligible accounts receivable. The maximum amount of the outstanding cetificates under this arrangement is $150.0 million and the amount outstanding at any measurement date varies based upon the level of eligible receivables. Working capital balances since 1996 reflect the effect of that program, as accounts receivable balances sold are recorded as a reduction of working capital and the proceeds serve to reduce long-term borrowings under Big Flower's revolving credit facility. As of June 30, 1999, Big Flower had sold interests of $86.6 million under this securitization, compared to $88.3 million as of June 30, 1998, $117.6 million as of December 31, 1998, $101.1 million as of December 31, 1997 and $79.8 million as of December 31, 1996.

    Stockholders should read the following selected historical financial data of Big Flower in conjunction with the related historical consolidated financial statements and related notes incorporated by reference which are listed under "Where You Can Find More Information" on page 121.

                            SELECTED FINANCIAL DATA

                              323 DAYS     YEAR      SIX MONTHS        YEAR           YEAR           YEAR       SIX MONTHS
                               ENDED      ENDED        ENDED          ENDED          ENDED          ENDED         ENDED
                              JUNE 30,   JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                1994       1995         1995           1996           1997           1998          1998
                              --------   --------   ------------   ------------   ------------   ------------   ----------
                                                         IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
OPERATING DATA:
Net sales...................  $587,630   $920,149     $546,840      $1,201,860     $1,376,706     $1,739,715    $  796,772
Operating income............    25,488     50,712       39,739          69,343(1)      38,502(2)     137,252(3)     51,287
Interest expense............    19,735     37,452       19,076          36,165         40,300         55,988        26,547
(Loss) income before income
  taxes and extraordinary
  items.....................      (549)     5,268       12,694           4,998        (11,626)        69,978        17,390
(Loss) income before
  extraordinary items.......    (3,277)    (1,612)       6,491          (3,285)       (33,571)        37,676         9,391
Extraordinary losses from
  early extinguishment of
  debt, net.................                           (19,248)         (2,078)       (13,463)
Net (loss) income...........    (3,277)    (1,612)     (12,757)         (5,363)       (47,034)        37,676         9,391
Per share:
  (Loss) income before
    extraordinary
    items--basic............  $  (0.29)  $  (0.13)    $   0.36      $    (0.18)    $    (1.79)    $     1.92    $     0.48
  Net (loss)
    income--basic...........     (0.29)     (0.13)       (1.07)          (0.30)         (2.51)          1.92          0.48
  (Loss) income before
    extraordinary items--
    diluted.................     (0.29)     (0.13)        0.35           (0.18)         (1.79)          1.69          0.46
  Net (loss)
    income--diluted.........     (0.29)     (0.13)       (1.03)          (0.30)         (2.51)          1.69          0.46
Weighted average shares
  outstanding:
  Basic.....................    11,218     12,382       13,451          18,046         18,704         19,660        19,549
  Diluted...................    11,218     12,382       13,919          18,046         18,704         24,678        24,698
Ratio of earnings to fixed
  charges...................        --        1.1x         1.5x            1.1x            --            1.9x          1.5x

BALANCE SHEET DATA (AT
  PERIOD END):
Working capital.............  $ 25,198   $ 34,173     $ 29,797      $  (30,821)    $  (17,557)    $   (5,781)   $   12,301
Net property, plant and
  equipment.................   152,306    137,081      145,323         296,426        384,850        457,988       425,778
Total assets................   521,461    502,939      573,393         749,742      1,059,047      1,328,182     1,205,180
Long-term debt, net of
  current portion...........   331,940    301,935      274,161         430,766        590,045        731,080       717,238
Redeemable convertible
  preferred securities of a
  subsidiary trust..........                                                          115,000        115,000       115,000
Redeemable preferred stock
  of a subsidiary...........    16,913     19,357
Accumulated deficit.........    (1,782)    (3,394)     (16,151)        (21,514)       (68,548)       (30,872)      (59,157)
Other stockholder's
  equity....................    21,231     19,987      100,627         117,864        140,086        158,082       146,289
Common stockholders'
  equity....................    19,449     16,593       84,476          96,350         71,538        127,210        87,132

OTHER DATA:
Cash flows provided by
  operating activities......  $ 31,514   $ 47,597     $ 27,881      $  135,936     $  120,637     $  118,216    $   25,672
Cash flows used in investing
  activities................   270,223      7,013       19,050         170,849        316,601        227,097       116,800
Cash flows provided by (used
  in) financing
  activities................   241,975    (39,789)      (4,326)         29,941        197,071        112,478        90,634
Capital expenditures........     6,133      8,496       16,812          55,391         74,045         95,433        44,766
EBITDA (4)..................    54,238     93,699       58,372         121,102        105,824        223,638        93,718

                              SIX MONTHS
                                ENDED
                               JUNE 30,
                                 1999
                              ----------
                                  IN
                              THOUSANDS,
                              EXCEPT PER
                                SHARE
                               AMOUNTS
OPERATING DATA:
Net sales...................  $  851,889
Operating income............      55,795
Interest expense............      34,274
(Loss) income before income
  taxes and extraordinary
  items.....................      20,953
(Loss) income before
  extraordinary items.......      11,315
Extraordinary losses from
  early extinguishment of
  debt, net.................
Net (loss) income...........      11,315
Per share:
  (Loss) income before
    extraordinary
    items--basic............  $     0.57
  Net (loss)
    income--basic...........        0.57
  (Loss) income before
    extraordinary items--
    diluted.................        0.54
  Net (loss)
    income--diluted.........        0.54
Weighted average shares
  outstanding:
  Basic.....................      19,714
  Diluted...................      24,659
Ratio of earnings to fixed
  charges...................         1.5x
BALANCE SHEET DATA (AT
  PERIOD END):
Working capital.............  $   29,010
Net property, plant and
  equipment.................     494,863
Total assets................   1,494,955
Long-term debt, net of
  current portion...........     856,230
Redeemable convertible
  preferred securities of a
  subsidiary trust..........     114,070
Redeemable preferred stock
  of a subsidiary...........
Accumulated deficit.........     (19,557)
Other stockholder's
  equity....................     183,344
Common stockholders'
  equity....................     163,787
OTHER DATA:
Cash flows provided by
  operating activities......  $   42,697
Cash flows used in investing
  activities................     121,479
Cash flows provided by (used
  in) financing
  activities................      72,271
Capital expenditures........      52,400
EBITDA (4)..................     104,230

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

------------------------------

(1) INCLUDES $2.7 MILLION OF NON-RECURRING COSTS RELATED TO ACQUISITIONS.

(2) INCLUDES NON-RECURRING CHARGES OF $63.9 MILLION RELATED TO ACQUISITIONS (INCLUDING A $58.2 MILLION IN-PROCESS ACQUIRED TECHNOLOGY WRITE OFF) AND $0.6 MILLION RELATED TO BIG FLOWER'S SECONDARY STOCK OFFERING.

(3) INCLUDES $4.6 MILLION OF TERMINATION COSTS FOR EXECUTIVE POSITIONS ELIMINATED AND A $0.2 MILLION IN-PROCESS ACQUIRED TECHNOLOGY WRITE OFF.

(4) EBITDA REPRESENTS THE SUM OF OPERATING INCOME, DEPRECIATION AND AMORTIZATION OF INTANGIBLES. EBITDA IN 1996 INCLUDES $1.5 MILLION IN MERGER COSTS, EBITDA IN 1997 INCLUDES A $58.2 MILLION WRITE OFF OF IN-PROCESS ACQUIRED TECHNOLOGY COSTS AND IN 1998 INCLUDES A SIMILAR CHARGE OF $0.2 MILLION. EBITDA DOES NOT INCLUDE COSTS ASSOCIATED WITH THE SECURITIZATION OF ACCOUNTS RECEIVABLE UNDER THE AGREEMENT MENTIONED ABOVE AND IS PRESENTED HERE TO PROVIDE ADDITIONAL INFORMATION ABOUT BIG FLOWER'S ABILITY TO MEET ITS FUTURE DEBT SERVICE, CAPITAL EXPENDITURE AND WORKING CAPITAL REQUIREMENTS. IT SHOULD NOT BE CONSIDERED A BETTER INDICATOR OF OPERATING PERFORMANCE THAN OPERATING INCOME AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP), OR A BETTER INDICATOR OF LIQUIDITY THAN CASH FLOW FROM OPERATING ACTIVITIES AS DETERMINED IN ACCORDANCE WITH GAAP. BIG FLOWER'S DEFINITION OF EBITDA MIGHT NOT BE THE SAME AS THAT OF OTHER COMPANIES OR BIG FLOWER'S FINANCIAL ADVISORS.

                             THE BIG FLOWER MEETING

GENERAL

    Big Flower is furnishing this document to its stockholders in connection with the solicitation of proxies by the Big Flower board of directors for use at the Big Flower annual meeting, to be held on Tuesday, November 23, 1999, at 9:00 a.m., New York time, at the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York. The 1998 Annual Report to Stockholders, including audited financial statements of Big Flower for the fiscal year ended
December 31, 1998, was mailed to stockholders on or about May 27, 1999.

    The purpose of the Big Flower meeting is to consider and vote upon:

    - the adoption of the merger agreement,

    - a proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement,

    - the election of two directors to the Big Flower board of directors,

    - ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants, and

    - such other business related to these proposals as may properly come before the Big Flower meeting.

    THE BIG FLOWER BOARD OF DIRECTORS, WITH MESSRS. AMMON AND REILLY ABSTAINING, HAS UNANIMOUSLY DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE BIG FLOWER STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

    THE BIG FLOWER BOARD OF DIRECTORS, WITH MESSRS. AMMON AND REILLY ABSTAINING, UNANIMOUSLY RECOMMENDS THAT THE BIG FLOWER STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO PERMIT THE PROXIES, IN THEIR DISCRETION, TO ADJOURN THE BIG FLOWER MEETING TO SOLICIT MORE VOTES OR PROXIES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, "FOR" THE ELECTION OF EACH OF THE TWO PERSONS NOMINATED TO THE BIG FLOWER BOARD OF DIRECTORS AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BIG FLOWER'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

VOTING

    RECORD DATE

    The Big Flower board of directors has fixed the close of business on October 22, 1999, as the record date for the determination of the holders of Big Flower common stock entitled to receive notice of and to vote at the Big Flower meeting. You may vote at the Big Flower meeting only if you owned Big Flower common stock at that time.

    As of the Big Flower record date, there were 19,722,731 shares of Big Flower common stock issued and outstanding. Each share of Big Flower common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Big Flower meeting.

    VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Big Flower common stock issued and outstanding on the record date is required for adoption of the merger agreement. The affirmative vote of the holders of a majority of the shares of Big Flower common stock voting on the proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, assuming at least a majority of the outstanding shares of Big Flower common stock are present in person or represented by proxy at the Big Flower meeting, is required to permit the proxies to adjourn the Big Flower meeting to solicit more votes or proxies in favor of adoption of the merger agreement. In order to elect each of the two persons nominated for election to the Big Flower board of directors, the holders of a plurality of the shares of Big Flower common stock that are voting on the election of directors must vote in favor of each of those directors, assuming that the holders of at least a majority of the outstanding shares of Big Flower common stock are represented at the meeting in person or by proxy. In order to ratify the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants, the holders of a majority of the shares of Big Flower common stock that are voting on the ratification of that appointment must vote in favor of that ratification, assuming that the holders of at least a majority of the outstanding shares of Big Flower common stock are represented at the meeting in person or by proxy.

    Any failure to be present at the Big Flower meeting, in person or by proxy, any abstention and any broker non-vote, as explained below, will have the same effect as a vote against adoption of the merger agreement. With respect to the proposal to permit the proxies, in their discretion, to adjourn the meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, any failure to be present at the Big Flower meeting, in person or by proxy, any abstention and any broker non-vote will have the effect of reducing the aggregate number of shares of Big Flower common stock voting and, therefore, the number of shares of Big Flower common stock required to permit the proxies to adjourn the Big Flower meeting to solicit more votes or proxies in favor of the adoption of the merger agreement. With respect to the election of the two persons nominated to the Big Flower board of directors, any failure to be present at the Big Flower meeting, in person or by proxy, any abstention and any broker non-vote will have the same effect as not voting in the election of directors. With respect to the ratification of the appointment of Deloitte & Touche LLP, any failure to be present at the Big Flower meeting, in person or by proxy, any abstention and any broker non-vote will have the effect of reducing the aggregate number of shares of Big Flower common stock voting and, therefore, the number of shares of Big Flower common stock required to ratify the appointment of Deloitte & Touche LLP. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the adoption of the merger agreement or the ratification of the appointment of Deloitte & Touche LLP unless they receive specific instructions from the beneficial owners of those shares. Shares that are not voted because brokers did not receive any instructions are referred to as "broker non-votes."

    The persons appointed to vote as proxies of Big Flower stockholders are authorized to vote upon any adjournments, postponements, continuations or rescheduling, and upon any other matters that properly come before the Big Flower meeting. In the event that less than a majority of the shares of Big Flower common stock votes in favor of adoption of the merger agreement, and a majority of the shares of Big Flower common stock votes in favor of the proposal to permit the appointees, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement, the appointees are authorized, in their discretion, to vote the shares of Big Flower common stock for which they hold proxies to adjourn, postpone or continue the Big Flower meeting for the sole purpose of allowing them to have additional time to solicit additional votes or proxies in favor of adoption of the merger agreement. If less than a majority of the shares of Big Flower common stock votes in favor of the proposal to permit the proxies to adjourn the meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, the proxies may not adjourn, postpone or continue the Big Flower meeting for that purpose alone.

    The presence, in person or represented by proxy, of a majority of the shares of Big Flower common stock entitled to vote at the Big Flower meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

    As of October 22, 1999, directors and executive officers of Big Flower and its affiliates owned beneficially an aggregate of 2,986,733 shares of Big Flower common stock, including shares which may be acquired within 60 days upon exercise of stock options, or approximately 14.5% of the shares of Big Flower common stock outstanding on that date. The directors and executive officers of Big Flower have indicated their intention to vote their shares of Big Flower common stock in favor of adoption of the merger agreement, the proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement, the election of each of the two persons nominated to the Big Flower board of directors and the ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

    As of October 22, 1999, the directors and executive officers of Big Flower owned no shares of BFH Merger Corp. common stock.

PROXIES

    Each copy of this document mailed to Big Flower stockholders is accompanied by a form of proxy for use at the Big Flower meeting. In addition, Big Flower stockholders entitled to vote at the Big Flower meeting may submit their proxies by telephone or through the Internet in accordance with the instructions set forth on the accompanying proxy card. However, stockholders who hold their shares through a broker, nominee, fiduciary or other custodian may not be able to submit their proxies with voting instructions by telephone or through the Internet. Big Flower stockholders should contact that person to determine whether they may submit their proxies by telephone or through the Internet. Shares of Big Flower common stock represented by a proxy properly submitted as described below and received at or prior to the Big Flower meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy.

    SUBMITTING PROXIES BY MAIL. To submit a written proxy by mail, holders of Big Flower common stock should complete, sign, date and mail the proxy card provided with this document in accordance with the instructions set forth on that card. If a proxy card is signed and returned without indicating any voting instructions, shares of Big Flower common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement, "FOR" permitting the proxies, in their discretion, to adjourn the meeting to solicit more votes or proxies in favor of the adoption of the merger agreement, "FOR" the election of each of the two persons nominated to the Big Flower board of directors and "FOR" the ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants.

    REVOCATION

    Any person who submits a proxy with voting instructions may revoke it at any time before it is voted:

    - by giving written notice of revocation to Big Flower, addressed to: Irene
      B. Fisher, Associate General Counsel, Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022,

    - by submitting a later dated proxy with voting instructions by mail, by telephone or through the Internet, if the proxy is received by Big Flower prior to the Big Flower meeting, or

    - by VOTING in person at the Big Flower meeting, although a proxy is not revoked by simply ATTENDING the Big Flower meeting.

Big Flower stockholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their proxy.

    OTHER MATTERS

    The Big Flower board of directors is not currently aware of any business to be acted upon at the Big Flower meeting, other than as described above. If, however, other matters related to the proposals are properly brought before the Big Flower meeting, the persons appointed as proxies will have discretion to vote or to act on these matters according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will also have discretion to vote on adjournment of the Big Flower meeting. That adjournment may be for the purpose of soliciting additional proxies. However, no proxy that is voted against the adoption of the merger agreement, the proposal to permit the proxies, in their discretion, to adjourn the Big Flower meeting for the sole purpose of soliciting more votes or proxies in favor of the adoption of the merger agreement, the election of any director nominated to the Big Flower board of directors or the ratification of the appointment of Deloitte & Touche LLP as Big Flower's independent certified public accountants will be voted in favor of adjournment, postponement, continuation or rescheduling of the annual meeting for the purpose of allowing additional votes or proxies in favor of such proposal.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of Big Flower, none of whom will be specifically compensated for those services, but may be reimbursed for reasonable out-of-pocket expenses in connection with those services, may solicit proxies from the Big Flower stockholders personally or by telephone, facsimile or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the materials to beneficial owners.

    In addition, Big Flower has retained Georgeson & Company to assist in the solicitation of proxies from its stockholders. The fees to be paid by Big Flower to Georgeson & Company for those services will be equal to approximately $20,000, plus reasonable out-of-pocket costs and expenses and other incidental charges. Big Flower will bear its own expenses in connection with the solicitation of proxies for the Big Flower meeting.

    BIG FLOWER STOCKHOLDERS SHOULD NOT SEND BIG FLOWER COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, BIG FLOWER STOCKHOLDERS WILL RECEIVE A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR THE $31.50 IN CASH.

                                SPECIAL FACTORS

    THE DISCUSSION IN THIS DOCUMENT OF THE MERGER OF BIG FLOWER AND BFH MERGER CORP. AND THE RELATED RECAPITALIZATION OF BIG FLOWER AND THE MATERIAL TERMS OF THE AMENDED AND RESTATED MERGER AGREEMENT, DATED AS OF OCTOBER 11, 1999, BETWEEN BIG FLOWER AND BFH MERGER CORP., DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, WHICH IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE MATERIAL TERMS OF THE MERGER AGREEMENT ARE SUMMARIZED ELSEWHERE IN THIS DOCUMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT.

GENERAL

    Big Flower is furnishing this document to Big Flower stockholders in connection with the solicitation of proxies by the board of directors of Big Flower for its use at the Big Flower meeting of stockholders, and at any adjournments or postponements of the Big Flower meeting.

    At the Big Flower meeting, Big Flower stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will also constitute approval of the transactions contemplated by the merger agreement, including, among others, the merger and the recapitalization of Big Flower.

BACKGROUND OF THE MERGER

    From time to time in recent years the board of directors and management of Big Flower have considered transactions that could increase the value of the common equity of Big Flower. These have included potential acquisitions of or mergers with other companies, spin-offs of parts of Big Flower and the sale of all or part of Big Flower. Ultimately, the board of directors determined that these strategic alternatives were inferior to the merger for a variety of reasons, including concerns related to future trading values, illiquidity and taxes. In addition, the board of directors considered an initial public offering of each of Big Flower's main operating units, along with an analysis of combinations with other companies and the strategic rationale for each. Based upon presentations of various investment banks during these years and after taking into account taxes and probable trading values for such offerings and combinations, the board of directors did not believe that any of these alternatives was likely to result in Big Flower's stock price being greater than the merger consideration in the foreseeable future.

    Since 1994, Big Flower has made 28 acquisitions, primarily outside its original Treasure Chest Advertising printing business. These acquisitions have added significantly higher growth and higher margin businesses than the original Treasure Chest Advertising printing business. Management of Big Flower believed that further acquisitions both within and outside the traditional Treasure Chest Advertising business were desirable. Increasingly, however, these acquisitions, especially in businesses that involve higher technology or direct marketing, or both, could not be effected on a basis that was non-dilutive to the reported earnings of Big Flower because companies involved in those businesses tend to trade, if publicly held, or are sold to third parties, if privately held, at higher multiples to earnings than Big Flower. The Big Flower board believed that its earnings would be diluted, even when the trading price of Big Flower shares was higher than its average trading price range, if it consistently purchased companies with higher trading multiples than its own because Big Flower would need to issue a greater number of Big Flower shares to pay for these companies because the Big Flower stock traded at a lower multiple. The Big Flower board believed that its trading history demonstrated that Big Flower was not generally awarded a higher trading multiple even as it diversified itself through acquisitions into higher growth, higher multiple businesses. Consequently, the board believed that any material dilution to Big Flower's earnings per share would adversely affect Big Flower's stock price.

    In response to this determination that future acquisitions are likely to be dilutive, and in an effort to create value for its stockholders, in 1998 and early 1999 Big Flower began exploring various strategic alternatives, including equity issuances, public offerings of the stock of each of its main operating units, the mergers of each of its main operating units with other companies and the spin-offs of one or more business units to Big Flower's stockholders. In exploring the various strategic alternatives, the management of Big Flower met with a number of entities to determine the best strategic alternatives to pursue, including Mr. Ammon's initial meeting with Mr. Thomas H. Lee of Thomas
H. Lee Company in October 1998. At this meeting, Mr. Ammon gave Mr. Lee an overview of the business of Big Flower. No further discussions ensued at that time. Subsequently, management of Big Flower met with three financial sponsors, including representatives of Thomas H. Lee Company, and explored with them on a preliminary basis various strategic alternatives with respect to Big Flower. On March 17, 1999 Big Flower formally retained Berenson Minella to assist Big Flower in exploring strategic alternatives.

    On April 20, 1999, Big Flower publicly announced that its board of directors had authorized management to explore Big Flower's strategic alternatives. In addition to relying on Berenson Minella, which had been advising Big Flower since early 1999, Big Flower retained Goldman Sachs as a financial advisor to assist in the exploration of strategic alternatives. Big Flower retained Goldman Sachs to act as its financial advisor based upon Goldman Sachs' qualifications, experience and expertise, as well as its knowledge of Big Flower's business.

    Following the April 20 announcement, approximately ten parties contacted both Big Flower and its financial advisors directly without solicitation. In addition, Big Flower instructed its financial advisors to contact the likely potential strategic and financial parties that might be interested in a transaction involving Big Flower and who had either financial strength or access to capital markets to complete such a transaction. The contacted parties were chosen based upon publicly available information regarding their financial resources, record for completing transactions and interest in Big Flower's lines of business. In all, Big Flower's financial advisors had extensive conversations with 13 potential strategic parties and 15 potential financial parties about their possible interests in Big Flower. One strategic party and six financial parties entered into confidentiality agreements and received non-public information concerning the business of Big Flower and its subsidiaries designed to permit those parties to determine what interests they might have in Big Flower. Nine other parties requested a package of non-confidential public information only and did not need to sign a confidentiality agreement.

    Three parties, Thomas H. Lee Company, Evercore Capital Partners and one potential strategic party, performed more detailed due diligence during the month of May and received detailed presentations from management of Big Flower, including Mr. Reilly, Mr. Ritchie, and the chief executive officers of each of Big Flower's four main operating units, concerning its business. During the month of May, Berenson Minella held telephonic conversations daily and, along with representatives of Big Flower's senior management, including
Messrs. Ammon, Reilly and Ritchie, met with those parties to discuss Big Flower and to determine whether the parties could make a proposal that would be attractive to Big Flower's stockholders. The nature of these discussions revolved around resolving issues necessary to permit the parties to submit a proposal. The principal topics of discussion included resolving outstanding due diligence questions and requests for information, possible transaction structures, including the involvement of management, the amount and form of consideration and financing plans.

    At the conclusion of this process in mid-June, Thomas H. Lee Company submitted a written proposal, and Evercore Capital Partners indicated an interest in submitting a proposal, but only if Big Flower's senior management, including Mr. Ammon, indicated a willingness to invest a significant portion of their Big Flower equity interest in the merger transaction. Evercore Capital Partners had also communicated this desire to Mr. Ammon prior to submitting its indication of interest. At this time, the potential strategic party indicated that it would not submit a proposal involving the entire company, although it indicated that it might be interested in some parts of the business of Big Flower. The potential strategic party advised Big Flower that it was not interested in acquiring Treasure Chest Advertising, as it did not fit within its business plan. Thereafter, there were no further negotiations with the potential strategic party, although Goldman Sachs, on behalf of Big Flower, sought to obtain a proposal from the strategic party. The strategic party never indicated an amount it would pay for any or all of Big Flower's subsidiaries. The other parties who had received information but did not submit a proposal either gave no reason for their decision not to submit a proposal or indicated any one or more of the following reasons:

    - the total amount of money it would take to pay the merger consideration to all of the unaffiliated stockholders and to arrange financing for the additional working capital needs of Big Flower was too large and would either cause excessive leverage or the issuance of an excessive number of shares,

    - valuation, and/or

    - a lack of interest in one or more of Big Flower's subsidiaries.

    Big Flower continued to consider its strategic alternatives, including the possibility of a spin-off or a sale of less than the entire company. After discussing these matters with its financial advisors, who orally advised the Big Flower board that it would not be tax efficient for Big Flower to sell less than all of Big Flower and that a spin-off of part of Big Flower would not likely enhance stockholder value, and after taking into account financial, tax and operational factors, the Big Flower board of directors concluded that it would not be tax-efficient for Big Flower to sell less than all of Big Flower and that a spin-off of parts of Big Flower would not likely enhance stockholder value. The principal financial factors that the board took into account included the expected sale proceeds and expected trading values from these transaction(s). The principal tax factors that the board took into account included the corporate tax implications to Big Flower from pursuing these transaction(s). The principal operating factors that the board took into account included the existing business and cross-selling relationships that existed among Big Flower's subsidiaries.

    Big Flower also continued to evaluate a stand-alone strategy, focusing on its historic stock price and business prospects and taking note of the fact that the trading price of Big Flower common stock had risen approximately 30% in the three weeks leading up to a March 22, 1999 report by a Credit Suisse First Boston analyst. This report had focused on Big Flower's venture capital investments in a variety of Internet-related companies, estimating the then current value of these investments to be approximately $4.50 per share before taxes and other expenses. In the six months prior to that report, the trading price of Big Flower common stock had ranged between $15.375 and $28.438. On March 22, the Credit Suisse First Boston initial report was released and the trading price of Big Flower common stock closed at $30.13, an increase from the $27 trading price on March 19, the preceding trading day. The Credit Suisse First Boston report was published in its entirety on March 24, on which day the trading price of Big Flower common stock closed at $29.50. On March 25, the trading price of Big Flower common stock closed at $32.38. In evaluating the effect on Big Flower and its stockholders of continuing as a stand-alone company, Big Flower also considered, as reported in its public filings and stated to financial analysts, that it would likely pursue acquisitions in businesses involving higher technology or direct marketing, or both, which acquisitions could be significantly dilutive to Big Flower's reported earnings.

    On June 8, 1999, the Big Flower board of directors met to review the status of discussions with third parties and the indications of interest received. At the outset of the meeting Mr. Ammon, chairman of the board of Big Flower, advised the board that because the possibility existed that he would, under some circumstances, consider retaining a significant interest in Big Flower in connection with a proposal from a financial sponsor, he would recuse himself from board deliberations on the proposals. Mr. Ammon left the meeting and did not return. Following Mr. Ammon's departure, Peter G. Diamandis, Newton N. Minow, Robert M. Kimmitt and Joan D. Manley discussed the potential conflicts of interest involved in the fact that certain members of the management, including Mr. Ammon, might be treated differently than other Big Flower stockholders in a proposed transaction because they might continue to retain their ownership in Big Flower. The board of directors concluded that the independent directors, constituting a majority of the board of directors, were in a position to fairly represent the interest of Big Flower's stockholders. Messrs. Minow and Kimmitt and Ms. Manley selected Mr. Diamandis as the lead independent director to control the work of Big Flower's outside financial and legal advisors. Mr. Reilly, while present for these deliberations, did not participate in them.

    During the June 8 meeting of Big Flower's board of directors, Berenson Minella reported that Thomas H. Lee Company had submitted a proposal for a recapitalization of Big Flower under which public holders of Big Flower common stock would receive a per share consideration of $27.00 in cash and $7.00 in liquidation preference of PIK preferred stock with a warrant to purchase a fraction of a share of Big Flower common stock representing in the aggregate approximately five percent of the Big Flower common stock after the recapitalization. It was also reported that Evercore Capital Partners had indicated an interest in submitting a proposal for a recapitalization of Big Flower at a per share price of $35.00 in cash plus a contingent value right that would offer holders a to be agreed-upon percentage of after-tax proceeds of Big Flower's publicly traded venture capital investments in 24/7 Media, Inc., About.com, Inc. (formerly known as Miningco.com) and WorldGate Communications, Inc. Both the Thomas H. Lee Company proposal and Evercore Capital Partners' indication of interest were subject to financing contingencies. In addition, the Evercore Capital Partners indication of interest was conditioned on Mr. Ammon's retaining a substantial portion of his equity in Big Flower. The Thomas H. Lee Company proposal was made with the expectation that Mr. Ammon would retain a substantial portion of his equity in Big Flower, but was not expressly conditioned on his doing so.

    During the ensuing discussion, the Big Flower board of directors discussed the financial terms and certainty of the Thomas H. Lee Company proposal and Evercore Capital Partners' indication of interest in making a proposal under certain circumstances. The board also discussed whether an appropriate number of potential bidders had been contacted to obtain the best available offer in the marketplace. The financial advisors reported to the board the number of entities who had been contacted or who had contacted the financial advisors and the status of discussions with each of them. The financial advisors also reported that they believed they and Big Flower had run a thorough auction process because of the public announcement of the process, the number of people contacted, the amount of time and effort devoted to the auction process and the amount of time the auction process had remained open. After these discussions with its financial advisors, the board of directors determined that in light of Big Flower's public announcement of its interest in pursuing its strategic alternatives, the extensive amount of time which had passed since such announcement was made and the fact that 28 parties had contacted, or been contacted by, Big Flower, Berenson Minella or Goldman Sachs, an appropriate number of potential bidders had been contacted to ensure that the financially responsible parties likely to be interested in Big Flower had been contacted or put on notice. The Big Flower board of directors also agreed that determining to pursue none of the available transactions was an alternative to be considered by the board of directors. Mr. Diamandis requested that the board of directors take some additional time to consider the proposals but that in the meantime, Goldman Sachs and Berenson Minella should continue discussions with both Thomas H. Lee Company and Evercore Capital Partners with a view to improving the Thomas H. Lee Company proposal, to attempt to transform Evercore Capital Partners' indication of interest into a proposal and to report further at a meeting of the board of directors scheduled for June 14.

    After the June 8 board of directors meeting, Berenson Minella and representatives of Thomas H. Lee Company continued discussions on improving the Thomas H. Lee Company proposal. During these discussions, Berenson Minella sought to increase the cash component and the total consideration offered by Thomas H. Lee Company. Berenson Minella also discussed with Evercore Capital Partners whether it could be in a position to make a firm proposal to Big Flower. After the June 8 board of directors meeting, Mr. Ammon had discussions with Thomas H. Lee Company and, to a lesser extent, Evercore Capital Partners, regarding the terms of their bids and management's on-going equity interests. Mr. Reilly did not participate in these discussions. Mr. Ammon did indicate to Mr. Reilly, however, that he would be expected to continue with Big Flower after the consummation of the transaction. Around this time, Messrs. Ammon and Reilly each had a number of conversations with Thomas H. Lee Company regarding due diligence matters.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met again on June 14, 1999 and received a report from its financial advisors on the status of negotiations with Thomas H. Lee Company and Evercore Capital Partners. Mr. Reilly recused himself from the meeting because he believed, based on conversations with Mr. Ammon, that the possibility existed that he would continue with Big Flower after the merger. The Evercore Capital Partners indication of interest to make a proposal was unchanged at a per share consideration of $35.00 in cash plus a contingent value right, and it remained contingent on Mr. Ammon's retention of a significant interest in Big Flower. Berenson Minella representatives indicated that the Evercore Capital Partners' indication of interest would result in a substantial increase in the leverage of Big Flower, such that Big Flower's ratio of total debt at the time of the merger to Big Flower's projected EBITDA for the last twelve months ending at the time of the merger would be 6.2 to 1. Berenson Minella representatives reported that they had been advised by Mr. Ammon that he had concerns regarding such a high degree of leverage, and would not be willing to retain a significant interest in Big Flower in connection with any Evercore Capital Partners proposal that might be made on that basis. The Thomas H. Lee proposal, on the other hand, involved a ratio of total debt at the time of the merger to Big Flower's last twelve months' EBITDA projected as of the time of the merger of 5.5 to 1. In addition, the Thomas H. Lee Company proposal offered greater promise of making available to Big Flower additional capital to grow Big Flower's business on a going-forward basis. The board of directors directed Berenson Minella to determine whether Evercore Capital Partners would be willing to proceed with equity from non-management stockholders rather than Mr. Ammon.

    During the June 14, 1999 meeting, the board of directors, other than Mr. Ammon and Mr. Reilly, who recused themselves, heard from outside counsel regarding their fiduciary duties and from outside financial advisors concerning the status of discussions with Thomas H. Lee Company. The board of directors determined to retain additional counsel to act for the independent directors and thereafter retained the firm of Dewey Ballantine LLP. The financial advisors reported that Thomas H. Lee Company had agreed to improve its proposal and was now prepared to offer a per share price of $29.00 in cash plus $6.00 in liquidation preference of PIK preferred stock with warrants attached. Representatives of Berenson Minella expressed their opinion that Thomas H. Lee Company was sensitive to increasing the cash portion of the proposed consideration, but advised that Big Flower should nonetheless try to improve both the cash and the PIK preferred stock portions. In light of this, the board of directors determined to request that management of Big Flower make a presentation to the Big Flower board of directors concerning Big Flower's business prospects and strategic plans. The board of directors directed the Big Flower financial advisors to continue to seek to improve the Thomas H. Lee Company proposal and to determine whether an Evercore Capital Partners proposal capable of completion could be developed and scheduled a meeting for June 17 to receive a further update from its advisors.

    On June 14, 1999 Berenson Minella spoke with representatives of Thomas H. Lee Company and explained that the Big Flower board of directors was seeking a higher value level for its stockholders than offered by the current Thomas H. Lee Company proposal. Berenson Minella continued discussions with representatives of Thomas H. Lee Company during June 15 and June 16 in an attempt to improve the Thomas H. Lee Company proposal. Discussions between them continued to focus on increasing the cash component and the total consideration.

    On June 16, 1999, Thomas H. Lee Company submitted its first written proposal to Big Flower. The proposal was for a recapitalization of Big Flower, whereby public shareholders of Big Flower would receive $30.00 per share in cash plus $5.00 in liquidation preference of PIK preferred stock with warrants attached.

    On June 17, 1999, the Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met to review the status of discussions with Thomas H. Lee Company and Evercore Capital Partners. Representatives of Berenson Minella reported that Evercore Capital Partners had improved its financing somewhat, but that its indication of interest was still conditioned upon Mr. Ammon's retention of a significant interest in Big Flower. A representative from Berenson Minella reported that he had been advised by Mr. Ammon that Mr. Ammon was still unsatisfied with the amount of leverage included in the capital structure in the Evercore Capital Partners' indication of interest as well as the prospects for additional capital that Evercore Capital Partners could offer on a going-forward basis and had stated that he would not be willing to retain a significant interest in Big Flower in connection with such a transaction. Having been informed of Mr. Ammon's concerns regarding the high degree of leverage in Evercore Capital Partners' own indication of interest and the fact that Mr. Ammon would not be willing to retain a significant interest in Big Flower under the terms of such indication of interest, Evercore Capital Partners decided not to submit its own proposal to acquire Big Flower.

    The Goldman Sachs and Berenson Minella representatives then summarized the current proposal from Thomas H. Lee Company, including the terms of the PIK preferred stock and warrants being offered by Thomas H. Lee Company. Thomas H. Lee Company had increased the cash portion of its proposal to $30.00 and reduced the PIK preferred stock portion of the purchase price to a $5.00 liquidation preference PIK preferred stock, but representatives of Goldman Sachs and Berenson Minella indicated that the proposed PIK preferred stock/warrant package contained terms that they believed to be unfavorable compared to market practice and that those terms could be enhanced. These unfavorable terms included a high warrant exercise price, extensive restrictions on the ability to exercise the warrants, and the ability of Big Flower to redeem the PIK preferred stock in a relatively short time frame, each of which the financial advisors advised was contrary to prevailing market practice, and a low level of PIK preferred stock offered in exchange for Big Flower common stock. After discussion with its financial advisors, the board of directors instructed its financial advisors to attempt to improve the terms of the PIK preferred stock and warrants in the following ways:

    - lowering the exercise price on the warrants to a nominal amount,

    - eliminating or reducing restrictions on when the warrants could be exercised,

    - protecting against Big Flower's ability to redeem the PIK preferred stock in a relatively short time frame, and

    - increasing the amount of the PIK preferred stock being offered per share of Big Flower common stock.

    The directors wished to reach a prompt determination as to the best proposal available from Thomas H. Lee Company and directed representatives of Goldman Sachs and Berenson Minella to contact Thomas H. Lee Company and seek to improve the amount and terms of the PIK preferred stock/warrant package. The financial advisors left the meeting to have discussions with Thomas H. Lee Company. At this time, Messrs. Ammon and Reilly joined the meeting, along with Mr. Ritchie, solely to give a presentation to the board of directors concerning the current financial and operating status and business plans and prospects of Big Flower. Although Messrs. Ammon and Reilly had recused themselves from all board deliberations regarding the transaction, they, along with Mr. Ritchie, were the most appropriate and knowledgeable persons to address the board on Big Flower's current status and business plans and prospects. In addition, Messrs. Ammon, Reilly and Ritchie had addressed the board on these very same matters in the past. In the presentation, these members of management reported to the board that Big Flower's operating units were performing consistent with past reports and consistent with management's expectations for the business. After the management presentation, Messrs. Ammon, Reilly and Ritchie left the meeting and the representatives of Goldman Sachs and Berenson Minella rejoined the meeting and advised the directors that the only change Thomas H. Lee Company was willing to make was to reduce the exercise price of the warrant from $35.00 per share to a nominal amount. Because this was the sole improvement offered to the terms of the PIK preferred stock and the warrants, the Big Flower board of directors unanimously decided to reject the proposal from the Thomas H. Lee Company and to adjourn the meeting and resolved that in the absence of an improved offer there would be no transaction.

    After the June 17 board of directors meeting, representatives of Big Flower's financial advisors and of Thomas H. Lee Company continued to discuss ways to improve the Thomas H. Lee Company proposal. Thomas H. Lee Company agreed to increase, from $5.00 to $5.25, the liquidation value of the PIK preferred stock offered per share of Big Flower common stock and to make a number of changes to the terms of the PIK preferred stock and warrants that the financial advisors believed would improve the value of the security. During this time, Mr. Ammon also had conversations with Thomas H. Lee Company regarding the terms of his possible participation in Big Flower following the merger. These conversations continued throughout the bidding process.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, convened again on June 18, 1999 to receive an update on the status of negotiations with Thomas H. Lee Company. Berenson Minella and Goldman Sachs reported on the improvements in the Thomas H. Lee Company proposal, including an increase in the PIK preferred stock liquidation value per share from $5.00 to $5.25, protection against Big Flower's unrestricted ability to redeem the PIK preferred stock within the first five years, a lowered exercise price of the attached warrants to a nominal amount, an increase in the number of events that would permit a holder to exercise the warrants, and a longer term for exercising the warrants. With the advice of Goldman Sachs, the board of directors discussed the market practice with respect to making a market in securities such as the PIK preferred stock and concluded that market practice was such that there could be no guarantees that any investment bank would actively make a market in the PIK preferred stock or warrants, although in conversations with Big Flower and its financial advisors, the financial institutions providing financing for the merger and related recapitalization indicated their intent to make a market in such securities in accordance with customary market practice, which does not provide an assurance of a continuous bid. The board of directors discussed the advisability of proceeding with a transaction on the basis of the Thomas H. Lee Company proposal as compared to continuing with Big Flower's current business plan. At this time, the board of directors considered the advice of its financial advisors that the then current trading price of Big Flower's stock, $34.25 on June 18, 1999, reflected an expectation of a transaction that was created with the April 20, 1999 announcement that Big Flower was studying its strategic alternatives. The board of directors also discussed the fact that the consideration offered by Thomas H. Lee Company was near the all-time trading high of Big Flower common stock and that if no transaction were consummated, the trading range of Big Flower common stock likely would fall to a level below its recent elevated trading price resulting from the April 20th announcement. The board of directors also considered the dilutive effect on Big Flower's reported earnings of potential acquisitions if Big Flower continued its current business plan. After discussion on all of these factors, including the improvements on Thomas H. Lee Company's proposal outlined above, the board of directors authorized Big Flower's legal and financial advisors to commence detailed negotiations of the terms of a possible transaction. The board of directors was unanimous in the view that a merger agreement should contain terms and conditions that would permit Big Flower to negotiate and enter into an agreement with another party in the event of a proposal from that party which was superior to the Thomas H. Lee Company proposal. This was communicated to Thomas H. Lee Company.

    After Big Flower communicated to Thomas H. Lee Company that its board of directors had determined to pursue Thomas H. Lee Company's proposed transaction with Big Flower, Thomas H. Lee Company contacted Evercore Capital Partners, at the suggestion of Mr. Ammon, to offer Evercore Capital Partners an interest in the proposed transaction. Mr. Ammon made this suggestion because while he had been concerned with the high degree of leverage that would result from Evercore Capital Partners' indication of interest, he believed that Evercore Capital Partners could provide Big Flower with useful strategic advice and assist Big Flower in identifying business opportunities in the future.

    Negotiations followed between Thomas H. Lee Company and Evercore Capital Partners in which Evercore Capital Partners requested a larger percentage of the equity investment than was ultimately agreed upon and Thomas H. Lee Company offered Evercore Capital Partners a smaller percentage of the equity investment than was ultimately agreed upon. The parties ultimately negotiated an agreement whereby Evercore Capital Partners would have the right to invest up to $65 million in Big Flower.

    Big Flower's financial advisors and representatives of Thomas H. Lee Company continued detailed discussions concerning the terms of the PIK preferred stock and warrants. A draft merger agreement was delivered to representatives of Big Flower on June 19. Respective counsel for Big Flower and Thomas H. Lee Company discussed issues arising out of the draft on June 20 and daily thereafter until the agreement was finalized. The contract negotiations focused primarily on the following issues:

    - the circumstances in which Big Flower could provide information to and negotiate with third parties,

    - whether Big Flower would be permitted to terminate the merger agreement to accept a superior proposal from a third party,

    - the circumstances under which the Thomas H. Lee Company acquisition entity would be permitted not to close the merger,

    - the scope of the representations and warranties of Big Flower and the Thomas H. Lee Company entity,

    - the circumstances in which the Thomas H. Lee Company entity would be entitled to reimbursement of expenses and the cap on such reimbursement, and

    - the date when the parties could terminate the merger agreement if no merger has occurred prior to such date.

    During the course of these negotiations, Thomas H. Lee Company advised Big Flower that Evercore Capital Partners would participate with the Thomas H. Lee Company entity in the recapitalization transaction. The inclusion, however, of Evercore Capital Partners did not affect the structure or terms of the Thomas H. Lee Company proposal, and therefore did not affect Big Flower's analysis of the proposal. Big Flower's financial advisors continued to have daily discussions with Thomas H. Lee Company regarding the financial terms of the merger, including the terms of the PIK preferred stock and attached warrants and the financing commitments with respect to the proposal. These discussions included whether the warrants would be exercisable for 5% of the equity before or after giving effect to the exercise of the warrants and Big Flower's efforts to reduce the number of financing contingencies in the financing commitment with respect to the proposal.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 24 at which time it received an update on the status of negotiations. Big Flower's legal advisors summarized the following key terms of the merger agreement:

    - scope of the representations and warranties of Big Flower and BFH Merger Corp.,

    - the ability of Big Flower to enter into transactions with other parties, including transactions for the sale of 15% or more of Big Flower's assets or securities or a merger with a party other than BFH Merger Corp.,

    - conditions to consummation of the transaction with BFH Merger Corp.,

    - the ability of Big Flower or BFH Merger Corp. to terminate the agreement, including the ability of either of them to terminate the agreement if the merger is not completed by the later of October 31, 1999 and the date determined by adding to October 31, 1999 the number of days after September 1, 1999 that this proxy statement is mailed to Big Flower stockholders, but in no event later than December 31, 1999, and

    - fees and expenses payable by Big Flower to BFH Merger Corp. upon termination of the agreement in some circumstances.

    Representatives of Goldman Sachs and Berenson Minella also described in detail the board presentation materials prepared by them and distributed to the board prior to the meeting, focusing on the financial terms of the Thomas H. Lee Company proposal, including the PIK preferred stock and warrant, and Big Flower's alternative as a stand-alone entity. Following their presentation, Berenson Minella and Goldman Sachs informed the board of directors that their respective firms were prepared to deliver oral opinions, which were subsequently confirmed on June 29 in writing, to the effect that, assuming the negotiation and execution of a definitive merger agreement, that the merger consideration to be received by stockholders, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom they did not deliver an opinion, was fair to those stockholders from a financial point of view.

    After the June 24 board of directors meeting, Big Flower's legal advisors continued to negotiate the merger agreement with counsel to Thomas H. Lee Company. At the same time, Big Flower's financial advisors continued discussions with Thomas H. Lee Company regarding the financial terms of the merger, including discussions to clarify the terms of the PIK preferred stock and attached warrants, and the terms of the financing commitments with respect to the proposed merger.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 27 at which time it received an update on the status of negotiations. Big Flower's legal advisors reported that most of the issues had been resolved, but that there were still some issues with respect to closing conditions, conditions under which expenses would be payable and a small number of relatively minor issues. The board of directors directed its legal advisors to continue negotiations with Thomas H. Lee Company.

    The Big Flower board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met on June 29 at which time it unanimously approved the original merger agreement and the transactions contemplated in the original merger agreement. On June 29, 1999 the original merger agreement was signed and publicly announced.

    Following announcement of the original merger, several stockholders, including Big Flower's largest stockholder, expressed disappointment with the terms of the original merger agreement, on the grounds that the overall merger consideration should have been greater and that the preferred stock with warrants was unattractive to them. In addition, the trading price of Big Flower's stock remained well below the nominal $35.25 price per share which was being offered to stockholders in the original merger agreement. In early August, at the request of Mr. Diamandis, representatives of Big Flower contacted
Thomas H. Lee Company and asked that Thomas H. Lee Company consider revising the terms of the merger to provide $35.25 in cash. Representatives of Thomas H. Lee Company indicated that they were not willing to do so at that time but might be open to considering an all cash proposal at a later time.

    During the week of September 6, 1999, representatives of Thomas H. Lee Company indicated to representatives of Big Flower that Thomas H. Lee Company and Evercore Capital Partners were working on developing an all cash proposal but that it would be at a level below $35.25 per share. The Thomas H. Lee Company representatives indicated that they would attempt to have a proposal for consideration by the Big Flower board of directors at the time of its regularly scheduled meeting on September 14, 1999. The Thomas H. Lee Company representatives also indicated that they were attempting to obtain financing commitments for a $34.00 cash offer.

    On September 13, 1999, representatives of Thomas H. Lee Company indicated to representatives of Big Flower that negotiations for obtaining financing commitments for a $34.00 cash deal were continuing, but that they were having difficulty obtaining the necessary commitments on terms acceptable to Thomas H. Lee Company and Evercore Capital Partners. In particular, the Thomas H. Lee Company representatives indicated that their financing sources were seeking to re-benchmark the lending terms agreed upon in June 1999 to reflect the market conditions existing in September 1999, which were less favorable to borrowers in the high yield and bank markets.

    On September 14, 1999, the Big Flower board of directors held a regularly scheduled meeting at which management reported on financial results through the end of July 1999 and expectations for the third quarter and the year. The expected results were somewhat weaker, both in terms of earnings and EBITDA, than had been expected at the time the original merger agreement was entered into. On September 14, 1999, management estimated that third quarter earnings per share would be $0.58 per share, compared with $0.69 per share reflected in consensus securities analyst estimates, and that full year earnings per share would be approximately $2.07 per share compared with the approximately $2.14 estimated at the time of the original merger agreement. Management also estimated that full year 1999 EBITDA would be approximately $264 million as compared to the approximately $267 million estimated at the time of the original merger agreement.

    Following the completion of regular board business, Messrs. Ammon and Reilly left the meeting, and the board of directors received a report on the status of communications from Thomas H. Lee Company. The board of directors also received presentations from Berenson Minella and Goldman Sachs analyzing a potential $34.00 cash offer. The board of directors discussed the advisability of amending the original merger agreement to provide for an all cash consideration but did not make any decision with respect to such a transaction because Thomas H. Lee Company had not yet submitted any proposal. In the discussion, the board of directors noted that:

    - holders of Big Flower common stock had expressed a desire for an all cash transaction,

    - Big Flower common stock had been trading below $30.00 a share, and the theoretical value of the preferred stock and warrants had declined as a result of an overall decline in the market for high yield securities, and

    - Big Flower's financial results had deteriorated.

    After the meeting on September 14, 1999, Big Flower informed Thomas H. Lee Company about the revised projections, and Thomas H. Lee Company indicated that it was continuing to seek financing for an all cash proposal.

    On September 17, 1999, the board of directors, other than Messrs. Ammon and Reilly who recused themselves, held a telephonic meeting and were advised that Thomas H. Lee Company had thus far been unable to obtain financing for a $34.00 cash proposal. The board of directors was also advised that Big Flower management had determined that results of the direct mail business were going to be even weaker than expected on September 14, 1999 and that work was being done to revise the earnings and EBITDA projections.

    Thomas H. Lee Company was advised of this additional shortfall on September 20, 1999. At that time, representatives of Thomas H. Lee Company indicated that while they would continue working on a proposal for an all cash transaction, given Big Flower's recent performance, the proposal likely would be at a level below $34.00 per share.

    During the weeks of September 20 and 27, 1999, representatives of Thomas H. Lee Company communicated that they were working to be in a position to present a proposal for a revised transaction. They also indicated their view that the high yield debt markets and Big Flower's financial performance and prospects could give the financial institutions that provided commitments in connection with the original merger agreement a basis for seeking not to provide funding. The board of directors, other than Messrs. Ammon and Reilly who recused themselves, held a telephonic meeting on September 29, 1999 and received reports from Big Flower's financial and legal advisors on the status of discussions with Thomas H. Lee Company.

    On September 30, 1999, representatives of Thomas H. Lee Company advised Big Flower's financial and legal advisors that Thomas H. Lee Company's proposal for a revised transaction was $28.00 in cash plus $4.00 in PIK preferred stock WITHOUT warrants attached. The representatives of Big Flower advised the Thomas H. Lee Company representatives against taking that proposal to the board of directors to consider. Later that day, the Thomas H. Lee Company representatives indicated that they were considering making a proposal of $29.00 in cash plus $3.00 in PIK preferred stock without warrants attached. The Big Flower representatives agreed to take this proposal to the board of directors for consideration. The Big Flower representatives approached Mr. Diamandis, who declined to convene a board meeting to consider such a proposal, rejecting it outright.

    On October 1, 1999, representatives of Thomas H. Lee Company indicated that they were prepared to propose a $30.00 all cash transaction and this was the best proposal they were able to make under the circumstances. The board of directors, other than Messrs. Ammon and Reilly who recused themselves, held telephonic meetings on October 1, 1999 and October 2, 1999. At the October 1, 1999 meeting, the board of directors rejected this proposal. On October 2, 1999, after receipt of financial presentations from each of Goldman Sachs and Berenson Minella, the board discussed possible proposals from Thomas H. Lee Company and based on a number of factors -- including the enhanced certainty of completing a revised transaction (particularly if re-benchmarking of closing conditions could be obtained), the possible decrease in the trading price of Big Flower common stock if a merger was not completed, and uncertainty of any alternative transaction -- believed it could support a transaction in the $31.00 to $32.00 range. On October 2, 1999, representatives of Big Flower notified Thomas H. Lee Company of the board's rejection of the $30.00 proposal and the board's determination that a higher offer may be acceptable if coupled with an increased certainty of merger and enhanced speed of closing. Representatives of Thomas H. Lee Company indicated that they wished to have their financing sources update their due diligence on Big Flower and to seek to submit an improved proposal.

    On October 4, 1999, representatives of Thomas H. Lee Company, Evercore Capital Partners, their financing sources, Goldman Sachs and Berenson Minella met with representatives of Big Flower and received detailed updates on the financial results and operations of Big Flower and its subsidiaries.

    On October 5, 1999, representatives of Thomas H. Lee Company indicated they were seeking financing for a $31.00 cash transaction. On October 6, 1999, representatives of Big Flower, in consultation with the independent directors, stated that the board of directors would not support a $31.00 cash transaction that conditioned completion of the merger on the absence of adverse market conditions. On October 7, 1999, representatives of Thomas H. Lee Company indicated that they could agree to a $31.50 cash transaction and believed they could obtain financing for a transaction at that level.

    On October 7, 1999, the board of directors, other than Messrs. Ammon and Reilly, who recused themselves, met by telephone and received a description of the proposed terms of a $31.50 all cash transaction. In response to Big Flower's statement that it would not agree to condition completion of the merger on the absence of adverse market conditions, Thomas H. Lee Company proposed to benchmark this condition and the condition relating to the financial position of Big Flower to the date of the signing of the revised merger agreement. Thomas H. Lee Company also proposed to purchase Columbine JDS Systems and the Internet investments separately but at or around the effective time of the merger. After referring to the financial presentations previously received from each of Goldman Sachs and Berenson Minella, the board of directors authorized the negotiation and execution of a revised merger agreement on the terms described to them. In doing so, the board directed that the proposed purchase of Columbine JDS Systems and the Internet investments should be subject to the board's receipt of fairness opinions from a reputable investment bank. The board also reiterated the importance of the proposed re-benchmarking of the conditions relating to market conditions and the financial condition of the Company to a current time period.

    On October 11, 1999 the amended and restated merger agreement was signed and publicly announced.

BIG FLOWER'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BIG FLOWER BOARD OF DIRECTORS

    In reaching its decision to declare advisable and fair to unaffiliated stockholders and approve the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement and to recommend that Big Flower stockholders vote 'FOR' the adoption of the amended and restated merger agreement, the Big Flower board of directors, with Messrs. Ammon and Reilly abstaining, considered a number of favorable and unfavorable characteristics associated with the amended merger terms. In reaching its decision, the Big Flower board of directors considered the following potentially positive factors:

    - AMOUNT OF CONSIDERATION. The Big Flower board of directors considered the $31.50 in cash as giving stockholders an opportunity to sell at a price that represented a significant premium to $27.88, the trading price of Big Flower common stock on April 19, 1999, the day immediately prior to the announcement of Big Flower's intention to study its strategic alternatives, and to the average trading price of Big Flower common stock over the several months prior to such announcement. The Big Flower board of directors considered the advice of its financial advisors that the elevated trading price of Big Flower common stock, which had reached a trading high of $35.50 after the April 20, 1999 announcement that Big Flower was studying its strategic alternatives, reflected an expectation of a transaction that was created by this announcement. The board of directors also considered that if no transaction was consummated, the trading range of Big Flower common stock likely would fall to a level below its then current trading price range.

    - EXTENSIVE SEARCH FOR POTENTIAL BUYER. The board of directors also considered the fact that in light of the public announcement of Big Flower's exploration of its strategic alternatives, Big Flower and its financial advisors had contacted or were contacted by 13 potential strategic parties and 15 financial parties and that no strategic parties or other financial parties had submitted a proposal for a purchase of Big Flower. In light of the extensive market search performed by Big Flower and its financial advisors, the board of directors concluded the extensive search had provided an indication of Big Flower's value and that the Thomas H. Lee Company proposal represented the best price available for Big Flower stockholders at the present time. The board did not consider net book value or liquidation value of Big Flower to be a relevant or appropriate indicator of Big Flower's value. The board believed that with respect to net book value, the historical accounting treatment relating to the numerous acquisitions by Big Flower, including extraordinary charges associated with these acquisitions, diminished the benefit of using this type of analysis. With respect to the liquidation value, the board considered this analysis inappropriate because it did not expect that Big Flower would be liquidated after the merger.

    - RISKS OF REMAINING INDEPENDENT AND OTHER ALTERNATIVES. The Big Flower board of directors recognized that Big Flower's remaining independent could, based upon management projections of future performance and customary trading multiples of other comparable publicly traded companies, each as indicated by Big Flower's financial advisors, result in higher future trading prices of the Big Flower common stock, but concluded that the risks of not fully meeting business plans or of adverse changes in stock market valuations outweighed the potential benefits of remaining independent. In reaching this conclusion, the directors considered the challenges inherent in continuing to manage the existing business, especially given the recent developments in Big Flower's direct marketing business and in making acquisitions that could transform Big Flower into a higher value-added service provider, which acquisitions Big Flower has reported in its public filings and in analysts' reports, could be significantly dilutive to Big Flower's reported earnings. The board of directors also considered the volatility in Big Flower's stock price resulting from its investments in Internet companies. The board of directors also considered Mr. Ammon's advice to the board of directors in the spring of 1999 that, under some circumstances and as permitted under his employment agreement, he planned to expand his business and other professional interests beyond those of Big Flower and that accordingly he would have less day-to-day involvement with Big Flower. The independent directors believed that they would not be able to persuade Mr. Ammon not to reduce his involvement with Big Flower. While Mr. Ammon plans to remain actively involved with Big Flower, he plans to have less day-to-day involvement with Big Flower over time. The board of directors also concluded that the alternative of selling less than all of Big Flower had adverse tax implications for Big Flower stockholders and that a spin-off of parts of Big Flower's business would not enhance stockholder value. The board made this conclusion after considering financial factors such as expected sale proceeds and expected individual trading values, as reported by Berenson Minella. The board also considered operating factors such as the existing business and cross-selling relationships existing among Big Flower's subsidiaries, and tax factors such as the corporate tax implications from such transaction(s). The board believed that any corporate level taxes payable by Big Flower as a result of such transaction(s) would be an offset against any theoretical value enhancement to Big Flower and/or its stockholders. In considering the possible separation of Big Flower's subsidiaries, the board believed that the value of Treasure Chest Advertising, Webcraft and Laser Tech Color would be diminished because of the reduction in cross-selling that would naturally occur if they were owned by different entities. In recent years, Big Flower has created programs to encourage cross-selling among its subsidiaries and in recent quarters, these cross-selling efforts have begun to achieve success.

    - MERGER AGREEMENT TERMS. The Big Flower board of directors considered as favorable the terms of the amended and restated merger agreement that (1) permit the board of directors to provide confidential information to and negotiate with a third party that makes an unsolicited proposal and to terminate the merger agreement in order to accept a superior proposal if necessary to comply with its fiduciary duties to stockholders, and (2) measure Big Flower's performance and changes in financial markets to a current date, rather than June 1999, enhancing the certainty of completing the merger, as described below.

    - OPINIONS OF FINANCIAL ADVISORS. The Big Flower board of directors considered the detailed financial and comparative analyses and presentations of Goldman Sachs and Berenson Minella, its financial advisors, with respect to the merger and the consideration offered to stockholders, and considered as favorable the opinions of Goldman Sachs and Berenson Minella to the effect that the merger consideration is fair, from a financial point of view, to stockholders of Big Flower common stock, other than members of management who are retaining shares of Big Flower common stock in the merger, as to whom they did not offer an opinion. The Big Flower board of directors considered these analyses and presentations with respect to fairness in their entirety and did not attribute any particular weight or factor to any single methodology used by its financial advisors.

    - ENHANCED CERTAINTY OF COMPLETION. The Big Flower board of directors considered that deterioration in the high yield debt markets and in Big Flower's financial performance since June 1999 could give either BFH Merger Corp. or its financing sources a basis for seeking not to fulfill their respective obligations under the original merger agreement or the original financing commitments. Although the Big Flower board of directors believed it could be possible to require BFH Merger Corp. and its financing sources to consummate the merger notwithstanding this deterioration, representatives of Thomas H. Lee Company advised representatives of the board that Thomas H. Lee Company held what they described as a reasoned opinion that the merger would not be financed at the time of closing of the merger. While the Big Flower board of directors recognized that this opinion involved a prediction as to uncertain future events, the board also recognized the difficulty of completing a merger with an unenthusiastic partner and the difficulty and uncertainty of effectively enforcing the original merger agreement made it advisable to reach a mutually acceptable compromise, if one could be reached. The Big Flower board of directors also considered the advantage, in terms of increasing the probability that the transaction would be completed, of re-benchmarking the conditions to consummate the merger contained in the original merger agreement with respect to the absence of an undisclosed material adverse effect on Big Flower, along with similar conditions and conditions relating to market conditions in the financing commitments.

    - RISKS OF NON-COMPLETION. The Big Flower board of directors considered that the trading prices for public companies in businesses comparable to Big Flower had declined substantially since the date of the original merger agreement and the views of its financial advisors, which were qualified by the difficulty of predicting future stock prices, that the trading level of Big Flower common stock would initially fall substantially, if the merger was not consummated.

    - REPUTATION OF THOMAS H. LEE COMPANY. The Big Flower board of directors recognized that a leveraged recapitalization transaction with any financial sponsor involves risks that the transaction would not be completed, and that the time and effort of Big Flower's management and directors would be diverted with no result, due to difficulties in financial markets and the fact that even firm financing commitments from financial institutions include provisions that excuse performance if there are events that could have a material adverse effect on Big Flower or on the credit markets. The Big Flower board of directors believed, however, that despite imperfect contractual commitments, Thomas H. Lee Company has a strong reputation for completing transactions and that it is an extremely reliable financial party. The board considered this belief a favorable factor in determining the advisability of Big Flower pursuing a transaction with Thomas H. Lee Company.

    - UNCERTAINTY OF ALTERNATIVE TRANSACTIONS. The Big Flower board of directors considered the uncertainty of the Company's ability to attract an alternative transaction if the original merger agreement was not completed and the absence of any logical strong alternative buyer for Big Flower. While recognizing that an alternative bidder might emerge if the original merger agreement were terminated, the Big Flower board viewed such a possibility as uncertain, particularly at a price in the range of $31.50 or higher.

    The Big Flower board of directors weighed these positive factors against the following adverse considerations:

    - TERMINATION FEES AND EXPENSES. The Big Flower board of directors considered as a negative the obligation to pay a fee of an aggregate of up to $30 million, or $0.91 per basic share of Big Flower common stock for the six months ended June 30, 1999, to Thomas H. Lee Company and Evercore Capital Partners if the merger were terminated under certain circumstances, which includes payments of up to $10 million of out-of-pocket fees and expenses if the merger is terminated for any reason other than a material breach by BFH Merger Corp. of its obligations under the merger agreement. Although these obligations are customary for transactions of this nature, the size of the fee in this transaction was lower than market standard in transactions of a similar size. These payments may discourage others from proposing an alternative transaction that may be more advantageous to Big Flower stockholders or may reduce the amount a third party would be willing to pay in an acquisition of Big Flower.

    - RISK OF MERGER NOT CLOSING. The Big Flower board of directors considered as a negative the fact that pursuing the merger was likely to significantly distract management of Big Flower and that if the merger were to fail to close for any reason the business might not be as far advanced as it would have been had the merger not been pursued, although the board of directors believed management intended to continue to vigorously pursue acquisition opportunities and seek from BFH Merger Corp. any necessary waivers under the merger agreement to pursue opportunities of this kind.

    The discussion above of the information and factors that were given weight by the Big Flower board of directors is not exhaustive, but includes all of the material factors considered by the Big Flower board of directors. The Big Flower board of directors did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The Big Flower board of directors, with Messrs. Ammon and Reilly abstaining, unanimously declared advisable, authorized and approved the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement. The Big Flower board of directors considered the fairness of the transaction to all stockholders and believed the transaction was procedurally fair to unaffiliated stockholders because it was approved by a unanimous vote of the unaffiliated directors, which also constituted a majority of the board.

    THE BIG FLOWER BOARD OF DIRECTORS, WITH MESSRS. AMMON AND REILLY ABSTAINING, UNANIMOUSLY RECOMMENDS THAT BIG FLOWER STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINIONS OF BIG FLOWER'S FINANCIAL ADVISORS

    GOLDMAN, SACHS & CO.

    On June 24, 1999, Goldman Sachs informed the Big Flower board of directors that Goldman Sachs was prepared to deliver an oral opinion with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of Big Flower common stock, other than the members of management retaining shares of Big Flower common stock in the merger, assuming the negotiation and execution of a definitive merger agreement. On June 29, 1999, Goldman Sachs delivered a written opinion to the board of directors that as of that date, the original merger consideration to be received by the holders of Big Flower common stock, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Goldman Sachs did not deliver an opinion, was fair from a financial point of view.

    Prior to the execution of the amended and restated merger agreement, the Big Flower board of directors advised Goldman Sachs that representatives of BFH Merger Corp. had informed Big Flower that, in their opinion, the merger, based upon the original merger consideration, would not be completed due to changes in Big Flower's recent financial performance and future prospects, as well as changes in financial market conditions. The Big Flower board of directors further advised Goldman Sachs that it had concluded that the certainty of consummation of the merger, based on the original merger consideration, had been meaningfully diminished and that the Big Flower board of directors had determined that Big Flower should pursue the merger on the terms set forth in the agreement. Accordingly, in reaching their opinion, Goldman Sachs, with the consent of the Big Flower board of directors, assumed that the merger on the terms originally agreed to would not be consummated, and therefore, did not take into account the financial terms of the merger as originally agreed to.

    On October 11, Goldman Sachs delivered to the Big Flower board of directors its oral opinion, subsequently confirmed in writing, to the effect that as of such date, and based upon and subject to the various considerations contained in the opinion, the revised merger consideration to be received by the holders of Big Flower common stock, other than members of management retaining shares of Big Flower common stock in the merger, as to whom Goldman Sachs did not deliver an opinion, was fair from a financial point of view to such holders.

    THE FULL TEXT OF THE GOLDMAN SACHS OPINION IS CONTAINED IN APPENDIX B. THE GOLDMAN SACHS OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BIG FLOWER BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. IT IS NOT A RECOMMENDATION TO ANY HOLDER OF BIG FLOWER COMMON STOCK AS TO HOW ANY STOCKHOLDER SHOULD VOTE AT THE BIG FLOWER MEETING. THE SUMMARY OF THE GOLDMAN SACHS OPINION BELOW IS QUALIFIED BY ITS FULL TEXT. BIG FLOWER STOCKHOLDERS SHOULD READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed:

    - the amended and restated merger agreement,

    - Annual Reports to stockholders and Annual Reports on Form 10-K of Big Flower for the four years ended December 31, 1998,

    - a number of interim reports to stockholders and Quarterly Reports on Form 10-Q of Big Flower,

    - a number of other communications from Big Flower to its stockholders, and

    - a number of internal financial analyses and forecasts for Big Flower prepared by its management, including revised forecasts prepared by management on October 1, 1999.

    Goldman Sachs also held discussions with members of the senior management of Big Flower regarding Big Flower's past and current business operations, financial condition and future prospects. In addition, Goldman Sachs held discussions with senior management of Thomas H. Lee Company regarding Big Flower's future prospects. Goldman Sachs also reviewed the reported price and trading activity for Big Flower common stock and compared some financial and stock market information with similar information for several other companies with publicly traded securities. In addition, Goldman Sachs reviewed the financial terms of other recent business combinations in the commercial printing industry specifically and in other industries generally. Goldman Sachs also performed other studies and analyses which it considered appropriate.

    Goldman Sachs assumed the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Big Flower or any of its subsidiaries. No evaluation or appraisal of the assets and liabilities of Big Flower was furnished to Goldman Sachs. Goldman Sachs provided its opinion for the information and assistance of the Big Flower board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock of Big Flower should vote. In its June 29, 1999 opinion, Goldman Sachs did not express any opinion as to the price at which the PIK preferred stock or the warrants may trade if and when they are issued or whether any market would develop for the PIK preferred stock or the warrants.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with its presentations to the Big Flower board of directors on June 24, 1999 and October 2, 1999. As of June 24, 1999, the terms of the PIK preferred stock and the warrants had not been finalized and were still being negotiated. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

    Goldman Sachs was not asked, and did not undertake, to value separately the PIK preferred stock and the warrants apart from the overall merger consideration. As part of the analysis included in its June 24, 1999 presentation, however, Goldman Sachs calculated a range of implied theoretical values for the PIK preferred stock and the warrants to be received in exchange for one share of Big Flower common stock. In performing its analysis, Goldman Sachs used Big Flower management's projections for 2004 EBITDA, 2004 year-end net debt and total shares of Big Flower common stock outstanding. Goldman Sachs calculated the projected future value, as of December 31, 2004, for the PIK preferred and the warrants per share of Big Flower stock using EBITDA multiples, based upon EBITDA multiples for transactions that Goldman Sachs considered reasonably similar to the merger, ranging from 5.0x to 8.0x and then discounted the implied future values using discount rates, based upon the expected return on securities Goldman Sachs considered reasonably similar to the PIK preferred stock and the warrants, ranging from 14.0% to 22.0%, resulting in a range of implied present values for the PIK preferred stock and the warrants per share of Big Flower stock of $3.79 to $6.72.

    In connection with its October 2, 1999 presentation, Goldman Sachs compared the implied present value per share of Big Flower common stock of the PIK preferred stock and warrants based upon the revised management projections prepared on October 1, 1999 to the implied present values of such preferred stock and warrants based upon the management projections prepared prior to June 29, 1999. In performing its analysis, Goldman Sachs used EBITDA multiples ranging from 6.0x to 7.5x and discount rates ranging from 14.0% to 22.0%. This analysis resulted in a range of implied values of $3.99 to $6.33 based on the revised projections, compared to a range of implied values of $4.10 to $6.50 based on the original projections.

    SUMMARY ANALYSIS OF VALUATION EFFECT OF EBITDA DECLINE. As part of its October 2, 1999 presentation, Goldman Sachs analyzed the effect of the decrease in projected 1999 EBITDA on Big Flower's equity value per share. Goldman Sachs multiplied the difference in projected EBITDA between the management projections prepared on June 22, 1999 and the management projections prepared on October 1, 1999 by the original transaction value, expressed as a multiple of the projected 1999 EBITDA based upon management's June 22, 1999 projections. The net effect, excluding the effect of new investments made and debt incurred since June 29, 1999, was a decrease in Big Flower's equity value per share of $3.30.

    SELECTED COMPANIES ANALYSIS. As part of its June 29, 1999 presentation, Goldman Sachs reviewed and compared financial information relating to Big Flower to corresponding financial information, ratios and public market multiples for the following publicly traded companies:

SPECIALTY AND COMMERCIAL PRINTERS    DIRECT MARKETING SERVICES       DIGITAL MEDIA SERVICES
---------------------------------  -----------------------------  -----------------------------
Banta Corp.                        Acxiom Corporation             Applied Graphics Technologies
R.R. Donnelly & Sons Company       ADVO, Inc.                     CSG Systems International,
                                                                  Inc.
Consolidated Graphics, Inc.        Catalina Marketing             Schawk, Inc.
                                   Corporation
Quebecor Printing Inc.             Harte-Hanks, Inc.
World Color Press, Inc.            Snyder Communications, Inc.
                                   Valassis Communications, Inc.

Goldman Sachs chose these companies because they were publicly traded companies that for purposes of the analysis Goldman Sachs considered reasonably similar to Big Flower in each of Big Flower's business lines. Goldman Sachs calculated and compared various financial multiples and ratios in order to indicate how various valuation multiples and financial ratios for Big Flower compare on a relative basis to those of the selected public companies which Goldman Sachs considered comparable to Big Flower. The multiples for Big Flower were calculated using a stock price of $33.63, the closing stock price on June 21, 1999, the last trading day for which closing prices could be obtained before Goldman

Sachs finalized its June 24, 1999 presentation, and a stock price of $35.25. For purposes of its analysis only, and without making any assumptions as to the value of the merger consideration, or how the PIK preferred stock or the warrants would trade if and when they are issued, Goldman Sachs used a stock price of $35.25 based upon the cash consideration to be received per share of Big Flower common stock of $30.00 and the $5.25 liquidation preference of the PIK preferred per share of Big Flower stock. The financial multiples and ratios for the selected companies were calculated using closing stock prices on June 21, 1999 and the most recent publicly available information for these companies. None of the selected companies is directly comparable to Big Flower. All estimates for EBITDA and price/ earnings multiples were based on a calendar year.

    The following table presents the ranges, the mean and the median figures for the selected companies for:

    (1) leveraged market capitalization as a multiple of LTM sales, LTM EBIT, LTM EBITDA, and estimated calendar year 1999 EBITDA,

    (2) price/earnings multiples for the estimated calendar years 1999 and 2000, and

    (3) 1999 price/earnings as a multiple of five year estimated EPS growth.

    These values are compared to the same values for Big Flower using a Big Flower stock price of $33.63 and also $35.25.

    As used here, "P/E" means the ratio of price to earnings, "LTM" means latest twelve months; "EBIT" means earnings before interest and taxes; and "EPS" means earnings per share.

                       SPECIALTY AND COMMERCIAL PRINTERS

MULTIPLES OF LEVERAGED MARKET CAPITALIZATION                                                 BIG FLOWER AT     BIG FLOWER AT
TO:                                                 RANGE(A)         MEDIAN(A)   MEAN(A)    $33.63/SHARE(B)   $35.25/SHARE(C)
--------------------------------------------   -------------------   ---------   --------   ---------------   ---------------
LTM Sales..............................                  0.6x-1.8x      1.1x       1.1x           1.0x              1.0x
LTM EBIT...............................                 8.1x-13.3x     12.3x      11.5x          12.2x             11.6x
LTM EBITDA.............................                 4.7x-10.0x      7.1x       7.1x           7.6x              7.2x
1999 Estimated EBITDA..................                  4.3x-7.8x      6.7x       6.3x           6.6x              6.9x

P/E MULTIPLE
1999 Estimates.........................                11.3x-17.2x     14.6x      14.2x          15.7x             16.4x
2000 Estimates.........................                10.1x-15.3x     11.6x      12.3x          13.2x             13.1x
1999 P/E/5-year EPS Growth.............                  0.6x-1.5x      0.9x       1.0x           1.0x              1.1x

                           DIRECT MARKETING SERVICES

MULTIPLES OF LEVERAGED MARKET CAPITALIZATION                                                 BIG FLOWER AT     BIG FLOWER AT
TO:                                                 RANGE(A)         MEDIAN(A)   MEAN(A)    $33.63/SHARE(B)   $35.25/SHARE(C)
--------------------------------------------   -------------------   ---------   --------   ---------------   ---------------
LTM Sales..............................                  0.6x-6.7x      2.8x       3.1x           1.0x              1.0x
LTM EBIT...............................                 8.0x-26.1x     15.0x      16.7x          12.2x             11.6x
LTM EBITDA.............................                 6.1x-18.6x     13.1x      12.7x           7.6x              7.2x
1999 Estimated EBITDA..................                 5.4x-16.5x     10.9x      10.9x           6.6x              6.9x

P/E MULTIPLE
1999 Estimates.........................                10.7x-39.1x     21.3x      23.6x          15.7x             16.4x
2000 Estimates.........................                 9.2x-30.1x     18.1x      18.9x          13.2x             13.1x
1999 P/E/5-year EPS Growth.............                  0.5x-1.6x      1.1x       1.0x           1.0x              1.1x

                             DIGITAL MEDIA SERVICES

MULTIPLES OF LEVERAGED MARKET CAPITALIZATION                                                 BIG FLOWER AT     BIG FLOWER AT
TO:                                                 RANGE(A)         MEDIAN(A)   MEAN(A)    $33.63/SHARE(B)   $35.25/SHARE(C)
--------------------------------------------   -------------------   ---------   --------   ---------------   ---------------
LTM Sales..............................                  1.0x-5.5x      1.8x       2.8x           1.0x              1.0x
LTM EBIT...............................                 9.8x-21.8x     13.0x      14.9x          12.2x             11.6x
LTM EBITDA.............................                 7.6x-16.2x      7.6x      10.5x           7.6x              7.2x
1999 Estimated EBITDA..................                 4.8x-12.2x      5.2x       7.4x           6.6x              6.9x

P/E MULTIPLE
1999 Estimates.........................                13.3x-24.2x     13.6x      17.0x          15.7x             16.4x
2000 Estimates.........................                10.1x-18.7x     11.7x      13.5x          13.2x             13.1x
1999 P/E/5-year EPS Growth.............                  0.7x-0.8x      0.7x       0.7x           1.0x              1.1x

------------------------

(a) Earnings estimates were based upon I/B/E/S International, Inc. earnings estimates. I/B/E/S International Inc. is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. EBITDA estimates used in the foregoing analysis were based upon estimates of reputable research analysts. With respect to those companies to which Goldman Sachs provides research coverage, estimates were provided by Goldman Sachs research analysts. For those companies for which Goldman Sachs did not provide research coverage, it obtained estimates from research reports prepared by Salomon Smith Barney, Credit Suisse First Boston, Morgan Stanley Dean Witter, Robert W. Baird & Company and Robinson Humphrey Company.

(b) For these calculations, the LTM data were derived from the Company's
    Form 10-Q filed for the period ending March 31, 1999 and Form 10-K filed for the Company's fiscal year ending December 31, 1998, the earnings estimates data were based upon I/B/E/S International, Inc., and the 1999 estimated EBITDA was based upon management's projections.

(c) For these calculations, the LTM data were based upon management's projected balance sheet and pro forma income statement information for the twelve month period ending September 30, 1999, the time period most relevant based upon the estimated closing of this particular proposal, the earnings estimates data were based management's projected EPS for 1999 and 2000, and the 1999 estimated EBITDA was based upon management's projections.

    In connection with its October 2, 1999 presentation, Goldman Sachs reviewed and compared financial information for the selected companies, with the exception of World Color Press, Inc., as of June 29, 1999 to corresponding financial information for such companies as of October 1, 1999.

    The following tables present the ranges, mean and median of the selected companies' stock prices as of June 29, 1999 and as of October 1, 1999 as a multiple of estimated 1999 and 2000 price/earnings ratios and the range, mean and median of the percentage stock price increase or decline since June 29, 1999.

                       SPECIALTY AND COMMERCIAL PRINTERS

                                                 STOCK PRICE AS A MULTIPLE OF P/E(A)
                                   AS OF JUNE 29, 1999                        AS OF OCTOBER 1, 1999
                                           P/E                                         P/E
                        -----------------------------------------   -----------------------------------------
                               1999E                 2000E                 1999E                 2000E
                        -------------------   -------------------   -------------------   -------------------
Median................         15.3x                 13.0x                 13.6x                 11.3x
Mean..................         14.6x                 12.6x                 13.4x                 11.5x
Range.................      10.9x-16.8x           9.7x-14.6x            11.3x-15.2x           10.0x-13.5x


                            STOCK PRICE %
                         INCREASE/(DECLINE)
                                SINCE
                               6/29/99
                        ---------------------
Median................         (5.7)%
Mean..................         (6.1)%
Range.................      (20.0)%-7.1%

                           DIRECT MARKETING SERVICES

                                                 STOCK PRICE AS A MULTIPLE OF P/E(A)
                                   AS OF JUNE 29, 1999                        AS OF OCTOBER 1, 1999
                                           P/E                                         P/E
                        -----------------------------------------   -----------------------------------------
                               1999E                 2000E                 1999E                 2000E
                        -------------------   -------------------   -------------------   -------------------
Median................         22.8x                 18.4x                 21.3x                 17.8x
Mean..................         23.2x                 18.6x                 21.7x                 17.8x
Range.................      11.0x-38.5x           9.4x-29.7x               10.7x              9.2x-26.4x


                            STOCK PRICE %
                         INCREASE/(DECLINE)
                                SINCE
                               6/29/99
                        ---------------------
Median................         (13.1)%
Mean..................         (13.7)%
Range.................      (40.2)%-13.3%

                            DIGITAL MEDIA COMPANIES

                                                 STOCK PRICE AS A MULTIPLE OF P/E(A)
                                   AS OF JUNE 29, 1999                        AS OF OCTOBER 1, 1999
                                           P/E                                         P/E
                        -----------------------------------------   -----------------------------------------
                               1999E                 2000E                 1999E                 2000E
                        -------------------   -------------------   -------------------   -------------------
Median................         12.4x                 9.5x                  14.4x                 10.1x
Mean..................         15.7x                 12.3x                 16.1x                 11.7x
Range.................      9.9x-24.7x            8.5x-19.1x            12.2x-21.7x           7.6x-17.3x


                            STOCK PRICE %
                         INCREASE/(DECLINE)
                                SINCE
                               6/29/99
                        ---------------------
Median................         (9.1)%
Mean..................         (9.6)%
Range.................      (27.0)%-7.4%

------------------------

(a) Earnings estimates were based upon I/B/E/S International, Inc. earnings estimates.

    During the same period, the Dow Jones Industrial Average declined by 5.0% and the S&P 500 Index declined by 5.1%.

    SELECTED TRANSACTIONS ANALYSIS. As part of its June 24, 1999 presentation, Goldman Sachs reviewed and analyzed transaction value as a multiple of the LTM EBITDA for 21 previous acquisitions made by Big Flower and some of its business units from 1994 to 1999 to assist the Big Flower board of directors in valuing Big Flower based on transaction values paid by Big Flower in acquiring its assets. The average multiples and value weighted average multiples for Big Flower's previous acquisitions were deemed by Goldman Sachs to provide a more meaningful comparison for purposes of this analysis than multiples for transactions involving companies whose assets may or may not be directly comparable to those of Big Flower. The table below summarizes the results of the analysis.

BUSINESS UNIT                                                    RANGE          AVERAGE
-------------                                              ------------------   --------
Consolidated Big Flower..................................           5.1x-8.1x     6.2x
Insert Advertising and Newspaper Services................           4.1x-5.8x     5.1x
Direct Marketing Services................................          3.3x-40.7x    12.5x
Premedia Services........................................           3.9x-5.8x     4.9x
Broadcast Services.......................................           7.8x-8.8x     8.3x

    The overall average EBITDA multiple was 7.3x and the weighted average overall EBITDA multiple was 5.9x as compared to an estimated LTM EBITDA multiple of 7.2x for the merger based on a transaction value based upon a stock price of $35.25 per share of Big Flower common stock. For purposes of its analysis only and without making any assumption as to the value of the merger consideration, or how the PIK preferred stock or the warrants would trade if and when they are issued, Goldman Sachs used a stock price of $35.25 based upon the $30.00 cash consideration and the $5.25 liquidation preference of the PIK preferred stock and warrants to be received per share of Big Flower common stock. Excluding the 1998 acquisition of Colorstream Technologies LLC, which was categorized as a direct marketing services acquisition to provide a more meaningful analysis, resulted in an overall average EBITDA multiple of 5.7x and a weighted average overall EBITDA multiple of 5.8x as compared to an EBITDA multiple of 7.2x for the merger. The transaction value for Colorstream

Technologies LLC was 40.7x LTM EBITDA, due to that company's small size and relatively low LTM EBITDA as compared to the transaction value which resulted in an unusually large EBITDA multiple.

    As used here, "overall average EBITDA multiple" means the mean of the EBITDA multiples for the transactions reviewed and "weighted average overall EBITDA multiple" means the average EBITDA multiples for the transactions reviewed after weighting each transaction based upon size. "LTM EBITDA" means the latest twelve months EBITDA.

    DISCOUNTED CASH FLOW ANALYSIS. As part of its June 24, 1999 presentation, Goldman Sachs performed a discounted cash flow analysis of Big Flower utilizing Big Flower's management projections for the years 1999 through 2004 using discount rates and multiples it considered appropriate. Goldman Sachs calculated the net present value of free cash flows for the years 1999 through 2004 using discount rates ranging from 11.0% to 15.0%. Goldman Sachs calculated the implied value of equity per share in the year 2004 based on multiples, chosen by Goldman Sachs based upon transactions it considered reasonably similar to the merger, ranging from 4.5x projected 2004 EBITDA to 8.0x projected 2004 EBITDA and then discounted these implied values using discount rates ranging from 11.0% to 15.0%. This analysis showed that the implied value of equity per share for the Big Flower common stock ranged from a low of $17.40 to a high of $56.69.

    In performing its discounted cash flow analysis, Goldman Sachs used discount rates based upon Big Flower's estimated weighted average cost of capital, including debt. Goldman Sachs calculated Big Flower's estimated weighted average cost of capital based upon the expected return on a weighted average of all of Big Flower's debt and equity securities. Goldman Sachs used Big Flower's weighted average cost of capital, which includes debt, because the discounted cash flow analysis was intended to provide an indication of Big Flower's enterprise value.

    ILLUSTRATIVE FUTURE MARKET TRADING PRICES ANALYSIS. In connection with its June 24, 1999 presentation, Goldman Sachs calculated potential market trading prices for the Big Flower common stock using discount rates and multiples it considered appropriate. Goldman Sachs multiplied potential price/earnings multiples, chosen by Goldman Sachs based upon Big Flower's historic price/earnings multiples, ranging from 9.0x to 18.0x by actual earnings per share for 1998 and estimated earnings per share for years 1999 to 2001 provided by Big Flower's management. The potential future stock prices for the Big Flower common stock ranged from $28.95 to $57.90 using price/earnings multiples. Goldman Sachs also calculated the present value of these potential future stock prices based on discount rates ranging from 12.0% to 18.0%. The analyses resulted in a range of present values of the potential future stock prices for the Big Flower common stock of $23.54 to $50.25 using the present value analysis of price/earnings multiples.

    In addition, Goldman Sachs multiplied potential EBITDA multiples, chosen by Goldman Sachs based upon Big Flower's historic EBITDA multiples, ranging from 5.0x to 8.0x by estimated EBITDA for the year 2000 provided by Big Flower's management. The potential future stock prices for the Big Flower common stock ranged from $26.01 to $60.78 using EBITDA multiples. Goldman Sachs also calculated the present value of these potential future stock prices using discount rates ranging from 12.0% to 18.0%. The analyses resulted in a range of present values of the potential future stock price of Big Flower of $21.15 to $52.75 using the present value analysis of EBITDA multiples.

    In calculating potential market trading prices for the Big Flower common stock, Goldman Sachs used discount rates based upon Big Flower's estimated cost of equity capital. Goldman Sachs calculated Big Flower's estimated cost of equity capital based upon the expected return on Big Flower's equity. For purposes of this analysis, which Goldman Sachs used to provide an indication of the present value of Big Flower's equity, Goldman Sachs used the estimated cost of equity capital, which does not include debt.

    As part of its October 2, 1999 presentation, Goldman Sachs calculated potential market trading prices for the Big Flower common stock by multiplying potential EBITDA multiples ranging from 5.0x to 8.5x by Big Flower's estimated EBITDA for year 1999 ranging from $240 million to $270 million. This analysis indicated potential future market trading prices for the Big Flower common stock ranging from $7.09 to $52.41.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality. No company or transaction used in the above analyses as a comparison is directly comparable to Big Flower, or the merger. The analyses were prepared solely for the purpose of Goldman Sachs' providing its opinion to the independent directors of Big Flower as to the fairness from a financial point of view of the consideration to the holders of common stock of Big Flower, other than the members of management who are retaining shares in the merger, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of Big Flower, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Big Flower board of directors was one of many factors taken into consideration by the independent directors of Big Flower in making its determination to approve the merger agreement. This summary is not a complete description of the analysis performed by Goldman Sachs. You should read the entire opinion of Goldman Sachs in Appendix B.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Big Flower since it has provided various investment banking services to Big Flower in the past. These services include having acted as:

    - lead-managing underwriter of a public offering of 6,708,524 shares of Big Flower common stock in June 1997,

    - a co-managing underwriter of a private offering of $250,000,000 principal amount of its 8.875% notes due July 1, 2007 in June 1997,

    - lead-managing underwriter of a private offering of $115,000,000 principal amount of its 6.00% Convertible QUIPS due October 15, 2027 in
      October 1997,

    - a co-managing underwriter of a private offering of $100,000,000 principal amount of its 8.875% notes due July 1, 2007 in October 1997, and

    - a co-managing underwriter of a private offering of $250,000,000 principal amount of its 8.625% Notes due December 1, 2008 in December 1998.

    Goldman Sachs holds securities, including derivative securities, of Big Flower for its own account and for the accounts of its customers in the course of its normal trading activity. As of October 8, 1999, which was the last business day prior to the rendering of its opinion, Goldman Sachs held the following positions:

                                                   LONG POSITION              SHORT POSITION
                                             -------------------------   ------------------------
Big Flower common stock...................        282,579 shares              12,500 shares
QUIPS.....................................   $250,000 principal amount   $27,500 principal amount

    In addition, Goldman Sachs has provided from time to time, and currently provides, numerous investment banking services to Thomas H. Lee Company and its affiliates. Goldman Sachs may provide similar services to Thomas H. Lee Company and Evercore Capital Partners in the future.

    Big Flower engaged Goldman Sachs to explore strategic alternatives, including the possible sale of all or a portion of the stock or assets of Big Flower. A retainer fee of $250,000 became payable to Goldman Sachs by Big Flower upon the engagement of Goldman Sachs. The retainer fee will be credited against a transaction fee of (1) 0.5% of the first $1.75 billion in aggregate consideration paid in the merger and (2) 0.2% of the first $250 million in aggregate consideration paid in the merger in excess of $1.75 billion, which is payable upon completion of the merger. Assuming a transaction value of $1.75 billion, excluding the Company's accounts receivable facility, this fee would equal $8,750,000. In addition, Big Flower has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of Goldman Sachs' attorneys, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

    BERENSON MINELLA & COMPANY

    Big Flower retained Berenson Minella on March 17, 1999 as a financial advisor in connection with the exploration of certain strategic alternatives, including, among other things, a potential sale of the stock or assets of Big Flower or a business combination, reorganization, recapitalization or similar transaction. Berenson Minella is a nationally recognized investment banking firm and was selected by Big Flower based on its substantial experience and expertise in transactions similar to the merger.

    Prior to the execution of the amended and restated merger agreement, the Big Flower board of directors advised Berenson Minella that representatives of BFH Merger Corp. had informed Big Flower that, in their opinion, the merger, based upon the original merger consideration, would not be completed due to changes in Big Flower's recent financial performance and future prospects, as well as changes in financial market conditions. The Big Flower board of directors further advised Berenson Minella that it had concluded that the certainty of consummation of the merger, based on the original merger consideration, had been meaningfully diminished and that the Big Flower board of directors had determined that Big Flower should pursue the merger on the terms set forth in the agreement. However, Berenson Minella did not rely upon this information in reaching its opinion.

    On October 7, 1999, at the board of directors meeting held to evaluate the merger, Berenson Minella presented to the board of directors the financial analyses performed by Berenson Minella in connection with the preparation of its opinion. Berenson Minella informed the Big Flower board of directors that Berenson Minella was prepared to deliver an oral opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Big Flower common stock other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, assuming the negotiation and execution of a definitive merger agreement. On October 11, 1999, Berenson Minella delivered a written opinion to the Big Flower board of directors that, as of that date, the merger consideration to be received by the holders of Big Flower common stock, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, was fair, from a financial point of view.

    THE FULL TEXT OF THE WRITTEN OPINION OF BERENSON MINELLA, DATED OCTOBER 11, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX C AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. HOLDERS OF BIG FLOWER COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF BERENSON MINELLA IS DIRECTED SOLELY TO THE BIG FLOWER BOARD OF DIRECTORS, AND NOT TO THE STOCKHOLDERS OF BIG FLOWER, AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO BE RECEIVED BY THE HOLDERS OF BIG FLOWER COMMON STOCK, OTHER THAN THE MEMBERS OF MANAGEMENT RETAINING SHARES OF BIG FLOWER COMMON STOCK IN THE MERGER, AS TO WHOM BERENSON MINELLA DID NOT DELIVER AN OPINION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BIG FLOWER MEETING. THIS SUMMARY OF THE OPINION OF BERENSON MINELLA DESCRIBED IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION.

    In arriving at its opinion, Berenson Minella, among other things:

    - reviewed the latest draft of the amended and restated merger agreement dated October 10, 1999,

    - reviewed, and discussed with members of management of Big Flower, certain business and financial information relating to Big Flower that Berenson Minella deemed relevant, including Big Flower's recent public filings and financial statements,

    - reviewed, and discussed with members of management of Big Flower, certain information, including budgets and financial forecasts relating to the businesses, earnings, cash flows, assets, liabilities and prospects of Big Flower, including revised forecasts prepared by management on October 1, 1999,

    - reviewed the historical stock prices and trading volumes of Big Flower's common stock,

    - reviewed certain publicly available information regarding publicly traded companies that Berenson Minella deemed reasonably comparable to Big Flower,

    - reviewed certain publicly available information regarding comparable merger and acquisition transactions that Berenson Minella deemed relevant, including, without limitation, premiums paid in such transactions,

    - performed discounted cash flow analyses based on the financial forecasts for Big Flower, as applicable,

    - participated in certain discussions among management of Big Flower, Thomas
      H. Lee Company and their financial advisors regarding Big Flower and the merger, and

    - reviewed such other information, performed such other analyses and took into account such other factors as Berenson Minella deemed relevant.

    In its review and analysis and in formulating its opinion, Berenson Minella assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Big Flower or obtained by Berenson Minella from other sources, and upon the assurance of Big Flower's management that they were not aware of any information or facts that would make the information provided to Berenson Minella by Big Flower incomplete or misleading. Berenson Minella did not attempt to verify independently any of the information supplied or otherwise made available to Berenson Minella by Big Flower or obtained by Berenson Minella from other sources. Berenson Minella did not undertake an independent valuation or appraisal of assets or liabilities, contingent or otherwise, of Big Flower, nor was Berenson Minella furnished with any such valuations or appraisals of assets or liabilities, contingent or otherwise, of Big Flower. Berenson Minella did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of

Big Flower. Berenson Minella assumed, without independent verification, the accuracy of all representations and statements made by officers and management of Big Flower. With respect to the financial forecasts for Big Flower, Berenson Minella was advised by Big Flower and assumed, without independent investigation, that they had been reasonably prepared and reflected management's most currently available estimates and judgments as to the expected future financial performance of Big Flower. Berenson Minella noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Berenson Minella on the date of its written opinion. Additionally, Berenson Minella noted that Big Flower announced publicly, by a press release dated April 20, 1999, that it was exploring certain strategic alternatives and a substantial number of financial and strategic buyers were either contacted by, or contacted, Big Flower and its financial advisors and studied a potential acquisition of Big Flower.

    In preparing its opinion, Berenson Minella performed a variety of financial and comparative analyses, including those described below. The summary of these analyses does not purport to be a complete description of the analyses underlying Berenson Minella's opinion. The preparation of a fairness opinion is a complete analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Berenson Minella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Berenson Minella believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and opinion. In its analyses, Berenson Minella made numerous assumptions with respect to Big Flower, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Big Flower's control. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Berenson Minella's opinion and analyses were only one of various factors considered by the Big Flower board of directors in its evaluation of the merger and should not be viewed as determinative of the view of the board of directors of Big Flower with respect to the merger consideration to be received by the holders of common stock of Big Flower, other than the members of management retaining shares of Big Flower common stock in the merger, as to whom Berenson Minella did not deliver an opinion, or the merger.

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANALYSES PERFORMED BY BERENSON MINELLA IN CONNECTION WITH ITS OPINION. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY, IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES. THE TABLES DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

    STOCK TRADING HISTORY. Berenson Minella reviewed Big Flower's market statistics, including Big Flower's price to earnings (PE) multiple as of October 7, 1999, and Big Flower's earnings per share (EPS) for the last twelve months (LTM). Berenson Minella also reviewed Big Flower's total enterprise value, and calculated multiples of LTM 1999 and 2000 revenues, operating income: earnings before interest and taxes (EBIT) and EBITDA based on the enterprise value.

    Berenson Minella reviewed the stock trading history of Big Flower, including:

    - the price per share of Big Flower common stock at Big Flower's initial public offering in 1995,

    - the 52-week high and low prices per share of Big Flower common stock as of October 8, 1999,

    - the trading volumes of Big Flower common stock over the six-month period preceding October 8, 1999,

    - the daily prices per share of Big Flower common stock for the period December 29, 1998 through October 8, 1999,

    - the weekly prices per share of Big Flower common stock for the period July 1, 1998 through October 8, 1999, and

    - the price per share of Big Flower common stock immediately preceding the announcement, on April 20, 1999, that Big Flower was authorized by its board of directors to explore strategic alternatives.

    In addition, Berenson Minella reviewed Big Flower's investments in both public and private Internet-related entities. Given the movement of Big Flower's stock price following the March 22, 1999 Credit Suisse First Boston research report, which highlighted the value of Big Flower's Internet investments, as well as the significant volatility in the stock price of these Internet securities, in reviewing the 1999 stock price performance of the Big Flower common stock, Berenson Minella considered the estimated value of the Internet investments per share of Big Flower common stock, assuming the Internet investments could be liquidated at the prevailing market prices. In estimating this per share value, Berenson Minella calculated the after-tax market value of the Internet investments. The net value was based on the daily closing prices for public investments and Big Flower's cost basis for private investments less estimated capital gains tax due upon the sale of such securities, less any sharing interests in profits held by some employees of Big Flower. The after-tax market value of the Internet investments as of October 7, 1999 was approximately $109.1 million, or approximately $4.32 per share, and has been treated like cash and marketable securities in calculating the valuation per fully diluted share of Big Flower common stock in each of Berenson Minella's valuation analyses.

    COMPARISON WITH SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Berenson Minella reviewed and compared certain financial data of each of eight printing companies deemed similar to Big Flower, based upon financial information publicly available and stock prices as of October 7, 1999. The companies compared were Banta Corp., Cadmus Communications Corp., Consolidated
Graphics, Inc., Cunningham Graphics International Inc., RR Donnelly & Sons Company, Mail-Well Inc., Master Graphics Inc. and Quebecor Printing Inc. For each comparable printing company, Berenson Minella calculated:

    - the equity value,

    - the PE multiples for the LTM, estimated for 1999 and estimated for 2000,

    - the enterprise value,

    - the ratio of the enterprise value to EBITDA for the LTM, estimated for 1999 and estimated for 2000, and

    - the ratio of the enterprise value to the LTM revenues.

    The following table presents Berenson Minella's observations with regard to the calculations it performed for the printing companies that Berenson Minella deemed similar to Big Flower.

                               PRINTING COMPANIES

PE MULTIPLE                    RANGE            MEDIAN      MEAN
-----------------------------  -------------   --------   --------
LTM..........................  9.1x - 23.3x     13.7x      14.3x
1999 Estimated...............  9.4x - 15.7x     11.3x      12.0x
2000 Estimated...............  6.6x - 12.0x      9.7x       9.3x

RATIO OF ENTERPRISE VALUE TO:  RANGE            MEDIAN      MEAN
-----------------------------  -------------   --------   --------
LTM EBITDA.                    4.8x - 9.2x         7.1x       6.8x
1999 Estimated EBITDA........  4.0x - 7.3x       6.0x       6.0x
2000 Estimated EBITDA........  3.7x - 6.5x       5.3x       5.2x
LTM Revenues.................  0.59x - 1.43x    1.00x      0.96x

    Of the larger printing companies that Berenson Minella deemed most similar to Big Flower, Berenson Minella reviewed the median and mean:

    - PE multiples for the LTM, estimated for 1999 and estimated for 2000,

    - ratio of the enterprise value to EBITDA for the LTM, estimated for 1999 and estimated for 2000, and

    - ratio of the enterprise value to the LTM revenues.

Excluded from this review were Consolidated Graphics, Inc., Cunningham Graphics International Inc. and Master Graphics Inc., all of which were viewed as regional consolidators of independent sheet fed printers and not directly comparable to Big Flower.

    The following table presents Berenson Minella's observations with regard to the calculations it performed for the larger printing companies.

                           LARGER PRINTING COMPANIES

PE MULTIPLE                             RANGE        MEDIAN      MEAN
----------------------------------  -------------   --------   --------
LTM...............................   9.1x - 17.1x      13.1x      13.3x
1999 Estimated....................  10.8x - 15.7x      11.2x      12.5x
2000 Estimated....................   7.0x - 12.0x       9.9x      10.0x

RATIO OF ENTERPRISE VALUE TO:           RANGE        MEDIAN      MEAN
----------------------------------  -------------   --------   --------
LTM EBITDA.                           4.8x - 7.4x       5.9x       6.2x
1999 Estimated EBITDA.............    4.0x - 6.9x       5.8x       5.7x
2000 Estimated EBITDA.............    3.7x - 6.5x       5.4x       5.2x
LTM Revenues......................  0.59x - 1.04x      0.83x      0.82x

    Berenson Minella calculated the implied valuation per fully diluted share of Big Flower common stock by applying the larger printing companies' median and mean multiples to Big Flower's LTM EBITDA, 1999 estimated EBITDA, 2000 estimated EBITDA, LTM EPS, 1999 estimated EPS and 2000 estimated EPS and observed that the range of valuations per fully diluted share of Big Flower common stock was $20.50 to $29.25, including the value of Big Flower's Internet investments.

    COMPARISON WITH SELECTED COMPARABLE MERGER AND ACQUISITION
TRANSACTIONS. Berenson Minella reviewed certain recent business combinations involving North American companies engaged in businesses deemed relatively comparable to those of Big Flower and reviewed selected financial data and valuation parameters, to the extent publicly available, including total enterprise value as a multiple of LTM sales, EBITDA and EBIT, and equity market value as a multiple of LTM net income and book value.

    The merger and acquisition transactions that Berenson Minella compared were:

    - Merrill Corp./DLJ Merchant Banking

    - World Color Press, Inc./Quebecor Printing Inc.

    - UP/Graphics, Inc. / World Color Press, Inc.

    - Infiniti Graphics, Inc. / World Color Press, Inc.

    - Katz Digital Technologies, Inc. / Photobition Group plc

    - Quebecor Printing Inc.'s Check & Card Division / MDC Communications Corporation

    - Port City Press, Inc. / Mack Printing Company

    - Anderson Lithograph Company / Mail-Well Inc.

    - Devon Group, Inc. / Applied Graphics Technologies, Inc.

    - Artistic Greetings, Inc. / MDC Communications Company

    - Acme Printing Company / World Color Press, Inc.

    - Century Graphics Corporation / World Color Press, Inc.

    - Uarco Incorporated / The Standard Register Company

    - Graphic Industries Inc. / Wallace Computer Services Inc.

    - Judd's, Incorporated / Perry Graphic Communications, Inc.

    - Brown Printing-Franklin Division / Quebecor Printing Inc.

    - Riverside County Publishing Company / Big Flower Holdings, Inc.

    - Johnson & Hardin / World Color Press, Inc.

    Given the lack of precedent transactions involving companies with a comparable mix of businesses to Big Flower and similar transaction value to the merger, Berenson Minella analyzed transaction multiples for a broad group of mergers and acquisitions in the North American printing and related industries completed over the last three years.

    The following table presents Berenson Minella's observations with regard to recent merger and acquisition transactions involving North American companies engaged in businesses that Berenson Minella deemed relatively comparable to those of Big Flower.

             COMPARABLE NORTH AMERICAN COMPANIES INVOLVED IN RECENT
                      MERGER AND ACQUISITION TRANSACTIONS

TOTAL ENTERPRISE VALUE AS A MULTIPLE OF:  RANGE           MEDIAN      MEAN
----------------------------------------  ------------   --------   --------
LTM Sales.............................    0.4x - 1.6x      0.9x       0.9x
EBITDA................................    5.5x - 11.6x     7.2x       7.5x
EBIT..................................    6.7x - 17.6x    12.2x      12.6x

EQUITY MARKET VALUES AS A MULTIPLE OF:    RANGE          MEDIAN      MEAN
----------------------------------------  ------------   --------   --------
LTM Net Income.                           9.8x - 57.5x    18.6x      26.2x
Book Value............................    1.7x - 12.9x     2.8x       4.0x

    Based upon its review of companies involved in comparable merger and acquisition transactions, Berenson Minella calculated the implied valuation per fully diluted share of Big Flower common stock using Big Flower's LTM revenues, LTM EBITDA and LTM EBIT and concluded that the implied valuation per fully diluted share of Big Flower common stock was $29.50 to $37.50, including the value of Big Flower's Internet investments, but noted that many of these precedent transactions involved competitors being acquired by larger strategic buyers who could recognize significant synergies or cost savings or eliminate duplicative operations and that no strategic buyer submitted any offer to acquire Big Flower or any indication of interest in making such an offer. Berenson Minella observed that, in the absence of interest from strategic buyers able to recognize significant synergies or cost savings, it is typically more difficult to achieve premium valuation multiples in a sale transaction. Berenson Minella did not make any conclusions as to whether the valuation amounts it computed should be adjusted based on this observation.

    DISCOUNTED CASH FLOW ANALYSIS. Berenson Minella utilized a discounted cash flow analysis to calculate the implied equity values per fully diluted share of Big Flower common stock based upon the discounted net present value, utilizing discount rates ranging from 10% to 14%, of the sum of management's projections of after-tax unlevered free cash flows of Big Flower for the period from March 1999 through 2004 and of the terminal value of Big Flower at 2004 by applying multiples ranging from 5.75x to 6.75x to Big Flower's projected EBITDA in 2004. In performing its discounted cash flow analysis, Berenson Minella used discount rates based upon Big Flower's estimated weighted average cost of capital and EBITDA multiples based on Big Flower's historical valuation range. Based on its analysis, Berenson Minella calculated that the implied value per fully diluted share of Big Flower common stock ranged from a low of $31.00 to a high of $50.75, including the value of Big Flower's Internet investments.

    BERENSON MINELLA'S RELATIONSHIP WITH BIG FLOWER

    Berenson Minella manages a profit sharing plan, for the benefit of its employees, that holds shares of common stock of Big Flower. In addition, partners and employees of Berenson Minella hold common stock of Big Flower for their own account. As of October 11, 1999, the profit sharing plan managed by Berenson Minella and the individual employees of Berenson Minella collectively held approximately 170,000 shares of common stock of Big Flower.

    The terms of Berenson Minella's engagement by Big Flower provide that Berenson Minella is to receive a quarterly retainer fee of $40,000 for its services as a financial advisor. The first payment was made during the first quarter of 1999, the second payment was made on or about April 1, 1999 and the third payment was made in July of 1999. In addition, Berenson Minella is to receive a fee of 0.4% of the transaction value of the merger if the merger is consummated. Assuming a transaction value of $1.8 billion, including the Company's accounts receivable facility, based on the June 30, 1999 balance sheet, this fee would equal approximately $7.3 million, with all retainer fees received credited against such fee. However, the actual fee will be calculated based on the transaction value at closing. The transaction value, as set forth in the engagement letter, dated March 17, 1999, between Big Flower and Berenson Minella includes:

        (1) the aggregate value of cash, debt or equity securities, calculated at fair market value received by Big Flower's stockholders and optionholders in connection with the merger, plus

        (2) the aggregate principal amount of any indebtedness, including QUIPS and Big Flower's off-balance sheet accounts receivable securitization facility, and preferred stock of Big Flower which is assumed, refinanced or renegotiated as part of the merger, all as of the date of the closing of the merger, minus

        (3) any consideration paid or payable by optionholders in connection with the exercise of options.

Big Flower has also agreed to reimburse Berenson Minella for reasonable out-of-pocket expenses incurred in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Berenson Minella and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Berenson Minella's engagement. Berenson Minella was also engaged to deliver an opinion, from a financial point of view, as to the fairness of the merger consideration. Berenson Minella was not paid a separate fee to render its opinion.

FAIRNESS OF THE MERGER

    THOMAS H. LEE EQUITY FUND IV, THL EQUITY ADVISORS IV, LLC AND BFH MERGER
     CORP.

    Thomas H. Lee Equity Fund IV believes that the merger is fair to Big Flower's unaffiliated stockholders, being those Big Flower stockholders other than members of management retaining shares of Big Flower common stock in the merger. Thomas H. Lee Equity Fund IV, however, has not undertaken any formal evaluation of the fairness of the merger to Big Flower's unaffiliated stockholders. Thomas H. Lee Equity Fund IV did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The decision was made after consideration of all the factors together. These factors include:

    (1) The fact that the current and past trading prices of Big Flower's common stock and earnings per share of Big Flower are comparable to or consistent with the trading prices of common stock and earnings per share of other similar companies.

    (2) The fact that the merger will provide Big Flower stockholders with a premium for their shares compared to the market price of Big Flower common stock on April 19, 1999, the date immediately prior to the time at which Big Flower publicly announced that it was going to explore possible strategic alternatives.

    (3) Big Flower's public announcement on April 20, 1999 that it intended to explore possible strategic transactions, including a possible sale of Big Flower. This public announcement together with the extensive market search performed by Big Flower's independent financial advisors provided an opportunity for a competitive bidding process, creating a market check on the value of the merger consideration.

    (4) The fact that Big Flower advised Thomas H. Lee Company that its proposal was believed to be the best alternative for Big Flower and its stockholders.

    (5) The fact that the merger agreement was, to the belief of Thomas H. Lee Equity Fund IV, an arm's-length negotiation between Big Flower, represented by the independent directors of Big Flower constituting a majority of the Big Flower board and assisted by independent legal and financial advisors, on the one hand, and Thomas H. Lee Company and Evercore Capital Partners, on the other.

    (6) The fact that the merger agreement provides Big Flower with the ability to terminate the merger if it determines that a bona fide superior transaction is available to the unaffiliated stockholders.

    (7) The determination of the independent directors of Big Flower that the terms of the merger agreement are fair to and in the best interest of Big Flower and its unaffiliated stockholders, and the unanimous recommendation of the independent directors of Big Flower that the stockholders of Big Flower vote in favor of the merger. See "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28 for a detailed discussion of the bases underlying this recommendation.

    (8) Notwithstanding that the opinions of the independent advisors to the Big Flower board of directors were intended solely for the information and assistance of the board of directors and that Thomas H. Lee Equity
       Fund IV is not entitled to rely on them, the fact that the board of directors received a written opinion from each of two independent financial advisors as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders of Big Flower. See "--Opinions of Big Flower's Financial Advisors" on page 31 for a detailed discussion of these opinions.

    (9) The fact that the independent directors of Big Flower constituted a majority of the board of directors, and represented the interests of the unaffiliated stockholders of Big Flower.

    (10) The fact that the independent directors of Big Flower, constituting a majority of the board of directors, retained and received advice from reputable independent outside legal and financial advisors separate and apart from the legal and other advisors of the management participants in the merger.

    (11) The facts that the independent directors of Big Flower, constituting a majority of the board of directors, engaged in extensive deliberations to evaluate the merger and alternatives to the merger, and that Messrs. Ammon and Reilly recused themselves from, and did not participate in nor have any influence on, any of these deliberations.

    (12) The fact that any stockholder desiring to do so may exercise and perfect such stockholder's appraisal rights under DGCL and receive "fair value", as determined by the court, for the shares of common stock which such stockholder holds.

    (13) The fact that the merger provides unaffiliated stockholders of Big Flower with the opportunity to sell their shares of common stock in exchange for the merger consideration without incurring the transaction costs typically associated with market sales.

    (14) The fact that although the transaction does not require the affirmative vote of a majority of the shares of common stock held by unaffiliated stockholders of Big Flower, the affirmative vote of approximately 40% of the shares held by unaffiliated stockholders is necessary to approve the transaction, assuming that members of management who hold shares of Big Flower common stock vote to approve the merger.

    (15) In arriving at its proposal accepted by Big Flower, represented by the independent directors of Big Flower and assisted by independent legal and financial advisors, Thomas H. Lee Equity Fund IV performed a number of quantitative financial analyses based upon projections developed by Thomas H. Lee Equity Fund IV, which in turn were based in part on projections provided by management and discussions with management, and Thomas H. Lee Equity Fund IV's own assessment of future events. Thomas H. Lee Equity Fund IV then developed a recapitalization model based on these projections which allowed Thomas H. Lee Equity Fund IV to examine various scenarios with respect to such characteristics as debt capacity, required capital spending, operating cash flow and return on equity to establish the proper capitalization to be implemented in the merger. While the purpose of these analyses was not to determine what would be a fair amount of consideration, from a financial point of view, to be paid by Thomas H. Lee Equity Fund IV to the unaffiliated stockholders of Big Flower, in the view of Thomas H. Lee Equity Fund IV, the results of those analyses support the conclusion that the merger consideration is fair to unaffiliated stockholders of Big Flower.

    (16) Thomas H. Lee Equity Fund IV considered neither net book value nor liquidation value analyses in developing the proposal accepted by Big Flower. In considering the relevance of net book value analysis, Thomas
       H. Lee Equity Fund IV concluded that the historical accounting treatment relating to the numerous acquisitions by Big Flower, including extraordinary charges associated with these acquisitions, diminished the benefit of using this type of analysis. With respect to liquidation value analysis, Thomas H. Lee Equity Fund IV considered this analysis inappropriate because it is not expected that Big Flower will be liquidated after the merger. Accordingly, Thomas H. Lee Equity Fund IV valued Big Flower as a going concern as described in factor (15) above, utilizing Big Flower management's projections.

    (17) Thomas H. Lee Equity Fund IV has not purchased any securities of Big Flower in any previous transactions, and therefore did not consider purchase price paid in previous transactions as a relevant factor.

    (18) Thomas H. Lee Equity Fund IV did not rely on any reports, opinions or appraisals of any party external to itself in arriving at its proposal accepted by Big Flower, represented by the independent directors of Big Flower and assisted by independent legal and financial advisors.
       Thomas H. Lee Equity Fund IV, however, reviewed reports prepared by its financing sources in the merger which did not address the fairness of the merger consideration to unaffiliated stockholders of Big Flower and were not material to its decision to proceed with the merger.

    Thomas H. Lee Equity Fund IV believes that these analyses and factors provide a reasonable basis for its belief that the merger is fair to the Big Flower unaffiliated stockholders, despite the fact that the merger does not require the affirmative vote of a majority of the unaffiliated stockholders of Big Flower. This belief, however, should not be construed as a recommendation to Big Flower's stockholders by Thomas H. Lee Equity Fund IV to vote for the adoption of the merger agreement.

    While Thomas H. Lee Equity Fund IV believes that the merger as negotiated is fair to Big Flower and its unaffiliated stockholders, representatives of Thomas
H. Lee Company attempted to negotiate the terms of a transaction that would be most favorable to Thomas H. Lee Equity Fund IV and Evercore Capital Partners, and not to Big Flower and its unaffiliated stockholders. Thomas H. Lee Equity Fund IV does not believe that it is an affiliate of the issuer at this time, nor that it owes any fiduciary duty to Big Flower or its unaffiliated stockholders, including with respect to the merger and its terms. Thomas H. Lee Equity Fund IV filed the Schedule 13E-3 solely in light of its relationship with Mr. Ammon and the fact that it has noticed that in some instances involving similar transactions, persons similarly situated to it have filed a Schedule 13E-3. Thomas H. Lee Equity Fund IV does not believe this relationship, which consists of an understanding with Mr. Ammon concerning Mr. Ammon's retention of shares of common stock owned and controlled by him in the merger, renders it an affiliate. Therefore, Thomas H. Lee Equity Fund IV believes that it assumes no responsibility for the fairness of the merger and its terms from the perspective of Big Flower and its unaffiliated stockholders who, as described elsewhere in this proxy statement, were represented at all relevant times by the independent directors of Big Flower and the independent legal and financial advisors who negotiated on their behalf with Thomas H. Lee Company and Evercore Capital Partners. However any ultimate determination of any duty owed by Thomas H. Lee Equity Fund IV to unaffiliated stockholders of Big Flower would be made by a court of competent jurisdiction.

    Both BFH Merger Corp. and THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, also believe that the merger is fair to Big Flower's unaffiliated stockholders, based upon the analyses and factors that formed the basis of Thomas H. Lee Equity Fund IV's fairness determination described above.

    EVERCORE CAPITAL PARTNERS AND ITS AFFILIATES

    Evercore Capital Partners believes that the merger is fair to Big Flower's unaffiliated stockholders, being those Big Flower stockholders other than members of management retaining shares of Big Flower common stock in the merger. Evercore Capital Partners, however, has not undertaken any formal evaluation of the fairness of the merger to Big Flower's unaffiliated stockholders. Evercore Capital Partners did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The decision was made after consideration of all the factors together. In addition to those listed above under "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28, which were considered based only on the facts and information available to Evercore Capital Partners, these factors include:

    (1) The fact that the current and past trading prices of Big Flower's common stock and earnings per share of Big Flower are comparable to or consistent with the trading prices of common stock and earnings per share of other similar companies.

    (2) The fact that the merger will provide Big Flower stockholders with a premium for their shares compared to the market price of Big Flower common stock on April 19, 1999, the date immediately prior to the day on which Big Flower publicly announced that it was going to explore possible strategic alternatives.

    (3) Big Flower's public announcement on April 20, 1999 that it intended to explore the possible strategic transactions, including a possible sale of Big Flower. This public announcement, together with the extensive market search performed by Big Flower's independent financial advisors, provided an opportunity for a competitive bidding process, which in turn created a market check on the value of the merger consideration.

    (4)  The fact that Big Flower advised Thomas H. Lee Company that the
    Thomas H. Lee Company's proposal was believed to be the best alternative for Big Flower and its stockholders.

    (5) The fact that the merger agreement was the result of active bargaining between Thomas H. Lee Company and Evercore Capital Partners, on the one hand, and Big Flower on the other, with Big Flower being represented by the independent directors of Big Flower who constituted a majority of the Big Flower board and assisted by independent legal and financial advisors.

    (6) The fact that the merger agreement provides Big Flower with the ability to terminate the merger if it determines that a bona fide superior transaction is available to the unaffiliated stockholders.

    (7) The determination of the independent directors of Big Flower that the terms of the merger agreement are fair to and in the best interest of Big Flower and its unaffiliated stockholders, and the unanimous recommendation of the independent directors of Big Flower that the stockholders of Big Flower vote in favor of the merger. See "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28 for a detailed discussion of the bases underlying this recommendation.

    (8) Notwithstanding that the opinions of the independent advisors to the Big Flower board of directors were intended solely for the information and assistance of the board of directors and that Evercore Capital Partners is not entitled to rely on them, the fact that the board of directors received a written opinion from each of two independent financial advisors as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders of Big Flower. See "--Opinions of Big Flower's Financial Advisors" on page 31 for a detailed discussion of these opinions.

    (9) The fact that the independent directors of Big Flower constituted a majority of the board of directors and represented the interests of the unaffiliated stockholders of Big Flower.

    (10) The fact that the independent directors of Big Flower, constituting a majority of the board of directors, retained and received advice from reputable independent outside legal and financial advisors separate and apart from the legal and other advisors of the management participants in the merger.

    (11) The facts that the independent directors of Big Flower, constituting a majority of the board of directors, engaged in extensive deliberations to evaluate the merger and alternatives to the merger and that Messrs. Ammon and Reilly recused themselves from, and neither participated in nor had any influence on, any of these deliberations.

    (12) The fact that any stockholder desiring to do so may exercise and perfect such stockholder's appraisal rights under DGCL and receive "fair value", as determined by the court, for the shares of Big Flower common stock which such stockholder holds.

    (13) The fact that although the transaction does not require the affirmative vote of a majority of the shares of common stock held by unaffiliated stockholders of Big Flower, the affirmative vote of approximately 40% of the shares held by unaffiliated stockholders is necessary to approve the transaction, assuming that members of management who hold shares of Big Flower common stock vote to approve the merger.

    (14) Evercore Capital Partners considered neither net book value nor liquidation value to be relevant or appropriate indicators of value in transactions of this sort involving advertising solutions companies. In considering the relevance of net book value analysis, Evercore Capital Partners concluded that the historical accounting treatment relating to the numerous acquisitions made by Big Flower diminished the benefit of using this type of analysis. With respect to the liquidation value analysis, Evercore Capital Partners considered this analysis inappropriate because it is not expected that Big Flower will be liquidated after the merger. Evercore Capital Partners believes that the most relevant analysis of Big Flower was to value the business on a going concern basis using Big Flower management's projections.

    (15) Evercore Capital Partners has not purchased any securities of Big Flower in any previous transactions, and therefore did not consider purchase price paid in previous transactions as a relevant factor.

    (16) Evercore Capital Partners did not rely on any reports, opinions or appraisals of any party external to itself and which were materially related to the merger in arriving at its proposal accepted by Big Flower, represented by the independent directors of Big Flower and assisted by independent legal and financial advisors.

    Evercore Capital Partners believes that these analyses and factors provide a reasonable basis for its belief that the merger is fair to the Big Flower unaffiliated stockholders, despite the fact that the merger does not require the affirmative vote of a majority of the unaffiliated stockholders of Big Flower. This belief, however, should not be construed as a recommendation to Big Flower's stockholders by Evercore Capital Partners to vote for the adoption of the merger agreement.

    While Evercore Capital Partners believes that the merger as negotiated is fair to Big Flower and its unaffiliated stockholders, it assumes that representatives of Thomas H. Lee Company attempted to negotiate the terms of a transaction that would be most favorable to Thomas H. Lee Equity Fund IV and Evercore Capital Partners, and not to Big Flower and its unaffiliated stockholders. Evercore Capital Partners does not believe that it is an affiliate of the issuer at this time, nor that it owes any fiduciary duty to Big Flower or its unaffiliated stockholders, including with respect to the merger and its terms. Evercore Capital Partners filed the Schedule 13E-3 solely in light of its relationship with Mr. Ammon and the fact that it had noticed that in some instances involving similar transactions, persons similarly situated to it have filed a Schedule 13E-3. Evercore Capital Partners does not believe this relationship, which consists of an understanding with Mr. Ammon concerning
Mr. Ammon's retention of shares of common stock owned and controlled by him in the merger, renders it an affiliate. Therefore, Evercore Capital Partners believes that it assumes no responsibility for the fairness of the merger and its terms from the perspective of Big Flower and its unaffiliated stockholders who, as described elsewhere in this proxy statement, were represented at all relevant times by the independent directors of Big Flower and the independent legal and financial advisors who negotiated on their behalf with Thomas H. Lee Company and Evercore Capital Partners. A court of competent jurisdiction would ultimately determine whether any fiduciary duties are owed by Evercore Capital Partners to the unaffiliated stockholders of Big Flower.

    Each of Evercore Partners, Evercore Capital Partners (NQ), Evercore Capital Offshore Partners (Cayman) and EBF Group also believes that the merger is fair to Big Flower's unaffiliated stockholders, based upon the analysis and factors that formed the basis of Evercore Capital Partners' fairness determination described above.

    R. THEODORE AMMON

    Mr. Ammon believes that the merger is fair to Big Flower's unaffiliated stockholders, being those Big Flower stockholders other than members of management retaining shares of Big Flower common stock in the merger. Mr. Ammon, however, has not undertaken any formal evaluation of the fairness of the merger to Big Flower's unaffiliated stockholders. Mr. Ammon did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching his determination. His decision was made after consideration of all the factors together. These factors include:

    (1) The fact that the current and past trading prices of Big Flower's common stock and earnings per share of Big Flower are comparable to or consistent with the trading prices of common stock and earnings per share of other similar companies.

    (2) The fact that the merger will provide Big Flower stockholders with a premium for their shares compared to the market price of Big Flower common stock on April 19, 1999, the date immediately prior to the time at which Big Flower publicly announced that it was going to explore possible strategic alternatives.

    (3) Big Flower's public announcement on April 20, 1999 that it intended to explore possible strategic transactions, including a possible sale of Big Flower. This public announcement together with the extensive market search performed by Big Flower's independent financial advisors provided an opportunity for a competitive bidding process, creating a market check on the value of the merger consideration.

    (4) The fact that the independent directors of Big Flower advised Mr. Ammon that Thomas H. Lee Company's proposal was believed to be the best alternative for Big Flower and its stockholders.

    (5) The fact that the merger agreement was, to Mr. Ammon's belief, an arm's-length negotiation between Big Flower, represented by the independent directors of Big Flower constituting a majority of the Big Flower board and assisted by independent legal and financial advisors, on the one hand, and Thomas H. Lee Company and Evercore Capital Partners, on the other.

    (6) The fact that the merger agreement provides Big Flower with the ability to terminate the merger if it determines that a bona fide superior transaction is available to the unaffiliated stockholders.

    (7) The determination of the independent directors of Big Flower that the terms of the merger agreement are fair to and in the best interest of Big Flower and its unaffiliated stockholders, and the unanimous recommendation of the independent directors of Big Flower that the stockholders of Big Flower vote in favor of the merger. See "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28 for a detailed discussion of the bases underlying this recommendation.

    (8) Notwithstanding that the opinions of the independent advisors to the Big Flower board of directors were intended solely for the information and assistance of the independent directors, the fact that the independent directors received a written opinion from each of two independent financial advisors as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders of Big Flower. See "--Opinions of Big Flower's Financial Advisors" on page 31 for a detailed discussion of these opinions.

    (9) The fact that the independent directors of Big Flower constituted a majority of the board of directors, and represented the interests of the unaffiliated stockholders of Big Flower.

    (10) The fact that the independent directors of Big Flower, constituting a majority of the board of directors, retained and received advice from reputable independent outside legal advisors and reputable independent financial advisors.

    (11) The facts that the independent directors of Big Flower, constituting a majority of the board of directors, engaged in extensive deliberations to evaluate the merger and alternatives to the merger, and that Messrs. Ammon and Reilly recused themselves from, and did not participate in nor have any influence on, any of these deliberations.

    (12) The fact that any stockholders desiring to do so may exercise and perfect their appraisal rights under DGCL and receive "fair value", as determined by the court, for the shares of common stock which such stockholder holds.

    (13) The fact that the merger provides unaffiliated stockholders of Big Flower with the opportunity to sell their shares of common stock in exchange for the merger consideration without incurring the transaction costs typically associated with market sales.

    (14) The fact that although the transaction does not require the affirmative vote of a majority of the shares of common stock held by unaffiliated stockholders of Big Flower, the affirmative vote of approximately 40% of the shares held by unaffiliated stockholders is necessary to approve the transaction, assuming that members of management who hold shares of Big Flower common stock vote to approve the merger.

    (15) In arriving at his conclusion that the merger is fair to Big Flower's unaffiliated stockholders, Mr. Ammon had the benefit of Thomas H. Lee Equity Fund IV's quantitative financial analyses, which were based upon projections developed by Thomas H. Lee Equity Fund IV, which in turn were based in part on projections provided by management and discussions with management, and Thomas H. Lee Equity Fund IV's own assessment of future events. Thomas H. Lee Equity Fund IV then developed a recapitalization model based on these projections which allowed Thomas H. Lee Equity Fund IV to examine various scenarios with respect to such characteristics as debt capacity, required capital spending, operating cash flow and return on equity to establish the proper capitalization to be implemented in the merger. Those models were made available to Mr. Ammon. While the purpose of these analyses was not to determine what would be a fair amount of consideration, from a financial point of view, to be paid to the unaffiliated stockholders of Big Flower, in the view of Mr. Ammon, the results of those models support the conclusion that the merger consideration is fair to unaffiliated stockholders of Big Flower.

    (16) Mr. Ammon considered neither net book value nor liquidation value to be relevant indicators of value. In considering the relevance of net book value analysis, Mr. Ammon concluded that the historical accounting treatment relating to the numerous acquisitions by Big Flower, including extraordinary charges associated with these acquisitions, diminished the benefit of using this type of analysis. With respect to liquidation value analysis, Mr. Ammon considered this analysis inappropriate because it is not expected that Big Flower will be liquidated after the merger. Accordingly, Mr. Ammon valued Big Flower as a going concern as described in factor (15) above, utilizing Big Flower management's projections.

    (17) Mr. Ammon has not purchased any securities of Big Flower since 1996, and therefore did not consider purchase price paid in previous transactions as a relevant factor.

    Mr. Ammon has recused himself from considering this merger transaction. Big Flower and its unaffiliated stockholders, as described elsewhere in this proxy statement, were represented at all relevant times by the independent directors of Big Flower and their independent legal and financial advisors who negotiated on their behalf.

EDWARD T. REILLY

    Mr. Reilly believes that the merger is fair to Big Flower's unaffiliated stockholders, being those Big Flower stockholders other than members of management retaining shares of Big Flower common stock in the merger.
Mr. Reilly, however, has not undertaken any formal evaluation of the fairness of the merger to Big Flower's unaffiliated stockholders. Mr. Reilly did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching his determination. His decision was made after consideration of all the factors together. These factors include:

    (1) The fact that the current and past trading prices of Big Flower's common stock and earnings per share of Big Flower are comparable to or consistent with the trading prices of common stock and earnings per share of other similar companies.

    (2) The fact that the merger will provide Big Flower stockholders with a premium for their shares compared to the market price of Big Flower common stock on April 19, 1999, the date immediately prior to the time at which Big Flower publicly announced that is was going to explore possible strategic alternatives.

    (3) Big Flower's public announcement on April 20, 1999 that it intended to explore possible strategic transactions, including a possible sale of Big Flower. This public announcement together with the extensive market search performed by Big Flower's independent financial advisors provided an opportunity for a competitive bidding process, creating a market check on the value of the merger consideration.

    (4) The fact that the independent directors of Big Flower advised
       Mr. Reilly that Thomas H. Lee Company's proposal was believed to be the best alternative for Big Flower and its stockholders.

    (5) The fact that the merger agreement was, to Mr. Reilly's belief, an arm's-length negotiation between Big Flower, represented by the independent directors of Big Flower constituting a majority of the Big Flower board and assisted by independent legal and financial advisors, on the one hand, and Thomas H. Lee Company and Evercore Capital Partners, on the other.

    (6) The fact that the merger agreement provides Big Flower with the ability to terminate the merger if it determines that a bona fide superior transaction is available to the unaffiliated stockholders.

    (7) The determination of the independent directors of Big Flower that the terms of the merger agreement are fair to and in the best interest of Big Flower and its unaffiliated stockholders, and the unanimous recommendation of the independent directors of Big Flower that the stockholders of Big Flower vote in favor of the merger. See "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28 for a detailed discussion of the bases underlying this recommendation.

    (8) Notwithstanding that the opinions of the independent advisors to the Big Flower board of directors were intended solely for the information and assistance of the independent directors, the fact that the independent directors received a written opinion from each of two independent financial advisors as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders of Big Flower. See "--Opinions of Big Flower's Financial Advisors" on page 31 for a detailed discussion of these opinions.

    (9) The fact that the independent directors of Big Flower constituted a majority of the board of directors, and represented the interests of the unaffiliated stockholders of Big Flower.

    (10) The fact that the independent directors of Big Flower, constituting a majority of the board of directors, retained and received advice from reputable independent outside legal advisors and reputable independent financial advisors.

    (11) The facts that the independent directors of Big Flower, constituting a majority of the board of directors, engaged in extensive deliberations to evaluate the merger and alternatives to the merger, and that Messrs. Ammon and Reilly recused themselves from, and did not participate in nor have any influence on, any of these deliberations.

    (12) The fact that any stockholders desiring to do so may exercise and perfect their appraisal rights under DGCL and receive "fair value", as determined by the court, for the shares of common stock which such stockholder holds.

    (13) The fact that the merger provides unaffiliated stockholders of Big Flower with the opportunity to sell their shares of common stock in exchange for the merger consideration without incurring the transaction costs typically associated with market sales.

    (14) The fact that although the transaction does not require the affirmative vote of a majority of the shares of common stock held by unaffiliated stockholders of Big Flower, the affirmative vote of approximately 40% of the shares held by unaffiliated stockholders is necessary to approve the transaction, assuming that members of management who hold shares of Big Flower common stock vote to approve the merger.

    (15) In arriving at his conclusion that the merger is fair to Big Flower's unaffiliated stockholders, Mr. Reilly had the benefit of Thomas H. Lee Equity Fund IV's quantitative financial analyses, which were based upon projections developed by Thomas H. Lee Equity Fund IV, which in turn were based in part on projections provided by management and discussions with management, and Thomas H. Lee Equity Fund IV's own assessment of future events. Thomas H. Lee Equity IV then developed a recapitalization model based on these projections which allowed Thomas H. Lee Equity Fund IV to examine various scenarios with respect to such characteristics as debt capacity, required capital spending, operating cash flow and return on equity to establish the proper capitalization to be implemented in the merger. Those models were made available to Mr. Reilly. While the purpose of these analyses was not to determine what would be a fair amount of consideration, from a financial point of view, to be paid to the unaffiliated stockholders of Big Flower, in the view of Mr. Reilly, the results of those models support the conclusion that the merger consideration is fair to unaffiliated stockholders of Big Flower.

    (16) Mr. Reilly considered neither net book value nor liquidation value to be relevant indicators of value. In considering the relevance of net book value analysis, Mr. Reilly concluded that the historical accounting treatment relating to the numerous acquisitions by Big Flower, including extraordinary charges associated with these acquisitions, diminished the benefit of using this type of analysis. With respect to liquidation value analysis, Mr. Reilly considered this analysis inappropriate because it is not expected that Big Flower will be liquidated after the merger. Accordingly, Mr. Reilly valued Big Flower as a going concern as described in factor (15) above, utilizing Big Flower management's projections.

    (17) Mr. Reilly has not purchased any securities of Big Flower since 1996, and therefore did not consider purchase price paid in previous transactions as a relevant factor.

    Mr. Reilly has recused himself from considering this merger transaction. Big Flower and its unaffiliated stockholders, as described elsewhere in this proxy statement, were represented at all relevant times by the independent directors of Big Flower and their independent legal and financial advisors who negotiated on their behalf.

RICHARD L. RITCHIE

    Mr. Ritchie believes that the merger is fair to Big Flower's unaffiliated stockholders, being those Big Flower stockholders other than members of management retaining shares of Big Flower common stock in the merger.
Mr. Ritchie, however, has not undertaken any formal evaluation of the fairness of the merger to Big Flower's unaffiliated stockholders. Mr. Ritchie did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching his determination. His decision was made after consideration of all the factors together. These factors include:

    (1) The fact that the current and past trading prices of Big Flower's common stock and earnings per share of Big Flower are comparable to or consistent with the trading prices of common stock and earnings per share of other similar companies.

    (2) The fact that the merger will provide Big Flower stockholders with a premium for their shares compared to the market price of Big Flower common stock on April 19, 1999, the date immediately prior to the time at which Big Flower publicly announced that is was going to explore possible strategic alternatives.

    (3) Big Flower's public announcement on April 20, 1999 that it intended to explore possible strategic transactions, including a possible sale of Big Flower. This public announcement together with the extensive market search performed by Big Flower's independent financial advisors provided an opportunity for a competitive bidding process, creating a market check on the value of the merger consideration.

    (4) The fact that the independent directors of Big Flower advised
       Mr. Ritchie that Thomas H. Lee Company's proposal was believed to be the best alternative for Big Flower and its stockholders.

    (5) The fact that the merger agreement was, to Mr. Ritchie's belief, an arm's-length negotiation between Big Flower, represented by the independent directors of Big Flower constituting a majority of the Big Flower board and assisted by independent legal and financial advisors, on the one hand, and Thomas H. Lee Company and Evercore Capital Partners, on the other.

    (6) The fact that the merger agreement provides Big Flower with the ability to terminate the merger if it determines that a bona fide superior transaction is available to the unaffiliated stockholders.

    (7) The determination of the independent directors of Big Flower that the terms of the merger agreement are fair to and in the best interest of Big Flower and its unaffiliated stockholders, and the unanimous recommendation of the independent directors of Big Flower that the stockholders of Big Flower vote in favor of the merger. See "--Big Flower's Reasons for the Merger; Recommendation of the Big Flower Board of Directors" on page 28 for a detailed discussion of the bases underlying this recommendation.

    (8) Notwithstanding that the opinions of the independent advisors to the Big Flower board of directors were intended solely for the information and assistance of the independent directors, the fact that the independent directors received a written opinion from each of two independent financial advisors as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders of Big Flower. See "--Opinions of Big Flower's Financial Advisors" on page 31 for a detailed discussion of these opinions.

    (9) The fact that the independent directors of Big Flower constituted a majority of the board of directors, and represented the interests of the unaffiliated stockholders of Big Flower.

    (10) The fact that the independent directors of Big Flower, constituting a majority of the board of directors, retained and received advice from reputable independent outside legal advisors and reputable independent financial advisors.

    (11) The facts that the independent directors of Big Flower, constituting a majority of the board of directors, engaged in extensive deliberations to evaluate the merger and alternatives to the merger, and that Messrs. Ammon and Reilly recused themselves from, and did not participate in nor have any influence on, any of these deliberations.

    (12) The fact that any stockholders desiring to do so may exercise and perfect their appraisal rights under DGCL and receive "fair value", as determined by the court, for the shares of common stock which such stockholder holds.

    (13) The fact that the merger provides unaffiliated stockholders of Big Flower with the opportunity to sell their shares of common stock in exchange for the merger consideration without incurring the transaction costs typically associated with market sales.

    (14) The fact that although the transaction does not require the affirmative vote of a majority of the shares of common stock held by unaffiliated stockholders of Big Flower, the affirmative vote of approximately 40% of the shares held by unaffiliated stockholders is necessary to approve the transaction, assuming that members of management who hold shares of Big Flower common stock vote to approve the merger.

    (15) In arriving at his conclusion that the merger is fair to Big Flower's unaffiliated stockholders, Mr. Ritchie had the benefit of Thomas H. Lee Equity Fund IV's quantitative financial analyses, which was based upon projections developed by Thomas H. Lee Equity Fund IV, which in turn were based in part on projections provided by management and discussions with management, and Thomas H. Lee Equity Fund IV's own assessment of future events. Thomas H. Lee Equity IV then developed a recapitalization model based on these projections which allowed Thomas H. Lee Equity Fund IV to examine various scenarios with respect to such characteristics as debt capacity, required capital spending, operating cash flow and return on equity to establish the proper capitalization to be implemented in the merger. Those models were made available to Mr. Ritchie. While the purpose of these analyses was not to determine what would be a fair amount of consideration, from a financial point of view, to be paid to the unaffiliated stockholders of Big Flower, in the view of Mr. Ritchie, the results of those models support the conclusion that the merger consideration is fair to unaffiliated stockholders of Big Flower.

    (16) Mr. Ritchie considered neither net book value nor liquidation value to be relevant indicators of value. In considering the relevance of net book value analysis, Mr. Ritchie concluded that the historical accounting treatment relating to the numerous acquisitions by Big Flower, including extraordinary charges associated with these acquisitions, diminished the benefit of using this type of analysis. With respect to liquidation value analysis, Mr. Ritchie considered this analysis inappropriate because it is not expected that Big Flower will be liquidated after the merger. Accordingly, Mr. Ritchie valued Big Flower as a going concern as described in factor (15) above, utilizing Big Flower management's projections.

    (17) Mr. Ritchie has not purchased any securities of Big Flower in any previous transactions, and therefore did not consider purchase price paid in previous transactions as a relevant factor.

    Big Flower and its unaffiliated stockholders, as described elsewhere in this proxy statement, were represented at all relevant times by the independent directors of Big Flower and their independent legal and financial advisors who negotiated on their behalf.

CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

    In connection with the original evaluation by third parties, including Thomas H. Lee Company and Evercore Capital Partners, of a possible transaction involving Big Flower, Big Flower provided some nonpublic estimates reflecting management's views as to the possible future performance of Big Flower. Then, in connection with the recent renegotiation of the terms of the merger, Big Flower provided Thomas H. Lee Company and Evercore Capital Partners with revised nonpublic estimates for the two fiscal years ending in 2000 which reflected the weaker than originally anticipated results of the Company's core businesses, offset by (a) earnings from businesses acquired since the date of the original projections and (b) greater than previously estimated reductions in overhead costs. It is these revised estimates, together with estimates for the fiscal years ending 2001 to 2004, which are set forth below. Management based these estimates on assumptions that it believed to be reasonable at the time. Management's belief as to the reasonableness of its estimates and of the assumptions underlying these estimates is based upon the use of industry data and management's history of operations of Big Flower.

    The material assumptions underlying these estimates were that:

    - on a pro forma basis, assuming all businesses have been owned since January 1, 1998, overall sales would increase by 0.3% and 6.3% for fiscal 1999 and 2000, respectively, based upon the historical rate of growth of Big Flower,

    - EBITDA and operating income would increase as a result of sales growth and because of higher growth in Big Flower's higher margin businesses and efficiencies relating to integrating recently completed acquisitions,

    - Big Flower's future expenses would remain consistent with past practice other than for certain cost savings, including both reduction in overhead costs and material purchases related to recently integrated acquisitions, and

    - there would be no additional acquisitions made during such periods, which assumption is contrary to the historical operating strategy of Big Flower and contrary to Big Flower's strategic plans following the merger.

    These estimates were provided on a confidential basis and are summarized in the following table:

                                                          FORECAST
                         ---------------------------------------------------------------------------
                                               FISCAL YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------------------
                          1999(1)        2000         2001         2002         2003         2004
(AMOUNTS IN 000'S)       ----------   ----------   ----------   ----------   ----------   ----------
Sales..................  $1,879,445   $1,997,514   $2,117,760   $2,242,954   $2,369,788   $2,504,692
% Growth...............        0.3%         6.3%         6.0%         5.9%         5.7%         5.7%
EBITDA.................  $  260,244   $  298,606   $  328,671   $  351,793   $  373,433   $  395,683
% Margin...............       13.8%        14.9%        15.5%        15.7%        15.8%        15.8%
EBIT...................  $  158,183   $  192,050   $  217,766   $  239,650   $  258,314   $  279,631
% Margin...............        8.4%         9.6%        10.3%        10.7%        10.9%        11.2%
Net Income.............  $   44,290   $   61,726   $   82,896   $  103,002   $  122,966   $  141,855
Basic EPS..............  $     2.22   $     2.61   $     3.50   $     4.35   $     5.19   $     5.99
Diluted EPS............  $     1.94   $     2.57   $     3.27   $     4.04   $     4.81   $     5.54

------------------------

(1) Fiscal year 1999 estimates are pro forma for the Drake Automation Limited acquisition completed July 1, 1999 and the J.J. Grace Incorporated acquisition completed August 3, 1999.

    THESE ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. NONE OF BIG FLOWER, THOMAS H. LEE COMPANY, EVERCORE CAPITAL PARTNERS OR THEIR RESPECTIVE AFFILIATES OR BIG FLOWER'S INDEPENDENT AUDITORS ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF THIS INFORMATION. IN ADDITION, BECAUSE THESE ESTIMATES ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND OTHER CONTINGENCIES BEYOND BIG FLOWER'S CONTROL, THERE CAN BE NO ASSURANCE THAT THESE ESTIMATES WILL BE REALIZED; ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. GIVEN THE FACT THAT EACH YEAR SINCE 1994 BIG FLOWER HAS ACQUIRED IN EXCESS OF 5 ENTITIES PER YEAR ON AVERAGE, ANY YEAR OVER YEAR COMPARISON BEYOND 1999 IS UNLIKELY TO PROVIDE A REALISTIC VIEW OF BIG FLOWER'S BUSINESS OR PERFORMANCE. BIG FLOWER DOES NOT GENERALLY PUBLISH ITS BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL DISCLOSURES OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, BIG FLOWER DOES NOT INTEND TO, AND SPECIFICALLY DECLINES ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IF ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. ALSO, BIG FLOWER DOES NOT INTEND TO, AND SPECIFICALLY DECLINES ANY OBLIGATION TO, UPDATE OR REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. NEITHER BIG FLOWER'S AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THESE ESTIMATES, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON THIS INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THIS PROSPECTIVE FINANCIAL INFORMATION.

CONSEQUENCES OF THE MERGER; PLANS FOR BIG FLOWER AFTER THE MERGER

    Immediately following the completion of the merger and the related recapitalization:

    - all of the common stock of Big Flower is expected to be owned, directly or indirectly, by Thomas H. Lee Equity Fund IV, Evercore Capital Partners, R. Theodore Ammon and a rabbi trust, which will own approximately 64%, 17.9%, 13.8% and 4.3% of such stock, respectively, excluding warrants which will be held by Thomas H. Lee Equity Fund IV for shares of Big

      Flower's common stock received in connection with the mezzanine debt financing of Big Flower in the merger,

    - no current stockholders of Big Flower, other than the members of management who are expected to hold direct or indirect equity interests in Big Flower after the merger, will participate in Big Flower's future earnings and growth,

    - Thomas H. Lee Equity Fund IV, Evercore Capital Partners and the members of management who are expected to hold direct or indirect equity interests in Big Flower after the merger will have the opportunity to benefit from any earnings and growth of Big Flower, and will bear the risk of any decrease in Big Flower's value as well as the increased leverage of Big Flower,

    - Big Flower will incur a significant amount of additional debt,

    - Big Flower's common stock will no longer be traded on the NYSE, price quotations will no longer be available and the registration of Big Flower common stock under the Securities Exchange Act of 1934 will be terminated,

    - the board of directors of Big Flower after the merger is expected to be comprised of R. Theodore Ammon, Edward T. Reilly, Thomas H. Lee, Anthony
      J. DiNovi, Scott M. Sperling, Roger C. Altman, Austin M. Beutner and two additional persons to be determined by Thomas H. Lee Equity Fund IV, with Evercore Capital Partners and R. Theodore Ammon consenting to those two additional persons,

    - executive officers of Big Flower, including the chairman of the board, the chief executive officer and the chief financial officer, will be the executive officers of Big Flower following the merger,

    - it is expected that Columbine JDS Systems will no longer be a subsidiary of Big Flower, but will be owned by an affiliate of BFH Merger Corp., still to be formed and ultimately to be controlled by Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon, and

    - it is expected that the private Internet investments currently owned by XL Ventures and other Big Flower subsidiaries will have been sold to an affiliate of BFH Merger Corp., still to be formed and ultimately to be controlled by Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon.

    Following the completion of the merger, Thomas H. Lee Equity Fund IV and Evercore Capital Partners expect that the business and operations of Big Flower will be continued substantially as they are currently being conducted, except as these operations are affected by the sale of Columbine JDS Systems and the sale of Big Flower's private Internet investments. The board of directors and management of Big Flower following the merger will, however, continue to evaluate Big Flower's business, operations, corporate structure and organization and will make changes as they deem appropriate.

CONFLICTS OF INTEREST OF CERTAIN MEMBERS OF THE BIG FLOWER BOARD OF DIRECTORS AND MANAGEMENT

    When you consider the recommendations of the Big Flower board of directors, you should be aware that the members of management who are expected to hold direct or indirect equity interests in Big Flower after the merger, including Messrs. Ammon and Reilly, may have interests in the merger that are different from your interests. These interests may create potential conflicts of interest. The Big Flower board of directors was aware of these interests when it approved the merger agreement. Messrs. Ammon and Reilly did not participate in the discussions of the board of directors regarding the merger and related recapitalization and abstained from voting on the approval by the board of the merger agreement.

    EQUITY INVESTMENT

    In the recapitalization that will occur at the same time as the completion of the merger, some of the shares of Big Flower common stock will be retained by
R. Theodore Ammon in the merger. It is expected that some of the stock options to acquire shares of Big Flower common stock held by members of management, including Edward T. Reilly, may be surrendered, in whole or in part, in exchange for an interest in a rabbi trust to which Big Flower will issue shares of Big Flower common stock. The number of shares of Big Flower common stock to be issued to the rabbi trust upon the surrender of these options would be determined by dividing the aggregate spread value of the surrendered options by $31.50. It is currently expected that following the merger, R. Theodore Ammon and the rabbi trust will hold approximately 13.8% and 4.3%, respectively, of Big Flower's remaining common stock.

    The following table sets forth the direct or indirect investments in Big Flower that we assume employees and members of management will hold immediately after the merger. The investments will consist of directly or indirectly retained shares of common stock and/or interests in a rabbi trust that will hold shares of Big Flower common stock. Shares of Big Flower common stock have been valued at $31.50 for the purpose of the table. Each existing option to acquire common stock has been valued at the difference between $31.50 and the exercise price of the option, multiplied by the number of shares of Big Flower common stock subject to the option.

                                                                                                            DOLLAR VALUE OF
                                                                                                           EXISTING OPTIONS
                                                                   NUMBER OF          DOLLAR VALUE OF       TO BE EXCHANGED
                                                                EXISTING SHARES      EXISTING SHARES OF       DIRECTLY OR
                                                                OF COMMON STOCK       COMMON STOCK TO       INDIRECTLY INTO
                                                                TO BE RETAINED          BE RETAINED          COMMON STOCK
                                                                 IN BIG FLOWER         IN BIG FLOWER         OF BIG FLOWER
NAME                                                             IN THE MERGER         IN THE MERGER         IN THE MERGER
----                                                          -------------------   --------------------   -----------------
R. Theodore Ammon...........................................       1,678,916        $      52,885,855         $         0
Edward T. Reilly............................................                                                    3,500,000
Richard L. Ritchie..........................................                                                    2,000,000
Employees of Big Flower (8 employees)(excluding executive
  officers).................................................                                                      500,000
Employees of TC Advertising and subsidiaries
  (55 employees)............................................                                                    5,900,000
Employees of Webcraft and subsidiaries
  (40 employees)............................................                                                    3,200,000
Employees of Laser Tech Color and subsidiaries
  (27 employees)............................................                                                    2,200,000
                                                                   ---------        --------------------      -----------
        Total...............................................       1,678,916        $      52,885,855         $17,300,000
                                                                   =========        ====================      ===========

    As of October 22, 1999, the members of management directly or indirectly retaining shares of Big Flower common stock and/or interests in a rabbi trust that will hold shares of Big Flower common stock beneficially owned a total of 2,686,611 shares of Big Flower common stock, including shares which they may acquire within 60 days upon exercise of stock options, or approximately 13.2% of the shares of Big Flower common stock outstanding on that date. Appendix E to this document includes information relating to transactions since August 12, 1999 involving Big Flower common stock effected by or on behalf of Thomas H. Lee Equity Fund IV, Evercore Capital Partners, Big Flower and any directors and executive officers of Big Flower who are expected to hold equity interests in Big Flower after the merger.

    ARRANGEMENTS WITH THOMAS H. LEE COMPANY AND EVERCORE CAPITAL PARTNERS

    We expect that Thomas H. Lee Equity Fund IV and Evercore Capital Partners will enter into an agreement before the merger with respect to various pre-merger matters, including their relative entitlements to receive (1) a share of the termination fee if the merger does not occur in circumstances which trigger the payment of this fee and (2) payment for their out-of pocket fees and expenses if the merger does not occur in circumstances which trigger the payment of these fees and expenses up to a cap of $10 million. For more information regarding the consequences of the merger not occurring, see "The Merger Agreement--Termination and Effects of Termination" on page 87.

    We expect that Big Flower will enter into a management agreement with Thomas H. Lee Company, Evercore Capital Partners or their respective affiliates under which Thomas H. Lee Company, Evercore Capital Partners or their respective affiliates will provide consulting and management advisory services to Big Flower following the merger. In return for those services, Thomas H. Lee Company or its affiliates will receive an annual management fee of $1.0 million, payable monthly, and Evercore Advisors Inc. will receive an annual management fee of $250,000, payable monthly. In addition, in connection with the merger, Thomas H. Lee Company and its affiliates are expected to receive from Big Flower a one-time transaction fee of $20 million in the aggregate and Evercore Capital Partners and its affiliates are expected to receive from Big Flower a one-time transaction fee of $4.3 million in the aggregate. These fees are included in Big Flower's estimate of fees and expenses of the merger appearing on page 71.

    AGREEMENTS RELATING TO EQUITY IN BIG FLOWER FOLLOWING THE MERGER

    Mr. Ammon has consented to Big Flower's inclusion of a reference in the merger agreement to his retention of two million shares of Big Flower common stock in the merger and has understandings with Thomas H. Lee Company and Evercore Capital Partners with respect to certain governance and shareholders' issues following the merger. The parties expect to formalize these understandings in a written shareholders agreement, which is intended to confer rights consistent with Big Flower's accounting for the merger as a recapitalization. Although the terms of the shareholders agreement have not yet been finalized and reduced to writing, it is expected that they will, among other things,

    - restrict transfers of the shares of Big Flower common stock by Evercore Capital Partners and Mr. Ammon prior to an initial public offering,

    - permit Thomas H. Lee Equity Fund IV, Evercore Capital Partners and Mr. Ammon to purchase equity securities proposed to be issued by Big Flower on a preemptive basis,

    - require Evercore Capital Partners and Mr. Ammon to sell shares of Big Flower common stock in some circumstances should Thomas H. Lee Equity Fund IV choose to sell any shares of Big Flower common stock owned by it,

    - permit Evercore Capital Partners and Mr. Ammon to participate in some sales of shares of Big Flower common stock by Thomas H. Lee Equity Fund IV, and

    - provide for registration rights on customary terms.

    It is also expected that the shareholders agreement will provide Thomas H. Lee Equity Fund IV the right to appoint, subject to a limited right of approval of Evercore Capital Partners and Mr. Ammon, a majority of the members of the board of directors of Big Flower.

    TREATMENT OF STOCK OPTIONS

    Big Flower and BFH Merger Corp. intend that, in the merger, all outstanding and unexercised Big Flower stock options, whether vested or unvested, will be treated in either of the following ways:

    - the options will be surrendered by the holder prior to the effective time of the merger in exchange for the number of shares of Big Flower common stock equal to the spread value of the option divided by $31.50. These shares of Big Flower common stock issued to the option holder will be converted into the right to receive the same merger consideration received by Big Flower stockholders per share of Big Flower common stock. No fractional shares of Big Flower common stock will be issued in the exchange but Big Flower will pay the holder cash in lieu of the fractional interest; or

    - alternatively, Big Flower, BFH Merger Corp. and an option holder may agree to a different treatment of that holder's options. This different treatment may include a direct or indirect equity interest in Big Flower, including an interest in a rabbi trust which holds as its asset the spread value of a holder's option in the form of Big Flower common stock.

    Big Flower has agreed to use its best efforts to obtain the consent from Big Flower option holders to the treatment of the options as set forth in the first bullet point above, unless Big Flower, BFH Merger Corp. and an option holder agree to a different treatment.

    If, at the time of the merger, an option holder has not consented to his or her options being treated as described in the first bullet point above, or agreed with Big Flower and BFH Merger Corp. to a different treatment of his or her options, those options will be cancelled in the merger and converted into the right to receive cash equal to $31.50 less the per share exercise price of the options, multiplied by the number of shares of Big Flower common stock subject to the options.

    This document assumes that certain options, as more fully reflected on page 60, will be exchanged for an interest in a rabbi trust, while the remaining options are surrendered as set forth in the first bullet point above.

    SEVERANCE AGREEMENTS

    Big Flower has severance agreements with its executive officers and other key employees. Generally, these agreements provide that if the employment of any of these employees is terminated under specified circumstances within 12 months after a change of control, the employee will be entitled to receive various benefits. The completion of the merger may constitute a change of control for purposes of these agreements. The benefits, which vary depending on the employee, include:

    - a cash payment equal to up to three times the current base salary and highest bonus received in the previous three years,

    - the immediate vesting and exercisability of all outstanding equity incentive awards, including stock options,

    - the right to receive a cash payment equal to the spread on all outstanding stock options,

    - a cash payment with respect to foregone fringe benefits,

    - additional service credit for purposes of the supplemental retirement benefit, and

    - the payment by Big Flower of the amount necessary, if any, to offset the effects of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986.

    We estimate these benefits to be as follows: R. Theodore Ammon, $13.2 million (includes loss of deductions to Big Flower and gross up payments for excise taxes); Edward T. Reilly, $9.2 million; Mark

A. Angelson, $6.7 million; and Richard L. Ritchie, $3.8 million. Big Flower does not expect to terminate the employment of any of these employees in connection with the merger.

ACCOUNTING TREATMENT

    Big Flower will account for the merger as a recapitalization because current management retaining shares of Big Flower common stock in the merger will have a significant continuing interest in Big Flower common stock following the merger. As a result, the merger will have no impact on the historical basis of Big Flower's assets and liabilities.

SOURCE AND AMOUNT OF FUNDS

    EQUITY COMMITMENTS

    Thomas H. Lee Equity Fund IV and Evercore Capital Partners have committed to contribute an aggregate of up to approximately $458 million in cash to BFH Merger Corp. as part of the merger and related transactions. This amount will be reduced by approximately $138 million, which represents the value attributed to: first, direct or indirect equity interests in Big Flower that members of management are expected to hold immediately after the merger; and second, the funds used by affiliates of BFH Merger Corp. to purchase Columbine JDS Systems, and purchase Big Flower's private Internet investments, at the time of the merger.

    The commitments of each of Thomas H. Lee Equity Fund IV and Evercore Capital Partners are as follows (in millions):

EQUITY INVESTORS                                               COMMITMENT
----------------                                              ------------
Thomas H. Lee Equity Fund IV................................  $      369.1
Evercore Capital Partners...................................  $       88.4
                                                              ------------
Total.......................................................  $      457.5
                                                              ============

    The commitments of each of Thomas H. Lee Equity Fund IV and Evercore Capital Partners are subject to the execution of documentation customary in financings of this type.

    If the equity commitments of Thomas H. Lee Equity Fund IV and Evercore Capital Partners are reduced because affiliates of BFH Merger Corp. purchase Columbine JDS Systems, or purchase Big Flower's private Internet investments, the funds used by the BFH Merger Corp. affiliates in these transactions will be dividended to Big Flower Press and/or Big Flower and used as part of the funds to effect the merger and related recapitalization.

    DEBT FINANCINGS

    GENERAL. Big Flower, Big Flower Press and Columbine JDS Systems expect to enter into debt financing arrangements at the time of the merger aggregating approximately $950 million if Columbine JDS Systems is sold at the time of the merger. If Columbine JDS Systems is not sold at the time of the merger, Big Flower and Big Flower Press, but not Columbine JDS Systems, expect to enter into debt financing arrangements at the time of the merger aggregating approximately $950 million. These amounts exclude the debt financing arrangements which will be entered into at the time of the merger if the debt tender offer, described below under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70, is consummated at the time of the merger. If this debt tender offer is consummated, the debt financing arrangements will increase by approximately $600 million if Columbine JDS is sold at the time of the merger, and approximately $585 million if Columbine JDS Systems is not sold at the time of the merger.

    The arrangements, excluding the amounts required to consummate the debt tender offer, are expected to consist of:

    - $400 million of senior bank financing at Big Flower Press or, if Columbine JDS is not sold at the time of the merger, $515 million of senior bank financing;

    - $300 million of high yield financing at Big Flower;

    - $100 million of mezzanine financing at Big Flower or, if Columbine JDS Systems is not sold at the time of the merger, $135 million of mezzanine financing;

    - $115 million of senior bank financing at Columbine JDS Systems if Columbine JDS Systems is sold at the time of the merger; and

    - $35 million of mezzanine financing at Columbine JDS Systems if Columbine JDS Systems is sold at the time of the merger.

    The changes to these arrangements if the debt tender offer is consummated at the time of the merger are described below under the heading "Special Factors--Big Flower Press Debt Tender Offer," on page 70. The following summary of the debt financing arrangements assume the debt tender offer is not consummated at the time of the merger.

    Big Flower Press will be the primary borrower under its senior bank financing. Big Flower Press may request that its wholly-owned foreign subsidiaries be borrowers also.

    Big Flower expects that the high yield financing, if consummated, will take the form of high yield debt securities. If Big Flower cannot consummate the issuance and sale of the high yield debt securities at the time of the merger, Big Flower expects to enter into a bridge loan for which it has a commitment. The bridge loan is expected to be on terms less favorable to Big Flower than the terms of the high yield debt securities. Also, the bridge loan is initially expected to bear interest at a rate in excess of the expected interest rate on the high yield debt securities, and the rate would increase over time.

    We anticipate that the full proceeds of the high yield financing and the mezzanine financings, together with a portion of the proceeds of the senior bank financings and the equity commitments of Thomas H. Lee Equity Fund IV and Evercore Capital Partners, will be used:

    - to finance the merger consideration payable to:

       -- the holders of Big Flower common stock (including option holders who surrender their options in exchange for shares of Big Flower common stock), but excluding the equity interests in Big Flower which are expected to be retained by members of management in the merger and options which are treated in a manner requiring no cash payment, and

       -- the QUIPS holders who elect to convert their QUIPS into Big Flower common stock prior to the merger,

    - to refinance some of Big Flower's outstanding debt, including debt under Big Flower Press' existing senior bank facility, and to pay related fees and expenses of the merger and related transactions, and

    - to provide for Big Flower's and its subsidiaries' working capital and general corporate requirements after the merger.

    We expect that, if the debt tender offer is not consummated at the time of the merger, approximately $183 million of the senior bank financing would not be borrowed immediately, but would be used as needed to satisfy the working capital and general corporate requirements of Big Flower after the merger.

    On October 11, 1999, commitment letters were provided for the senior bank financings, a bridge loan relating to the high yield financing and the mezzanine financings. The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the financings contemplated by the commitments.

    These debt financing arrangements assume the conversion of all outstanding QUIPS into Big Flower common stock prior to the merger. However, the QUIPS holders could decide not to convert their QUIPS or could exercise their conversion rights after the merger. If the QUIPS holders convert their QUIPS after the merger, they would receive the same consideration they would have received had they exercised their conversion rights prior to the merger.

    THE SENIOR BANK FINANCING AT BIG FLOWER PRESS.

    SUMMARY. We expect the senior bank financing at Big Flower Press to consist of:

    - If Columbine JDS Systems is sold at the time of the merger:

       --  a $200 million term loan facility, and

       --  a $200 million revolving credit facility, or

    - If Columbine JDS Systems is not sold at the time of the merger:

       --  a $300 million term loan facility, and

       --  a $215 million revolving credit facility.

    We describe how this financing changes if the debt tender offer is consummated under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70.

    AGENTS. The Chase Manhattan Bank will act as administrative agent for the syndicate of lenders providing the senior bank financing. Bankers Trust Company or an affiliate will act as syndication agent for the bank facilities.

    FEES. In its capacity as administrative agent, Chase will receive a standard annual administrative fee. The revolving credit facility will include a sub-limit for the issuance of letters of credit. In its capacity as issuing bank of any letters of credit, Chase will receive a standard fronting fee equal to a specified percentage per annum of the undrawn face amount of the letters of credit. Big Flower Press will also pay to the lenders a commitment fee equal to 0.5% per annum of the undrawn portion of each lender's commitment from time to time.

    INTEREST. Borrowings made under the revolving credit facility will bear interest at a rate equal to, at Big Flower Press' option, a eurodollar rate (LIBOR) plus 2.50%, or the base rate plus 1.50%. Borrowings made under the term loan facility will bear interest at a rate equal to, at Big Flower Press' option, a eurodollar rate (LIBOR) plus 2.50% or the base rate plus 1.50%. The base rate is a fluctuating interest rate equal to the higher of (1) the rate of interest announced publicly by the administrative agent as its prime commercial lending rate and (2) a rate equal to one-half of 1% per annum above the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York.

    Base rate interest will be payable quarterly in arrears. Eurodollar rate interest will be payable in arrears at the earlier of the end of (1) the applicable interest period or (2) each quarter. Eurodollar rate borrowings are available in 1-, 2-, 3- or 6-month interest periods.

    The eurodollar rate and base rate margins and the commitment fees will be subject to reductions, based on various tests of Big Flower Press' financial performance. The eurodollar rate and base rate margins will be subject to an increase of 0.25% based on the credit rating of the senior bank financing.

    MATURITY. The term loan facility and the revolving credit facility each mature six years after funding.

    The term loan facility will amortize in quarterly installments of an amount to be specified in the credit agreement.

    GUARANTEES AND SECURITY. The obligations of Big Flower Press and the subsidiary borrowers, if any, under, the senior bank financing credit agreement will be guaranteed by Big Flower and each of its wholly-owned domestic subsidiaries other than Big Flower Press and Columbine JDS Systems, to the extent the sale of Columbine JDS Systems is not consummated at the time of the merger, and the obligations of the borrowers and the guarantors will be secured by substantially all assets of the borrowers and the guarantors. The obligations of foreign subsidiary borrowers, if any, under the senior bank financing credit agreement may also be guaranteed by and secured by the assets of their respective subsidiaries on a basis to be determined.

    CREDIT AGREEMENT. We expect that the senior bank financing credit agreement will contain customary covenants of Big Flower and its subsidiaries, other than certain unrestricted subsidiaries on a basis to be agreed. We also expect the credit agreement to contain restrictions on:

    - debt,

    - the sale of some assets,

    - sale/leaseback transactions and lease payments,

    - changes in business,

    - issuances of stock,

    - some mergers, acquisitions, joint ventures, partnerships and other business combinations,

    - voluntary prepayment of some debt,

    - transactions with affiliates and formation of subsidiaries,

    - capital expenditures,

    - liens,

    - loans and investments, and

    - subject to some exceptions, the payment of dividends to, or the repurchase or redemption of stock from, shareholders.

    The senior bank financing credit agreement would also include financial covenants, such as requirements to maintain certain levels of interest coverage and debt to EBITDA.

    The terms of the senior bank financing credit agreement provide that, subject to applicable grace periods in some circumstances, Big Flower Press would be in default if principal or interest was not paid when due under the credit agreement or, upon the non-fulfillment of the covenants described above, on some changes in control of the ownership of Big Flower Press or various other defaults, including bankruptcy, cross defaults, and invalidity of security and guarantees. If a default occurs, the senior bank financing lenders would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the senior bank financing credit agreement and may require all of those amounts to be immediately paid in full.

    Subject to customary exceptions, loans under the term loan facility will have to be prepaid, as follows:

    - with 50% of the annual excess cash flow, which will be defined in the senior bank financing credit agreement and will be subject to limits to be specified in the credit agreement,

    - with 50% of the net cash proceeds from some equity issuances by, or capital contributions to, Big Flower and its subsidiaries, subject to customary exceptions to be specified in the credit agreement, and

    - with 100% of the net cash proceeds of some asset sales, some insurance and condemnation proceeds and some debt issuances of Big Flower and its subsidiaries.

    Big Flower Press will be permitted to own, create or acquire subsidiaries designated as "unrestricted subsidiaries" in some circumstances. These unrestricted subsidiaries will not provide guarantees or collateral security or be subject generally to the covenants contained in the loan documentation.

    THE SENIOR BANK FINANCING AT COLUMBINE JDS SYSTEMS.

    If Columbine JDS Systems is sold at the time of the merger, Columbine JDS Systems will enter into debt financing at the time of the merger consisting of:

    - a $100 million term loan facility, and

    - a $15 million revolving credit facility.

    The terms and conditions of this financing are expected to be substantially similar to those in the senior bank financing for Big Flower Press with the following exceptions:

    - the term loan facility and the revolving credit facility at Columbine JDS Systems will each mature seven years after funding,

    - the financing at Columbine JDS Systems will not provide for the creation or acquisition of "unrestricted subsidiaries", and

    - borrowings under the term loan facility and the revolving credit facility at Columbine JDS Systems will each initially bear interest at a rate equal to, at Columbine JDS Systems' option, a eurodollar rate (LIBOR) plus 3.00% or the base rate plus 2.00%.

    THE HIGH YIELD FINANCING AT BIG FLOWER.

    SUMMARY.  We expect that the high yield financing will consist of:

    - a $300 million offering of Big Flower high yield notes, or

    - a $300 million unsecured bridge loan financing of Big Flower that we will replace with debt securities substantially similar to the high yield notes as soon as practicable after the merger.

    Big Flower will utilize the bridge loan financing if the high yield notes are not issued at the time of the merger.

    We describe how this financing changes if the debt tender offer is consummated under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70.

    HIGH YIELD NOTES.

    INTEREST, MATURITY. We expect that the high yield notes will have an interest rate, maturity date and other financial terms based on market conditions at the time of issuance.

    INITIAL PURCHASERS, AGENTS. On behalf of Big Flower, BFH Merger Corp. has engaged Deutsche Bank Securities Inc., Chase Securities Inc. and Bank of America Securities LLC to act as underwriters, placement agents or initial purchasers for the high yield notes.

    REGISTRATION. We expect that the high yield notes will be issued in a transaction which is not a public offering but which anticipates resales under Rule 144A of the Securities Act of 1933 to qualified institutional buyers and non-U.S. persons. Accordingly, we do not expect that they will be registered under the Securities Act of 1933 upon their original issuance, but we expect that they will have registration rights.

    INDENTURE. We expect that the high yield notes indenture will contain customary covenants that will restrict, among other things, the ability of Big Flower and some of its subsidiaries to:

    - incur additional debt,

    - pay dividends or make some other restricted payments,

    - incur liens,

    - apply net proceeds from some asset sales,

    - merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of Big Flower, or

    - enter into various transactions with affiliates.

    We also expect that the high yield notes indenture will contain events of default which are customary for transactions of this type.

    BRIDGE LOAN FINANCING.

    FUNDING. The bridge loan financing would be funded in a principal amount of up to $300 million if Big Flower does not issue the high yield notes at the time of the merger.

    SECURITY.  The bridge loan financing would be unsecured.

    FEES.  Big Flower would pay customary fees.

    MATURITY. The bridge loan financing would mature on the earlier of (1) one year after funding, and (2) the closing date of any permanent refinancing of the bridge loan financing.

    CONVERSION OF BRIDGE LOAN FINANCING INTO TERM LOAN AND/OR LONG-TERM NOTES. If Big Flower fails to refinance the bridge loan financing in full by one year after funding, it would be converted to a term loan maturing in ten years. This loan would bear interest at the then prevailing market rates for loans of that type, and would be evidenced by a loan agreement with terms no less favorable than those of the bridge loan.

    At any time after this conversion date, upon 30 days' notice to Big Flower, the bridge lenders may at their option require that Big Flower exchange the term loan for long-term notes. These would have similar terms and conditions to high yield debt securities issued for cash in the then prevailing financial markets.

    Big Flower does not expect to register these long-term notes upon their initial issuance to the bridge lenders, relying on a private placement exemption under the Securities Act of 1933. With respect to subsequent resales of these long-term notes, we expect that the holders would have registration rights or could resell the securities under Rule 144A of the Securities Act of 1933 or another available exemption from registration.

    We expect that these long-term notes and the term loan would be mandatorily redeemable or repayable on the same terms as the bridge loan financing, and optionally redeemable or repayable, as applicable, at declining premiums, on terms customary for high yield debt securities.

    THE BIG FLOWER MEZZANINE FINANCING.

    FUNDING. Big Flower expects that at the time of the merger, if Columbine JDS Systems is sold, Big Flower will receive mezzanine financing from Thomas H. Lee Equity Fund IV in a principal amount of $100 million. However, if Columbine JDS Systems is not sold at the time of the merger, Big Flower expects to receive mezzanine financing from Thomas H. Lee Equity Fund IV in a principal amount of $135 million. We describe how this financing changes if the debt tender offer is consummated under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70.

    SECURITY.  The mezzanine financing will be unsecured.

    INTEREST. The mezzanine financing will bear interest at a rate of 12% per annum, of which 10% will be payable in the form of cash and 2% of which will be paid in kind. Interest will be payable quarterly in arrears.

    MATURITY. The mezzanine financing will mature on the earlier of its replacement by term loans and/or junior subordinated notes or the tenth anniversary of the date of funding.

    PREPAYMENT. Subject to the terms of the senior secured financing and the high yield financing, Big Flower expects to be able to prepay the mezzanine financing with the proceeds of any debt or equity offering, asset sale, or other similar transaction.

    FEES.  Big Flower expects to pay customary fees.

    WARRANTS. In consideration for providing $100 million in the mezzanine financing, Thomas H. Lee Equity Fund IV will receive warrants convertible into 3.3% of the shares of Big Flower common stock on a fully diluted basis.

    REPLACEMENT OF MEZZANINE FINANCING INTO MEZZANINE TERM LOAN AND/OR JUNIOR SUBORDINATED NOTES. Big Flower expects to replace the mezzanine financing with a mezzanine term loan from a different entity or junior subordinated notes. If a mezzanine term loan from a different entity replaces the mezzanine financing, Big Flower expects that the mezzanine term loan will mature on the tenth anniversary of the date of funding of the original mezzanine financing from Thomas H. Lee Equity Fund IV and contain terms and conditions based on market conditions at the time of replacement. If junior subordinated notes replace the original mezzanine financing from Thomas H. Lee Equity Fund IV, Big Flower expects that the notes will mature on the tenth anniversary of the date of funding of the original mezzanine financing and will contain terms and conditions based on market conditions at the time of issuance.

    THE COLUMBINE JDS SYSTEMS MEZZANINE FINANCING.

    FUNDING. If Columbine JDS Systems is sold at the time of the merger, Columbine JDS Systems expects to receive mezzanine financing from Thomas H. Lee Equity Fund IV in a principal amount of $35 million. It is expected that all or substantially all of the proceeds of the mezzanine financing will be dividended to Big Flower Press and/or Big Flower to be used as part of the merger and related recapitalization. However, if Columbine JDS Systems is not sold at the time of the merger, Columbine JDS Systems does not expect to receive any mezzanine financing.

    GENERAL. Columbine JDS Systems expects any mezzanine financing it may receive to be on substantially the same terms as the mezzanine financing Big Flower receives in connection with the merger. This financing will bear interest at a rate of 11% per annum, all of which will be payable in cash. Warrants will be issued which will be convertible into 11.8% of the Columbine JDS Systems common stock on a fully diluted basis.

BIG FLOWER PRESS DEBT TENDER OFFER

    On October 25, 1999, Big Flower Press commenced tender offers and consent solicitations for all of its outstanding 8 7/8% senior subordinated notes due 2007 and all of its outstanding 8 5/8% senior subordinated notes due 2008.

    The consideration to be paid to the note holders in exchange for the notes validly tendered pursuant to the tender offers and accepted for payment is 100% of the principal amount of the notes plus accrued and unpaid interest to, but not including, the date that the notes are accepted for payment under the tender offers, payable on that date. The tender offers will expire at 5:00 P.M., New York City time, on November 23, 1999, unless extended by Big Flower Press. Holders of notes are required to tender their notes on or prior to the expiration date in order to receive their consideration under the tender offer. The tender offers are subject to the satisfaction of certain conditions, including the consummation of the merger and the valid tender of at least a majority in aggregate principal amount of the outstanding notes of each series.

    In conjunction with the tender offers, Big Flower Press is also soliciting consents of registered holders of notes to certain proposed amendments to the indentures pursuant to which the notes were issued. Big Flower Press will pay holders $10.00 for each $1,000 principal amount of notes for which consents are validly delivered and not revoked by the later of the date the proposed amendments are executed and November 5, 1999, unless extended by Big Flower Press. Those payments are to be made on the date on which payment will be made under the tender offers if, but only if, the notes are accepted for payment pursuant to the terms of the tender offers.

    If the debt tender offer is consummated at the time of the merger, the debt financings described above will change as follows:

    - the senior bank financing at Big Flower Press will increase by approximately $500 million from $400 million to $900 million if Columbine JDS Systems is sold at the time of the merger, and by approximately $472.5 million from $515 million to $987.5 million if Columbine JDS Systems is not sold at the time of the merger,

    - the high yield financing at Big Flower will change from being at the Big Flower level to being at the Big Flower Press level and will increase by $150 million from $300 million to $450 million, and

    - the mezzanine financing at Big Flower will decrease by $50 million from $100 million to $50 million if Columbine JDS Systems is sold at the time of the merger, and by approximately $37.5 million from $135 million to $97.5 million if Columbine JDS Systems is not sold at the time of the merger.

    The terms of the debt financings, including interest rates and maturity terms, are not expected to be materially different if the debt tender offer is consummated at the time of the merger.

EFFECT OF THE MERGER ON BIG FLOWER CAPITAL STOCK

    The Big Flower common stock is currently listed on the NYSE. Following the completion of the merger, Big Flower's common stock will no longer be traded on the NYSE, price quotations will no longer be available and the registration of Big Flower common stock under the Exchange Act will be terminated. Big Flower will, however, remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in respect of the QUIPS following completion of the merger, to the extent that any QUIPS remain outstanding after the merger. Holders of the QUIPS who exercise their conversion rights after the merger will be entitled to receive the same merger consideration as holders of Big Flower common stock prior to the merger. Big Flower Press will also remain subject to those reporting requirements in respect of its existing $600 million of senior subordinated notes if these notes remain outstanding.

REGULATORY MATTERS

    Big Flower and BFH Merger Corp. cannot complete the merger until notification and information related to their respective businesses has been provided to the Federal Trade Commission and the Department of Justice and the specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been satisfied. The required notification and report forms were filed with the Federal Trade Commission and the Department of Justice on September 2, 1999. The regulatory authorities granted early termination of the waiting period for antitrust review of the merger on September 16, 1999. The waiting period for antitrust review of the formation of BFH Merger Corp. expired on October 2, 1999.

FEES AND EXPENSES OF THE MERGER

    Big Flower's estimated fees and expenses for the merger, not including fees and expenses associated with the Big Flower Press debt tender offer, are as follows:

DESCRIPTION                                                      APPROXIMATE AMOUNT
-----------                                                 -----------------------------
Advisory fees and expenses................................  $                  21,000,000
Debt and equity financing fees and expenses...............                     50,000,000
Legal fees and expenses...................................                     12,000,000
Accounting fees and expenses..............................                      3,000,000
Printing and mailing costs................................                      1,500,000
Miscellaneous expenses....................................                      2,500,000
                                                            -----------------------------
    Total.................................................  $                  90,000,000
                                                            =============================

    To Big Flower's knowledge, no such fees and expenses are being paid to Big Flower's affiliates, although it is expected that Thomas H. Lee Company and Evercore Capital Partners and their respective affiliates will receive one-time transaction fees of $20 million and $4.3 million, respectively. See "Special Factors--Conflicts of Interest of Certain Members of the Big Flower Board of Directors and Management; Arrangements with Thomas H. Lee Company and Evercore Capital Partners" on page 61 for discussion of these fees.

LITIGATION CHALLENGING THE MERGER

    Seven lawsuits were filed individually and as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the consummation of or rescind the merger or, in the alternative, to recover monetary damages. On
July 21, 1999 the lawsuits were consolidated into one action, and on August 13, 1999 an amended complaint was filed in the consolidated action. The amended complaint names as defendants Big Flower and all of its directors. The amended complaint alleges in general that the Big Flower directors breached their fiduciary duties by approving the merger at a price that is inadequate and unfair to Big Flower's stockholders. In addition, the amended complaint alleges that certain members of management have conflicts of interest that have prevented them from acting in the best interests of Big Flower's stockholders. The defendants believe that the claims are entirely without merit and intend to vigorously contest the claims.

                                 CAPITALIZATION

    The following table shows Big Flower's actual capitalization as of June 30, 1999 and as adjusted for:

    - acquisitions completed and Internet investments made subsequently;

    - the merger and related recapitalization;

    - the sale of Columbine JDS Systems at the time of the merger; and

    - the acquisition by affiliates of BFH Merger Corp., at the time of the merger, of Big Flower's private Internet investments.

    The following table assumes that all of the options to purchase Big Flower common stock are settled with Big Flower common shares prior to the merger or exchanged for direct or indirect equity interests in Big Flower and that the QUIPS have been converted into Big Flower common stock prior to the merger. The table also assumes that there will be no investment by an affiliate of BFH Merger Corp. in entities of Big Flower holding Big Flower's public Internet investments; see the section of this document headed "The Merger Agreement--Internet Investments" on page 84. You should read this table along with the sections of this document entitled "Special Factors" on page 17 and the consolidated financial statements of Big Flower and related notes, which are incorporated by reference in this proxy statement.

                                                                AS OF JUNE 30, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Debt (including current portion)(1)(2):
  Revolving credit facility.................................  $  235,231
  New senior credit facility................................               $  208,478
  8 7/8% senior subordinated notes due 2007(3)..............     350,104      350,104
  8 5/8% senior subordinated notes due 2008(3)..............     250,000      250,000
  New high yield notes......................................                  300,000
  Mezzanine financing.......................................                  100,000
  Other notes payable.......................................      24,741        7,341
                                                              ----------   ----------
    Total Debt..............................................     860,076    1,215,923
QUIPS.......................................................     114,070
Stockholders' equity (deficit)..............................     163,787      (79,649)
                                                              ----------   ----------
                                                              $1,137,933   $1,136,274
                                                              ==========   ==========

------------------------

(1) Excludes off-balance sheet borrowings of $86.6 million under Big Flower's accounts receivable securitization facility.

(2) At June 30, 1999, Big Flower had available borrowing capacity of
    $286.5 million under its revolving credit facility and $63.4 million under its accounts receivable securitization facility. On a pro forma basis, Big Flower would have had available borrowing capacity of $183.2 million under the new revolving credit facility as well as the $63.4 million available under its accounts receivable securitization facility.

(3) These notes will be repurchased if the debt tender offer described under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70 is consummated. If the debt tender offer is consummated, the amounts of the senior credit facility, the new high yield notes and the mezzanine financing will change as described under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70.

                                SOURCES AND USES

    The following table summarizes the proposed sources and uses of funds in connection with the merger and the related recapitalization. For more information on the capitalization of Big Flower, see "Capitalization" on page 72; and for more information regarding Big Flower's plans to raise and use funds involved in the recapitalization, see "Special Factors--Source and Amount of Funds" on page 63.

                                                              (IN THOUSANDS)
                                                              --------------
SOURCES
  New senior credit facility................................    $  208,478
  New high yield notes......................................       300,000
  Mezzanine debt............................................       100,000
  Cash investment in common stock by BFH Merger Corp........       321,280
  Proceeds from financings at, and the sale of, Columbine
    JDS Systems.............................................       165,000
  Proceeds from the sale of Internet investments............        19,198
                                                                ----------
    Total...................................................    $1,113,956
                                                                ==========

USES
  Repurchase of common shares...............................    $  588,651
  Repurchase of common shares resulting from conversion of
    QUIPS...................................................       124,020
  Repayment of revolving credit facility (balance
    outstanding at 6/30/99 as adjusted for acquisitions and
    investments completed subsequently).....................       291,648
  Repayment of other notes payable (balance outstanding at
    6/30/99)................................................        17,500
  Payment of accrued interest (balance outstanding at
    6/30/99)................................................           701
  Payment of accrued preferred dividends of a subsidiary
    trust (balance outstanding at 6/30/99)..................         1,436
  Transaction expenses......................................        90,000
                                                                ----------
    Total...................................................    $1,113,956
                                                                ==========

The sources and uses of funds assume the following:

    (1) Payment of the merger consideration for shares of Big Flower common stock outstanding at June 30, 1999 plus shares assumed to be issued upon the settlement of stock options less shares retained by members of management in the merger.

    (2) Conversion of all QUIPS into 3,937,144 shares of Big Flower common stock, calculated as 2.27 million QUIPS currently outstanding at a conversion rate of 1.7344 shares of Big Flower common stock for each QUIPS outstanding, and the payment of the merger consideration for all of those shares.

    (3) Equity investment of $401.6 million consisting of

       - $80.3 million of value attributed to shares of Big Flower common stock retained by members of management and the exchange of options to purchase such shares into direct or indirect equity interests of Big Flower in the merger, and

       - $321.3 million in cash.

    (4) Issuance by Big Flower of $300.0 million of new high yield notes and $100.0 million of mezzanine debt.

    (5) Big Flower Press' entering into a $400.0 million senior credit facility borrowing for operating cash needs.

    (6) Repayment of the existing revolving credit facility, as adjusted to include funds paid in connection with acquisitions and investments completed in the third quarter of 1999.

    (7) Repayment of notes payable other than Big Flower Press' senior subordinated notes that are currently outstanding and capital lease obligations. The Big Flower Press' senior subordinated notes will be repurchased if the debt tender offer described under the heading "Special Factors--Big Flower Press Debt Tender Offer" on page 70 is consummated.

    (8) The sale of Columbine JDS Systems and Big Flower's private Internet investments at the time of the merger, but no investment by an affiliate of BFH Merger Corp. in the entities of Big Flower holding Big Flower's public Internet investments.

                    DESCRIPTION OF BIG FLOWER CAPITAL STOCK
                              FOLLOWING THE MERGER

    The following description of the material terms of the capital stock of Big Flower does not purport to be complete and is qualified in its entirety by reference to Big Flower's restated certificate of incorporation.

GENERAL

    Following the merger, the authorized capital stock of Big Flower will be 50,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share.

BIG FLOWER COMMON STOCK

    The holders of Big Flower common stock following the merger will be entitled to one vote per share on all matters submitted for action by the stockholders, including the election of directors, and will be entitled to participate equally in dividends when and as such dividends may be declared by the Big Flower board of directors out of funds legally available for those dividends. In the event of a liquidation, dissolution or winding-up of Big Flower, holders of Big Flower common stock will have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including the holders of Big Flower's debt, all liabilities and the aggregate liquidation preferences of any outstanding shares of preferred stock. The holders of Big Flower common stock will have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Big Flower common stock will be validly issued, fully paid and non-assessable.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of United States federal income tax consequences of the merger represents the opinion of Sullivan & Cromwell, counsel to Big Flower, and is based upon the Internal Revenue Code of 1986, its legislative history, existing and proposed Treasury regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect. The summary does not address any foreign, state, or local tax consequences of the merger.

    The summary assumes that the Big Flower common stock is held as a capital asset. Moreover, the summary does not address all tax consequences of the merger that may be relevant to stockholders of Big Flower in light of their particular circumstances or to some types of stockholders subject to special treatment under United States federal income tax law, including:

    - tax-exempt entities,

    - insurance companies,

    - financial institutions,

    - members of management of Big Flower retaining shares of common stock in the merger,

    - persons who acquired their shares of common stock by exercising employee or director stock options or otherwise as compensation,

    - dealers in securities or currencies,

    - traders in securities that elect to mark to market,

    - investors that hold common stock as part of a straddle or a hedging or conversion transaction,

    - foreign persons, and

    - investors whose functional currency is not the U.S. dollar.

Furthermore, the summary does not address the tax treatment of persons who exercise appraisal rights in the merger.

    HOLDERS OF BIG FLOWER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE MERGER.

THE MERGER

    The merger will be a taxable transaction for United States federal income tax purposes. You will be treated for United States federal income tax purposes as if you:

    - sold a portion of your Big Flower common stock to Thomas H. Lee Equity Fund IV and Evercore Capital Partners for cash, and

    - had your remaining Big Flower common stock redeemed by Big Flower for cash.

    The percentage of your shares of Big Flower common stock that will be considered sold to Thomas H. Lee Equity Fund IV and Evercore Capital Partners should be equal to

    - the aggregate amount of cash contributed to BFH Merger Corp. by Thomas H. Lee Equity Fund IV and Evercore Capital Partners, divided by

    - the aggregate amount of cash paid to holders of Big Flower common stock in the merger.

Your remaining shares of Big Flower common stock will be treated as having been redeemed by Big Flower for the remaining cash paid by Big Flower.

    THE SALE OF BIG FLOWER COMMON STOCK TO THOMAS H. LEE EQUITY FUND IV AND
     EVERCORE CAPITAL PARTNERS FOR CASH

    You will recognize capital gain or loss on the deemed sale for cash of your shares of Big Flower common stock to Thomas H. Lee Equity Fund IV and Evercore Capital Partners equal to the difference between the amount of cash you are considered to have received from those investors and your adjusted tax basis in the shares of Big Flower common stock you are considered to have sold to those investors. Your gain or loss will be long-term capital gain or loss if at the time of the sale you have held your Big Flower common stock for more than one year.

    THE REDEMPTION OF BIG FLOWER COMMON STOCK FOR CASH

    Your shares of Big Flower common stock that are considered to have been redeemed by Big Flower for cash will be treated as having been sold or exchanged for cash if the redemption

    - is "substantially disproportionate,"

    - is "not essentially equivalent to a dividend," or

    - is a "complete termination" of your interest in Big Flower.

In determining whether any of these tests has been met, you must take into account the shares of stock you actually own and the shares of stock you constructively own by reason of the constructive ownership rules set forth in
Section 318 of the Internal Revenue Code. Under the constructive ownership rules, you will be deemed to own any shares of Big Flower stock that are owned, actually and in some cases constructively, by certain related individuals or entities and any shares of Big Flower stock that you have a right to acquire by exercise of an option or by conversion or exchange of a security.

    The deemed redemption of your Big Flower common stock by Big Flower will be "substantially disproportionate" if, among other things, the percentage of shares of Big Flower common stock you actually or constructively own immediately following the merger is less than 80% of the percentage of shares of common stock you actually and constructively owned immediately prior to the merger.

    The deemed redemption of your Big Flower common stock will be "not essentially equivalent to a dividend" if the reduction in your proportionate interest in Big Flower by reason of the merger constitutes a "meaningful reduction" given your particular facts and circumstances. Depending upon your specific facts and circumstances, even a small reduction in your proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (I.E., an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction."

    The deemed redemption of your Big Flower common stock will be a "complete termination" of your interest in Big Flower if (1) all of the shares of Big Flower common stock you actually own are purchased or redeemed pursuant to the merger and (2) all of the shares of Big Flower common stock you constructively own are purchased or redeemed pursuant to the merger or, if certain requirements are satisfied, you waive, in accordance with Section 302(c) of the Internal Revenue Code, attribution of those shares of Big Flower common stock which would otherwise be treated as constructively owned by you.

    You should consult your tax advisor to determine whether, in your particular circumstances, the deemed redemption of your Big Flower common stock will be "substantially disproportionate," "not essentially equivalent to a dividend" or a "complete termination" of your interest in Big Flower.

    If you meet any of the tests listed above for the redemption to be treated as a sale or exchange of your common stock of Big Flower, you will recognize capital gain or loss on the redemption of your shares of Big Flower stock equal to the difference between the amount of cash you are treated as receiving from Big Flower and your adjusted tax basis in the shares of Big Flower common stock considered to have been redeemed. Your gain or loss will be long-term gain or loss if at the time of the redemption you have held your Big Flower common stock for more than one year.

    If you do not meet any of the tests listed above for the redemption to be treated as a sale or exchange of your common stock of Big Flower, the cash you are considered to have received from Big Flower will generally be taxed as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the common stock and thereafter would be treated as a capital gain. If you are a corporation, you may be eligible for the dividends-received deduction, subject to certain limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to dividends paid, and accumulated dividends deemed paid, in respect of your Big Flower common stock and to the proceeds received on the disposition of your Big Flower common stock. Backup withholding at a rate of 31% will apply to payments you receive in respect of your Big Flower common stock if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. You should consult your tax advisor concerning the application of information reporting and backup withholding requirements to your particular circumstances.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              THE MERGER AGREEMENT

    THE FOLLOWING DESCRIBES VARIOUS ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE AMENDED AND RESTATED MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. ALL BIG FLOWER STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

THE MERGER

    The merger agreement provides for a merger of Big Flower and BFH Merger Corp. under which BFH Merger Corp. will merge with and into Big Flower, with Big Flower as the surviving corporation. Big Flower will continue to be governed by the laws of the State of Delaware. The transaction is intended to qualify as a "recapitalization" for accounting and financial reporting purposes and will be a taxable transaction for federal income tax purposes.

    The merger will become effective when Big Flower files a certificate of merger with the Secretary of State of the State of Delaware or at a later time if so specified in the certificate of merger. The merger is expected to become effective on the same day as the closing of the merger. This will take place either as soon as practicable after the conditions described in the merger agreement have been satisfied or waived or on another date agreed upon by Big Flower and BFH Merger Corp.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the time the merger becomes effective:

    - each share of Big Flower common stock then outstanding, except for the shares owned by:

       - - BFH Merger Corp., Big Flower or any of its subsidiaries,

       - - any holder who properly exercises his or her appraisal rights, and

       - - R. Theodore Ammon and, if Columbine JDS Systems Inc. is sold, an affiliate of BFH Merger Corp., retaining shares of Big Flower common stock in the merger,

      will be converted into $31.50 in cash, without interest;

    - each share of Big Flower common stock owned by Big Flower will automatically be cancelled without the payment of any consideration;

    - each Big Flower option outstanding and unexercised will be converted into the specific rights described on page 62 under "Special Factors--Conflicts of Interest of Certain Members of the Big Flower Board of Directors and Management--Treatment of Stock Options;"

    - the shares of common stock of BFH Merger Corp. outstanding will be converted into a number of shares of Big Flower common stock equal to 12,194,449 shares of Big Flower common stock, minus any shares retained by members of management in the merger and any shares issued in exchange for options, subject to specific adjustments; and

    - some shares of Big Flower common stock held by members of management will be retained by those persons in the merger.

    The merger agreement provides that at any time until the effective time of the merger, the following agreements could be reached:

    - BFH Merger Corp. and any person who owns shares of Big Flower common stock may agree to add or remove that person from the list of those who will retain shares of Big Flower common stock in the merger;

    - BFH Merger Corp. and Mr. Ammon may agree to permit him to exchange a number of shares of Big Flower common stock for an interest in an investment instrument;

    - BFH Merger Corp. and any person who holds options to purchase common stock of Big Flower may agree to change the treatment of those options in the merger; and

    - Thomas H. Lee Company or Evercore Capital Partners may agree with any member of management who owns shares of Big Flower common stock to purchase any of that person's shares that would otherwise be exchanged for the merger consideration.

EXCHANGE OF BIG FLOWER COMMON STOCK

    Bank of New York will be the paying agent and exchange agent. After the merger is completed, Bank of New York will mail a letter of transmittal to you. You should use that letter of transmittal in forwarding and exchanging Big Flower stock certificates. After Bank of New York receives a Big Flower stock certificate and a letter of transmittal from you, you will be entitled to receive the merger consideration. Bank of New York will cancel the surrendered certificates. DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

    You will not receive any interest on the cash payable upon surrender of any certificate. In the event of a transfer of ownership of Big Flower common stock that is not registered in the transfer records of Big Flower, Bank of New York will require documentary evidence of the transfer and prior payment of applicable taxes before payment of the merger consideration is made to the stockholder.

    If you have not complied with the exchange procedures within 180 days after the completion of the merger, you may look only to Big Flower for payment in exchange for your shares.

    If your Big Flower stock certificate has been lost, stolen or destroyed, you will only be entitled to receive payment for your common stock by making an affidavit and, if required by Big Flower, posting a bond in an amount sufficient to protect Big Flower against claims related to your stock certificate.

CORPORATE GOVERNANCE

    CERTIFICATE OF INCORPORATION AND BYLAWS OF BIG FLOWER FOLLOWING THE MERGER

    The merger agreement provides that the Big Flower restated certificate of incorporation and the Big Flower amended and restated bylaws as in effect immediately prior to the merger will remain in effect after the merger until amended in accordance with their respective provisions.

    DIRECTORS AND OFFICERS OF BIG FLOWER FOLLOWING THE MERGER

    The directors of BFH Merger Corp. immediately prior to the merger will be the directors of Big Flower immediately after the merger until their successors are duly elected. The executive officers of Big Flower immediately prior to the merger will be the officers of Big Flower until their successors are duly elected. For a list and description of the directors and executive officers of Big Flower after the merger, see "Directors and Management of Big Flower Following the Merger" on page 98.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by Big Flower, some of which are qualified as to materiality and knowledge. The matters these representations cover include:

    - corporate existence and capitalization,

    - ownership of the shares of capital stock of Big Flower's material subsidiaries,

    - corporate power and authority to enter into and perform its obligations under the merger agreement, and to consummate the merger,

    - that the merger agreement and the transactions contemplated by the merger agreement will not result in a violation of the organizational documents of Big Flower or any of its subsidiaries or contracts to which Big Flower is a party, or violate any law, rule or regulation,

    - approvals necessary for Big Flower to complete the merger,

    - documents filed with the Securities and Exchange Commission, including financial statements, and the accuracy of information contained in these documents,

    - absence of some material adverse effects on Big Flower,

    - pending or threatened suits, actions or other proceedings,

    - employee benefit plans and labor relations,

    - related party transactions,

    - tax matters,

    - compliance with laws and required licenses and permits,

    - material contracts,

    - intellectual property matters,

    - environmental matters,

    - non-applicability of state anti-takeover statutes, and

    - year 2000 compliance.

    In addition, Big Flower represented and warranted to BFH Merger Corp. that it has amended the rights agreement, dated as of November 28, 1995, between Big Flower and The Bank of New York, as rights agent, to render that agreement inapplicable to the merger.

    The merger agreement also contains various representations and warranties made by BFH Merger Corp., some of which are qualified as to materiality. The matters these representations cover include:

    - corporate existence,

    - corporate power and authority to enter into, deliver and perform its obligations under the merger agreement and to consummate the merger,

    - that the merger agreement and the transactions contemplated by the merger agreement will not result in a violation of BFH Merger Corp.'s organizational documents or contracts to which BFH Merger Corp. is a party,

    - approvals necessary for BFH Merger Corp. to complete the merger,

    - accuracy of information provided by BFH Merger Corp. for inclusion in this document,

    - financing commitments, and

    - non-applicability of Delaware anti-takeover statute.

COVENANTS

    CONDUCT OF BIG FLOWER'S BUSINESS PRIOR TO THE MERGER

    Big Flower has agreed as to itself and each of its subsidiaries, that, from the date of the merger agreement to the completion of the merger, unless BFH Merger Corp. otherwise approves in writing, and except as otherwise expressly contemplated by the merger agreement or disclosed to BFH Merger Corp. to, in general, conduct its businesses in the ordinary and usual course in substantially the same manner as previously conducted.

    Specifically, Big Flower has agreed that:

    - it will not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends paid by a subsidiary to Big Flower and various distributions,

    - it will not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock,

    - it will not purchase, redeem or otherwise acquire any shares of capital stock or other securities of it or any of its subsidiaries or any rights, warrants or options to acquire any such shares or other securities,

    - it will not issue, sell or pledge securities, other than

       - - the issuance of common stock upon the exercise of outstanding stock options or otherwise pursuant to outstanding equity stock-based awards,

       - - upon conversion of the QUIPS,

       - - up to 50,000 shares of common stock pursuant to Big Flower's two existing 401(k) plans, and

       - - as previously disclosed in writing to BFH Merger Corp.,

    - it will not amend its certificate of incorporation, bylaws or other comparable organizational documents or alter the corporate structure of any material subsidiary,

    - it will not acquire any assets that are material, individually or in the aggregate, to Big Flower and its subsidiaries, except for purchases of inventory and supplies in the ordinary course and purchase orders in the ordinary course which do not require payments over $5,000,000 per year,

    - it will not acquire any business or acquire any equity interest in any person who is not an affiliate,

    - it will not incur any indebtedness for borrowed money in excess of $1,000,000, except for borrowings under existing lines of credit incurred to fund working capital in the ordinary course of business and consistent with past practice,

    - it will not make any new capital expenditures that would cause total capital expenditure for the period from January 1, 1999 to the completion of the merger to exceed $115,000,000,

    - it will not change its principles of accounting or methods of reporting income and deductions for federal income tax purposes, except as required by changes in law or regulation, by generally accepted accounting principles, or as discussed in Big Flower's securities filings,

    - it will not settle or compromise any shareholder derivative suits arising out of the merger agreement or any other material litigation or settle, pay or compromise any claims not required to be paid,

    - it will not, except under some limited exceptions and in the ordinary course of business consistent with past practice, increase the compensation or benefits of any director, officer or employee of Big Flower or any of its subsidiaries,

    - it will not sell, lease or encumber any of its properties or assets other than immaterial properties or assets except in the ordinary course of business consistent with past practice,

    - it will not enter into or amend in a manner adverse to BFH Merger Corp. any new agreement which has a non-competition, geographical restriction or similar covenant that would be material to Big Flower,

    - it will not make or rescind any material tax election, or settle any material claim, litigation, or other controversy relating to taxes, and

    - it will not authorize, or commit or agree to take, any of the foregoing actions.

    ACQUISITION TRANSACTIONS

    In the merger agreement and except as described below, Big Flower has agreed that it will not, directly or indirectly through another person, solicit any inquiries or proposals relating to an "acquisition transaction," as defined below, or participate in any discussions or negotiations regarding an acquisition transaction. This prohibition on solicitation and facilitation also covers Big Flower's furnishing information to any other person.

    In the merger agreement, an "acquisition transaction" means:

    - any acquisition or purchase of 15% or more of the assets of Big Flower or any of its subsidiaries, or 15% or more of any securities of Big Flower or any of its subsidiaries,

    - any merger, business combination, recapitalization or similar transaction involving Big Flower or any of its subsidiaries, or

    - any public announcement of a proposal, plan or intention to do any of the foregoing.

    However, in response to a "bona fide proposal" to acquire Big Flower or its subsidiaries, which it did not solicit, Big Flower may, but only if legal counsel advises the board of directors that doing so is necessary for it to comply with its fiduciary duties to stockholders under applicable law:

    - furnish information with respect to it and its subsidiaries to any person making a bona fide proposal, and

    - participate in discussions or negotiations regarding the bona fide proposal.

    In order to engage in those activities, Big Flower must provide prior written notice of its intention to take that action to BFH Merger Corp. and must obtain a confidentiality agreement from the party making the proposal.

    In the merger agreement, a "bona fide proposal" to acquire Big Flower or its subsidiaries means a proposal which the board of directors determines in good faith, after receiving and considering advice from legal and financial advisors, is reasonably capable of being consummated.

    Nothing contained in the merger agreement prohibits Big Flower from taking and disclosing to its stockholders a position with respect to some specified tender offers, as contemplated by the Securities Exchange Act of 1934.

    Big Flower has also agreed:

    - to terminate any discussions or negotiations with any parties regarding acquisition transactions that were being conducted at the time the merger agreement was signed,

    - to notify BFH Merger Corp. promptly if any proposals regarding an acquisition transaction are received or any discussions or negotiations are sought and to identify the terms and conditions of the proposal and the name of the party making it, and

    - to use reasonable best efforts to cause any party possessing confidential information about Big Flower to return or destroy all of that information.

    EFFORTS; OTHER ACTIONS

    The merger agreement contains additional agreements relating to the conduct of the parties prior to the merger, including the following:

    - to promptly make their respective filings with applicable governmental entities,

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    - to use reasonable best efforts in obtaining all necessary regulatory approvals and consents and to take other reasonable actions to implement the transactions contemplated by the merger agreement,

    - to give prompt notice of any representation or warranty being untrue in a material respect or the failure to comply with any covenant, condition or agreement,

    - to correct any of the information supplied by either BFH Merger Corp. or Big Flower or by any of their affiliates for inclusion in this proxy statement if that information becomes false or misleading,

    - to consult with each other on any public statement or press release regarding the merger and related recapitalization,

    - to use best efforts to promptly hold the stockholders' meeting and to complete the merger promptly after receipt of the requisite stockholder approval.

    The merger agreement contains additional agreements by Big Flower, including the following:

    - to afford BFH Merger Corp. and its representatives reasonable access to information pertaining to Big Flower and its subsidiaries,

    - to call a meeting of stockholders, prepare and file with the Securities and Exchange Commission a proxy statement, and use best efforts to solicit from stockholders proxies in favor of the merger,

    - to begin compliance with the requirements of the New Jersey Industrial Site Recovery Act, and

    - on BFH Merger Corp.'s request, to take all reasonable steps to assist any challenge by BFH Merger Corp. to the validity or applicability to the merger and related recapitalization of any state takeover law.

    In the merger agreement, BFH Merger Corp. also agreed to use its best efforts to cause the necessary financing to be obtained on the terms described in the commitment letters that are attached to Schedule 6.02(d) of the merger agreement. This is subject to the exception that BFH Merger Corp. may enter into similar financing commitments with other nationally recognized financial institutions and may modify the capital structure set forth in the commitment letters but only if:

    - the total committed equity equals at least $457.5 million, which includes any shares of common stock being retained in the merger, any options that are exchanged in the merger for direct or indirect equity interests in the surviving corporation or its current operating subsidiaries and the funds utilized by BFH Merger Corp. or its affiliates to purchase Columbine JDS Systems and purchase and/or invest in the Internet investments,

    - the total cash price paid to all Big Flower stockholders is no less than otherwise would have been paid, and

    - the modified financing is no less certain than the committed financing.

    In addition, BFH Merger Corp. has agreed to obtain or provide additional debt financing or equity commitments necessary to obtain commitments for any increased financing required as a result of any acquisition by Big Flower or its subsidiaries approved by BFH Merger Corp.

    INDEMNIFICATION AND INSURANCE

    After the merger, Big Flower will indemnify the directors, officers and employees of Big Flower and its subsidiaries for any losses they incur because they acted as directors, officers and employees of Big Flower or its subsidiaries before the merger, to the full extent permitted under Delaware law or, if

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this protection is less, under Big Flower's certificate of incorporation, bylaws and agreements in effect on October 11, 1999.

    Big Flower will either provide liability insurance for a period of six years after the merger for those directors and officers for acts or omissions occurring before the merger on terms at least as favorable as those of any policy presently in effect, or will provide tail insurance covering these matters for the same period. However, during the six-year period, Big Flower will not be required to provide any more coverage than can be obtained for the remainder of the period for an annual premium costing more than 250% of the annual premium currently paid by Big Flower for its existing coverage.

    EMPLOYEE BENEFITS

    BFH Merger Corp. has agreed that after the completion of the merger, Big Flower will honor the existing obligations under disclosed employment, severance and bonus arrangements. For a period of two years following the completion of the merger, Big Flower will provide its employees with benefits no less favorable in the aggregate than those provided by Big Flower at the time the merger agreement was signed, except with respect to employees of any business sold to a third party after the merger is completed.

    COLUMBINE JDS SYSTEMS

    Big Flower has agreed to cause Big Flower Digital Services, Inc. to transfer all of the outstanding shares of Columbine JDS Systems, Inc. to an affiliate of BFH Merger Corp. at or after the effective time of the merger for a purchase price of $37 million, subject to the satisfaction of certain conditions. These conditions include

    - the completion of the merger,

    - compliance with all relevant provisions of the 8 5/8% and the 8 7/8% bond indentures, and

    - the receipt by the Big Flower board of directors of an opinion that the purchase price for Columbine JDS Systems is fair to Big Flower from a financial point of view.

    Simultaneously with this transaction, Columbine JDS Systems will borrow $135 million, comprised of $100 million in senior bank financing and $35 million in mezzanine financing. These proceeds, less $7 million (which represents estimated fees and expenses), will be paid to Big Flower Digital Services and then dividended up to either Big Flower Press or Big Flower to be used as necessary to effect the merger and related recapitalization.

    Big Flower has agreed to amend the terms and conditions of the Columbine JDS Systems sale, as set forth in Schedule 5.14 to the merger agreement, in any manner reasonably requested by BFH Merger Corp. provided that the amendment does not result in any cost to Big Flower if the merger does not occur or result in any delay to the merger or make the merger less likely.

    INTERNET INVESTMENTS

    Big Flower and BFH Merger Corp. have agreed that an affiliate of BFH Merger Corp. will purchase certain of Big Flower's private Internet investments, including investments Big Flower makes after the date of the merger agreement, at or after the effective time of the merger, at a purchase price equal to Big Flower's cost of investment, subject to the satisfaction of certain conditions. These conditions include

    - the completion of the merger,

    - compliance with all relevant provisions of the 8 5/8% and the 8 7/8% bond indentures, and

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    - the receipt by the Big Flower board of directors of an opinion from a nationally-recognized financial advisor that the purchase price for each Internet investment is fair to Big Flower from a financial point of view.

    The proceeds of each of these purchases will be dividended to Big Flower Press or Big Flower to be used as necessary to effect the merger and related recapitalization.

    The merger agreement states that, if the sale of any private Internet investment cannot be consummated because a third party consent or approval is not obtained, Big Flower has agreed to ensure that the affiliate of BFH Merger Corp. receives the economic benefit it would have received had the investment been transferred.

    Big Flower and BFH Merger Corp. have also agreed that an affiliate of BFH Merger Corp. will invest in the entities currently holding Big Flower's public Internet investments by contributing cash to them in exchange for an interest in these entities at or after the effective time of the merger on certain agreed upon terms and subject to the satisfaction of certain conditions. If these investments are made, the cash that is contributed to these entities will be distributed to Big Flower to be used as necessary to effect the merger and related recapitalization. The conditions to these investments include:

    - the completion of the merger,

    - compliance with all relevant provisions of the 8 5/8% and the 8 7/8% bond indentures, and

    - the receipt by the Big Flower board of directors of an opinion from a nationally-recognized financial advisor that the contribution of cash by the affiliate of BFH Merger Corp. and subsequent distribution of these funds to the holders of interests in these entities is fair to Big Flower from a financial point of view.

    The merger agreement states that, if any contribution to a public Internet investment cannot be consummated because a third party consent or approval is not obtained, Big Flower has agreed to ensure that the affiliate of BFH Merger Corp. receives the economic benefit it would have received had the contribution been made.

    Big Flower has agreed to amend the terms and conditions of the transactions relating to the private and public Internet investments, as set forth in Schedules 5.15(a) and 5.15(b) to the merger agreement, in any manner reasonably requested by BFH Merger Corp. provided that the amendment does not result in any cost to Big Flower if the merger does not occur or result in any delay to the merger or make the merger less likely to occur.

    Big Flower and BFH Merger Corp. currently expect that an affiliate of BFH Merger Corp. will purchase the private Internet investments, subject to fulfillment of conditions described above, but that the investment by an affiliate of BFH Merger Corp. in the entities holding Big Flower's public Internet investments will not occur. Big Flower and BFH Merger Corp. expect that the merger agreement will be amended to reflect this expectation regarding the investment in the public Internet investments.

    Finally, Big Flower has agreed that it will take commercially reasonable actions to implement an investment instrument on terms established by BFH Merger Corp. if requested by BFH Merger Corp. It is intended that an investment instrument could be utilized if a private Internet investment cannot be sold or if BFH Merger Corp. considers that such an investment instrument would be appropriate with respect to a public Internet investment. An investment instrument is any security, instrument or other arrangement which replaces a portion of BFH Merger Corp.'s equity commitment. It could take the form of redeemable stock, a prepaid forward contract or any other security or instrument. No investment instrument will be implemented if it results in a cost or liability to Big Flower if the merger does not occur, or if the merger is delayed or made less likely to occur. As of the date of this document, BFH Merger Corp. has not requested Big Flower to implement an investment instrument.

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CONDITIONS OF THE MERGER

    The respective obligations of each of Big Flower and BFH Merger Corp. to effect the merger are subject to the satisfaction or waiver, at or prior to the merger, of the following conditions:

    - the adoption of the merger agreement by Big Flower's stockholders,

    - the absence of any legal restriction that prohibits completion of the merger or is reasonably likely to impose a material limitation on the ability of BFH Merger Corp. or its affiliates to acquire Big Flower, but, if the legal restriction is an order or injunction, BFH Merger Corp. must have used commercially reasonable best efforts to prevent the imposition of the order or injunction or to lessen the effects of the order or injunction,

    - the receipt of a letter from an independent evaluation firm as to the solvency of Big Flower, Big Flower Press, Big Flower Digital
      Services, Inc., and any other subsidiary which Big Flower or BFH Merger Corp. reasonably requests the solvency opinion letter to address, and each of such companies' respective subsidiaries on a consolidated basis after giving effect to the merger and recapitalization.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BIG FLOWER AND BFH MERGER CORP.

    The obligations of each of Big Flower and BFH Merger Corp. are subject to the further satisfaction or waiver by each party of the following conditions:

    - generally, the representations and warranties of the other party in the merger agreement,

       - - to the extent already subject to a material adverse effect qualifier, being true both as of the date of the merger agreement and at and as of the time of the merger, and

       - - to the extent not already subject to a material adverse effect qualifier, being true both as of the date of the merger agreement and at and as of the time of the merger unless failure to be true would have a material adverse effect on the other party, and

    - the other party having performed all obligations required to be performed by it under the merger agreement at or prior to the time of the merger except for failures to perform that would not have a material adverse effect on the other party or materially adversely affect the ability of that other party to complete the transactions contemplated by the merger agreement.

    In the merger agreement, "material adverse effect" means, when used in connection with Big Flower or BFH Merger Corp., any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of that party and its subsidiaries taken as a whole.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF BFH MERGER CORP.

    The obligations of BFH Merger Corp. are subject to the further satisfaction or waiver by BFH Merger Corp. of the following conditions:

    - Big Flower, its subsidiaries and BFH Merger Corp. must have received the proceeds of the debt and equity financings described in the commitment letters in sufficient amounts to complete the merger, including to pay the merger consideration and any cash consideration for options, to refinance certain of Big Flower's debt, to pay transaction fees and expenses and to provide for working capital needs of Big Flower after the merger,

    - BFH Merger Corp. being reasonably satisfied that Big Flower's total funded debt, including the accounts receivable securitization facility, immediately prior to the merger, net of cash, cash equivalents and debt in respect of the QUIPS, is less than:

       - - $1.028 billion, plus

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       - - any indebtedness incurred in consummating acquisitions after
           October 11, 1999 which have been agreed to by BFH Merger Corp., and

    - the absence of any pending litigation brought by a government entity, or by any other person which has a reasonable likelihood of success, that seeks to, among other things, prohibit or restrict the completion of the merger and the transactions contemplated by the merger agreement.

TERMINATION AND EFFECTS OF TERMINATION

    Big Flower and BFH Merger Corp. may terminate the merger agreement and abandon the merger at any time prior to the merger becoming effective by mutual written consent.

    TERMINATION BY BIG FLOWER OR BFH MERGER CORP.

    Big Flower or BFH Merger Corp. may terminate the merger agreement and abandon the merger at any time prior to the merger if:

    - the merger is not completed by the "termination date", defined below, provided that the terminating party has not materially breached the merger agreement,

    - a court order or ruling of another governmental entity permanently prohibiting completion of the merger becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to remove or lift the order or ruling, or

    - the approval of Big Flower's stockholders required by the merger agreement is not obtained.

    TERMINATION BY BFH MERGER CORP.

    BFH Merger Corp. may terminate the merger agreement and abandon the merger at any time prior to the merger if:

    - the Big Flower board fails to recommend to Big Flower's stockholders that they vote in favor of the merger, withdraws or adversely modifies its approval or recommendation of the merger to Big Flower's stockholders or resolves to do any of the foregoing,

    - the Big Flower board approves or recommends an acquisition transaction to its stockholders,

    - Big Flower takes any other steps to impede Big Flower stockholder approval of the merger, or resolve to do so,

    - Big Flower breaches its covenant with respect to its rights plan, which prohibits Big Flower from:

       - - redeeming the stockholder rights,

       - - amending the stockholder rights plan, or

       - - taking any other action that would permit a third party, other than BFH Merger Corp. and its affiliates, to acquire beneficial ownership of at least 15% of Big Flower common stock,

    or Big Flower takes any action like that after the board of directors determines in good faith and after consultation with legal counsel, that doing so is necessary for the board of directors to comply with its fiduciary duties to stockholders under applicable law.

    - Big Flower materially breaches any representation, warranty, covenant or agreement contained in the merger agreement which, unless cured, would result in a failure of either:

       - - the condition to the obligations of BFH Merger Corp. to complete the merger relating to the accuracy of the representations and warranties of Big Flower, or

       - - the condition to the obligations of BFH Merger Corp. to complete the merger relating to the performance by Big Flower of its obligations under the merger agreement.

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    TERMINATION BY BIG FLOWER

    Big Flower may terminate the merger agreement and abandon the merger at any time prior to the merger by action of its board if:

    - any person has made a bona fide proposal relating to an acquisition transaction, or has commenced a tender or exchange offer for the shares of Big Flower common stock, and the board of directors determines in good faith

       - - after consultation with its financial advisors, that the transaction constitutes a superior proposal, and

       - - after consultation with counsel, that approval of the proposal and termination of the merger agreement is necessary to comply with its fiduciary duties to stockholders under applicable law, or

    - BFH Merger Corp. materially breaches any representation, warranty, covenant or agreement contained in the merger agreement which, unless cured prior to the termination date, would result in a failure of either:

       - - the condition to the obligations of Big Flower to complete the merger relating to the accuracy of the representations and warranties of BFH Merger Corp., or

       - - the condition to the obligations of Big Flower to complete the merger relating to the performance by BFH Merger Corp. of its obligations under the merger agreement.

    In the merger agreement, "termination date" means the later of October 31, 1999 and the date determined by adding to October 31, 1999 the number of days after September 1, 1999 that this proxy statement is mailed to Big Flower stockholders; but in no event will the termination date be later than December 31, 1999.

FEES AND EXPENSES

    If the merger agreement is terminated for any reason other than a material breach by BFH Merger Corp., Big Flower will reimburse Thomas H. Lee Company, Evercore Capital Partners and BFH Merger Corp. collectively for out-of-pocket expenses and fees up to $10 million.

    If the merger agreement is terminated:

    - by BFH Merger Corp. because:

       - - the Big Flower board fails to recommend to Big Flower's stockholders that they vote in favor of the merger or the board withdraws or adversely modifies its approval or recommendation of the merger to Big Flower's stockholders or resolves to do any of the foregoing,

       - - the Big Flower board of directors recommends another acquisition transaction or resolves to do so,

       - - Big Flower takes any other steps to impede Big Flower stockholders' adoption of the merger agreement,

       - - Big Flower breaches its covenant with respect to its stockholder rights plan, which prohibits Big Flower from redeeming the rights, amending the stockholder rights plan, or taking any other action that would permit a third party, other than BFH Merger Corp. and its affiliates, to acquire beneficial ownership of at least 15% of Big Flower common stock, or

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    - by Big Flower because any person has made a bona fide proposal relating to an acquisition transaction, or has commenced a tender or exchange offer for the shares of Big Flower common stock, and the board of directors determines in good faith

       - - after consultation with its financial advisors, that the transaction constitutes a superior proposal, and

       - - after consultation with counsel, that approval of the proposal and termination of the merger agreement is necessary to comply with its fiduciary duties to stockholders under applicable law, or

    - by either Big Flower or BFH Merger Corp. because:

       - - Big Flower's stockholders have not adopted the merger agreement, and

       - - prior to the stockholder vote, a third party, other than Thomas H. Lee Company, Evercore Capital Partners or their affiliates, has made or disclosed a proposal for an acquisition transaction, then Big Flower must pay to BFH Merger Corp. a termination fee of $30 million less any out-of-pocket expenses or fees paid to Thomas H. Lee Company, Evercore Capital Partners and BFH Merger Corp., up to $10 million, as described above.

    If the merger agreement is terminated by either Big Flower or BFH Merger Corp. because Big Flower's stockholders have not adopted the merger agreement in a situation other than where a third party, other than Thomas H. Lee Company, Evercore Capital Partners or their affiliates, has made or disclosed a proposal for an acquisition transaction, then Big Flower must pay to BFH Merger Corp. a termination fee of $10 million, to be set-off against any out-of-pocket expenses or fees paid to Thomas H. Lee Company, Evercore Capital Partners and BFH Merger Corp. described above.

    Whether or not the merger is completed, all costs and expenses incurred in connection with the merger will be paid by the party incurring the expense, except for termination fees paid and expenses reimbursed by Big Flower, as described above.

AMENDMENT; WAIVER

    BFH Merger Corp. and Big Flower may amend the merger agreement by written agreement at any time before or after the approval of the merger agreement by Big Flower's stockholders. After Big Flower's stockholders have approved the merger agreement, no amendment may be made which by law requires further stockholder approval without that further approval by Big Flower's stockholders having been obtained.

    Any provision of the merger agreement may be waived prior to the merger being completed, but only if the waiver is in writing and signed by the party against whom the waiver is to be effective.

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                                APPRAISAL RIGHTS

    Holders of Big Flower common stock can decide to receive, instead of having their shares converted into the merger consideration, an amount which the Court of Chancery of the State of Delaware decides is the "fair value" of their Big Flower common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

    These rights are known as "appraisal rights." If a holder of Big Flower common stock wishes to exercise appraisal rights in connection with the merger, the holder must not vote in favor of the merger and must meet the conditions described below.

    The conditions necessary to secure appraisal rights are set out in full in Appendix D. This summary is not meant to be a complete statement on appraisal rights, but rather is only a guide for a stockholder who wishes to exercise appraisal rights. Delaware law requires that Big Flower notify stockholders at least 20 days prior to the meeting of Big Flower stockholders that they have a right of appraisal and provide stockholders with a copy of Section 262 of the Delaware General Corporation Law, or DGCL. This proxy statement/prospectus constitutes that notice. If Big Flower stockholders do not follow the procedures set out below and in Appendix D, they will lose their appraisal rights.

    ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 OF THE DGCL TO A "STOCKHOLDER" OR TO A "HOLDER" OF BIG FLOWER STOCK ARE TO THE RECORD HOLDERS OF BIG FLOWER COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF BIG FLOWER COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE HOLDER'S APPRAISAL RIGHTS.

    A holder of Big Flower common stock wishing to exercise his or her appraisal rights with respect to the merger must not vote in favor of adoption of the merger agreement. Because a duly executed proxy that does not contain voting instruction will, unless revoked, be voted for the merger, a holder of Big Flower common stock who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL, and a separate written demand for appraisal is required.

    A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates. The demand must also state that the stockholder intends to demand appraisal of the holder's shares of Big Flower common stock in connection with the merger.

    If the shares are owned of record in a fiduciary capacity, including by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of a holder of record but the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners.

    A record holder such as a broker who holds Big Flower common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners; in this circumstance, however, the written demand should set forth the number of shares as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Big Flower common stock held in the name of the record owner. Holders who hold their Big Flower common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

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    HOLDERS OF BIG FLOWER COMMON STOCK MUST SEND ALL WRITTEN DEMANDS FOR
APPRAISAL UNDER SECTION 262 OF THE DGCL TO BIG FLOWER HOLDINGS, INC., 3 EAST 54TH STREET, NEW YORK, NEW YORK 10022, ATTENTION: IRENE B. FISHER, ASSOCIATE GENERAL COUNSEL. BIG FLOWER MUST RECEIVE WRITTEN DEMANDS FOR APPRAISAL UNDER
SECTION 262 OF THE DGCL BEFORE THE MERGER AGREEMENT IS VOTED UPON AT THE BIG FLOWER MEETING.

    Within ten days after the date the merger becomes effective, Big Flower must notify each holder of common stock who has complied with Section 262 of the DGCL and has not voted in favor of the merger of the date that the merger has become effective.

    Within 120 days after the date the merger becomes effective, but not thereafter, Big Flower or any holder of Big Flower common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 of the DGCL may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the holder's shares of common stock. Big Flower will have no obligation to file a petition, and neither Big Flower nor BFH Merger Corp. has any present intention to cause such a petition to be filed. Accordingly, it is the obligation of stockholders seeking appraisal rights to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262 of the DGCL.

    Any holder of Big Flower common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Big Flower, a statement setting forth the aggregate number of shares of Big Flower common stock not voted in favor of the merger and the number of shares of Big Flower common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. If a holder of Big Flower common stock timely files a petition for an appraisal, the Court of Chancery is empowered to conduct a hearing on this petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the holders of Big Flower common stock who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation of the pending appraisal proceeding. If any stockholder fails to comply with its discretion, the Court of Chancery may dismiss the proceedings as to the stockholder.

    After determining the holders entitled to appraisal, the Court of Chancery will appraise the "fair value" of their shares of Big Flower common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Big Flower common stock, as determined in an appraisal proceeding under Section 262 of the DGCL could be more than, the same as or less than the merger consideration they would receive under the merger if they did not seek appraisal of their shares, and that investment banking opinions as to fairness from financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, payable upon the amounts due to persons whose shares of Big Flower common stock have been appraised.

    The court may determine the cost of the appraisal action and may allocate the costs among the parties as the court deems equitable. Each party must bear its own other expenses of the proceeding, although the court may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all of the shares of Big Flower common stock entitled to an appraisal.

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
    Any holder of Big Flower common stock who duly demands appraisal in compliance with Section 262 of the DGCL will not, after the merger, be entitled to vote the holder's shares for any purpose or be entitled to the payment of dividends or other distributions on those shares other than dividends or other distributions payable to holders of record as of a record date prior to the merger.

    If any stockholder who demands appraisal of shares of Big Flower common stock under Section 262 fails to perfect, or effectively withdraws or loses, the holder's right to appraisal, the shares of the stockholder will be converted into the right to receive the merger consideration under the merger, without interest.

    A stockholder will fail to perfect and lose the right to appraisal if he does not file a petition for appraisal within 120 days after the date the merger becomes effective, or if the stockholder delivers to Big Flower a written withdrawal of a demand for appraisal and an acceptance of the terms offered upon the merger. However, any attempt to withdraw a demand for appraisal made more than 60 days after the date the merger becomes effective will require the written approval of Big Flower and, once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any holder absent court approval.

    A HOLDER OF BIG FLOWER COMMON STOCK MAY LOSE APPRAISAL RIGHTS IF THE HOLDER FAILS TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS.

                         MARKET PRICE AND DIVIDEND DATA

    The table sets forth, for the calendar quarters indicated, the high and low closing prices per share of Big Flower common stock, as reported on the NYSE Composite Tape.

                                                                      BIG FLOWER
                                                                     COMMON STOCK
                                                              ---------------------------
CALENDAR QUARTER                                                  HIGH           LOW
----------------                                              ------------   ------------
1996
  First Quarter.............................................  $19 1/8        $10 7/8
  Second Quarter............................................   14 5/8         11 7/8
  Third Quarter.............................................   14             12 1/2
  Fourth Quarter............................................   18 3/4         12 1/4

1997
  First Quarter.............................................   20 7/8         17 7/8
  Second Quarter............................................   21 7/8         18 1/8
  Third Quarter.............................................   25 11/16       20 3/8
  Fourth Quarter............................................   24 3/4         21

1998
  First Quarter.............................................   30 3/8         25 1/8
  Second Quarter............................................   34 9/16        27 7/8
  Third Quarter.............................................   32 1/8         19 3/8
  Fourth Quarter............................................   24 9/16        15 3/8

1999
  First Quarter.............................................   33 1/8         21 13/16
  Second Quarter............................................   35 1/2         27 7/8
  Third Quarter.............................................   31 9/16        27 13/16
  Fourth Quarter (through October 22, 1999).................   28 3/8         26 7/8

    In June 1997, Big Flower completed an underwritten secondary public offering of 6,708,524 shares of Big Flower common stock. The offering price per share was $21.00 and the aggregate net proceeds of the offering was $133,835,054.

DIVIDEND INFORMATION

    Big Flower has not paid cash dividends on its common stock and intends to continue this policy for the foreseeable future and retain funds for repayment of indebtedness and investment in its business.

    Because Big Flower is a holding company, holders of its debt and equity securities, including holders of the common stock, are dependent primarily upon the cash flow from Big Flower's subsidiaries for payment of principal, interest and dividends. Potential dividends and other advances and transfers from Big Flower's subsidiaries represent its most significant sources of cash flow. Applicable state laws and the provisions of the debt instruments and other capital instruments by which Big Flower's principal subsidiaries are bound limit the ability of those companies to declare dividends or otherwise provide funds to Big Flower. Specifically, on June 22, 1998, Big Flower and most of its subsidiaries entered into an amended and restated revolving credit agreement. The credit agreement limits the ability of Big Flower to pay dividends. In addition, the indenture governing the 8 7/8% Notes due July 1, 2007 and the 8 5/8% Notes due December 1, 2008 of Big Flower Press imposes restrictions on Big Flower Press' ability to make distributions to Big Flower, subject to some customary exceptions. Also, the indenture governing the QUIPS restricts the payment of dividends by Big Flower on its common stock in some circumstances.

RECENT CLOSING PRICES

    Shares of Big Flower common stock are listed on the NYSE under the symbol "BGF".

    The following table sets forth the closing market prices per share of Big Flower common stock on the NYSE on April 19, 1999, the last trading day before Big Flower publicly announced that it was going to explore possible strategic transactions and on October 22, 1999, the last practicable trading day prior to the date of this document.

                                                          BIG FLOWER
                                                         COMMON STOCK
                                                         ------------
April 19, 1999.........................................    $ 27.875
October 22, 1999.......................................    $ 27.750

NUMBER OF STOCKHOLDERS

    As of October 22, 1999, there were approximately 250 holders of record of Big Flower common stock, as shown on the records of Big Flower's transfer agent for those shares.

                           DESCRIPTION OF BIG FLOWER

    Big Flower is a leading advertising and marketing services company with four business segments: Insert Advertising & Newspaper Services, Direct Marketing Services, Digital Services, and Specialty Products & Commercial Printing.

    - Treasure Chest Advertising Company, Inc. provides insert advertising & newspaper services and is a leading producer of insert advertising programs, TV listing magazines, Sunday comics, Sunday magazines and special supplements for many of the most widely circulated U.S. newspapers.

    - Webcraft, Inc. provides direct marketing services and is a leader in design, development and production of highly personalized, data-driven direct mail; database solutions and response management services; and one-to-one digital printing and marketing.

    - Big Flower Digital Services, Inc. provides an array of digital services principally through its three subsidiaries: Laser Tech Color, Inc., Columbine JDS Systems, Inc. and Reach America, Inc.

       - - Laser Tech is a leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer product companies.

       - - Columbine is a leading provider of software products and related services to the advertising agency, cable, satellite and terrestrial broadcast industries in both the United States and internationally.

       - - Reach America is a leading provider of targeted advertising software applications that develops proprietary, target audience databases, tracks consumer products category sales potential and maps retail trade zones.

    - Big Flower's fourth business segment consists of its speciality products & commercial printing services. Webcraft also offers these products and services. This segment includes commercial printing services, the production of specialty chemicals, adhesives and coatings, and the production of fragrance samplers. Big Flower has stated its intention to de-emphasize this line of business and to focus on the core direct marketing services area.

    Big Flower was incorporated in Delaware in 1997. Big Flower Press was incorporated in Delaware in 1993. Big Flower's and Big Flower Press' principal executive offices are located at 3 East 54th Street, New York, New York 10022 and their telephone number is (212) 521-1600.

                        DESCRIPTION OF BFH MERGER CORP.

    BFH Merger Corp. is a newly formed Delaware corporation formed by Thomas H. Lee Equity Fund IV, L.P., an affiliate of Thomas H. Lee Company, and Evercore Capital Partners L.P., an affiliate of Evercore Partners Inc., for the purpose of completing the merger. The address of BFH Merger Corp.'s principal executive offices is BFH Merger Corp., c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, MA 02109. BFH Merger Corp. will not have any significant assets or liabilities, except as described in this document. BFH Merger Corp. will not engage in any activities other than those related to completing the merger.

    All of the outstanding capital stock of BFH Merger Corp. is owned by Thomas
H. Lee Equity Fund IV and Evercore Capital Partners. Information about the principals, directors and executive officers of BFH Merger Corp., Thomas H. Lee Equity Fund IV and Evercore Capital Partners is set forth in Appendix F to this document.

THOMAS H. LEE EQUITY FUND IV

    Thomas H. Lee Equity Fund IV is an affiliate of Thomas H. Lee Company, a Boston-based investment firm focused on acquiring substantial investments in growth companies. Founded in 1974, the firm and its affiliates currently manages approximately $6 billion in committed capital. Recent investments include Eye Care Centers of America, Inc., Fisher Scientific International Inc., Rayovac Corporation, HomeSide Lending, Inc., The Learning Company, Inc., Metris Companies Inc. and Wyndham International, Inc.

EVERCORE CAPITAL PARTNERS

    Evercore Partners is a firm which provides strategic and financial advisory services to major corporations and makes private equity investments through its affiliate, Evercore Capital Partners L.P. Evercore Capital Partners' most recent investment was its $850 million purchase of American Media, Inc. Evercore Partners' recent advisory work includes advising CBS on its recent merger with Viacom, advising Tenneco Inc. on the separation of its automotive and packaging businesses, and advising Dow Jones & Company, Inc. on its interactive joint venture with Reuters Group PLC.

                              RECENT DEVELOPMENTS

    On October 11, 1999, Big Flower announced that as a result of slower than expected integration of recent marketing acquisitions, accompanied by weakness in the direct mail sector arising from business with consumer products and publishing companies, it estimated adjusted earnings per diluted share for the third quarter of 1999 will be approximately five to ten percent lower than adjusted earnings per diluted share for the comparable period in 1998. Big Flower expects that its performance for the third quarter of 1999 as well as the continuing soft environment in the direct mail sector will result in adjusted earnings per diluted share for fiscal year 1999 that are slightly higher than the fiscal year 1998 adjusted earnings of $1.80 per diluted share.

                          DIRECTORS AND MANAGEMENT OF
                        BIG FLOWER FOLLOWING THE MERGER

EXECUTIVE OFFICERS

    Some executive officers of Big Flower will be the executive officers of Big Flower following the merger. The name, age, current position and business experience of these executive officers of Big Flower is as follows:

    R. THEODORE AMMON has been the Chairman of the Board of Big Flower since its inception and was Chief Executive Officer of Big Flower Press from its inception until April 1997. Mr. Ammon is also the Chairman of XL Ventures, Inc., Big Flower's Internet and new media venture capital subsidiary. Mr. Ammon is also a director of Big Flower Press and Big Flower Digital Services, Inc., a wholly owned subsidiary of Big Flower. Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co., a New York and San Francisco-based investment firm, from 1990 to 1992, and an executive of such firm prior to 1990. Mr. Ammon is also the Chairman of the Board of 24/7 Media, Inc. and a member of the Board of Directors of Host Marriott Corporation and of CAIS Internet, Inc., and serves on the boards of directors of numerous privately held corporations. Mr. Ammon is involved in a number of not-for-profit organizations and serves as a member of the Board of Directors of The Municipal Art Society of New York, The New York YMCA, and Jazz @ Lincoln Center. He is also a member of the Board of Trustees of Bucknell University. Mr. Ammon is 50 years old.

    EDWARD T. REILLY has been the President and the Chief Executive Officer and a director of Big Flower since its inception. He has also been a director of Big Flower Press since June 1996, and its Chief Executive Officer since April 1997, having also served as its Chief Operating Officer from March 1996 until April 1997. Additionally, he is a director of Big Flower's subsidiaries, TC Advertising, Digital Services, Inc. and Webcraft. Prior to joining Big Flower, Mr. Reilly held a variety of executive positions with McGraw-Hill, Inc., a publishing and communications company, in their Broadcast and Publication groups from 1968 to 1996, and served as President of McGraw-Hill Broadcasting from 1987 to 1996. He is Vice Chairman and a member of the executive committee of the Ad Council and serves on the Board of Trustees of Lynchburg College in Virginia. Recently, Mr. Reilly was elected to the Board of Directors of The National Council of La Raza. In addition, Mr. Reilly has been active in television industry affairs, having served as the Chairman of the Television Bureau of Advertising and as a member of the Board of Directors of the National Association of Broadcasters. He is the former Chairman of the Association for Maximum Service Television (MSTV), a trade association of over 300 television stations which has been in the forefront of the effort to facilitate the industry's transition to high definition television. Mr. Reilly is 52 years old.

    RICHARD L. RITCHIE has been Executive Vice President and Chief Financial Officer of Big Flower since January 1997. Prior to joining Big Flower,
Mr. Ritchie served as Senior Vice President and Chief Financial Officer of Harte-Hanks Communications, Inc. from 1986 to 1996. Mr. Ritchie is 53 years old.

    The term of office of each executive officer is until the organizational meeting of Big Flower's board of directors following the next annual meeting of Big Flower stockholders and until a successor is elected and qualified or until that officer's prior death, resignation, retirement, disqualification or removal.

DIRECTORS

    At the time of the merger, the board of directors of Big Flower will be replaced by the board of directors of BFH Merger Corp., which will be comprised of five directors. The name, age, current position and business experience of these directors is as follows:

    THOMAS H. LEE founded Thomas H. Lee Company in 1974 and since that time has served as its President. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank's high technology lending group from 1968 to 1974 and became a Vice President in 1973. Mr. Lee serves as a director of numerous public and private corporations including Finlay Enterprises, Inc., Metris Companies, Inc., Safelite Glass Corporation, Vail Resorts, Inc and Wyndham International, Inc. Mr. Lee is 55 years old.

    ANTHONY J. DINOVI is a Managing Director of Thomas H. Lee Company. Prior to joining Thomas H. Lee Company in 1988, Mr. DiNovi was in the Corporate Finance Department at Wertheim Schroder & Co., Inc. Mr. DiNovi is a director of CelPage, Inc., Eye Care Centers of America, Inc., Fisher Scientific International, Inc., LiveWire Systems, Inc., ProcureNet, Inc., and Safelite Glass Corporation. Mr. DiNovi is 37 years old.

    SCOTT M. SPERLING is a Managing Director of Thomas H. Lee Company. In this capacity he is a director of Fisher Scientific International, Inc., GenTek Inc., ProcureNet, Inc., Safelite Glass Corporation, Wyndham International, Inc. and a number of private companies. For ten years prior, Mr. Sperling was Managing Partner of the Aeneas Group, the private capital affiliate of the Harvard Management Company, Inc. Mr. Sperling is 41 years old.

    ROGER C. ALTMAN co-founded Evercore Partners in 1996. From 1992-1995,
Mr. Altman served as Deputy Treasury Secretary. From 1987-1992, Mr. Altman was Vice Chairman of The Blackstone Group, where he led the firm's merger advisory business and originated several principal investment opportunities. Prior to 1987, Mr. Altman spent 14 years at Lehman Brothers where he was a managing director, Co-head of Investment Banking, Member of the Management Committee and Member of the Board of Directors. Mr. Altman is 53 years old.

    AUSTIN M. BEUTNER co-founded Evercore Partners in 1996. From 1994 to 1996, Mr. Beutner was Chief Executive Officer and President of the U.S. Russia Investment Fund, and in January 1997, Mr. Beutner was named Vice Chairman of its Board of Directors. Before his affiliation with the U.S. Russia Investment Fund, he was a General Partner of The Blackstone Group. Mr. Beutner is a director of American Media Inc. Mr. Beutner is 39 years old.

    Shortly after the merger, it is expected that the Big Flower board of directors will be increased to nine members. Two of the additional members are expected to be as follows:

    R. THEODORE AMMON.  See information included under "--Executive Officers."

    EDWARD T. REILLY.  See information included under "--Executive Officers."

    The remaining two directors will be determined by Thomas H. Lee Equity Fund IV, subject to the consent of Evercore Capital Partners and R. Theodore Ammon.

SECURITY OWNERSHIP OF BIG FLOWER FOLLOWING THE MERGER

    The following table sets forth the anticipated beneficial ownership of the securities of Big Flower immediately after completion of merger. The amounts below assume (1) a total equity contribution from Thomas H. Lee Equity Fund IV and Evercore Capital Partners of up to $321.3 million,

(2) consummation of the acquisition of Columbine JDS Systems and the acquisition of the private Internet investments in accordance with the merger agreement,
(3) no investment by an affiliate of BFH Merger Corp. in the entities holding the public Internet investments and (4) a total equity contribution from members of management who are expected to retain direct or indirect equity interests in Big Flower in the merger of $80.3 million. The table does not take into account any options to acquire Big Flower common stock which may be granted to employees of Big Flower after completion of the merger. The actual investment of each of those member of management has not been definitively determined and may be changed.

  NAME OF BENEFICIAL OWNER     AMOUNT AND NATURE OF OWNERSHIP       PERCENTAGE OF CLASS
-----------------------------  ------------------------------  -----------------------------
R. Theodore Ammon............            1,755,329                         13.8%
Thomas H. Lee
  Equity Fund IV*............            8,156,877                          64%
Evercore Capital Partners....            2,285,748                         17.9%
Trustee of Rabbi Trust.......             551,511                          4.3%

------------------------

* This number:

    - includes 244,671 shares of Big Flower common stock owned by an affiliate of BFH Merger Corp., of which Thomas H. Lee Equity Fund IV will control a majority, as a result of the sale of Columbine JDS Systems, and

    - excludes the warrants for Big Flower common stock which will be held by Thomas H. Lee Equity Fund IV after the merger as a result of the mezzanine debt financing provided by Thomas H. Lee Equity Fund IV to Big Flower in connection with the merger and related recapitalization.

                  OTHER INFORMATION FOR THE BIG FLOWER MEETING

NOMINEES FOR ELECTION AS BIG FLOWER DIRECTORS

    The directors of Big Flower are divided into three classes, designated
Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Currently, the Class I directors are Messrs. Kimmitt and Minow; the Class II directors are Ms. Manley and Mr. Diamandis; and the Class III directors are Messrs. Ammon and Reilly. For information regarding the Class II directors of Big Flower, see "--Directors and Executive Officers" below. For information regarding the Class III directors of Big Flower, see "Directors and Management of Big Flower Following the Merger" on page 98. The Class I directors were reelected at the 1996 Annual Meeting of Stockholders to hold office until the date of the Big Flower meeting; the Class II directors were reelected at the 1997 Annual Meeting of Stockholders to hold office until the date of the 2000 Annual Meeting of Stockholders; and the Class III directors were reelected at the 1998 Annual Meeting of Stockholders to hold office until the date of the 2001 Annual Meeting of Stockholders and, in each case, until a successor is elected and qualified and subject to a director's prior death, resignation, retirement, disqualification or removal.

    It is recommended that Messrs. Kimmitt and Minow be elected as Class I directors of Big Flower, to hold office until the 2002 Annual Meeting of Stockholders, and in each case until a successor is elected and qualified or until that director's prior death, resignation, retirement, disqualification or removal, unless the merger is completed prior to that time. Both nominees are presently serving as directors of Big Flower. Class I directors were classified as such at a meeting of the board of directors held on November 10, 1995. Big Flower is unaware of any reason why either nominee would be unwilling or unable to serve as a director. However, should either nominee be unwilling or unable to serve as a director at the time of the Big Flower meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of that other person for that directorship as the board of directors may recommend.

    If the merger is completed then, at the completion of the merger, the board of directors of Big Flower at that time will be replaced by the board of directors of BFH Merger Corp. in accordance with the merger agreement. For more information regarding the composition of the Big Flower board of directors, see "Directors and Management of Big Flower Following the Merger--Directors" on page 99.

    Information regarding each person nominated by the board of directors, including the nominee's principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, the nominees have had the indicated principal occupations for the past five years.

NAME OF DIRECTOR                           AGE      BUSINESS EXPERIENCE DURING PAST FIVE YEARS AND OTHER INFORMATION
----------------                         --------   ----------------------------------------------------------------
Robert M. Kimmitt......................     51      Robert M. Kimmitt has been a Director of Big Flower since its inception. He was also a director of Big Flower Press from
                                                    November 1996 until December 1997. Since May 1997, he has been a partner in the law firm of Wilmer, Cutler & Pickering. From 1993 to April 1997, Mr. Kimmitt was a managing director of Lehman
                                                    Brothers and head of its Washington corporate finance office.
                                                    Prior to joining Lehman Brothers, Mr. Kimmitt served from 1991 to 1993 as American Ambassador to Germany, and from 1989 to 1991 as Under Secretary of State for Political Affairs. He was a
                                                    partner in the Washington office of Sidley & Austin from 1987 to
                                                    1989. Mr. Kimmitt served as a member of the National Security
                                                    Council staff at the White House from 1978 to 1985 and General
                                                    Counsel of the Department of the Treasury from 1985 to 1987. Mr.
                                                    Kimmitt serves on the boards of Allianz Life Insurance Company of North America and United Defense Industries, Inc., as well as on the supervisory boards of Mannesmann AG of Duesseldorf,
                                                    Germany, and Siemens AG of Munich, Germany, and on the U.S.
                                                    Group Council of BMW AG of Munich, Germany. He is also on the
                                                    Boards of Georgetown University, the German Marshall Fund, and
                                                    several other non-profit organizations whose focus is
                                                    international affairs.

Newton N. Minow........................     73      Newton N. Minow has been a Director of Big Flower since its inception. He was also a director of Big Flower Press from
                                                    September 1996 until December 1997. Since 1991, Mr. Minow has been counsel to the law firm of Sidley & Austin, where he served as Partner from 1965 to 1991. He also served as Chairman of the
                                                    Federal Communications Commission from 1961 to 1963. He is a director of Aon Corporation and Manpower, Inc. Mr. Minow is former Chairman of the Carnegie Corporation of New York, an
                                                    Advisory Trustee and former Chairman of the Board of Trustees of
                                                    The RAND Corporation and former Chairman of the Board of
                                                    Governors of the Public Broadcasting Service. Mr. Minow is also a Life Trustee of the University of Notre Dame and a Life
                                                    Trustee of Northwestern University.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows information regarding the Class II directors of Big Flower, both of whom are U.S. citizens. For information regarding the Class III directors of Big Flower and the executive officers of Big Flower, see "Directors and Management of Big Flower following the Merger" on page 98.

NAME                                       AGE                    POSITIONS
----                                     --------                 ---------
Peter G. Diamandis.....................     67      Class II Director
Joan D. Manley.........................     67      Class II Director

    Set forth below is certain additional information concerning the persons listed above.

    PETER G. DIAMANDIS has been a Director of Big Flower since its inception. He was also a director of Big Flower Press from September 1994 until December 1997. Mr. Diamandis is also a director of XL Ventures. Mr. Diamandis was Vice Chairman of Donnelley Marketing, Inc., a marketing company, from 1991 through 1996. Since 1996, he has been the Vice Chairman of DM LLC, the successor entity to Donnelley Marketing, Inc. He is the former Chairman of TVSM, Inc., a magazine publishing company. From 1988 to 1991, Mr. Diamandis served as President and Chief Executive Officer of Hachette Publications, which purchased Diamandis Communications Inc. in 1988. From 1987 to 1988, Mr. Diamandis served as Chairman, President and Chief Executive Officer of Diamandis
Communications Inc., a publisher of special interest magazines. In 1982, Mr. Diamandis joined CBS Magazines as Vice President, Group Publisher, Women's Day, and served as President of CBS from September 1983 to 1987. Mr. Diamandis is a former Chairman of Magazine Publishers of America. Mr. Diamandis serves on the Board of Trustees of Bucknell University.

    JOAN D. MANLEY has been a Director of Big Flower since September 1994.
Ms. Manley retired from Time Incorporated in 1984, where she had held numerous positions since 1960. At the time of her retirement, Ms. Manley was Group Vice President and a director of Time Incorporated. Ms. Manley serves on the Board of Directors of Sara Lee Corporation and Founders Fund and is a Trustee of the Rocky Mountain Resource Center.

BOARD MEETINGS AND COMMITTEES OF THE BIG FLOWER BOARD OF DIRECTORS

    Six meetings of the full board of directors of Big Flower were held during the fiscal year ended December 31, 1998. Each incumbent director attended more than 75% of the aggregate of all meetings of the board of directors that were held after that director's election to the board and of all committees of the board of directors that the director was eligible to attend in fiscal 1998.

    Big Flower has standing audit, compensation and nominating committees whose current functions and members are described below. It is anticipated that at its first meeting following the Big Flower meeting, the board will designate directors to serve on each of these standing committees until the next annual meeting of stockholders. However, if the merger is completed then, at the completion of the merger, the new board of directors of Big Flower will designate from such new board the directors to serve on each of the standing committees. For a more detailed explanation of the effect of the merger on the Big Flower board of directors and members of management, see "Directors and Management of Big Flower Following the Merger" on page 98.

    AUDIT COMMITTEE. The audit committee is composed of Joan D. Manley (Chairman), Robert M. Kimmitt and Newton N. Minow. The audit committee meets periodically with Big Flower's management, internal accounting staff, and representatives of Big Flower's independent certified public accountants to assure that appropriate audits of Big Flower's financial statements are being conducted. Additionally, this committee reviews corporate compliance policies and activities, the scope of internal and external audit activities, and the results of the annual audit. Both the independent certified public accountants and the internal accounting staff communicate directly with the committee regarding the results of their examinations, the adequacy of internal accounting controls, and the integrity of financial reporting. The audit committee met three times during fiscal 1998. In the course of performing its functions, the audit committee also:

    - recommends the action to be taken with respect to the appointment of Big Flower's independent certified public accountants,

    - reviews with Big Flower's independent certified public accountants the scope of their audit, their report and their recommendations, and

    - considers the possible effect on the independence of such accountants in approving non-audit services requested of them.

    COMPENSATION COMMITTEE. The compensation committee is composed of Peter G. Diamandis (Chairman), Robert M. Kimmitt and Newton N. Minow. The compensation committee met four times during fiscal 1998. This committee is charged with the responsibility of:

    - reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of Big Flower,

    - taking such actions with respect thereto as are not specifically reserved to the board of directors, and

    - administering the Big Flower restated 1993 stock award and incentive plan, Big Flower's executive incentive plan, and other salary or compensation plans that the committee is designated to administer.

    NOMINATING COMMITTEE. The nominating committee is composed of R. Theodore Ammon (Chairman), Peter G. Diamandis and Joan D. Manley. This committee is charged with the responsibility of considering and recommending individuals to be considered by the board of directors for membership on the board of directors. The nominating committee was established in March 1997 and met once in fiscal 1998.

    The nominating committee will also consider nominations for board membership by stockholders. The nominating committee has adopted the following rules with respect to considering such nominations:

    - the nominating stockholder must have owned shares of common stock of Big Flower for at least six months prior to the date the nomination is submitted;

    - the nomination must be received by the nominating committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and

    - a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

COMPENSATION OF DIRECTORS

    Directors of Big Flower who are also employees of Big Flower or its subsidiaries do not receive any additional compensation for service as a member of the board of directors of Big Flower or any of its committees. For information relating to compensation of Big Flower's management directors, see "--Employment Arrangements with Executive Officers" below.

    All other directors of Big Flower are paid an annual fee of $25,000 for serving on the board. In addition, (a) the Chairman of each of the standing committees who is a non-employee director is paid an annual retainer of $2,500 and (b) each member of such standing committees (including any

Chairman who is a non-employee director) is paid a fee of $1,000 for each standing committee meeting attended by such member.

    In addition, each non-employee director is given the option of electing to receive all or any portion of their annual retainer and meeting fees in the form of:

    - shares of common stock of Big Flower,

    - options to purchase shares of common stock of Big Flower, or

    - cash.

    Furthermore, each member of the board of directors of Big Flower who is not an employee of Big Flower, any of its subsidiaries or any of its affiliates receives:

    - an option to purchase 13,400 shares of common stock on the date that such director is first elected to the board of directors and

    - an option to purchase 1,000 shares of common stock on the date that such director is reelected to the board of directors. Each initial election option has a term of ten years, and each reelection option has a term of five years.

    Each of these options vests immediately upon the date of grant and has an exercise price equal to the closing price of a share of common stock of Big Flower on the NYSE on the date of grant, which may be paid (1) in cash,
    (2) by check or (3) in previously acquired unrestricted shares of common stock, valued at the closing price of a share of common stock of Big Flower on the NYSE on the date of its exercise.

    The compensation of directors following the merger has not yet been determined.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Big Flower's directors, executive officers, and persons who own more than ten percent of Big Flower's common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NYSE. Directors, executive officers and greater than ten percent stockholders are required by the Securities and Exchange Commission regulations to furnish Big Flower with copies of all Forms 3, 4 and 5 they file.

    Based solely on Big Flower's review of the copies of these forms it has received, or written representations from some reporting persons that no Forms 5 were required for these persons, Big Flower believes that all its directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to fiscal 1998.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth the beneficial ownership as of October 22, 1999 by each person known by Big Flower to be the beneficial owner of more than 5% of the outstanding shares of common stock of Big Flower, constituting the only class of voting capital stock of Big Flower, each director of Big Flower and nominee for director of Big Flower, each executive officer whose name appears in the summary compensation table below who was an executive officer of Big Flower as of October 22, 1999 and all directors and executive officers as a group.

                                                                    SHARES BENEFICIALLY OWNED
                                                             ---------------------------------------
                                                             AMOUNT AND NATURE
NAME AND ADDRESS OF BENEFICIAL OWNER                         OF OWNERSHIP (A)    PERCENTAGE OF CLASS
------------------------------------                         -----------------   -------------------
R. Theodore Ammon (b)......................................      2,342,144              11.7%
  c/o Big Flower Holdings, Inc.
  3 East 54(th) Street
  New York, New York 10022

EnTrust Capital Inc........................................      4,049,354              20.5%
  650 Madison Avenue
  New York, New York 10022

Highfields Capital Management LP...........................      1,338,100               6.8%
  c/o Highfields Capital Management
  200 Clarendon Street
  Boston, Massachusetts 02117

The Prudential Insurance Company of America................      1,287,700               6.5%
  751 Broad Street
  Newark, New Jersey 07102-3777

Highfields Capital Ltd.....................................      1,029,827               5.2%
  c/o Goldman Sachs (Cayman) Trust, Limited
  Harbour Centre, North Church Street
  P.O. Box 896
  George Town, Grand Cayman
  Cayman Islands

Peter G. Diamandis (c).....................................         24,816                  *
  700 Canal Street
  Stamford, Connecticut 06902

Robert M. Kimmitt (d)......................................         23,651                  *
  Wilmer, Cutler & Pickering
  2445 M Street, N.W.
  Washington, D.C. 20037-1420

Joan D. Manley (e).........................................         17,004                  *
  P.O. Box 1353
  Dillon, Colorado 80435

Newton N. Minow (f)........................................         33,651                  *
  c/o Sidley & Austin
  One First National Plaza
  Suite 4800
  Chicago, Illinois 60603

Edward T. Reilly (g).......................................        294,467               1.5%
  c/o Big Flower Holdings, Inc.
  3 East 54(th) Street
  New York, New York 10022

Mark A. Angelson (h).......................................        201,000               1.0%
  c/o Big Flower Holdings, Inc.
  3 East 54(th) Street
  New York, New York 10022

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

(TABLE CONTINUED FROM PREVIOUS PAGE)

                                                                    SHARES BENEFICIALLY OWNED
                                                             ---------------------------------------
                                                             AMOUNT AND NATURE
NAME AND ADDRESS OF BENEFICIAL OWNER                         OF OWNERSHIP (A)    PERCENTAGE OF CLASS
------------------------------------                         -----------------   -------------------
Richard L. Ritchie (i).....................................         50,000                  *
  c/o Big Flower Holdings, Inc.
  3 East 54(th) Street
  New York, New York 10022
All directors and current executive officers
  as a group (8 persons) (j)...............................      2,986,733              14.5%

------------------------

*   Less than one percent

(a) This column includes shares which directors and executive officers have the right to acquire within 60 days. Except as otherwise indicated, each person and entity has sole voting and dispositive power with respect to the shares set forth in the table.

(b) Includes:

    - 6,000 shares held by Mr. Ammon as general partner of a partnership in which his family members are the limited partners and have 99% of the economic interests,

    - options to purchase 300,000 shares of common stock which are presently exercisable,

    - 200 shares owned by Mr. Ammon's minor children, as to which Mr. Ammon disclaims beneficial ownership, and

    - 50,000 shares owned by a charitable foundation, as to which shares Mr. Ammon disclaims beneficial ownership.

(c) Represents options to purchase 24,816 shares of common stock which are presently exercisable.

(d) Represents options to purchase 23,651 shares of common stock which are presently exercisable.

(e) Includes options to purchase 14,400 shares of common stock which are presently exercisable.

(f) Includes options to purchase 23,651 shares of common stock which are presently exercisable.

(g) Includes options to purchase 286,667 shares of common stock which are presently exercisable.

(h) Includes options to purchase 195,800 shares of common stock which are presently exercisable.

(i) Represents options to purchase 50,000 shares of common stock which are presently exercisable.

(j) Includes options to purchase 918,985 shares of common stock which are presently exercisable.

EXECUTIVE COMPENSATION

    REPORT OF THE COMPENSATION COMMITTEE

    INTRODUCTION. This report to stockholders presents an overview of both the charter of the compensation committee of the board of directors and of Big Flower's compensation philosophy. The compensation committee is composed entirely of non-employee directors.

    THE COMPENSATION COMMITTEE'S ROLE. The compensation committee's principal function is to review and approve the compensation program for the executive officers and other senior executives of Big Flower and to administer grants under the Plan.

    Big Flower's executive compensation program is designed to motivate the executives to achieve Big Flower's business objectives, with a special emphasis on increasing stockholder value, earnings per share, EBITDA and after tax return on invested capital. Some of Big Flower's executive officers are currently employed under multi-year employment agreements, whose purpose is to retain the services of those officers for extended periods. The minimum salary to which each of those executive officer is entitled is specified in the employment agreement, but the annual bonus for each executive officer, which is a major part of an executive officer's cash compensation, and awards of stock options for executive officers, are subject to approval by the compensation committee from time to time. The principal terms of the employment agreements of executive officers of Big Flower are described under "--Employment Arrangements with Executive Officers" on page 114.

    OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. The executive compensation program is designed to help Big Flower retain, motivate and recruit the executives needed to maximize Big Flower's return to stockholders. Big Flower's explicit objective is to pay at levels required to secure the services of exceptionally talented executive officers, in particular, and employees, in general, necessary to achieve its long-term financial, strategic and stock price growth goals. Since one of Big Flower's objectives is rapid revenue growth, by internal expansion and through acquisitions, Big Flower has recruited the executive talent required to run a company that is larger than Big Flower in its present form. Toward that end, the executive compensation program is designed to provide:

    - Levels of compensation that are highly competitive with those provided in the various markets in which Big Flower competes for its executive resources.

    - Incentive compensation that:

       - - varies with the financial performance of Big Flower and/or its various business units;

       - - varies with the performance of Big Flower's stock price; and

       - - effectively rewards individual performance.

    - Equity-based compensation that ties executives' long-term financial interests to growth in Big Flower's market value per share.

    PROVIDING HIGHLY COMPETITIVE LEVELS OF COMPENSATION. Big Flower provides its executive officers with a total compensation package that--at expected levels of performance--is generally intended to compare favorably with compensation packages provided to executives in the advertising, marketing and information services industries, as adjusted to reflect Big Flower's current size and intended growth, who hold comparable positions or have similar qualifications. In addition, this compensation takes into account the highly demanding roles and combinations of responsibilities undertaken by Big Flower's executive officers.

    Given Big Flower's aggressive stockholder return objectives, Big Flower has designed salary and incentive programs intended to attract exceptionally high-caliber executives and is committed to paying these executives a substantial portion of their compensation based directly on the performance of Big Flower and, in appropriate cases, on the performance of a particular business unit.

    To establish appropriate competitive frames of reference, Big Flower looks toward pay levels offered by leading-performance companies in the relevant markets for executive talent. Big Flower periodically assesses an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. Big Flower's review of competitive compensation levels incorporates a case-by-case approach that considers each position's relative content, accountabilities and scope of responsibility. Big Flower also takes into account its businesses, current size and expected growth, expected contributions from specific executives and other similar factors. For senior executives, this review includes an examination of pay data for comparable positions within the advertising and marketing services industries, as well as data for other diversified holding companies and pay data for individuals with backgrounds comparable to those of its officers.

    While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual results of Big Flower. Big Flower is committed to the pay-for-performance philosophy and believes that the executive compensation program should provide stockholders with performance-for-pay.

    ENSURING THAT INCENTIVE COMPENSATION VARIES WITH PERFORMANCE. The executive compensation program is designed to ensure that incentive compensation varies with the performance of Big Flower and its business units. Awards paid under Big Flower's executive incentive plan and the grants under the Plan will be directly tied to the short- and long-term financial performance, especially EPS, EBITDA and after tax return on invested capital, of Big Flower and its business units, as well as the performance of Big Flower's stock price.

    Big Flower's various incentive plans each serve different purposes and, as such, employ different measures of performance and cover different periods of time. Accordingly, an executive officer's total compensation will not typically vary based on any single measure of Big Flower or business unit performance. However, in combination, these plans provide a powerful incentive--focusing management attention on those measures important to stockholders, such as growth, EPS, EBITDA and after tax return on invested capital, holding executives accountable for poor results and rewarding them for superior accomplishments.

    Big Flower also believes that effectively rewarding performance helps motivate executives to contribute in ways that enhance the financial and stock performance of Big Flower and its various business units. Although the executive compensation program provides compensation that varies with financial and stock price performance, an executive's incentive awards may also be influenced by qualitative assessment of Big Flower, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by the compensation committee.

    OVERVIEW OF THE EXECUTIVE COMPENSATION PROGRAM. The executive compensation program is comprised of three principal elements: the base salary program, annual incentives under the executive incentive plan and grants of stock and option awards under the plan. Big Flower has designed and administered each of these with the explicit purpose of furthering the stockholders' interests by facilitating the employment of highly-talented executives and motivating them to achieve exceptional levels of performance and growth. An overview of each of these elements and of how each is intended to support stockholder interests is provided below.

        BASE SALARY COMPENSATION. Big Flower's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent, reflect an individual's on-going performance, and are periodically adjusted based on the executive's performance, Big Flower's overall financial performance and growth and expected salary increases in the market for executive talent, taking into account the growth which Big Flower hopes to achieve.

        ANNUAL INCENTIVE COMPENSATION. The executive incentive plan provides competitive annual pay opportunities linked to Big Flower's annual financial performance. The executive incentive plan sets annual incentive target awards at levels that are competitive in the context of Big Flower's total executive compensation program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against pre-set financial and strategic objectives.

        LONG-TERM INCENTIVE COMPENSATION. Big Flower provides the executives of Big Flower with stock-based incentives intended to provide competitive long-term incentive opportunities, enable participants to build significant wealth when meaningful stockholder wealth has been created, and directly link a significant portion of total pay to Big Flower's long-term stock performance.

    Although the plan is generally designed to provide periodic grants of options to purchase common stock of Big Flower, it also provides for the use of restricted stock awards.

    OTHER EXECUTIVE COMPENSATION. Big Flower has entered into an arrangement with some managers responsible for the XL Ventures unit which will provide those managers with an effective carried interest in the results of XL Ventures and Big Flower Digital LLC above specified minimum levels. Big Flower believes that the nature and scope of this arrangement is similar to arrangements found in other comparable venture capital investment organizations.

    In addition, Big Flower provides all its executives with benefits and perquisites such as a 401(k) plan and health and life insurance benefits. Overall, the compensation committee believes the provided levels of benefits and perquisites are necessary and, in combination with the previously mentioned compensation elements, facilitate Big Flower's ability to secure the most appropriate executive talents.

    CEO COMPENSATION. Mr. Reilly has been Big Flower's Chief Executive Officer from its inception. In determining Mr. Reilly's compensation, the committee took a number of factors into account, including considering to what extent
Mr. Reilly met his personal goals established at the beginning of the fiscal year, rewarding Mr. Reilly for Big Flower's financial performance during Fiscal 1998 and for increasing long-term shareholder value of Big Flower, and seeking adequately and fairly to compensate Mr. Reilly in relation to his responsibilities and contributions to Big Flower and in a manner that is commensurate with compensation paid by comparable companies within Big Flower's industry. For a discussion of Big Flower's employment agreement with Mr. Reilly, see "--Employment Arrangements with Executive Officers" on page 114.

    The committee took no action during fiscal 1998 to establish a policy with respect to the payment of compensation to Big Flower's executive officers in amounts that exceed the $1 million limit on deductible compensation under The Omnibus Budget Reconciliation Act of 1993. During fiscal 1998 Big Flower exceeded targeted goals under the executive incentive plan, which resulted in some executives' overall compensation being greater than $1 million. Given these results, the committee intends to formulate a policy regarding that Act to be based upon the overall needs of Big Flower, taking into account the underlying principles of the executive compensation program and the particular circumstances at issue.

    SUMMARY. The compensation committee believes the executive compensation program will ensure Big Flower's ability to retain, motivate and attract the executive resources required to maximize long-term stockholder returns. Big Flower's competitive pay philosophy facilitates the employment of talented executives. The emphasis on variable pay and the direct link to both financial and stock performance ties this competitive pay to critical measures of Big Flower performance. In combination, all these elements act in the best interests of Big Flower's stockholders and are worthy of your support.

                                          The Compensation Committee
                                          Peter G. Diamandis, Chairman
                                          Robert M. Kimmitt
                                          Newton N. Minow

    SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid in respect of the fiscal year ended December 31, 1998, 1997 and 1996 to R. Theodore Ammon, Chairman of Big Flower, Edward T. Reilly, Chief Executive Officer of Big Flower, and to each of the other most highly paid executive officers of Big Flower.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                   ANNUAL COMPENSATION                 AWARDS
                                           -----------------------------------   -------------------
                                                                  OTHER ANNUAL       SECURITIES         ALL OTHER
                                                                  COMPENSATION       UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION      PERIOD    SALARY($)   BONUS($)       ($)        OPTIONS/SARS (#)(1)      ($)(2)
---------------------------     --------   ---------   --------   ------------   -------------------   ------------
R. Theodore Ammon.............    1998      750,000    675,000             (3)              --             2,400
  Chairman of Big Flower          1997      750,000    799,875             (3)              --             2,400
                                  1996      750,000    339,844             (3)              --             2,178

Edward T. Reilly..............    1998      550,000    495,000             (3)              --             2,400
  President and Chief             1997      533,333    586,575             (3)         200,000             2,400
  Executive Officer of Big        1996      375,000    287,000(4)          (3)         200,000             1,593
  Flower

Mark A. Angelson..............    1998      505,000    463,500             (3)          25,000             2,400
  Executive Vice President--      1997      468,750    506,588             (3)          58,300             2,400
  Office of the Chairman,         1996      315,000    225,000      343,982(5)         150,000                --
  General Counsel and
  Secretary

Richard L. Ritchie(6).........    1998      425,000    382,500             (3)          45,000             2,400
  Executive Vice President and    1997      395,641    451,600(7)          (3)         100,000             2,400
  Chief Financial Officer of      1996           --         --           --                 --                --
  Big Flower

------------------------

(1) All stock option grants were made under the Big Flower Holdings, Inc. restated 1993 stock award and incentive plan and are described below under "--Options Granted in Fiscal 1998" and "--Employment Arrangements with Executive Officers."

(2) Represents amounts contributed to 401(k) plan by Big Flower on behalf of the named executive officer.

(3) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported under the headings of "Salary" and "Bonus."

(4) Includes a one-time signing bonus of $37,000 to reimburse Mr. Reilly for costs incurred in connection with his leaving his previous position.

(5) Includes relocation costs of $335,862, including tax gross up.

(6) Mr. Ritchie began his employment with Big Flower in 1997; therefore he did not receive any compensation from Big Flower prior to that time.

(7) Includes a lump sum payment of $25,000 for incidental moving expenses.

    OPTIONS GRANTED IN FISCAL 1998

    The following table presents information with respect to options to purchase shares of common stock of Big Flower granted to the named executive officers during fiscal 1998. Big Flower did not grant any stock appreciation rights to any of the named executive officers. No named executive officer exercised any stock options during Fiscal 1998.

    The values listed under "Grant Date Value" were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:

    (a) assumed option term of 10 years;

    (b) stock price volatility factor of 0.4427;

    (c) 5.77% annual discount rate;

    (d) no dividend payment; and

    (e) 3% discount to Black-Scholes ratio for each year an option remains unvested.

                         OPTIONS GRANTED IN FISCAL 1998

                                                                                             GRANT DATE
                                                    INDIVIDUAL GRANTS                          VALUE
                                  -----------------------------------------------------   ----------------
                                  NUMBER OF     % OF TOTAL
                                  SECURITIES      OPTIONS
                                  UNDERLYING    GRANTED TO     EXERCISE OR
                                   OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
NAME                              GRANTED(#)    FISCAL 1998     ($/SHARE)       DATE      PRESENT VALUE($)
----                              ----------   -------------   -----------   ----------   ----------------
Mark A. Angelson(1).............    25,000         7.76%        $28.4375       3/11/08         449,600
Richard L. Ritchie(2)...........    45,000        13.98%        $  26.75       2/17/08         799,700

------------------------

(1) These options were granted on March 11, 1998 and vested in full on the first anniversary of the date of grant. The exercise price was equal to the closing price of a share of Big Flower common stock on the NYSE on the date of the grant. The options are exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.

(2) These options were granted on February 17, 1998 and vest in full on the second anniversary of the date of grant. The exercise price was equal to the closing price of a share of Big Flower common stock on the NYSE on the date of the grant. The options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.

    OPTION VALUES AT END OF FISCAL 1998

    The following table sets forth information concerning the number and the value at the end of fiscal 1998 of unexercised in-the-money options to purchase common stock of Big Flower granted to the named executive officers as of the end of fiscal 1998. No named executive officer received any stock appreciation rights. The amounts listed under "Value of Unexercised In-the-Money Options at Fiscal 1998 End" are based on the closing price of $22.0625 of Big Flower's common stock on the NYSE on December 31, 1998, the last trading day of fiscal 1998, less the exercise price payable for those shares.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                  NUMBER OF SECURITIES         UNEXERCISED
                                      SHARES                           UNDERLYING              IN-THE-MONEY
                                   ACQUIRED ON       VALUE        UNEXERCISED OPTIONS            OPTIONS
NAME                               EXERCISE (#)   REALIZED ($)   AT FISCAL 1998 END (#)   AT FISCAL 1998 END ($)
----                               ------------   ------------   ----------------------   ----------------------
                                                                      EXERCISABLE/             EXERCISABLE/
                                                                     UNEXERCISABLE            UNEXERCISABLE
                                                                 ----------------------   ----------------------
R. Theodore Ammon................      -0-            -0-                  300,000/0              1,818,750/0
Edward T. Reilly.................      -0-            -0-            253,334/146,666        1,517,334/807,166
Mark A. Angelson.................      -0-            -0-            133,300/100,000          937,369/707,813
Richard L. Ritchie...............      -0-            -0-             25,000/120,000          101,563/304,688

------------------------

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The following table sets forth annual amounts payable to the named executive officers' upon their retirement under Treasure Chest Advertising's supplemental executive retirement plan.

                               PENSION PLAN TABLE

    FINAL 5 YEARS
     AVERAGE PAY
      AT AGE 65            5          10         15         20         25         30
    -------------       --------   --------   --------   --------   --------   --------
                                          YEARS OF SERVICE AT AGE 65
      $150,000          $ 7,500    $15,000    $22,500    $30,000    $37,500    $45,000
       175,000            8,750     17,500     26,250     35,000     43,750     52,500
       200,000           10,000     20,000     30,000     40,000     50,000     60,000
       225,000           11,250     22,500     33,750     45,000     56,250     67,500
       250,000           12,500     25,000     37,500     50,000     62,500     75,000
       275,000           13,750     27,500     41,250     55,000     68,750     82,500
       300,000           15,000     30,000     45,000     60,000     75,000     90,000
       500,000           25,000     50,000     75,000    100,000    125,000    150,000
       600,000           30,000     60,000     90,000    120,000    150,000    180,000
       700,000           35,000     70,000    105,000    140,000    175,000    210,000
       800,000           40,000     80,000    120,000    160,000    200,000    240,000
       900,000           45,000     90,000    135,000    180,000    225,000    270,000

    The compensation covered by this plan includes the executive's entire annual base salary. Messrs. Ammon, Reilly, Angelson and Ritchie currently have 5, 3, 3 and 2 years of service, respectively. For more information regarding compensation paid to individual executive officers, see "--Employment Arrangements with Executive Officers" on page 114. Benefits under this plan are computed by multiplying the participant's average salary for the last five years prior to retirement by a percentage equal to one percent for each year of service up to a maximum of 30 years. Benefits under this plan are not subject to a deduction for Social Security or other offset amounts, other than for a participant's contributions to a 401(k) plan and for benefits received under a retirement income plan.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

    AMMON EMPLOYMENT AGREEMENT. Big Flower has entered into an employment agreement with Mr. Ammon, effective November 20, 1995, under which Mr. Ammon currently serves as chairman of the board of Big Flower. The initial term of the Ammon agreement is three years, and may be automatically extended for one-year periods, unless either Big Flower or Mr. Ammon provides notice to the contrary. The commencement of the first extension occurred on November 20, 1997.
Mr. Ammon is required to devote to Big Flower the time necessary for the effective conduct of his duties under the Ammon agreement and is permitted to engage in outside business interests that do not conflict with those duties or otherwise compete with Big Flower. Under the Ammon agreement, Mr. Ammon currently receives:

    - a base salary of $750,000 per year,

    - an annual bonus targeted at not less than 75% of base salary, assuming bonus targets under the executive incentive plan are met,

    - an annual payment of $108,000 with respect to life insurance premiums, and

    - certain fringe benefits, including participation in the supplemental executive retirement plan.

    In connection with his entering into the Ammon agreement, Mr. Ammon received an option to purchase 300,000 shares of common stock of Big Flower:

    - with a ten-year term,

    - at an exercise price equal to $16.00 per share, and

    - vesting ratably over a three-year period.

    If Mr. Ammon's employment with Big Flower is terminated other than for "cause" as defined in the Ammon agreement, Mr. Ammon will be entitled to receive a supplemental retirement benefit, subject to vesting and benefit accrual requirements and subject to being offset by amounts payable under the supplemental executive retirement plan, of up to 50% of his final average compensation including salary and executive incentive plan bonus, which would commence at age 60. Mr. Ammon will have the right to terminate the Ammon agreement in the event of its material breach by Big Flower or for other "good reason" as defined in the agreement. In that event, or if Big Flower terminates Mr. Ammon's employment without cause:

    - Mr. Ammon will be entitled generally to receive the salary and bonus otherwise payable to him over the greater of (a) the remaining term of the Ammon agreement and (b) a period of six months,

    - all outstanding equity incentive awards (including stock options) would immediately vest,

    - Mr. Ammon would receive additional service credit for purposes of the supplemental retirement benefit, and

    - the life insurance and other fringe benefits would continue during the severance period.

    Upon the termination of his employment following a "change in control" of Big Flower as defined in the agreement, Mr. Ammon would:

    - be entitled to receive a lump sum amount equal to three times his base salary and bonus,

    - become vested in all outstanding equity incentive awards,

    - have the right to receive a cash payment equal to the spread on all outstanding stock options,

    - receive a lump sum payment with respect to foregone fringe benefits,

    - receive additional service credit for purposes of the supplemental retirement benefit, and

    - be entitled to a payment sufficient to offset the effects of any excise tax imposed under Section 4999 of the Internal Revenue Code.

    The merger may constitute a change of control of Big Flower for purposes of the Ammon agreement. During the term of the Ammon agreement and if Mr. Ammon terminates his employment other than for good reason or Big Flower terminates Mr. Ammon's employment for cause, for a period of one year beyond the expiration of the employment term, Mr. Ammon will be subject to non-competition and non-solicitation requirements.

    Big Flower and Mr. Ammon are currently reviewing whether the Ammon agreement should be revised upon consummation of the merger.

    REILLY EMPLOYMENT AGREEMENT. Big Flower has entered into an employment agreement with Mr. Reilly, effective March 29, 1996, under which Mr. Reilly currently serves as president and chief executive officer of Big Flower. The initial term of the Reilly agreement is three years, and may be automatically extended for one-year periods, unless either Big Flower or Mr. Reilly provides notice to the contrary. The commencement of the first extension occurred on March 29, 1998. Mr. Reilly is required to devote to Big Flower all of his working time, attention and efforts. Under the Reilly agreement, Mr. Reilly currently receives:

    - a base salary of $575,000 per year,

    - an annual bonus targeted at not less than 75% of base salary, assuming bonus targets under the executive incentive plan are met, and

    - fringe benefits, including participation in the supplemental executive retirement plan.

    In connection with his entering into the Reilly agreement, Mr. Reilly received an option to purchase 200,000 shares of common stock on Big Flower:

    - with a ten-year term,

    - at an exercise price of $12.75 per share, the closing price of a share of Big Flower common stock on the NYSE on the date of grant, and

    - vesting in installments of 20% each on December 31, 1996, 1997, 1998, and 1999 and the remaining 20% on March 29, 2000.

    On April 29, 1997, Mr. Reilly received an option to purchase 100,000 shares of common stock of Big Flower:

    - with a ten-year term, and

    - at an exercise price of $18.375 per share, the closing price on the date of grant.

    These options vested in full on April 29, 1998. In addition, on April 29, 1997, Mr. Reilly received an option to purchase 100,000 shares of common stock of Big Flower:

    - with a ten-year term, and

    - at an exercise price of $21.13 per share, which was equal to 115% of the closing price of a share of Big Flower common stock on the NYSE on the date of grant.

    One-third of these options vested on each of April 29, 1998 and April 29, 1999, with the remaining one-third to vest on the third anniversary of the date of grant. All of these options will immediately vest upon the occurrence of a "change of control" of Big Flower as defined in the Reilly agreement. The merger may constitute a change of control of Big Flower for purposes of the Reilly agreement.

    Mr. Reilly will have the right to terminate the Reilly agreement in the event of its material breach by Big Flower or for other "good reason", as defined in the Reilly agreement. In that event, or if Big Flower terminates Mr. Reilly's employment without "cause" as defined in the Reilly agreement,

    - Mr. Reilly will be entitled to receive a lump sum amount equal to the sum of (A) two times the sum of his then base salary plus the highest annual performance bonus Mr. Reilly received in the three years preceding that termination of employment, plus (B) the present value of all fringe benefits payable under the remaining term of the Reilly agreement,

    - all outstanding equity incentive awards including stock options will immediately vest and remain exercisable for a period of one year following the date of that termination or, if earlier, until the end of the option term, and

    - Mr. Reilly would be entitled to receive a payment sufficient to offset the effects of any excise tax imposed under Section 4999 of the Code.

    During the term of the Reilly agreement and if Mr. Reilly terminates his employment other than for good reason or Big Flower terminates Mr. Reilly's employment for cause, for a period of one year beyond the expiration of the employment term, Mr. Reilly will be subject to non-competition and non-solicitation requirements.

    ANGELSON EMPLOYMENT AGREEMENT. Big Flower has entered into an employment agreement with Mr. Angelson, effective March 21, 1996, under which Mr. Angelson currently serves as executive vice president--office of the chairman, general counsel and secretary of the board of directors of Big Flower and as deputy chairman of XL Ventures. The initial term of the Angelson agreement is three years, and may be automatically extended for one-year periods, unless either Big Flower or Mr. Angelson provides notice to the contrary. The commencement of the first extension occurred on March 21, 1998. Mr. Angelson is required to devote to Big Flower and its affiliates all of his working time, attention and efforts. Under the Angelson agreement, Mr. Angelson currently receives:

    - a base salary of $540,000 per year,

    - an annual bonus targeted at not less than 75% of base salary, assuming bonus targets under the executive incentive plan are met,

    - annual premium payments during the term of employment with respect to a $2 million split-dollar life insurance policy owned by Mr. Angelson, and

    - fringe benefits, including participation in the supplemental executive retirement plan.

    In connection with his entering into the Angelson agreement, Mr. Angelson was granted an option to purchase 150,000 shares of common stock of Big Flower:

    - with a ten-year term,

    - at an exercise price of $12.625 per share, the closing price of a share of Big Flower common stock on the NYSE on the date of grant, and

    - vesting in installments of 10% on December 31, 1996, 15% on the first anniversary of the Angelson agreement and 25% on each of the next three anniversaries of the Angelson agreement.

    On March 25, 1997, Mr. Angelson was granted an option to purchase 58,300 shares of common stock of Big Flower (a) with a ten-year term and (b) at an exercise price of $18.125, the closing price of a share of Big Flower common stock on the NYSE on the date of grant. These options vested in full on March 25, 1998. For information regarding options granted to Mr. Angelson in 1998, see "Executive Compensation--Options Granted in Fiscal 1998" on page 112. All of these options will immediately vest upon the occurrence of a "change of control" of Big Flower, as defined in the Angelson agreement. The merger may constitute a change of control of Big Flower for purposes of the Angelson agreement.

    Mr. Angelson will have the right to terminate the Angelson agreement in the event of its material breach by Big Flower or for other "good reason" as defined in the Angelson agreement. In that event, or if Big Flower terminates
Mr. Angelson's employment without "cause" as defined in the Angelson agreement,

    - Mr. Angelson will be entitled to receive a lump sum amount equal to the sum of (A) two times the sum of his then base salary plus the highest annual performance bonus Mr. Angelson received in the three years preceding that termination of employment, plus (B) the present value of all insurance premium payments and other fringe benefits payable under the remaining term of the Angelson agreement,

    - all outstanding equity incentive awards, including stock options, will immediately vest and remain exercisable for a period of one year following the date of that termination, or, if earlier, until the end of the option term, and

    - Mr. Angelson would be entitled to receive a payment sufficient to offset the effects of any excise tax imposed under Section 4999 of the Code.

    During the term of the Angelson agreement, and if Mr. Angelson terminates his employment other than for good reason or Big Flower terminates
Mr. Angelson's employment for cause, for a period of one year beyond the expiration of the employment term, Mr. Angelson will be subject to non-competition and non-solicitation requirements. In connection with the negotiation on behalf of Big Flower of the merger agreement and related recapitalization, the Angelson agreement was amended to provide that Mr. Angelson would report to the independent directors with respect to matters as to which Mr. Ammon has recused himself and to provide other changes related to the determination of aspects of Mr. Angelson's compensation, including that Mr. Angelson will have the right to receive severance payments in the event that he terminates the Angelson agreement upon or after a change of control of Big Flower.

    RITCHIE EMPLOYMENT ARRANGEMENTS. Big Flower entered into a letter agreement with Mr. Ritchie on December 13, 1996, under which Mr. Ritchie serves as executive vice president and chief financial officer of Big Flower. Mr. Ritchie is required to devote to Big Flower all of his working time, attention and efforts. In the event that Mr. Ritchie's employment should be terminated by Big Flower other than for "cause", as defined in the severance agreement discussed below, prior to a "change in control" of Big Flower, as defined in the severance agreement discussed below, Mr. Ritchie will be entitled to a payment equal to one year's base salary. Under the Ritchie agreement, Mr. Ritchie currently receives:

    - a base salary of $450,000 per year,

    - an annual bonus targeted at not less than 75% of base salary, assuming bonus targets under the executive incentive plan are met, and

    - fringe benefits, including participation in the supplemental executive retirement plan.

    In connection with his entering into the Ritchie agreement, Mr. Ritchie was granted an option to purchase 100,000 shares of common stock of Big Flower:

    - with a ten-year term,

    - at an exercise price of $18.00 per share, the closing price of a share of Big Flower common stock on the NYSE on the date of grant, and

    - vesting in installments of 25% on January 6 of each of 1998, 1999, 2000 and 2001.

    For information regarding options granted to Mr. Ritchie in 1998, see "Executive Compensation--Options Granted in Fiscal 1998" on page 112. All of these options will immediately vest upon the occurrence of a "change in control" of Big Flower, as defined in the severance agreement discussed below.

    In addition, Big Flower has entered into a severance agreement with Mr. Ritchie, effective January 6, 1997, which provides that if Mr. Ritchie's employment is terminated by Big Flower without "cause" or by Mr. Ritchie for "good reason" following a "change in control" of Big Flower, each as defined in the severance agreement, Mr. Ritchie will receive a lump sum amount equal to two times the sum of the greater of his annual base salary in effect immediately prior to the termination of employment and his annual base salary in effect immediately prior to the change in control, and the greater of the target bonus for Mr. Ritchie under the executive incentive plan in the year immediately preceding that in which the termination occurs and the average bonus for the three years immediately preceding the change in control. In addition:

       (1) all outstanding stock incentive awards (including stock options) will immediately vest and remain exercisable until at least 90 days following the "change in control," and

       (2) Mr. Ritchie would be entitled to two years of continued medical and other insurance benefits.

    The total amount of benefits payable to Mr. Ritchie would be limited to the extent necessary to preserve Big Flower's deduction under Section 280G of the Internal Revenue Code. The merger may constitute a change of control of Big Flower for purposes of the Ritchie agreement and the severance agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

BIG FLOWER STOCK PRICE PERFORMANCE GRAPH

    The following graphs compare the cumulative total stockholder returns of Big Flower common stock, the Russell 2000-Registered Trademark- Index, the Russell Consumer Discretionary Index, the Standard & Poor's 500 Index, and the
Standard & Poor's Advertising and Marketing Services Index. The comparisons reflected in the graph are not intended to forecast the future performance of Big Flower common stock and may not be indicative of such future performance. The graph assumes $100 invested on November 22, 1995, the date of Big Flower's initial public offering in Big Flower common stock and each of the indices and that all dividends were reinvested.

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN:
       BIG FLOWER VS. RUSSELL 2000, RUSSELL CONSUMER DISCRETIONARY INDEX,
                S&P 500 AND S&P ADVERTISING AND MARKETING INDEX

                          TOTAL RETURN TO STOCKHOLDERS
                              REINVESTED DIVIDENDS

                                     [LOGO]

    Big Flower selected the Russell 2000 Index for comparison for 1998 because Big Flower is listed as a member of that index, and the entities included in that index more closely resemble the capitalization of Big Flower than the much larger companies included generally in the S&P 500 Index. Moreover, Big Flower believes that overall securities' market conditions affecting Big Flower are better represented when compared with other members of the Russell 2000 Index then the much larger companies included in the S&P 500 Index. Similarly, Big Flower selected the Russell Consumer Discretionary Index for comparison for 1998, rather that the S&P Advertising and Marketing Index, as more representative of companies with comparable market capitalization. As a result of the addition of these indices, the graph compares the total cumulative returns of Big Flower's common stock with the Russell 2000 Index, the Russell Consumer Discretionary Index, the S&P 500 Index and the S&P Advertising and Marketing Index.

    The total percentage return for the Big Flower common stock for fiscal 1998 was approximately
-8.5%. This compares with the total percentage return for such period of -2.5% for the Russell 2000 Index, 3.8% for the Russell Consumer Discretionary Index, 28.6% for the S&P 500 Index, and 58.8% for the S&P Advertising and Marketing Index. These percentages assume that all dividends were reinvested.

RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to be Big Flower's independent certified public accountants for its fiscal year ended December 31, 1999. Deloitte & Touche has acted as Big Flower's independent certified public accountants since its inception and as Big Flower Press' independent certified public accountants since July 1993.

    Representatives of Deloitte & Touche LLP will be present at the Big Flower meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    REQUIRED VOTE

    Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority in voting power present (in person or by proxy) and entitled to vote at the Big Flower meeting. In the event that Big Flower's stockholders fail to ratify the appointment of Deloitte & Touche LLP, the selection of Big Flower's independent certified public accountants will be submitted to Big Flower's board of directors for reconsideration.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BIG FLOWER'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                          FUTURE STOCKHOLDER PROPOSALS

    If the merger is not completed, stockholder proposals intended to be presented at the 2000 annual meeting of Big Flower stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the secretary of Big Flower no later than January 15, 2000 in order to be included in the proxy materials sent by management of Big Flower for such meeting. Stockholder proposals intended to be presented at the 2000 annual meeting of Big Flower stockholders that are not intended to be included in management's proxy materials pursuant to Rule 14a-8 must be received by the secretary of Big Flower not less than 60 days nor more than 90 days prior to the date of the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Big Flower files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room   New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center          Citicorp Center
      Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549  New York, New York 10048           Suite 1400
                                                  Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Securities and Exchange Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

    The Securities and Exchange Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, such as Big Flower, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about Big Flower at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Securities and Exchange Commission allows Big Flower to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

BIG FLOWER COMMISSION FILINGS (FILE NO. 1-11834)                     PERIOD OR DATE FILED
------------------------------------------------  ----------------------------------------------------------
Annual Report on Form 10-K                        Year ended December 31, 1998
Quarterly Reports on Form 10-Q                    Quarters ended March 31, 1999
                                                  and June 30, 1999
Current Reports on Form 8-K or 8-K/A              Filed on January 19, 1999, March 19, 1999, April 21, 1999,
                                                  July 1, 1999, October 12, 1999 and October 18, 1999

    Big Flower also incorporates by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Big Flower meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                BFH MERGER CORP.
                                      AND
                           BIG FLOWER HOLDINGS, INC.
                          DATED AS OF OCTOBER 11, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                        --------
                                           ARTICLE I

                                           THE MERGER

SECTION 1.01              The Merger..................................................     A-9
SECTION 1.02              Effective Time..............................................     A-9
SECTION 1.03              Effects of the Merger.......................................    A-10
SECTION 1.04              Certificate of Incorporation and By-Laws of the
                          Surviving Corporation.......................................    A-10
SECTION 1.05              Directors...................................................    A-10
SECTION 1.06              Officers....................................................    A-10

                                           ARTICLE II

                           EFFECT OF THE MERGER ON THE CAPITAL STOCK
                                OF THE CONSTITUENT CORPORATIONS

SECTION 2.01              Effect on Capital Stock.....................................    A-10
SECTION 2.02              Options; Stock Plans........................................    A-12
SECTION 2.03              Modification of Merger Consideration........................    A-13
SECTION 2.04              Payment for Shares..........................................    A-14

                                          ARTICLE III

                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01              Organization and Qualification; Subsidiaries................    A-16
SECTION 3.02              Capitalization; Subsidiaries................................    A-16
SECTION 3.03              Authority Relative to this Agreement........................    A-17
SECTION 3.04              No Violations of Law........................................    A-18
SECTION 3.05              No Defaults or Violations Arising from the Merger...........    A-18
SECTION 3.06              Absence of Certain Changes..................................    A-19
SECTION 3.07              SEC Reports and Financial Statements........................    A-19
SECTION 3.08              Information.................................................    A-19
SECTION 3.09              Litigation..................................................    A-20
SECTION 3.10              Material Contracts..........................................    A-20
SECTION 3.11              Taxes.......................................................    A-20
SECTION 3.12              Employee Benefits...........................................    A-21
SECTION 3.13              Labor Relations and Employment..............................    A-23
SECTION 3.14              Environmental Matters.......................................    A-24
SECTION 3.15              Intellectual Property.......................................    A-26
SECTION 3.16              Year 2000 Compliance........................................    A-26
SECTION 3.17              Rights Agreement............................................    A-27
SECTION 3.18              Board Recommendation........................................    A-27
SECTION 3.19              Required Company Vote.......................................    A-27
SECTION 3.20              Related Party Transactions..................................    A-28
SECTION 3.21              State Takeover Statutes.....................................    A-28
SECTION 3.22              Brokers and Finders.........................................    A-28
SECTION 3.23              Opinions of Investment Banking Firms........................    A-28

                                                                                          PAGE
                                                                                        --------
                                           ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES OF MERGECO

SECTION 4.01              Organization and Qualification..............................    A-29
SECTION 4.02              Authority Relative to this Agreement........................    A-29
SECTION 4.03              No Violation................................................    A-29
SECTION 4.04              Information.................................................    A-29
SECTION 4.05              Financing...................................................    A-30
SECTION 4.06              Delaware Law................................................    A-30
SECTION 4.07              Newly Organized.............................................    A-30

                                           ARTICLE V

                                           COVENANTS

SECTION 5.01              Conduct of Business of the Company..........................    A-30
SECTION 5.02              Access to Information.......................................    A-32
SECTION 5.03              Efforts.....................................................    A-32
SECTION 5.04              Public Announcements........................................    A-34
SECTION 5.05              Indemnification; Directors' and Officers' Insurance.........    A-34
SECTION 5.06              Notification of Certain Matters.............................    A-35
SECTION 5.07              Rights Agreement............................................    A-35
SECTION 5.08              State Takeover Laws.........................................    A-36
SECTION 5.09              No Solicitation.............................................    A-36
SECTION 5.10              ISRA Requirements...........................................    A-37
SECTION 5.11              Reports.....................................................    A-37
SECTION 5.12              Stockholders' Meeting.......................................    A-38
SECTION 5.13              Employee Benefit Arrangements...............................    A-39
SECTION 5.14              Acquisition of Columbine JDS Systems........................    A-39
SECTION 5.15              Treatment of Certain Investments............................    A-39

                                           ARTICLE VI

                            CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01              Conditions..................................................    A-40
SECTION 6.02              Conditions to Obligations of MergeCo........................    A-41
SECTION 6.03              Conditions to Obligation of the Company.....................    A-42

                                          ARTICLE VII

                                TERMINATION; AMENDMENTS; WAIVER

SECTION 7.01              Termination.................................................    A-42
SECTION 7.02              Effect of Termination.......................................    A-43
SECTION 7.03              Fees and Expenses...........................................    A-44
SECTION 7.04              Amendment...................................................    A-44
SECTION 7.05              Extension; Waiver...........................................    A-44

                                          ARTICLE VIII

                                         MISCELLANEOUS

SECTION 8.01              Non-Survival of Representations and Warranties..............    A-45
SECTION 8.02              Entire Agreement; Assignment................................    A-45
SECTION 8.03              Validity....................................................    A-45

                                                                                          PAGE
                                                                                        --------
SECTION 8.04              Notices.....................................................    A-45
SECTION 8.05              Governing Law...............................................    A-46
SECTION 8.06              Descriptive Headings........................................    A-46
SECTION 8.07              Counterparts................................................    A-46
SECTION 8.08              Parties in Interest.........................................    A-46
SECTION 8.09              Certain Definitions.........................................    A-46
SECTION 8.10              Specific Performance........................................    A-47

                                   SCHEDULES

Schedule 2.01(c)(ii).........................  Holders of Retained Shares
Schedule 5.14................................  Acquisition of Columbine JDS Systems, Inc.
Schedule 5.15(a).............................  Treatment of Private Internet Investments
Schedule 5.15(b).............................  Treatment of Public Internet Investments
Schedule 6.02(d).............................  Financing Commitments

                             TABLE OF DEFINED TERMS

                                                                PAGE
                                                              --------
401(k) Plans................................................     14
Acquisition Transactions....................................     46
affiliate...................................................     63
Agreement...................................................      1
Aggregate Spread............................................      6
Bona Fide Proposal..........................................     48
Business....................................................     27
Cash Consideration..........................................      4
Certificate Amendments......................................      2
Certificates................................................     10
Code........................................................     22
Common Shares...............................................      1
Company.....................................................      1
Company Affiliated Group....................................     20
Company Board...............................................      1
Company Disclosure Schedule.................................     13
Company Representatives.....................................     39
Company Stock Plan..........................................     14
Company Stockholder Approval................................     15
Confidentiality Agreement...................................     40
Consent.....................................................     40
control.....................................................     63
DGCL........................................................      1
Dissenting Shares...........................................      5
Effective Time..............................................      2
Environmental Laws..........................................     28
Environmental Liabilities and Costs.........................     28
Environmental Permits.......................................     28
ERISA.......................................................     22
ERISA Affiliate.............................................     23
Excess Shares...............................................     16
Exchange Act................................................     15
Exchange Agent..............................................     10
Exchange Fund...............................................     10
Exchanged Option............................................      7
Exchanged Option Merger Consideration.......................      7
Exchanged Share.............................................      4
Exchanged Share Certificates................................     16
Evercore....................................................      7
Financial Statements........................................     18
Form 10-K...................................................     18
Governmental Entity.........................................     16
Hazardous Substances........................................     28
HSR Act.....................................................     16
Indemnified Parties.........................................     43
Injunction..................................................     53
Intellectual Property.......................................     30

                                                                PAGE
                                                              --------
Interested stockholder......................................     41
Investment Consideration....................................      8
Investment Instrument.......................................     52
ISRA........................................................     29
Junior Preferred Stock......................................     14
Laws........................................................     63
LNA.........................................................     48
Material Adverse Effect on MergeCo..........................     34
Material Adverse Effect on the Company......................     13
Material Contracts..........................................     34
MergeCo.....................................................      1
MergeCo Representatives.....................................     40
Merger......................................................      1
Merger Consideration........................................      5
Offeror.....................................................     47
Option......................................................      6
Order.......................................................     53
Original Agreement..........................................      1
Other Filings...............................................     19
PBGC........................................................     23
Person......................................................     63
Persons.....................................................     63
Plans.......................................................     22
Preferred Stock.............................................     14
Proxy Statement.............................................     49
Purchase Agreement..........................................      8
QUIPS.......................................................     14
Release.....................................................     29
Relevant Period.............................................      9
Relevant Purchaser..........................................      7
Remedial Action.............................................     29
Representatives.............................................     46
Retained Option.............................................      7
Retained Share..............................................      5
Rights Agreement............................................      1
Rights Amendment............................................     31
SEC.........................................................     18
SEC Reports.................................................     18
Securities Act..............................................     53
Shares......................................................      1
Significant Subsidiary......................................     15
Special Meeting.............................................     49
Subsidiaries................................................     63
Subsidiary..................................................     63
Surviving Corporation.......................................      2
Tax Return..................................................     21
Taxes.......................................................     21
Terminating Company Breach..................................     58
Terminating MergeCo Breach..................................     58
Termination Date............................................     58

                                                                PAGE
                                                              --------
Termination Fee.............................................     59
THL.........................................................      7
Title IV Plans..............................................     22
Total Post-Merger Common Shares.............................      4
Trust Agreement.............................................     14
WARN........................................................     25
Year 2000 Compliant.........................................     31

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 11, 1999, between BFH Merger Corp., a Delaware corporation ("MERGECO"), and Big Flower Holdings, Inc., a Delaware corporation (the "COMPANY").

    WHEREAS, the respective Boards of Directors of MergeCo and the Company have approved the merger of MergeCo with and into the Company, as set forth below (the "MERGER"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL").

    WHEREAS, MergeCo and the Company previously entered into an Agreement and Plan of Merger (the "ORIGINAL AGREEMENT"), dated as of June 29, 1999, providing for the Merger upon certain terms and conditions.

    WHEREAS, MergeCo and the Company have agreed to revise the terms of the Merger and to amend and restate the Original Agreement (as amended) to reflect these amendments to the terms of the Merger.

    WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, in the Merger, the holders of shares of common stock of the Company, par value $.01 per share (the "COMMON SHARES"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.02), including the associated Rights issued pursuant to, and defined in, the Rights Agreement, dated as of November 28, 1995, between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGREEMENT", which Rights, together with the Common Shares, are hereinafter referred to as the "SHARES"), will be entitled to either
(i) receive cash in exchange for their Shares, or (ii) retain a certain number of their Shares and receive cash and possibly certain other consideration in exchange for the remainder of their Shares.

    WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has, in light of and subject to the terms and conditions set forth herein:
(i) determined that (A) the consideration to be paid for each Share in the Merger is fair to the stockholders of the Company, and (B) the Merger is advisable and otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the stockholders of the Company of this Agreement.

    WHEREAS, MergeCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, MergeCo and the Company agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.02), MergeCo shall be merged with and into the Company. Following the Merger, the separate corporate existence of MergeCo shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    SECTION 1.02 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company shall execute, in the manner required by the DGCL, and deliver to the Secretary of State of the State of Delaware, a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to herein as the "EFFECTIVE TIME."

    SECTION 1.03 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and MergeCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergeCo shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

    (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

    (b) The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

    SECTION 1.05 DIRECTORS. Subject to applicable Law, the directors of MergeCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    SECTION 1.06 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

    SECTION 2.01 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of MergeCo:

    (a) COMMON STOCK OF MERGECO. All of the shares of common stock of MergeCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Shares following the Merger equal to:

    (i) the Total Post-Merger Common Shares (defined below), minus

    (ii) the number of Retained Shares together with the number of Common Shares, if any, issued in the Merger in exchange for Options (as defined in Section 2.02) pursuant to Section 2.03(c).

    The "TOTAL POST-MERGER COMMON SHARES" shall be 12,194,449 Common Shares, which number is based on an assumption that the transactions set forth in Sections 5.14, 5.15(a) and 5.15(b) will be consummated on the terms set forth in such Sections; PROVIDED THAT such number of Common Shares shall be subject to appropriate adjustments if any of the transactions set forth in Sections 5.14, 5.15(a) or 5.15(b) are not consummated on the terms set forth in such Sections; PROVIDED FURTHER THAT the maximum possible number of Total Post-Merger Common Shares shall be no more than 14,526,481.

    (b) CANCELLATION OF TREASURY STOCK. Each Share that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (c) TREATMENT OF COMMON SHARES. Each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:

       (i) Subject to Section 2.03, each Share held by a Person not listed in the table set forth on Schedule 2.01(c)(ii), other than Dissenting Shares (as defined in Section 2.01(d)) and shares owned by any subsidiary of the Company, (each of such Shares, together with each of the Shares described in Section 2.01(c)(ii)(B), an "EXCHANGED SHARE") shall be converted into the right to receive from the Company after the Merger cash in an amount equal to $31.50 (the "CASH CONSIDERATION"), and each such Exchanged Share shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Exchanged Shares shall, to the extent such certificate represents such Exchanged Shares, cease to have any rights with respect thereto, except the right to receive the Cash Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.04.

       (ii) Subject to Section 2.03, in respect of the Shares held by each Person listed in the table set forth on Schedule 2.01(c)(ii):

           (A) that number of such Person's Shares which is set forth in the column of such table headed "Retained Shares" shall be retained by such Person as such number of fully paid and nonassessable Common Shares (each of such Common Shares, a "RETAINED SHARE"); and

           (B) each of such Person's Shares which is not a Retained Share shall be an Exchanged Share and shall be converted into the right to receive from the Company after the Merger the Cash Consideration for each such Share, and each such Exchanged Share shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Exchanged Shares shall, to the extent such certificate represents such Exchanged Shares, cease to have any rights with respect thereto, except the right to receive the Cash Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.04.

    The Retained Shares, together with the Cash Consideration, the Exchanged Option Merger Consideration (as defined in Section 2.02(c)), and any other consideration agreed to be provided to holders of Shares or Options pursuant to
Section 2.03 in exchange for such Shares or Options, shall be referred to as the "MERGER CONSIDERATION".

    (d) DISSENTING SHARES. Notwithstanding Section 2.01(c), Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL prior to the Effective Time ("DISSENTING SHARES") shall not be converted into a right to receive the Cash Consideration relating to such Shares, unless such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Consideration relating to such Shares. The Company shall give MergeCo prompt notice of any demands received by the Company for appraisal of Shares, and MergeCo shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergeCo, make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 2.02 OPTIONS; STOCK PLANS.

    (a) With respect to any outstanding option to acquire Common Shares granted under any stock option or other similar plan of the Company, whether or not exercisable (each such option, an "OPTION"), it is the intention of the parties that, subject to Sections 2.02(d) and 2.03(c):

       (i) each Option shall be surrendered by the holder thereof prior to the Effective Time in exchange for that number of Shares equal to the Aggregate Spread (as defined below) of such Option divided by $31.50,

       (ii) the Shares issued to the holder of such Option in such exchange shall be deemed to be Exchanged Shares and shall be converted into the right to receive the Cash Consideration in accordance with
           Section 2.01(c), and

       (iii) no fractional Shares shall be issued in the exchange but the Company shall pay the holder cash in lieu of the fractional interest.

    "AGGREGATE SPREAD" as to any Option shall mean an amount (which shall in no event be less than zero) equal to $31.50 minus the per Share exercise price of such Option multiplied by the number of Shares issuable upon exercise of such Option.

    (b) Promptly after the execution of this Agreement, the Company shall use its best efforts to obtain the consent from the holders of Options to the treatment of such Options as set forth in Section 2.02(a), unless the Company, MergeCo and any such holder of an Option or Options agree to a different treatment of such holder's Option or Options pursuant to Section 2.03(c).

    (c) In the event that the Company obtains the legal, valid and binding consent of the holder of an Option or Options to the treatment of such Option or Options as set forth in Section 2.02(a), then:

       (i) the Company shall, immediately prior to the Effective Time:

           (A) take such steps as are necessary to effect the exchange of each such Option into that number of Shares equal to the Aggregate Spread of each such Option divided by $31.50, and

           (B) shall pay the relevant holder cash in lieu of any fractional interest of a Share; and

       (ii) at the Effective Time, the Shares issued to the holder of such Option in such exchange shall be deemed to be Exchanged Shares and shall be converted into the right to receive the Cash Consideration in accordance with Section 2.01(c).

    (d) In the event that, as of the Effective Time:

       (i) the Company has not obtained the consent of the holder of an Option or Options to the treatment of such Option or Options as set forth in
           Section 2.02(a), and

       (ii) the Company, MergeCo and such holder have not agreed to a different treatment of such holder's Option or Options pursuant to
           Section 2.03(c),

    then, as of the Effective Time, by virtue of the Merger and without any action on the part of such holder of such Option or Options, each such Option shall be designated as an "EXCHANGED OPTION" and shall be cancelled in exchange for the right to receive from the Company after the Merger cash in an amount equal to (such consideration being the "EXCHANGED OPTION MERGER CONSIDERATION"):

       (iii) the Cash Consideration less the per share exercise price of such Exchanged Option, multiplied by

       (iv) the number of Common Shares subject to such Exchanged Option.

    (e) Prior to the Effective Time, the Company shall amend the terms of its equity incentive plans or arrangements, in each case as is necessary to give effect to the provisions of this Section 2.02 and any other arrangements made in respect of the Options pursuant to Section 2.03(c).

    SECTION 2.03 MODIFICATION OF MERGER CONSIDERATION.

    (a) If, prior to the Effective Time, Thomas H. Lee Company ("THL"), Evercore Capital Partners LP ("EVERCORE") or any of their affiliates (any such entity being a "RELEVANT PURCHASER") enters into an agreement with any of the Persons listed on Schedule 2.01(c)(ii) (as amended pursuant to Section 2.03(c)) to purchase from such Person any of such Person's Exchanged Shares at the Effective Time in exchange for consideration equal to the Cash Consideration with respect to such Exchanged Shares (any such agreement, a "PURCHASE AGREEMENT"):

       (i) MergeCo and the Company shall modify this Agreement (including, without limitation, Section 2.01(c) and any schedule attached to this Agreement) on or prior to such date as appropriate to reflect the terms of such Purchase Agreement, and

       (ii) the Company shall take such other actions reasonably requested by the Relevant Purchaser so that such Purchase Agreement can be effected.

    (b) The parties agree that, prior to the Effective Time,
Schedule 2.01(c)(ii) may be amended by MergeCo, without the consent of the Company, in the following manner:

       (i) MergeCo and any Person holding Shares may agree at any time prior to the Effective Time as to:

           (A) the number of such Person's Shares which shall be Exchanged
               Shares,

           (B) the number of such Person's Shares which shall be Retained Shares, and

           (C) with respect to the first Person listed on
               Schedule 2.01(c)(ii) on the date hereof only, the number of such Person's Shares, if any, which shall be exchanged in the Merger in consideration for an interest in an Investment Instrument (as defined in Section 5.15) (such per Share interest in an Investment Instrument being the "INVESTMENT CONSIDERATION" for such Share), and MergeCo shall provide the Company with reasonable evidence of any such agreement.

       (ii) Schedule 2.01(c)(ii) shall be amended to reflect such an agreement reached between MergeCo and a Person holding Shares as follows:

           (A) To the extent such Person is not listed on
               Schedule 2.01(c)(ii) and such Person has agreed to a number of such Person's Shares being Retained Shares, such Person shall be added to Schedule 2.01(c)(ii).

           (B) The number of such Person's Shares that such Person and MergeCo agree shall become Retained Shares shall be inserted in the column in the table set forth in Schedule 2.01(c)(ii) headed "Retained Shares" beside such Person's name and shall be treated in the Merger as set forth in Section 2.01(c)(ii)(A), subject to further adjustments under Section 2.03(b)(i).

           (C) The number of such Person's Shares that such Person and MergeCo agree shall be Exchanged Shares shall be treated in the Merger as set forth in Section 2.01(c)(ii)(B), subject to further adjustments under Section 2.03(b)(i).

           (D) With respect to the first Person listed on
               Schedule 2.01(c)(ii) on the date hereof only, the number of such Person's shares that MergeCo and such Person agree shall be exchanged in consideration for an interest in the Investment Instrument shall be treated in the Merger as set forth in such agreement, subject to further adjustments under
               Section 2.03(b)(i).

    (c) The parties agree that, prior to the Effective Time, the treatment of a Person's Options in the Merger may be amended by MergeCo, with the consent of the Company, such consent not to be unreasonably withheld, if MergeCo and such Person agree that all or a portion of such Person's Options shall be treated differently than the Options which are surrendered in exchange for Shares, or are treated in the Merger as Exchanged Options, each as set forth in
Section 2.02, or a combination of both, and this Agreement shall be amended, if necessary, to reflect such agreement, PROVIDED THAT the Exchanged Option Merger Consideration with respect to an Exchanged Option at the Effective Time, as set forth in Section 2.02(d), shall not in any event be amended. MergeCo shall provide the Company with reasonable evidence of any such agreement.

    SECTION 2.04 PAYMENT FOR SHARES.

    (a) APPOINTMENT OF EXCHANGE AGENT AND DEPOSIT OF MERGER CONSIDERATION. From and after the Effective Time, such bank or trust company as shall be mutually acceptable to MergeCo and the Company shall act as exchange agent (the "EXCHANGE AGENT"). At or prior to the Effective Time, the Company and MergeCo shall deposit, or the Company and MergeCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "EXCHANGE FUND") the aggregate Merger Consideration to which holders of Shares and Options shall be entitled after the Effective Time pursuant to Sections 2.01(c), 2.02 and 2.03 (including, with respect to the aggregate Cash Consideration, the financing arranged by MergeCo in accordance with Section 5.03(c) which is necessary to effect the payment of the aggregate Cash Consideration). Notwithstanding the foregoing, nothing in this Section 2.04(a) is intended to detract from, or limit, MergeCo's obligations in Section 5.03(c), or impose any obligation on the Company with respect thereto.

    (b) MAILING OF TRANSMITTAL LETTER. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

    (c) DELIVERY OF MERGER CONSIDERATION FOR SHARES UNDER SECTION 2.01(C)(I). In effecting the delivery of the Cash Consideration in respect of Exchanged Shares represented by Certificates entitled to the Cash Consideration pursuant to
Section 2.01(c)(i), upon the surrender of each such Certificate, and in consideration for such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Consideration multiplied by the number of such Exchanged Shares. Upon such payment by the Exchange Agent, such Certificate shall forthwith be cancelled and retired, and shall cease to exist.

    (d) DELIVERY OF MERGER CONSIDERATION FOR SHARES UNDER SECTION 2.01(C)(II). In effecting the:

       (i) retention of the Retained Shares,

       (ii) delivery of the Cash Consideration, and

       (iii) delivery of the Investment Consideration, if any,

in respect of the Shares held by a holder listed in the table set forth on
Schedule 2.01(c)(ii), upon surrender of the Certificate or Certificates in respect of such Shares, the Exchange Agent shall:

           (A) in respect of the Shares which are set forth in the column of such table headed "Retained Shares" relating to such holder, deliver to such holder a certificate representing that number of Retained Shares which such holder has the right to retain pursuant to Section 2.01(c)(ii)(A),

           (B) in respect of such holder's Exchanged Shares, pay such holder the Cash Consideration multiplied by the number of such holder's Exchanged Shares.

           (C) in respect of the shares, if any, which are being exchanged for an interest in the Investment Instrument, deliver to such holder such documents which reflect such holder's interest in the Investment Instrument.

    Upon such actions by the Exchange Agent, each such Certificate so surrendered shall forthwith be cancelled and retired, and shall cease to exist.

    (e) DELIVERY OF MERGER CONSIDERATION FOR OPTIONS UNDER SECTION 2.02(D). In effecting the delivery of the Exchanged Option Merger Consideration, in respect of each Person entitled to such consideration in the Merger pursuant to
Section 2.02(d), the Exchange Agent shall pay such Person cash in an amount to which such Person is entitled pursuant to Section 2.02(d). Upon such payment by the Exchange Agent, each such Exchanged Option shall be cancelled and shall cease to exist.

    (f) DELIVERY OF MERGER CONSIDERATION FOR OPTIONS UNDER REVISED TREATMENT.
If:

       (i) an Option shall be treated differently than that set forth in
           Section 2.02 pursuant to Section 2.03(c), and

       (ii) the consideration to be received by a holder of an Option is of a type which is appropriate for the Exchange Agent to deliver to such holder,

    then after the deposit with the Exchange Agent of such consideration pursuant to Section 2.04(a), the Exchange Agent shall deliver such consideration to the holder of such Option. Upon such action by the Exchange Agent, each such Option for which consideration has been delivered to each holder shall be cancelled and shall cease to exist.

    (g) RIGHTS UNTIL SURRENDER. Until surrendered in accordance with Sections
2.04 (c) or (d) above, each Certificate (other than Certificates representing
(i) Shares held by MergeCo or any of its affiliates, (ii) Shares held in the treasury of the Company, (iii) Shares held by any subsidiary of the Company or
(iv) Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (h) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions with respect to Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Shares represented thereby.

    (i) TERMINATION OF EXCHANGE AGENT'S DUTIES. Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

    (j) NO TRANSFERS OF SHARES. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

    (k) NO LIABILITY. None of MergeCo, the Company or the Exchange Agent shall be liable to any Person in respect of any Retained Shares (or dividends or distributions with respect thereto), any cash from the Exchange Fund or any other Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Retained Shares (or any dividends or distributions with respect thereto), any cash from the Exchange Fund or any other Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.03(b)), any such shares, cash, dividends, distributions or other considerations in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to MergeCo as follows:

    SECTION 3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its Subsidiaries (as defined in Section 8.09), which Subsidiaries are listed on Section 3.01 of the disclosure schedule delivered to MergeCo by the Company on the date hereof (the "COMPANY DISCLOSURE SCHEDULE"), is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "MATERIAL ADVERSE EFFECT ON THE COMPANY," as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of the Company or any of its Subsidiaries that would be materially adverse to the Company and its Subsidiaries taken as a whole. The Company has heretofore made available to MergeCo a complete and correct copy of its current certificate of incorporation and by-laws.

    SECTION 3.02 CAPITALIZATION; SUBSIDIARIES.

    (a) The authorized capital stock of the Company consists of 50,000,000 Common Shares and 10,000,000 shares of preferred stock, par value $.01 per share ("PREFERRED STOCK"), of which 250,000 shares are designated Series A Junior Preferred Stock, par value $.01 per share ("JUNIOR PREFERRED STOCK").

    (b) As of the close of business on October 8, 1999, 19,723,349 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and no Common Shares were held in treasury. The Company has no shares of Preferred Stock issued and outstanding.

    (c) As of October 8, 1999, except as set forth in Section 3.02(c) of the Company Disclosure Schedule and except for:

       (i) 3,606,921 Common Shares reserved for issuance pursuant to options granted under the Company Restated 1993 Stock Award and Incentive Plan (the "COMPANY STOCK PLAN") which options are outstanding on the date hereof,

       (ii) 3,937,144 Common Shares subject to issuance upon conversion of the 6% Convertible Quarterly Income Preferred Securities due October 15, 2027 (the "QUIPS") issued pursuant to the Amended and Restated Trust Agreement (the "TRUST AGREEMENT") dated as of October 14, 1997 among the Company, The Bank of New York, The Bank of New York (Delaware) and the Administrative Trustees named therein,

       (iii) 250,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights, and

       (iv) 483,150 Common Shares reserved for issuance pursuant to Big Flower Holdings, Inc. and Subsidiaries Savings Plus 401(k) Plan and 489,645 Common Shares reserved for issuance pursuant to Webcraft, Inc. Employees Accumulated Savings Trust Plan and pursuant to Webcraft Employee Savings Trust Plan (collectively, the "401(K) PLANS"), there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. Following the Effective Time, in respect of a Trust Security (as such term is defined in the Trust Agreement), if a holder of such a Trust Security exercises its conversion right pursuant to Section 4.3 of the Trust Agreement, the conversion rate will be such that such holder will be entitled, in respect of such Trust Security, to 1.7344 times the Cash Consideration to which an Exchanged Share is entitled pursuant to
Section 2.01(c)(i).

    (d) All issued and outstanding Common Shares are validly issued, fully paid, nonassessable and free of preemptive rights.

    (e) The Significant Subsidiaries of the Company are set forth on
Section 3.02(e)(i) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.02(e)(ii) of the Company Disclosure Schedule, are owned by either the Company or another of its Significant Subsidiaries free and clear of all liens, charges, claims or encumbrances. A "SIGNIFICANT SUBSIDIARY" of any Person means any subsidiary or Person that constitutes a significant subsidiary of such Person within the meaning of Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    (f) The information set forth on Section 3.02(f) of the Company Disclosure Schedule with respect to the Company and its Subsidiaries is true, complete and correct in all material respects.

    SECTION 3.03 AUTHORITY RELATIVE TO THIS AGREEMENT.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by a vote of a majority of the issued and outstanding Common Shares (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Company Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of MergeCo, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    (b) Other than in connection with, or in compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities Laws of the various states, ISRA (as defined in Section 3.14(c) below) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), no authorization, consent or approval of, or filing with, any Governmental Entity (as defined in this Section 3.03(b)) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "GOVERNMENTAL ENTITY" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

    SECTION 3.04 NO VIOLATIONS OF LAW.

    Except as identified in Section 3.04 of the Company Disclosure Schedule:

    (a) except for matters relating to Taxes, employee benefit arrangements, labor relations and employment and environmental matters (which matters are covered in Sections 3.11, 3.12, 3.13 and 3.14, respectively), the business operations of the Company and its Subsidiaries have been conducted in compliance with all applicable federal, state and local statutes, codes, ordinances, rules and regulations, judgments, decrees, orders, writs and injunctions of the United States and all other countries and subdivisions thereof to the extent applicable, and

    (b) the Company and its Subsidiaries hold all permits, licenses and approvals of all Governmental Entities necessary for the conduct of the businesses of the Company and its Subsidiaries,

except in the case of clause (a) for possible violations, and except in the case of clause (b) for such permits, licenses and approvals, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.05 NO DEFAULTS OR VIOLATIONS ARISING FROM THE MERGER.

    Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not:

    (a) constitute a breach of,

    (b) conflict with,

    (c) result in any violation of,

    (d) constitute any default (or an event which, with notice or lapse of time, or both would constitute a default) under,

    (e) constitute a "change of control" under,

    (f) require consent from, or the giving of notice to, a third party pursuant to,

    (g) give rise to a right of termination, purchase, repurchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under,

    (h) result in the imposition of any additional obligation under, or

    (i) result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries, in each case above as applicable under:

       (i) the organizational documents of the Company or any of its Subsidiaries,

       (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, deed of trust, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, to which the Company or any of its Subsidiaries is bound, or

       (iii) subject to the government filings and other matters referred to in
           Section 3.03(b), any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets,

    other than, in the case of clauses (ii) and (iii), any such breaches, conflicts, violations, defaults, terminations, accelerations, obligations, rights, encumbrances, liens or adverse consequences resulting from a change of control or the failure to obtain consents or provide notices that individually or in the aggregate would not have a Material Adverse Effect on the Company.

    SECTION 3.06 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the SEC Reports (as defined in Section 3.07(a)) filed prior to the date hereof, and except as set forth in Section 3.06 of the Company Disclosure Schedule, since the date of the latest balance sheet in the Form 10-K:

    (a) there has not been any Material Adverse Effect on the Company, whether or not arising from transactions in the ordinary course of business, and

    (b) the Company has conducted its business only in the ordinary course consistent with past practice.

    SECTION 3.07 SEC REPORTS AND FINANCIAL STATEMENTS. (a) Since January 1, 1998, the Company has filed all forms, reports and documents ("SEC REPORTS") with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to MergeCo or its affiliates by the Company. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The audited and unaudited consolidated financial statements of the Company included in the SEC Reports (collectively, the "FINANCIAL STATEMENTS"), including without limitation the financial statements included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 (the "FORM 10-K"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet prepared in accordance with generally accepted accounting principles and would reasonably be expected to have a Material Adverse Effect on the Company except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement.

    SECTION 3.08 INFORMATION. None of the information supplied by the Company in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Proxy Statement or
(ii) any other document to be filed with the SEC or any other

Governmental Entity in connection with the transactions contemplated by this Agreement (the "OTHER FILINGS") will:

    (a) at the respective times filed with the SEC or other Governmental Entity and,

    (b) in the case of the Proxy Statement, at the date the Proxy Statement or any amendment or supplement to the Proxy Statement is mailed to stockholders, at the time of the Special Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, whether or not included in the Proxy Statement or
(ii) statements made in any of the foregoing documents based upon information supplied by MergeCo.

    SECTION 3.09 LITIGATION. Except as set forth on Schedule 3.09 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, individually or in the aggregate, which would have a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent or materially delay the consummation of the transactions contemplated hereby.

    SECTION 3.10 MATERIAL CONTRACTS.

    The Company has heretofore furnished or made available to MergeCo or its affiliates complete and true copies of all material contracts (together, the "MATERIAL CONTRACTS"), each of which is listed in Section 3.10 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default under any such Material Contract, except for those defaults that would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

    SECTION 3.11 TAXES.

    (a) The Company, each of its Subsidiaries and each affiliated, combined, consolidated, unitary or aggregate group of which the Company or any of its Subsidiaries is a member (a "COMPANY AFFILIATED GROUP") (i) has, within the time and in the manner prescribed by applicable Law, filed all Tax Returns (as hereinafter defined) required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, (ii) has timely paid or caused to be paid all Taxes (as hereinafter defined) required to be paid except for Taxes contested in good faith and for which adequate reserves have been established in the Company's financial statements, and (iii) has made adequate provision in the Company's financial statements for the payment of all Taxes not yet due and payable (including deferred Taxes), except in each case where the failure to file, pay or make adequate provision, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no outstanding agreements, consents, waivers or requests to extend (i) the application of the statute of limitations with respect to any Taxes or Tax Return of the Company, any of its Subsidiaries or any Company Affiliated Group, or (ii) the time within which to file any Tax Returns of the Company, any of its Subsidiaries or any Company Affiliated Group, which Tax Return has not since been timely filed.

    (c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for any group of which the Company is the common parent or the Subsidiary was the common parent at the time such Subsidiary was acquired by the Company),
(ii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect or (iii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

    (d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any Company Affiliated Group (other than those being contested in good faith and for which adequate reserves have been established) and no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

    (e) There are no material Tax liens upon any assets or properties of the Company or any of its Subsidiaries except for statutory liens for Taxes not yet due.

    (f) The Company, each of its Subsidiaries and each Company Affiliated Group have complied in all material respects with all applicable rules and regulations relating to the withholding of Taxes.

    (g) For purposes of this Agreement, the term "TAXES" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, property, sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, franchise and other taxes or similar charges of any kind imposed by any Governmental Entity, including any interest and penalties on or additions to or in respect of a failure to comply with any requirement relating to any Tax Return. For purposes of this Agreement, the term "TAX RETURN" means any report, return or other information or document required to be supplied to a Tax authority or jurisdiction in connection with Taxes, including, without limitation, combined, unitary or consolidated returns for any group of entities.

    SECTION 3.12 EMPLOYEE BENEFITS.

    (a) Section 3.12(a) of the Company Disclosure Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its subsidiaries sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute ("PLANS"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Each of the Plans that is subject to
       Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE") is identified on Section 3.12(a) of the Company Disclosure Schedule (the "TITLE IV PLANS"). Neither the Company nor any of its Subsidiaries has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary in any material respect.

    (b) With respect to each Plan, the Company has heretofore delivered or made available to MergeCo or its affiliates true and complete copies of each of the following documents:

       (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description of the material terms thereof);

       (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

       (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

       (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

       (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

    (c) No material liability under Title IV or Section 302 of ERISA or Sections 412 or 4871 of the Code has been incurred by the Company with respect to any Plan or any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, of any trade or business (whether or not incorporated) which would be considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA AFFILIATE") that has not been satisfied in full, and to the knowledge of the Company no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Without limiting the generality of the foregoing, none of the Company, its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

    (d) All contributions required to be made with respect to any Plan on or prior to the Effective Time have been timely made or are reflected on the Company's balance sheet, except for instances where failure to make such contributions would not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

    (e) Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

    (f) Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Plan or any trust created thereunder in connection with which the Company or any Subsidiary, could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code in an amount which would be material.

    (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, the Company and each of its subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code, and all Laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of section 401(a) of the Code, the IRS has issued a favorable determination letter.

    (h) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law,
(ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary.

    (i) Except as set forth on Section 3.12(i) of the Company Disclosure Schedule, or in the SEC Reports, no amounts payable by the Company to Persons who are "covered persons" within the meaning of Section 162(M) of the Code or "disqualified individuals" within the meaning of Section 280G of the Code will fail to be deductible for federal income tax purposes by virtue of
Section 162(M) or 280G of the Code.

    SECTION 3.13 LABOR RELATIONS AND EMPLOYMENT.

    (a) Except (x) as disclosed in the SEC Reports filed on or before the date hereof, (y) as set forth on Section 3.13(a) of the Company Disclosure Schedule, and (z) for matters which would not (other than in the case of clause (iii) or (iv) of this sentence) result in a Material Adverse Effect:

        (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action;

        (ii) to the best knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries;

       (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries;

        (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees;

        (v) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation;

        (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency;

       (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure;

      (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices;

        (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress;

        (x) there are no complaints, lawsuits or other proceedings pending or to the best knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

    (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, to the best knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been
(i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. To the best knowledge of the Company, none of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

    SECTION 3.14 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section 3.14 of the Company Disclosure Schedule:

        (i) The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws as in effect on the date hereof, except for such violations and defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (ii) The Company and its Subsidiaries possess all Environmental Permits required for the current operation of the Business pursuant to Environmental Laws as in effect on the date hereof, all such Environmental Permits are in effect, there are no pending or, to the best knowledge of the Company, threatened proceedings to revoke such Environmental Permits and the Company and its Subsidiaries are, to the best knowledge of the Company, in compliance with all terms and conditions thereof, except for such failures to possess or comply with Environmental Permits as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. In connection with any pending applications or proceedings for new, renewal or modified Environmental Permits, the Company has not received written notice that modifications to the terms, conditions and requirements of such Environmental Permits may be imposed or required that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

       (iii) Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any Subsidiary has received any written notification that the Company or any Subsidiary, as a result of any of the current or past operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is or may be the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person, relating to (A) any violation or alleged violation of Environmental Laws; (B) any Remedial Action; (C) any Release or threatened Release of Hazardous Substances, whether or not such Release or threatened Release has occurred or is occurring at properties currently or formerly owned or operated by the Company or its Subsidiaries; or (D) any Environmental Liabilities and Costs.

        (iv) Except as would not have a Material Adverse Effect on the Company, none of the Company and its Subsidiaries has entered into any written agreement with any Governmental Entity, or is subject to any Order or decree, by which the Company or any subsidiary has assumed responsibility or is responsible, either directly or as a guarantor or surety, for the remediation of any Release of Hazardous Substances into the environment in connection with the Business, including for cost recovery with respect to such Releases.

        (v) There is not now and has not been at any time in the past, a Release of Hazardous Substances for which the Company or any Subsidiary is required or is reasonably likely to be required to perform a Remedial Action pursuant to applicable Environmental Laws as currently in effect, or will incur Environmental Liabilities and Costs that, with respect to any matter covered by this
            Section 3.14(a)(v) would, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) This Section contains the only representations and warranties concerning the Company or any Subsidiary relating to any Environmental Law, Environmental Liabilities and Costs, or Environmental Permits.

    (c) For purposes of this Agreement:

        (i) "BUSINESS" means the current and former businesses of the Company and its Subsidiaries including, but not limited to, businesses or Subsidiaries that have been previously sold by the Company, its Subsidiaries or any predecessors thereto.

        (ii) "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety as it relates to Hazardous Substances, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Substances in the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

       (iii) "ENVIRONMENTAL LIABILITIES AND COSTS" means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants.

        (iv) "ENVIRONMENTAL PERMITS" means any federal, state, foreign or local permit, license, registration, consent, certificate, approval or other authorization necessary for the conduct of the Business as currently conducted under any Environmental Law.

        (v) "HAZARDOUS SUBSTANCES" means any substance that (A) is defined, listed or identified or otherwise regulated as a "hazardous waste," "hazardous material" or "hazardous substance" "toxic substance," "hazardous air pollutant," "pollutant" or "contaminant" or words of similar meaning and regulatory effect under any Environmental Law (including, without limitation, radioactive substances, polychlorinated biphenyls, petroleum and petroleum derivatives and products) or (B) requires investigation, removal or remediation under applicable Environmental Law.

        (vi) "ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:IK-6 ET SEQ.

       (vii) "RELEASE" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through the air, soil, surface water, groundwater or property, but not including any discharge or emission in compliance with an Environmental Permit.

      (viii) "REMEDIAL ACTION" means all actions required by Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (A) clean up, remove, treat or in any other way remediate any Hazardous Substances; (B) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (C) perform studies, investigations or monitoring in respect of any such matter.

    SECTION 3.15 INTELLECTUAL PROPERTY.

    (a) The Company and its Subsidiaries own or possess valid and adequate licenses or other legal rights to use all material Intellectual Property as are necessary to permit the Company and its Subsidiaries to conduct the business as presently conducted, free and clear of all liens, claims, and encumbrances, and except for those licenses issued to third parties in the ordinary course of business, free and clear of all material licenses to third parties.

    (b) The conduct of the business as presently conducted does not infringe on the Intellectual Property rights of any Person except for such infringements which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    (c) To the Company's knowledge, all filings, registrations and issuances pertaining to the material Intellectual Property owned by the Company and its Subsidiaries, including any and all patents, registered trademarks and copyright registrations, are in full force and effect and the Company and its Subsidiaries have good and marketable title thereto.

    (d) To the Company's knowledge, there are no threats of claims or challenges to the validity or effectiveness of the Intellectual Property as are necessary to permit the Company and its Subsidiaries to conduct the business as presently conducted, which individually or in the aggregate would have a Material Adverse Effect on the Company.

    (e) As employed herein, the term "INTELLECTUAL PROPERTY" shall mean:

        (i) registered and unregistered trademarks, service marks, slogans, trade names, logos, Internet domain names and trade dress together with the goodwill associated therewith;

        (ii) patents, patent applications and invention disclosures;

       (iii) registered and unregistered copyrights, including, but not limited to, copyrights in software and databases;

        (iv) software programs and databases;

        (v) trade secrets, proprietary information and other proprietary intellectual property rights, and

        (vi) agreements pursuant to which the Company or a Subsidiary has obtained the right to use any of the foregoing.

    SECTION 3.16 YEAR 2000 COMPLIANCE.

    (a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, all software, systems and hardware owned or used by the Company and its Subsidiaries are substantially Year 2000 Compliant and are reasonably expected to be Year 2000 Compliant by December 31, 1999, except for such software, systems and hardware the failure of which to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (b) The Company and its Subsidiaries have taken, or are taking, commercially reasonable steps to determine whether all material third party software, systems and hardware used by, for, or on behalf of the Company and its Subsidiaries are Year 2000 Compliant or are reasonably expected to be Year 2000 Compliant by December 31, 1999.

    (c) As used herein, "YEAR 2000 COMPLIANT" means for all dates and times, including, without limitation, dates and times before, on and after December 31, 1999, when used on a stand-alone system or in combination with other software or systems of the Company and its Subsidiaries, other than any errors or malfunctions which are the result of any incorrect date and time information incorporated into calculations from systems external to the Company and its Subsidiaries:

        (i) the application system consistently functions and receives and processes dates and times correctly without abnormal results;

        (ii) no date related calculations are incorrect (including, without limitation, age calculations, duration calculations and scheduling calculations) as a result of the advent of the year 2000;

       (iii) all manipulations and comparisons of date-related data produce correct and consistent results for all valid date values within the scope of the application;

        (iv) there is no century ambiguity;

        (v) all reports and displays are sorted correctly; and

        (vi) leap years are accounted for and correctly identified (including, without limitation, that the year 2000 is recognized as a leap year).

    SECTION 3.17 RIGHTS AGREEMENT.

    (a) The Company and the Company Board have taken all action to amend the Rights Agreement (the "RIGHTS AMENDMENT") so that the execution and delivery of this Agreement (and any amendments thereto by the parties hereto) and the consummation of the Merger and the transactions contemplated thereby, will not cause:

        (i) the Rights (as defined in the Rights Agreement) to become exercisable pursuant to Section 11(a)(ii) thereof or otherwise,

        (ii) MergeCo or any of its affiliates to constitute an "Acquiring Person" (as defined in the Rights Agreement),

       (iii) a "Distribution Date," a "Triggering Event," or a "Stock Acquisition Date" (as each term is defined in the Rights Agreement) to occur, or

        (iv) the Rights to otherwise be operative with respect to the transactions contemplated by this Agreement, and such amendment will be in full force and effect from and after the date hereof.

    (b) As a result of the Rights Amendment, the Rights will expire as of immediately before the Effective Time.

    SECTION 3.18 BOARD RECOMMENDATION. The Company Board, at a meeting duly called and held, has:

    (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders; and

    (b) subject to the other provisions hereof, resolved to recommend that the holders of the Shares approve this Agreement, and the transactions contemplated hereby, including the Merger.

    SECTION 3.19 REQUIRED COMPANY VOTE. The Company Stockholder Approval, being the affirmative vote of a majority of the Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

    SECTION 3.20 RELATED PARTY TRANSACTIONS. Except as previously disclosed to MergeCo in writing or as disclosed in the SEC Reports, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries, to the knowledge of the Company:

       (i) has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries in excess of $60,000;

       (ii) owns any direct or indirect interest of any kind in (other than a DE MINIMUS interest), or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is:

           (A) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries,

           (B) engaged in a business related to the business of the Company or any of its Subsidiaries,

           (C) participating in any transaction to which the Company or any of its Subsidiaries is a party, or

       (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries except as contemplated by
           Section 2.03 and except for any such contract, arrangement or understanding providing for (A) such Person's employment by the Company or one of its Subsidiaries, or (B) employee or other fringe benefits, or (C) options or other rights, granted pursuant to the Company Stock Plan.

    SECTION 3.21 STATE TAKEOVER STATUTES. The Company Board has taken such action so that no statute, takeover statute or similar statute or regulation of the State of Delaware, including the provisions of Section 203 of the DGCL (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction), applies to this Agreement, the Merger, or any of the other transactions contemplated hereby. Except for the Rights Agreement, neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

    SECTION 3.22 BROKERS AND FINDERS. Except for the engagement of Goldman, Sachs & Co. and Berenson Minella & Company, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

    SECTION 3.23 OPINIONS OF INVESTMENT BANKING FIRMS. The Company has received the opinions of Goldman, Sachs & Co. and Berenson Minella & Company, each dated the date hereof, to the effect that, the Cash Consideration to be received by the holders of Shares pursuant to the Merger is fair to the Company's stockholders (other than holders of Retained Shares, as to which Goldman, Sachs & Co. and Berenson, Minella & Company express no opinion) from a financial point of view.

    SECTION 3.24 CERTAIN LIMITATIONS. Notwithstanding anything in this
Article III to the contrary, the Company makes no representation or warranty with respect to the specific transactions contemplated by Sections 5.14 and 5.15, or the effects thereof; PROVIDED THAT, to the extent applicable, the representations and warranties set forth in Sections 3.02(e) and 3.03 shall apply with respect to such specific transactions and the effects thereof; and PROVIDED FURTHER THAT, the business, assets and operations which are the subject of Sections 5.14 and 5.15 shall be treated as part of business, assets and operations of the Company and its Subsidiaries for all purposes of this Agreement (including, without limitation, Article III) whether or not the transactions contemplated by Sections 5.14 and 5.15 are consummated or are expected to be consummated.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF MERGECO

    MergeCo represents and warrants to the Company as follows:

    SECTION 4.01 ORGANIZATION AND QUALIFICATION. MergeCo is a corporation duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on MergeCo. The term "MATERIAL ADVERSE EFFECT ON MERGECO", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of MergeCo or any of its Subsidiaries that would be materially adverse to MergeCo.

    SECTION 4.02 AUTHORITY RELATIVE TO THIS AGREEMENT.

    (a) MergeCo has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MergeCo and no other corporate proceedings on the part of MergeCo are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by MergeCo and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of MergeCo, enforceable against MergeCo in accordance with its terms.

    (b) Other than in connection with, or in compliance with, the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities Laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by MergeCo of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on MergeCo.

    SECTION 4.03 NO VIOLATION. Neither the execution or delivery of this Agreement by MergeCo nor the consummation by MergeCo of the transactions contemplated hereby will:

    (a) constitute a breach or violation of any provision of the certificate of incorporation or by-laws of MergeCo, or

    (b) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of MergeCo under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which MergeCo is a party or by which it or any of its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a Material Adverse Effect on MergeCo.

    SECTION 4.04 INFORMATION. None of the information supplied by MergeCo in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Proxy Statement or
(ii) the Other Filings will:

    (a) at the respective times filed with the SEC or other Governmental Entity and,

    (b) in the case of the Proxy Statement, at the date the Proxy Statement or any amendment or supplement to the Proxy Statement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by MergeCo with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

    SECTION 4.05 FINANCING. Schedule 6.02(d) sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 6.02(d). As of the date hereof, none of MergeCo., its representatives or its affiliates has any reason to believe that the financing contemplated by such written documentation will not be obtained on the terms and subject to the conditions set forth in such documentation, or that such conditions will not be satisfied.

    SECTION 4.06 DELAWARE LAW. MergeCo was not immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of
Section 203 of the DGCL and neither MergeCo, nor any of its "affiliates" or "associates" (as such terms are defined in the Rights Agreement) beneficially owns any Common Shares on the date hereof.

    SECTION 4.07 NEWLY ORGANIZED. MergeCo was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no other business activities.

                                  ARTICLE III
                                   COVENANTS

    SECTION 5.01 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement (including Sections 5.14 and 5.15) or as expressly agreed to in writing by MergeCo, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by Law, or
(z) set forth on Section 5.01 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the consent of MergeCo (which consent shall not be unreasonably withheld):

    (a) except (i) with respect to annual bonuses made in the ordinary course of business consistent with past practice, or (ii) as required by Law, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries not required by any existing agreement (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

    (b) incur any indebtedness for borrowed money in excess of $1,000,000 on an aggregate basis, other than indebtedness under existing lines of credit drawn to fund working capital (defined as current assets (excluding cash and cash equivalents) minus current liabilities, each as determined in accordance with generally acceptable accounting principles applied on a consistent basis) in the ordinary course of business and consistent with past practice;

    (c) expend funds for capital expenditures (including capitalized software and lease-buybacks but other than expenditures permitted pursuant to
Section 5.01(i)) that in the aggregate would cause total capital expenditure (including capitalized software and lease-buybacks but other than expenditures permitted pursuant to Section 5.01(i)) for the period from January 1, 1999 to the Effective Time to exceed an amount equal to $115,000,000;

    (d) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

    (e) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement and (B) for dividends paid by Subsidiaries to the Company with respect to capital stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as set forth in Section 5.01(e)(iii) of the Company Disclosure Schedule, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (f) except for issuances (i) upon exercise of presently outstanding awards under the Company Stock Plan, (ii) upon conversion of the QUIPS, (iii) of up to 50,000 Common Shares pursuant to the 401(k) Plans, or (iv) as previously disclosed in writing to MergeCo or its affiliates, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

    (g) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

    (h) except as provided in Section 5.01(c), make or agree to make any acquisition of assets which is material to the Company and its Subsidiaries, taken as a whole, except for (i) purchases of inventory and supplies in the ordinary course of business or (ii) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $5,000,000 per annum;

    (i) except as previously disclosed to MergeCo in writing, acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise);

    (j) change its principles of accounting in effect at December 31, 1998, except as required by changes in generally accepted accounting principles or Law or regulation or as discussed in the SEC Reports, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of the Company for the taxable year ending December 31, 1998, except as required by changes in Law or regulation;

    (k) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other material litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than in consultation and cooperation with MergeCo, and, with respect to any such settlement, with the prior written consent of MergeCo (which consent will not be unreasonably withheld);

    (l) enter into or amend in a manner adverse to MergeCo any new agreement which has a non-competition, geographical restriction or similar covenant that would be material to the Company;

    (m) make or rescind any material election relating to Taxes, or settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

    (n) authorize, or commit or agree to take, any of the foregoing actions.

    SECTION 5.02 ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "COMPANY REPRESENTATIVES") to, give MergeCo and their respective officers, employees, counsel, advisors, representatives (collectively, the "MERGECO REPRESENTATIVES") and representatives of financing sources identified by MergeCo reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish MergeCo and the MergeCo Representatives and representatives of financing sources identified by MergeCo with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as MergeCo and representatives of financing sources identified by MergeCo may from time to time reasonably request. MergeCo agrees that any information furnished pursuant to this Section 5.02 shall be subject to the provisions of the letter agreement dated March 11, 1999 between THL and the Company (the "CONFIDENTIALITY AGREEMENT").

    SECTION 5.03 EFFORTS.

    (a) Each of the Company and MergeCo shall, and the Company shall cause each of its Subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of MergeCo and the Company shall use its reasonable best efforts (including, without limitation, payment of any required fees) and shall cooperate fully with each other to:

       (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, cooperation in the preparation and filing of the Proxy Statement and any actions or filings related thereto, and any amendments to any thereof,

       (ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "CONSENT"), any (x) Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, or (y) third party necessary for the consummation of the transactions contemplated by Sections 5.14 and 5.15, except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger, and

       (iii) take such other reasonable actions to implement the transactions contemplated hereby on a reasonably prompt basis.

    Subject to the Confidentiality Agreement, MergeCo and the Company shall furnish to one another such necessary information and reasonable assistance as MergeCo or the Company may reasonably request in connection with the foregoing.

    (b) Without limiting Section 5.03(a), MergeCo and the Company shall each:

       (i) promptly make or cause to be made the filings, if required, of such party under the HSR Act with respect to the Merger or the transactions contemplated by Sections 5.14 and/or Section 5.15;

       (ii) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

       (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement so as to enable consummation thereof to occur as soon as reasonably possible.

    Each party hereto shall promptly notify the other party of any communication to that party from any Governmental Entity and permit the other party to review in advance any proposed communication to any Governmental Entity. MergeCo and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate therein. Subject to the Confidentiality Agreement, each party hereto shall coordinate and cooperate fully with the other party hereto in exchanging such information and providing such assistance as such other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and MergeCo agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company shall provide MergeCo, and MergeCo shall provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

    (c) MergeCo shall use its best efforts to cause the financing necessary for satisfaction of the condition in Section 6.02(d) to be obtained on the terms set forth in the commitment letters attached as Schedule 6.02(d); PROVIDED, HOWEVER, THAT MergeCo shall be entitled to:

       (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such commitment letters, and

       (ii) modify the capital structure set forth in such commitment letters so long as:

           (A) the total committed common equity equals at least $457,584,138 (including (1) the Retained Shares, (2) the portion of any Options which at the time of the Merger is exchanged for, or converted into, direct or indirect equity interests, which will remain outstanding after the Effective Time, of the Company or its Subsidiaries (including

               Columbine JDS Systems, Inc., whether or not Columbine JDS Systems, Inc. is sold pursuant to Section 5.14), (3) the funds utilized by MergeCo or its affiliates with respect to the transactions contemplated by Sections 5.14 and 5.15),

           (B) the aggregate Cash Consideration paid to all stockholders of the Company is no less than otherwise would have been paid in accordance with this Agreement, and

           (C) such modified financing is no less certain than that set forth in such commitment letter.

    (d) Unless otherwise agreed to by the parties hereto, MergeCo shall obtain such additional debt financing commitments, or shall provide such additional equity commitment, as is necessary to obtain commitments for any increased financing required as a result of any acquisition by the Company and its Subsidiaries approved by MergeCo pursuant to Section 5.01(i).

    (e) Each of the Company and MergeCo agrees to use its best efforts to promptly hold the Special Meeting (as defined in Section 5.12) and to close the Merger promptly after the receipt of the Company Stockholder Approval; PROVIDED THAT this obligation shall not require any party to waive any condition under
Article VI.

    SECTION 5.04 PUBLIC ANNOUNCEMENTS. The Company and MergeCo:

    (a) agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby,

    (b) agree to provide to the other party for review a copy of any such press release or statement, and

    (c) shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange.

    SECTION 5.05 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time, MergeCo shall and shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time:

       (i) to the full extent permitted by the DGCL or,

       (ii) if the protections afforded thereby to an Indemnified Party are greater, to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's certificate of incorporation and by-laws and agreements in effect at the date hereof (to the extent consistent with applicable Law), which provisions will survive the Merger and continue in full force and effect after the Effective Time.

    Without limiting the foregoing:

       (i) MergeCo shall and shall cause the Surviving Corporation to periodically advance expenses (including attorney's fees) as incurred by an Indemnified Party with respect to the foregoing to the full extent permitted under applicable Law, and

       (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

    (b) MergeCo agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company subject to the following:

       (i) the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which are underwritten by insurers of at least equal claims paying ratings and which contain terms and conditions not less advantageous to the beneficiaries of the current policies; PROVIDED, THAT such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and

       (ii) the Surviving Corporation shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.05(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount; and

       (iii) MergeCo and the Surviving Corporation shall be entitled to purchase and maintain tail insurance coverage for such six year period, which insurance coverage shall comply with the coverage amount requirement, and the other requirements, of Section 5.05(b)(i), and the purchase and maintenance of such tail insurance coverage by MergeCo or the Surviving Corporation, as the case may be, shall be deemed to fulfill MergeCo's and the Surviving Corporation's obligations under this
           Section 5.05(b).

    (c) This Section 5.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of MergeCo and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

    SECTION 5.06 NOTIFICATION OF CERTAIN MATTERS. MergeCo and the Company shall promptly notify each other of:

    (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

       (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or

       (ii) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied, and

    (b) any failure of the Company, or MergeCo, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

    PROVIDED, HOWEVER, THAT no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and MergeCo shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    SECTION 5.07 RIGHTS AGREEMENT. Subject to the provisions of Section 3.17, the Company covenants and agrees that it shall not (i) redeem the Rights prior to the Effective Time, (ii) amend the Rights Agreement, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than MergeCo to acquire beneficial ownership of 15% or more of the Common

Shares without causing a "Distribution Date," a "Triggering Event" or a "Stock Acquisition Date" (as each term is defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may take any of the actions described in the preceding sentence, if the Company Board determines in good faith, after consultation with counsel, that taking such action is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable Law.

    SECTION 5.08 STATE TAKEOVER LAWS. The Company shall, upon the request of MergeCo, take all reasonable steps to assist in any challenge by MergeCo to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover Law.

    SECTION 5.09 NO SOLICITATION.

    (a) From and after the date hereof until the termination of this Agreement, the Company and its Subsidiaries (x) shall not, (y) shall use their best efforts to cause their respective affiliates not to, and (z) shall instruct their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "REPRESENTATIVES") not to:

       (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving 15% or more of the assets or any securities of, any merger consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "ACQUISITION TRANSACTIONS"),

       (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal for an Acquisition Transaction,

       (iii) agree to or endorse any proposal for an Acquisition Transition, or

       (iv) authorize or permit the Company's or any of its affiliates' Representatives to take any such action.

    Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company Board from:

           (A) furnishing information to, and engaging in discussions or negotiations with, any Person (an "OFFEROR") that makes an unsolicited and written Bona Fide Proposal (as defined below) to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction, but only to the extent that independent legal counsel (who may be the Company's regularly engaged outside legal counsel) advises the Company Board in good faith that furnishing such information to, or engaging in such discussions or negotiations with, such Offeror is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable Law; PROVIDED, THAT prior to taking such action, the Company Board notifies MergeCo of its intentions and obtains an executed confidentiality agreement from the Offeror and such other appropriate parties substantially similar to the Confidentiality Agreement (other than with respect to the standstill provisions of the Confidentiality Agreement in a situation where the Offeror has commenced a tender offer to acquire at least 15% or more of the Common Shares prior to the date of the furnishing of information, and the discussions or negotiations, referenced above),

           (B) failing to make or withdrawing or modifying its recommendation referred to in Section 5.12 if the Company Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to stockholders under applicable Law, and

           (C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities Laws); and

PROVIDED, FURTHER, THAT the Company's or the Company Board's exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of this Agreement. For the purposes of this Agreement, "BONA FIDE PROPOSAL" means a proposal which the Company Board determines in good faith, and after receipt and consideration of advice from its legal and financial advisors, is reasonably capable of being consummated by the Person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

    (b) The Company shall promptly notify MergeCo of the receipt of any proposal for an Acquisition Transaction, the terms and conditions of such proposal and the identity of the person making it. The Company also shall promptly notify MergeCo of any change to or modification of such proposal for an Acquisition Transaction and the terms and conditions thereof.

    (c) The Company shall immediately cease and cause its affiliates and its and their Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than MergeCo) conducted heretofore with respect to any of the matters set forth in Section 5.09(a)(i) to (iv) and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party (other than MergeCo or its affiliates) or in the possession of any Representative of any such party.

    SECTION 5.10 ISRA REQUIREMENTS. Prior to the Effective Time, the Company shall commence compliance with the requirements of ISRA applicable to this transaction by submitting all required filings for each property subject to ISRA in order to obtain authorizations that will allow the transactions contemplated by this Agreement to be effected pursuant to N.J.S.A. 13:1K-11.2 or pursuant to N.J.S.A. 13:1K-11.5, as the case may be. If the Company is unable to obtain an ISRA authorization for any property subject to ISRA prior to the Effective Time, then the Company shall seek a letter of non-applicability (a "LNA") if, in the reasonable judgment of MergeCo and the Company, there is a reasonable probability of obtaining a LNA in order to effect the transactions contemplated by this Agreement according to the time schedule desired by MergeCo and the Company. If it is determined not to seek a LNA, or an application to seek a LNA is denied, then the Company shall obtain a Remediation Agreement with respect to such property or properties in order to allow the transactions contemplated by this Agreement to be effected. The Company shall consult with MergeCo with respect to its ISRA filings and strategy, including allowing MergeCo to comment on such filings, and shall provide copies of all correspondence to and from the DEP with respect to ISRA compliance. MergeCo shall cooperate with the Company in connection with the ISRA applications and filings by the Company relating to approval and allow the transactions contemplated by this Agreement to be effected in a timely manner, including, without limitation, signing any documents reasonably requested by the Company and providing any information within the possession, custody or control of MergeCo.

    SECTION 5.11 REPORTS. During the period from the date of this Agreement to the Effective Time, the Company shall provide MergeCo with monthly financial statements (balance sheet, cash flow statement, income statement and, if available, notes thereto), broken out by operating unit (except as to the cash flow statement, which shall be a consolidated statement), no later than the fifteenth business day following the end of each calendar month following the date of this Agreement; PROVIDED, THAT for calendar months that are also the end of a calendar quarter, the Company may provide such financial information to MergeCo on the same date such information is publicly released in accordance with the past practice of the Company.

    SECTION 5.12 STOCKHOLDERS' MEETING.

    (a) The Company, acting through the Company Board, shall, in accordance with applicable Law:

       (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

       (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its best efforts:

           (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "PROXY STATEMENT") and, after consultation with MergeCo, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause the Proxy Statement to be mailed to its stockholders, and

           (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

       (iii) subject to the fiduciary duties of the Company Board as provided in
           Section 5.09, the Company Board shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated hereby be approved and adopted by the stockholders of the Company and include in the Proxy Statement a copy of such recommendations; PROVIDED, HOWEVER, THAT the Company Board shall, if requested to do so in writing by MergeCo, submit this Agreement to the Company's stockholders whether or not the Company Board determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it.

    (b) Unless the Company Board has withdrawn its recommendation of this Agreement in compliance with Section 5.09, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall use its best efforts to take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

    (c) The Company represents that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities Laws except that no representation is made by the Company with respect to information supplied by MergeCo or its affiliates for inclusion in the Proxy Statement. Each of the Company, on the one hand, and MergeCo, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

    SECTION 5.13 EMPLOYEE BENEFIT ARRANGEMENTS.

    (a) MergeCo agrees that the Company shall honor, and, from and after the Effective Time, MergeCo shall cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus arrangements to which the Company is a party and which have been previously disclosed in writing to MergeCo or its affiliates.

    (b) MergeCo agrees that for a period of two years following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans, and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies, which are currently provided by the Company; PROVIDED, THAT notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement, and; PROVIDED, FURTHER, THAT this provision shall terminate with respect to the participation in any plans or programs by employees of any business transferred to any third party after the Effective Time.

    SECTION 5.14 ACQUISITION OF COLUMBINE JDS SYSTEMS. The Company agrees to cause Big Flower Digital Services, Inc. to transfer all the outstanding shares of Columbine JDS Systems, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (which shares the Company represents and warrants to MergeCo are currently owned as of record by Big Flower Digital Services, Inc.) on substantially the terms and conditions set forth on
Schedule 5.14. Prior to the Merger, the Company shall, and shall cause Big Flower Digital Services, Inc. to, enter into on a prompt basis any agreements (including a stock purchase agreement) which MergeCo reasonably requests such party to enter into with respect to the transactions contemplated in this
Section 5.14 and Schedule 5.14; PROVIDED THAT no such agreement shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time. The Company agrees to amend the terms and conditions set forth in Schedule 5.14 in any manner reasonably requested by MergeCo; PROVIDED THAT no such amendment shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time or otherwise makes less likely the consummation of the Merger.

    SECTION 5.15 TREATMENT OF CERTAIN INVESTMENTS. The Company and MergeCo agree:

    (a) that an affiliate of MergeCo shall purchase all of the investments in the businesses set forth in Schedule 5.15(a) on the terms, and subject to the conditions, set forth in Schedule 5.15(a), and that, prior to the Merger, the Company shall, and shall cause the owner of the investments set forth in
Schedule 5.15(a) to, enter into on a prompt basis any agreements which MergeCo reasonably requests such party to enter into with respect to the transactions contemplated in this Section 5.15(a) and Schedule 5.15(a), PROVIDED THAT no such agreement shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time or otherwise makes less likely the consummation of the Merger,

    (b) to effect the transactions contemplated in Schedule 5.15(b) on the terms and subject to the conditions set forth in Schedule 5.15(b), and, prior to the Merger, the Company shall, and shall cause the owner of the investments set forth in Schedule 5.15(b) to, enter into on a prompt basis any agreements which MergeCo reasonably requests such party to enter into with respect to the transactions contemplated in this Section 5.15(b) and Schedule 5.15(b); PROVIDED THAT no such agreement shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time or otherwise make less likely the consummation of the Merger,

    (c) to amend the terms and conditions set forth in Schedules 5.15(a) and
(b) in any manner reasonably requested by MergeCo; PROVIDED THAT no such amendment shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time or otherwise make less likely the consummation of the Merger,

    (d) that, if reasonably requested by MergeCo, the Company shall take commercially reasonable actions to implement an Investment Instrument at the Effective Time, the terms of which shall be established by MergeCo, PROVIDED THAT no such Investment Instrument shall result in any cost or liability to the Company or any of its Subsidiaries if the Merger is not effected or result in any delay in the Effective Time or otherwise make less likely the consummation of the Merger.

    An "INVESTMENT INSTRUMENT" shall mean such securities, instruments or arrangements which replace a portion of the equity commitment set forth in
Schedule 6.02(d) by means of (x) redeemable stock, (y) prepaid forward contracts, or (z) some other securities, instruments or arrangements, including, without limitation, arrangements which include the establishment of an entity or entities to be funded by (1) a cash contribution or contributions by MergeCo or any of its affiliates and (2) subject to the Company's existing agreements, a contribution or contributions by the Company of assets identified by MergeCo, in each case in exchange for equity interests in such entity or entities.

                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 6.01 CONDITIONS. The respective obligations of MergeCo and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. The stockholders of the Company shall have duly approved this Agreement and transactions contemplated by this Agreement.

    (b) SOLVENCY LETTERS. Each of the Company Board and the Board of Directors of MergeCo shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to each such board, as to the solvency of each of: (i) the Company, (ii) Big Flower Press Holdings, Inc.,
(iii) Big Flower Digital Services, Inc. and (iv) any other Subsidiary which the Company or MergeCo reasonably requests the solvency letter to address, and each of such companies' respective Subsidiaries on a consolidated basis, after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

    (c) ORDERS AND INJUNCTIONS. No order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "ORDER"), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "INJUNCTION"), which, in either case, would have the effect of (i) preventing consummation of the Merger, or (ii) imposing material limitations on the ability of MergeCo effectively to acquire or hold the business of the Company and its Subsidiaries taken as a whole or to exercise full rights of ownership of the Common Shares acquired by it; PROVIDED, HOWEVER, THAT in order to invoke this condition, MergeCo shall have used in its good faith judgment, its commercially reasonable best efforts to prevent such Order or Injunction or ameliorate the effects thereof.

    (d) ILLEGALITY. There shall not have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that could, in the reasonable judgment of MergeCo, result in any of the adverse consequences referred to in Section 6.01(c).

    (e) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

    SECTION 6.02 CONDITIONS TO OBLIGATIONS OF MERGECO. The obligations of MergeCo to effect the Merger are further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; PROVIDED, HOWEVER, THAT, with respect to representations and warranties other than Sections 3.02 and 3.03(a) and representations and warranties otherwise qualified by Material Adverse Effect, for purposes of this Section 6.02(a), such representations and warranties and statements shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect on the Company. MergeCo shall have received a certificate signed on behalf of the Company by its Executive Vice President--Office of the Chairman, or such other executive officer of the Company reasonably satisfactory to MergeCo to the effect set forth in this paragraph.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Effective Time, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

    (c) NO LITIGATION. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success):

       (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from MergeCo, the Company or any of their affiliates any damages that would have a Material Adverse Effect on the Company,

       (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, taken as a whole, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, or

       (iii) seeking to impose limitations on the ability of MergeCo (or any designee of MergeCo), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the stockholders of the Company.

    (d) FINANCING. The Company, its Subsidiaries and MergeCo shall have received the proceeds of financing pursuant to the commitment letters set forth on
Schedule 6.02(d) on terms and conditions set forth therein (or, as modified in accordance with Section 5.03(c), on such other terms and conditions, or involving such other financing sources, as MergeCo and the Company shall reasonably agree and are not materially more onerous) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation:

       (i) to pay, with respect to all Exchanged Shares, the Cash Consideration pursuant to Section 2.01(c),

       (ii) to pay, with respect to all Exchanged Options, the Exchanged Option Merger Consideration pursuant to Section 2.02, and to make any cash payments required as a result of a treatment of Options pursuant to
           Section 2.03(c) requiring such payments,

       (iii) to refinance the outstanding indebtedness of the Company (other than that indebtedness which the commitment letters set forth in
           Schedule 6.02(d) contemplate will remain outstanding),

       (iv) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof, and

       (v) to provide for the working capital needs of the Company following the Merger.

    (e) TOTAL FUNDED INDEBTEDNESS. MergeCo shall be reasonably satisfied that the total funded indebtedness of the Company on a consolidated basis immediately prior to the Effective Time (including the current portion of indebtedness but net of (i) cash, (ii) cash equivalents and (iii) indebtedness in respect of the QUIPS) is less than an amount equal to $1,028 million (being the $970 million set forth in Section 6.02(f) of the Original Agreement plus $58 million relating to indebtedness incurred in consummating certain acquisitions permitted by
Section 5.01(i) between the date of the Original Agreement and the date of this Agreement) plus indebtedness incurred in consummating subsequent to the date of this Agreement the acquisitions permitted by Section 5.01(i) which have not closed prior to the date of this Agreement.

    SECTION 6.03 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MergeCo set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; PROVIDED, THAT for purposes of this
Section 6.03(a), with respect to representations and warranties other than
Section 3.02(a) and the representations and warranties otherwise qualified by Material Adverse Effect, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect on MergeCo. The Company shall have received certificates signed on behalf of MergeCo, by an authorized officer of MergeCo, to the effect set forth in this paragraph.

    (b) PERFORMANCE OF OBLIGATIONS OF MERGECO. MergeCo shall have performed the obligations required to be performed by it under this Agreement at or prior to the Effective Time, except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MergeCo or adversely affect the ability of MergeCo to consummate the transactions herein contemplated or perform its obligations hereunder.

                                  ARTICLE VII
                        TERMINATION; AMENDMENTS; WAIVER

    SECTION 7.01 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by the mutual written consent of MergeCo and the Company, by action of their respective Boards of Directors;

    (b) by MergeCo or the Company if the Merger shall not have been consummated on or before the Termination Date (as defined below) and; PROVIDED, THAT neither MergeCo nor the Company may terminate this Agreement pursuant to this
Section 7.01(b) if such party shall have materially breached this Agreement;

    (c) by MergeCo or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, THAT the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

    (d) by the Company if, prior to the Effective Time, any Person has made a Bona Fide Proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the Common Shares, and the Company Board determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a superior offer from a financial point of view to the offer constituted by this Agreement and (ii) after consultation with counsel, that the approval of such Bona Fide Proposal and termination of this Agreement is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable Law; PROVIDED, HOWEVER, THAT notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.01(d) shall not be deemed to violate any other obligations of the Company under this Agreement;

    (e) by MergeCo if (i) the Company breaches its covenant in Section 5.07, or
(ii) takes an action pursuant to the second sentence of Section 5.07;

    (f) by MergeCo, if the Company Board shall have (i) failed to recommend to the stockholders of the Company that they give the Company Stockholder Approval,
(ii) withdrawn or modified in a manner adverse to MergeCo its approval or recommendation of this Agreement or the Merger, (iii) shall have approved or recommended an Acquisition Transaction (other than the Acquisition Transaction contemplated by this Agreement), (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to impede the Company Stockholder Approval;

    (g) by either MergeCo or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

    (h) by MergeCo, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company hereunder shall become untrue or inaccurate, in any case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, THAT if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts, MergeCo may not terminate this Agreement under this Section 7.01(h) if such Terminating Company Breach has been cured prior to the Termination Date; or

    (i) by the Company, upon material breach of any covenant or agreement on the part of MergeCo set forth in this Agreement, or if any representation or warranty of MergeCo shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied (a "TERMINATING MERGECO BREACH"); PROVIDED, THAT if such Terminating MergeCo Breach is curable by MergeCo through the exercise of its reasonable efforts, the Company may not terminate this Agreement under this
Section 7.01(i) if such Terminating MergeCo Breach has been cured prior to the Termination Date.

    "TERMINATION DATE" shall mean the later of (i) October 31, 1999 and
(ii) the date determined by adding to October 31, 1999 the number of days after September 1, 1999 that the Proxy Statement is first mailed to stockholders; PROVIDED, HOWEVER, THAT the Termination Date shall not be later than December 31, 1999.

    SECTION 7.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 5.02 and the provisions of this Section 7.02 and
Section 7.03, which shall survive any such termination. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

    SECTION 7.03 FEES AND EXPENSES.

    (a) If this Agreement is terminated for any reason other than a material breach by MergeCo, and the Company has not paid previously to MergeCo the Termination Fee in accordance with Section 7.03(b), the Company shall promptly reimburse THL, Evercore and MergeCo, as the case may be, collectively, an aggregate amount of up to $10 million, for out-of-pocket expenses and fees (including, without limitation, expenses payable to all banks, investment banking firms and other financial institutions, (which shall include, without limitation, fees and expenses of such banks', firms' and institutions' legal counsel), and all fees and expenses of counsel, accountants, financial printers, experts and consultants to THL, Evercore and their affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof; PROVIDED, THAT the Company shall be entitled to pay MergeCo the total amount of such out-of-pocket expenses and fees and MergeCo shall be obligated to forward to THL and Evercore the portion of such amount for out-of-pocket expenses and fees owing to THL and Evercore in the circumstances. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    (b) If:

       (i) this Agreement is terminated pursuant to Section 7.01(d), (e)(i) or
           (f), or

       (ii) any Person (other than THL, Evercore or any of their affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a proposal for an Acquisition Transaction prior to the Special Meeting, the Stockholder Approval has not been obtained and, thereafter, this Agreement is terminated, then the Company shall promptly pay MergeCo a termination fee of $30 million (the "TERMINATION FEE"), less amounts paid under Section 7.03(a); PROVIDED, THAT if this Agreement is terminated pursuant to Section 7.01(g) in a situation other than that set forth in Section 7.03(b)(ii), then the Company shall promptly pay MergeCo the Termination Fee, but such Termination Fee shall be $10 million, and such amount shall be credited against any expense reimbursement payable pursuant to Section 7.03(a); PROVIDED, FURTHER, THAT in no event shall more than one Termination Fee be payable by the Company under this Section 7.03, and; PROVIDED, FURTHER, THAT MergeCo shall be obligated to forward to THL and Evercore that share of such Termination Fee owing to THL and Evercore in the circumstances.

    SECTION 7.04 AMENDMENT. This Agreement may be amended by the Company and MergeCo at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

    SECTION 7.05 EXTENSION; WAIVER. At any time prior to the Effective Time, MergeCo, on the one hand, and the Company, on the other hand, may, subject to applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Article II, the last sentence of Section 5.02, Section 5.05 and Section 5.13 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

    SECTION 8.02 ENTIRE AGREEMENT; ASSIGNMENT.

    (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements (including, without limitation, the Original Agreement, as amended) and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

    (b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that MergeCo may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of MergeCo without the consent of the Company; PROVIDED, THAT such assignee is an affiliate of THL and no such assignment shall relieve MergeCo of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 8.03 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

    SECTION 8.04 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

           If to MergeCo:
           c/o Thomas H. Lee Company
           75 State Street, Ste. 2600
           Boston, Massachusetts 02109
           Attention: Anthony J. DiNovi
                    Scott M. Sperling

           Facsimile: (617) 227-3514

           with a copy to:
           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York 10022
           Attention: Eric L. Cochran, Esq.
           Facsimile: (212) 735-2000
           with a copy to:
           Evercore Capital Partners LP.
           65 East 55(th) Street, 33(rd) Floor
           New York, New York 10022
           Attention: Austin M. Beutner
           Facsimile: (212) 857-3122

           If to the Company:
           Big Flower Holdings, Inc.
           3 East 54(th) Street
           New York, New York 10022
           Attention: Mark A. Angelson
           Facsimile: (212) 521-1640
           with a copy to:
           Sullivan & Cromwell
           125 Broad Street
           New York, New York 10004
           Attention: Joseph B. Frumkin, Esq.
           Facsimile: (212) 558-3588

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; PROVIDED, THAT notice of any change of address shall be effective only upon receipt thereof.

    SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to principles of conflicts or choice of Laws, or any other Law that would make the Laws of any jurisdiction other than the State of Delaware applicable hereto.

    SECTION 8.06 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 8.07 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    SECTION 8.08 PARTIES IN INTEREST. Except with respect to Sections 2.01, 2.02, 2.03, 2.04, 5.05 and 5.13 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 8.09 CERTAIN DEFINITIONS. As used in this Agreement:

    (a) the term "AFFILIATE", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this Agreement, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) the term "LAWS" means all (A) constitutions, treaties, statutes, Laws (including, but not limited to, the common Law), rules, regulations, ordinances, executive orders or codes of any Governmental Entity, (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity;

    (c) the term "PERSON" or "PERSONS" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

    (d) the term "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to MergeCo, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which MergeCo, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity or otherwise controls such corporation or other legal entity.

    SECTION 8.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

    IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                                       BIG FLOWER HOLDINGS, INC.

                                                       By:  /s/ MARK A. ANGELSON
                                                            -----------------------------------------
                                                            Name: Mark A. Angelson
                                                            Title:  Executive Vice President--Office
                                                            of the Chairman

                                                       BFH MERGER CORP.

                                                       By:  /s/ ANTHONY J. DINOVI
                                                            -----------------------------------------
                                                            Name: Anthony J. DiNovi
                                                            Title:  Chairman of the Board

                                                            SCHEDULE 2.01(C)(II)

                           HOLDERS OF RETAINED SHARES

NAME                                                          RETAINED SHARES
----                                                          ---------------
Theodore Ammon...............................  2,000,000

Acquisition LLC, an entity to be formed
  pursuant to Section 5.14 of the
  Agreement..................................  1 or more Shares constituting part of, and correspondingly reducing, Mr. Ammon's
                                               2,000,000 Retained Shares, such Shares being
                                               obtained by Acquisition LLC pursuant to
                                               Section 5.14 of the Agreement

                                                                   SCHEDULE 5.14

                   ACQUISITION OF COLUMBINE JDS SYSTEMS, INC.

    NOTE: THE PROVISIONS OF SECTION 5.14 OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THIS SCHEDULE 5.14 SHALL CONSTITUTE A BINDING AGREEMENT TO UNDERTAKE THE TRANSACTIONS CONTEMPLATED BY SUCH SECTION 5.14 AND THIS SCHEDULE
5.14 UNLESS DOING SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT PROVISIONS (INCLUDING SECTIONS 4.12 AND 4.13) OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES RELATING TO THE ENTERING INTO OF TRANSACTIONS OF THE TYPE CONTEMPLATED BY SUCH
SECTION 5.14 AND THIS SCHEDULE 5.14, IN WHICH CASE SUCH PROVISIONS SHALL CONSTITUTE SUCH A BINDING AGREEMENT ONLY UPON COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES; PROVIDED THAT, IN SUCH EVENT, BIG FLOWER AND MERGECO AGREE TO USE THEIR RESPECTIVE BEST EFFORTS TO CAUSE COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES ON A PROMPT BASIS.

TRANSACTIONS:                          At or after the Effective Time, subject to satisfaction of the conditions set forth below, the following shall occur:

                                       1. Columbine JDS Systems, Inc. ("CJDS") will borrow $135
                                       million (the "LOAN") as follows: $100 million in bank
                                          financing, and $35 million in mezzanine financing from
                                          Thomas H. Lee Equity Fund IV or its affiliate ("THL").

                                       2. CJDS will dividend the proceeds of the Loan, minus $7
                                       million, to its parent, Big Flower Digital Services, Inc.
                                          ("BIG FLOWER DIGITAL"), which will dividend these
                                          proceeds to its parent, Big Flower Press Holdings, Inc.
                                          ("BFP"), which, if necessary, will dividend these
                                          proceeds to Big Flower Holdings, Inc. ("BIG FLOWER").

                                       3. Contributions will be made to an affiliate of MergeCo
                                          ("ACQUISITION LLC") in exchange for interests in
                                          Acquisition LLC. Acquisition LLC will be organized by
                                          Theodore Ammon ("AMMON"), and the members of Acquisition
                                          LLC will be THL, Evercore Capital Partners, or its
                                          affiliate ("EVERCORE"), and Ammon. The contributions will
                                          be in the form of (i) cash in an aggregate amount equal
                                          to $37 million from THL and Evercore, and (ii) shares of
                                          Big Flower common stock from Ammon. THL will have in
                                          excess of 50% of the voting and profits interest in
                                          Acquisition LLC, subject to membership arrangements in
                                          effect at the Effective Time among the members of
                                          Acquisition LLC.

                                       4. Acquisition LLC will form an entity ("ACQUISITION SUB
                                       LLC"), which will receive contributions from Acquisition LLC in the form of cash in an amount equal to $37 million. In
                                          addition, Acquisition Sub LLC may receive additional
                                          contributions from members of CJDS management in the form
                                          of shares of Big Flower common stock.

                                       5. Acquisition Sub LLC will form an entity ("HOLDCO"), and will receive shares of HoldCo in exchange for cash in an
                                          amount equal to $37 million. In addition, certain members
                                          of management of CJDS may agree to cancel certain of
                                          their options to purchase Big Flower common stock in
                                          exchange for an

                                          unfunded, unsecured obligation of HoldCo to deliver
                                          shares of HoldCo representing approximately 2% of the
                                          aggregate outstanding HoldCo shares to such members of
                                          CJDS management pursuant to a deferred compensation plan
                                          or rabbi trust (the "PLAN/TRUST"). The interests of such
                                          members of CJDS management in the Plan/Trust will be
                                          fully vested.

                                       6. HoldCo will purchase all the outstanding shares of CJDS
                                       (the "SHARES") from Big Flower Digital for $37 million, and
                                          Big Flower Digital will dividend these proceeds to BFP,
                                          which, if necessary, will dividend these proceeds to Big
                                          Flower.

TERMINATION:                           Right to purchase shares of CJDS will terminate upon
                                       termination of Amended and Restated Merger Agreement.

CONDITIONS TO ACQUISITION:             Standard conditions to the closing of this acquisition,
                                       including the following conditions to purchasers'
                                       obligations:

                                       1. Satisfaction of all conditions under the Amended and
                                       Restated Merger Agreement, and simultaneous or prior
                                          occurrence of the Effective Time.

                                       2. Compliance with all relevant provisions of the 8 5/8% and the 8 7/8% bond indentures, including opinions from a
                                          nationally-recognized financial advisor, and
                                          determinations by the Big Flower board, as appropriate,
                                          pursuant to Sections 4.12 and 4.13 of such indentures.

                                       3. All necessary Hart-Scott filings shall have been made and all other governmental and other consents and approvals
                                          obtained.

                                       4. No injunction or similar act of any government entity in effect preventing the transaction.

                                       5. Receipt of an opinion addressed to the Board of Directors of Big Flower, from a nationally-recognized financial
                                          advisor, in form and substance reasonably satisfactory to
                                          such Board, that the purchase price for CJDS is fair to
                                          Big Flower from a financial point of view.

DEFINED TERMS:                         Capitalized terms used but not defined in this term sheet
                                       have the meanings given to them in the Amended and Restated
                                       Merger Agreement (the "AMENDED AND RESTATED MERGER
                                       AGREEMENT") between Big Flower and BFH Merger Corp. dated as of October 11, 1999.

                                                                SCHEDULE 5.15(A)

                   TREATMENT OF PRIVATE INTERNET INVESTMENTS

    NOTE: THE PROVISIONS OF SECTION 5.15(A) OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THIS SCHEDULE 5.15(A) SHALL CONSTITUTE A BINDING AGREEMENT TO UNDERTAKE THE TRANSACTIONS CONTEMPLATED BY SUCH SECTION 5.15(A) AND THIS
SCHEDULE 5.15(A) UNLESS DOING SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT PROVISIONS (INCLUDING SECTIONS 4.12 AND 4.13) OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES RELATING TO THE ENTERING INTO OF TRANSACTIONS OF THE TYPE CONTEMPLATED BY SUCH SECTION 5.15(A) AND THIS SCHEDULE 5.15(A), IN WHICH CASE SUCH PROVISIONS SHALL CONSTITUTE SUCH A BINDING AGREEMENT ONLY UPON COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES; PROVIDED THAT, IN SUCH EVENT, BIG FLOWER AND MERGECO AGREE TO USE THEIR RESPECTIVE BEST EFFORTS TO CAUSE COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES ON A PROMPT BASIS.

PURCHASE OF INVESTMENTS:               At or after the Effective Time, subject to the conditions
                                       set forth below, an Affiliate of MergeCo ("PURCHASER") shall purchase the following (together, the "INVESTMENTS"):

                                       (1) each of the investments in the businesses set forth on the attached Exhibit A (the "CURRENT INVESTMENTS") from the entity set forth on the attached Exhibit A which holds
                                           such investment and which itself is owned directly or
                                           indirectly by Big Flower, and

                                       (2) each of the investments made by Big Flower and its
                                       subsidiaries in non-public Internet businesses after the
                                           date of the Amended and Restated Merger Agreement (the
                                           "POST-SIGNING INVESTMENTS").

                                       Each purchase of an Investment by Purchaser shall be a
                                       separate and distinct purchase, and shall be subject to the conditions set forth below. The purchases of a particular
                                       Investment shall not be conditioned on the purchase of any other Investment.

PURCHASE PRICE OF INVESTMENTS:         The purchase price of the Current Investments shall be as
                                       set forth on Exhibit A. The purchase price for each
                                       Post-Signing Investment made by Big Flower and its
                                       subsidiaries shall be the price paid by Big Flower/its
                                       subsidiary for such investment. Each holder of an Investment will dividend the purchase price it receives to its parent, with the intention of the parties being that such proceeds shall be dividended up-stream to Big Flower Press Holdings,
                                       Inc. ("BFP"), which, if necessary, will dividend these
                                       proceeds to Big Flower.

CONDITIONS:                            The following shall be conditions to the acquisition of each
                                       Investment:

                                       1. Compliance with the transfer provisions of the agreements relating to such Investment by which the entity holding
                                          such Investment is bound.

                                       2. Satisfaction of all conditions under the Amended and
                                       Restated Merger Agreement, and simultaneous or prior
                                          occurrence of the Effective Time.

                                       3. In respect of the Current Investments held by CJDS
                                       Ventures, LLC and any Post-Signing Investment held by an
                                          entity owned directly or indirectly by Big Flower Press
                                          Holdings, Inc., compliance with all relevant provisions
                                          of the 8 5/8% and the 8 7/8% bond indentures, including
                                          opinions from a nationally-recognized financial advisor,
                                          and determinations by the Big Flower board, as
                                          appropriate, pursuant to Sections 4.12 and 4.13 of such
                                          indentures.

                                       4. All necessary Hart-Scott filings shall have been made and all other governmental and other consents and approvals
                                          obtained, including such consents and approvals to
                                          transfer the Investments from the entities which hold the
                                          Investments.

                                       5. No injunction or similar act of any government entity in effect preventing the acquisition.

                                       6. Receipt of an opinion addressed to the Board of Directors of Big Flower, from a nationally-recognized financial
                                          advisor, in form and substance reasonably satisfactory to
                                          such Board, that the purchase price for each Investment
                                          is fair to Big Flower from a financial point of view.

CONSEQUENCES OF NO TRANSFER:           Subject to the terms and conditions of the Amended and
                                       Restated Merger Agreement, if the transfer of an Investment cannot be effected as a result of the inability to obtain a third party consent or approval, Big Flower shall ensure
                                       that Purchaser receives the economic benefit it would have received had the transfer of such Investment been completed as intended by this Schedule 5.15(a).

CAPITALIZATION OF PURCHASER:           MergeCo shall cause Purchaser to be capitalized with an
                                       amount of cash or a demand note from a solvent entity equal to at least 10% of the aggregate purchase prices for the
                                       Current Investments.

CONTROL OF PURCHASER:                  Purchaser shall be controlled by THL.

DEFINED TERMS:                         Capitalized terms used but not defined in this term sheet
                                       have the meanings given to them in the Amended and Restated
                                       Merger Agreement (the "AMENDED AND RESTATED MERGER
                                       AGREEMENT") between Big Flower Holdings, Inc. ("BIG FLOWER")
                                       and BFH Merger Corp. dated as of October 11, 1999.

                             EXHIBIT A--INVESTMENTS

    NAME OF COMPANY IN
     WHICH INVESTMENT             NAME OF ENTITY       NATURE OF INVESTMENT, AND (IF
       HAS BEEN MADE          WHICH HOLDS INVESTMENT    APPLICABLE) NUMBER OF SHARES   COST OF INVESTMENT   PURCHASE PRICE
---------------------------   ----------------------   ------------------------------  ------------------   --------------
Dawntreader Fund I, LP        XL Ventures, LLC         1 partnership unit                     $250,000       100% of cost

Nutel Corp.                   XL Ventures, LLC         A convertible bridge note              $500,000       100% of cost
                                                       convertible into a minimum of
                                                       8.2% of the equity of Nutel
                                                       Corp. and a warrant for 2.68%
                                                       of the equity of Nutel Corp.

Solbright, Inc.               CJDS Ventures, LLC       1,085,283 shares of Series C         $2,876,000       100% of cost
                                                       convertible preferred

Galileo Communications Ltd.   XL Ventures, LLC         3,000,000 shares of                  $3,000,000       100% of cost
                                                       convertible preferred

InterAdNet, Inc.              CJDS Ventures, LLC       335,121 shares of convertible        $2,500,000       100% of cost
                                                       preferred

Naviant, Inc.                 XL Ventures, LLC         7,407,407 shares of                 $10,000,000       100% of cost
                                                       convertible preferred

                                                                SCHEDULE 5.15(B)

                    TREATMENT OF PUBLIC INTERNET INVESTMENTS

    NOTE: THE PROVISIONS OF SECTION 5.15(B) OF THE AMENDED AND RESTATED MERGER AGREEMENT AND THIS SCHEDULE 5.15(B) SHALL CONSTITUTE A BINDING AGREEMENT TO UNDERTAKE THE TRANSACTIONS CONTEMPLATED BY SUCH SECTION 5.15(B) AND THIS
SCHEDULE 5.15(B) UNLESS DOING SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT PROVISIONS (INCLUDING SECTIONS 4.12 AND 4.13) OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES RELATING TO THE ENTERING INTO OF TRANSACTIONS OF THE TYPE CONTEMPLATED BY SUCH SECTION 5.15(B) AND THIS SCHEDULE 5.15(B), IN WHICH CASE SUCH PROVISIONS SHALL CONSTITUTE SUCH A BINDING AGREEMENT ONLY UPON COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES; PROVIDED THAT, IN SUCH EVENT, BIG FLOWER AND MERGECO AGREE TO USE THEIR RESPECTIVE BEST EFFORTS TO CAUSE COMPLIANCE WITH SUCH SECTIONS OF THE 8 5/8% AND THE 8 7/8% BOND INDENTURES ON A PROMPT BASIS.

ACQUISITION OF LLC INTERESTS:          At or after the Effective Time, subject to the satisfaction of the conditions set forth below, an Affiliate of MergeCo
                                       ("NEW PARTNER") will contribute cash to each of the LLCs set forth on the attached Exhibit A, which lists the LLCs
                                       currently holding the public Internet investments (the
                                       "INVESTMENTS"), in exchange for a common interest in each
                                       such LLC (a "COMMON INTEREST") with the terms described
                                       below.

                                       The amount of each cash contribution will equal each LLC's original cost of its Investment (the "CONTRIBUTIONS") or
                                       such other amount which is determined to be appropriate in the circumstances.

                                       Each Contribution by New Partner in exchange for a Common
                                       Interest shall be a separate and distinct transaction, and shall be subject to the conditions set forth below. Each
                                       Contribution with respect to an Investment shall not be
                                       conditioned on any other Contribution with respect to any
                                       other Investment.

TERMS OF NEW PARTNER COMMON INTEREST
CASH DISTRIBUTIONS TO BIG FLOWER       In exchange for each Contribution, New Partner's Common
                                       Interest in the applicable LLC will entitle New Partner to
                                       90% of any future gain in the Investments held by such LLC.
                                       In addition, New Partner will be allocated 90% of any future loss in the Investments.

                                       The Contributions will be distributed by the LLCs to Big
                                       Flower (the "DISTRIBUTIONS"), which currently holds,
                                       directly or through subsidiaries, an interest in each of the
                                       LLCs.

BIG FLOWER'S LLC INTEREST:             On a going forward basis, Big Flower would be entitled to
                                       (i) a 5% annual return on the excess of (x) the value of the interest in each LLC, over (y) the Distribution by such LLC, and (ii) 10% of any future gain in the Investments less the amount in (i). In addition, Big Flower would continue to be entitled to its distributive share of the appreciation in
                                       the Investments prior to the Contributions. Big Flower will be allocated 10% of any future loss in the Investments.

CONDITIONS:                            The following shall be conditions to each Contribution in
                                       exchange for a Common Interest:

                                       1. Compliance with the provisions of the agreements relating to such Investment by which the entity holding such
                                          Investment is bound.

                                       2. Satisfaction of all conditions under the Amended and
                                       Restated Merger Agreement, and simultaneous or prior
                                          occurrence of the Effective Time.

                                       3. With respect to the Investment held by Big Flower
                                       Digital, LLC, compliance with all relevant provisions of the
                                          8 5/8% and the 8 7/8% bond indentures, including opinions
                                          from a nationally-recognized financial advisor, and
                                          determinations by the Big Flower board, as appropriate,
                                          pursuant to Sections 4.12 and 4.13 of such indentures.

                                       4. All necessary Hart-Scott filings shall have been made and all other governmental and other consents and approvals
                                          obtained, including such consents and approvals to the
                                          contributions by New Partner.

                                       5. No injunction or similar act of any government entity in effect preventing the contribution.

                                       6. Receipt of an opinion addressed to the Board of Directors of Big Flower, from a nationally-recognized financial
                                          advisor, in form and substance reasonably satisfactory to
                                          such Board, that the Contribution and Distribution in
                                          respect of such Investment is fair to Big Flower from a
                                          financial point of view.

CONSEQUENCES OF NO TRANSFER:           Subject to the terms and conditions set forth in the Amended and Restated Merger Agreement, if a Contribution to an LLC
                                       cannot be effected as a result of the inability to obtain a third party consent or approval, Big Flower shall ensure
                                       that New Partner receives the economic benefit it would have received had such Contribution been completed as intended by this Schedule 5.15(b).

CONTROL OF NEW PARTNER:                New Partner shall be controlled, directly or indirectly, by
                                       THL.

DEFINED TERMS:                         Capitalized terms used but not defined in this term sheet
                                       have the meanings given to them in the Amended and Restated
                                       Merger Agreement (the "AMENDED AND RESTATED MERGER
                                       AGREEMENT") between Big Flower Holdings, Inc. ("BIG FLOWER")
                                       and BFH Merger Corp. dated as of October 11, 1999.

                             EXHIBIT A--INVESTMENTS

    LLCS TO RECEIVE        NAME OF INVESTMENTS
     CONTRIBUTIONS             HELD BY LLC          NUMBER OF SHARES OF STOCK     COST OF INVESTMENTS
-----------------------   ---------------------   ------------------------------  -------------------
XL Ventures, LLC          Worldgate, Inc.         181,820 shares of common stock      $3,000,000

                          About.com, Inc.         737,864 shares of common stock      $4,000,000

                          Webstakes.com, Inc.     1,666,667 shares of common          $7,000,000
                                                  stock

Big Flower Digital, LLC   24/7 Media, Inc.        875,352 shares of common            $3,333,333
                                                  stock, Class A warrants for
                                                  437,676 shares of common
                                                  stock, and Class B warrants
                                                  for 437,676 shares of common
                                                  stock

                                                                      APPENDIX B

                                     [LOGO]

October 11, 1999

Independent Directors of the Board of Directors
Big Flower Holdings, Inc.
3 East 54th Street
New York, NY 10022

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders, other than Theodore Ammon and certain other members of the management of Big Flower Holdings, Inc. (the "Company") set forth on
Schedule 2.01(c)(ii) of the Agreement (as defined below) (the "Management Investors"), of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company of the $31.50 per Share in cash to be received by such holders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 1999, between BFH Merger Corp. ("MergeCo") and the Company (the "Agreement"). Pursuant to the Agreement, MergeCo will be merged with and into the Company (the "Merger") and each issued and outstanding Share, other than some of the Shares held by the Management Investors, as provided for in the Agreement, will be converted into the right to receive $31.50 in cash. The Shares held by the Management Investors which are not converted into the right to receive $31.50 in cash will be converted into the right to retain such number of Shares.

Prior to the October 11, 1999 amendment and restatement of the Original Agreement (as defined below), in the Merger each issued and outstanding Share, other than some of the Shares held by the Management Investors as provided for in the Agreement, would have been converted into the right to receive (i) $30 in cash (the "Original Cash Consideration"), (ii) 0.21 shares of the Company's 10% Cumulative Exchangeable Redeemable Paid-In-Kind Preferred Stock ("PIK Preferred"), with those terms as set forth on Schedule 2.01(c)(i)(B)(1) of the Original Agreement, and (iii) a warrant to purchase a number of Shares with an exercise price of $0.01 per Share as specified in, and with those terms as set forth on, Schedule 2.01(c)(i)(B)(2) of the Original Agreement, (the "Warrant" and together with the Original Cash Consideration and the PIK Preferred, the "Original Merger Consideration"). For purposes of this opinion, "Original Agreement" means the Agreement and Plan of Merger, dated June 29, 1999, between BFH Merger Corp. and the Company, prior to its amendment and restatement on October 11, 1999.

Big Flower Holdings
October 11, 1999
Page Two

We previously delivered to you our opinion dated June 29, 1999, to the effect that as of such date, and based upon and subject to the various considerations contained therein, the Original Merger Consideration to be received by the holders of Shares (other than the Management Investors) pursuant to the Original Agreement was fair from a financial point of view to such holders.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement and having provided certain investment banking services to the Company from time-to-time, including having acted as a lead-managing underwriter of a public offering of 6,708,524 Shares in June 1997, as a co-managing underwriter of a private offering of $250,000,000 principal amount of the Company's 8.875% Notes due
July 1, 2007 in June 1997, as a lead-managing underwriter of a private offering of $115,000,000 principal amount of the Company's 6.00% Convertible QUIPS due October 15, 2027 in October 1997, as a co-managing underwriter of a private offering of $100,000,000 principal amount of the Company's 8.875% Notes due
July 1, 2007 in October 1997, and as a co-managing underwriter of a private offering of $250,000,000 principal amount of the Company's 8.625% Notes due December 1, 2008 in December 1998. We have also provided from time-to-time, and are currently providing, numerous investment banking services to Thomas H. Lee Company and affiliates of Thomas H. Lee Company and expect to provide such services to Thomas H. Lee Company in the future. MergeCo is an affiliate of Thomas H. Lee Company. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time-to-time effect transactions and hold securities, including derivative securities, of Big Flower for its own account and for the accounts of customers. As of the date hereof, Goldman Sachs has accumulated a long position of 282,579 Shares against which Goldman Sachs is short 12,500 Shares, and a long position of $250,000 principal amount of the Company's 6.00% Convertible QUIPS due October 1, 2027 against which Goldman Sachs is short $27,500 principal amount of the Company's 6.00% Convertible QUIPS due October 1, 2027.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to stockholders; and certain internal financial analyses and forecasts prepared by the Company's management for the Company, including revised forecasts prepared by management of the Company on October 1, 1999 (the "Revised Forecasts"). The Revised Forecasts reflect reductions in projected financial results from the forecasts previously furnished to, and utilized by, us in connection with our prior opinion dated June 29, 1999. We also have held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects, and have held discussions with members of the senior management of MergeCo regarding the Company's future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial printing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Big Flower Holdings
October 11, 1999
Page Three

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, for purposes of this opinion, you have instructed us to rely on the Revised Forecasts, and accordingly we have assumed with your consent that the Revised Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Independent Directors of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

You have advised us that representatives of MergeCo have informed the Company that, in their opinion, the Merger, based upon the Original Merger Consideration, would not be completed due to the changes in the Company's recent financial performance and future prospects, as well as changes in financial market conditions. You have further advised us that you have concluded that certainty of consummation of the Merger, based on the Original Merger Consideration, had been meaningfully diminished and that you have determined that the Company should pursue the Merger on the terms set forth in the Agreement. Accordingly in reaching this opinion, with your consent, we have assumed that the Merger on the terms originally agreed to would not be consummated and we therefore have not taken into account the financial terms of the Merger as originally agreed to.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $31.50 per Share in cash to be received by the holders of Shares (other than the Management Investors) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
-------------------------------

(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX C

October 11, 1999

The Board of Directors
Big Flower Holdings, Inc.
3 East 54(th) Street
New York, New York 10023

Gentlemen:

    Berenson Minella & Company ("Berenson Minella") understands that Big Flower Holdings, Inc., a Delaware corporation (collectively, with any subsidiaries, the "Company"), and BFH Merger Corp. intend to enter into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), whereby control of the Company will be acquired by a group led by the Thomas H. Lee Company ("THL") and the Company's Common Stock (as defined below) will cease to be publicly traded (the "Merger"). Berenson Minella further understands that at the Effective Time (as defined in the Merger Agreement) of the Merger, and in accordance with the terms of the Merger Agreement, the public shareholders of the Company will have their shares of common stock of the Company (the "Common Stock") converted into the right to receive $31.50 in cash (the "Merger Consideration"). Berenson Minella further understands that, in accordance with the terms of the Merger Agreement, in the Merger certain employees and members of management of the Company will retain a portion of their Common Stock ownership interests (both directly held and options) such that the aggregate retained amount is approximately 8% of the outstanding shares of Common Stock, on a fully diluted basis, prior to the Merger, with the balance being converted into Merger Consideration as set forth above.

    The terms and conditions of the Merger are more fully set forth in the Merger Agreement. A copy of the most recent draft of the Merger Agreement reviewed by Berenson Minella, dated October 10, 1999, is attached hereto as Exhibit A.

    You have asked us, as investment bankers, to render an opinion to you as to whether or not the Merger Consideration is fair, from a financial point of view, to the holders of the Company's Common Stock other than the members of management retaining shares of the Company's Common Stock in the merger, as to whom Berenson Minella did not deliver an opinion, as of the date hereof.

    In arriving at our opinion, we have, among other things:

    (i) reviewed the latest draft of the Merger Agreement dated October 10, 1999;

    (ii) reviewed, and discussed with members of management of the Company, certain business and financial information relating to the Company that we deemed relevant, including the Company's recent public filings and financial statements;

   (iii) reviewed, and discussed with members of management of the Company, certain information, including budgets and financial forecasts (collectively, the "Forecasts") relating to the businesses, earnings, cash flows, assets, liabilities and prospects of the Company;

    (iv) reviewed the historical stock prices and trading volumes of the Company's Common Stock;

    (v) reviewed certain publicly available information regarding publicly traded companies we deemed reasonably comparable to the Company;

The Board of Directors
Big Flower Holdings, Inc.
October 11, 1999
Page 2

    (vi) reviewed certain publicly available information regarding comparable merger and acquisition transactions we deemed relevant, including, without limitation, premiums paid in such transactions;

   (vii) performed discounted cash flow analyses based on the Forecasts, for the Company, as applicable;

  (viii) participated in certain discussions among management of the Company, THL and their financial advisors regarding the Company and the Merger; and

    (ix) reviewed such other information, performed such other analyses and taken into account such other factors as we deemed relevant.

    For purposes of rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us by and on behalf of the Company and have not assumed any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets of the Company, nor were we furnished with any such valuations or appraisals of any assets of the Company, nor were we furnished with any such valuations or appraisals. We did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of the Company. We have assumed, without independent investigation, the accuracy of all representations and statements made by officers and management of the Company. With respect to the Forecasts furnished to or discussed with us by the Company, we have assumed, and relied upon, that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the Company's management as to the expected future financial performance of the Company.

    Our opinion is necessarily based on economic, market and other conditions, and information made available to us as of the date hereof. Also, we note that the Company, by press release dated April 20, 1999, announced publicly that it was exploring certain strategic alternatives and a substantial number of financial and strategic buyers were either contacted by, or contacted, the Company and its financial advisors and studied a potential acquisition of the Company. The result of this process is an important element in the views stated herein.

    This opinion is provided at the request and for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger and shall not be reproduced, summarized, described, relied upon, or referred to, or furnished to any other person without, in each instance, Berenson Minella's prior written consent; PROVIDED that, subject to our prior review, the Company may refer to this opinion in any Proxy Statement or other disclosure statement delivered to the shareholders of the Company with respect to the Merger, without such written consent. This opinion does not and will not constitute a recommendation to the Company to enter into the Merger Agreement. This opinion is delivered subject to the conditions, scope of engagement, standard of care, limitations, and understandings set forth herein and in the agreement between Berenson Minella and the Company, dated June 24, 1999.

    This opinion is delivered with the explicit understanding that this opinion is based on standards of assessment in existence as of the date hereof, and that standards of assessment may change in the future. Berenson Minella disclaims any responsibility for any impact any such changes may have on the assessment of the Merger. Unforeseen future events that could affect the fairness of the Merger Consideration, from a financial point of view, have not been factored into this opinion. Berenson

The Board of Directors
Big Flower Holdings, Inc.
October 11, 1999
Page 3

Minella disclaims any obligation to update or revise this opinion for events occurring subsequent to the date hereof, whether foreseen or unforeseen.

    This opinion is a fairness opinion only from a financial point of view. Berenson Minella makes no representations with respect to questions of legal interpretation or enforceability and expressly disclaims that this opinion may be construed in any way as a legal opinion, solvency opinion or a tax opinion.

    We note that we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

    Based upon and subject to the foregoing, and subject to the various assumptions, qualifications, and limitations set forth herein, it is our opinion, as investment bankers, that, as of the date hereof, the Merger Consideration is fair to holders of the Company's Common Stock other than the members of management retaining shares of the Company's Common Stock in the merger, as to whom Berenson Minella did not deliver an opinion, from a financial point of view.

                                          Very truly yours,

                                          /s/ BERENSON MINELLA & COMPANY
                                          BERENSON MINELLA & COMPANY

                                                                      APPENDIX D

                      DELAWARE CODE TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled hereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                 TRANSACTIONS INVOLVING BIG FLOWER COMMON STOCK
      BY THOMAS H. LEE EQUITY FUND IV, L.P., THL EQUITY ADVISORS IV, LLC,
           EVERCORE PARTNERS L.L.C., EVERCORE CAPITAL PARTNERS L.P.,
         EVERCORE CAPITAL PARTNERS (NQ) L.P., EVERCORE CAPITAL OFFSHORE
            PARTNERS L.P. (CAYMAN), EBF GROUP L.L.C., BIG FLOWER AND
                 EXECUTIVE OFFICERS AND DIRECTORS OF BIG FLOWER

TRANSACTIONS INVOLVING BIG FLOWER COMMON STOCK BY THE EXECUTIVE OFFICERS AND DIRECTORS OF BIG FLOWER

    None.

PURCHASES OF BIG FLOWER COMMON STOCK BY BIG FLOWER

    The following table sets forth purchases of Big Flower common stock by Big Flower since January 1, 1997.

                                                              AVERAGE
QUARTER                  SHARES                              PURCHASE
ENDED                   PURCHASED     LOW        HIGH     PRICE PER SHARE
-------                 ---------   --------   --------   ---------------
       3/31/97           129,981     $18.75     $20.00        $19.69
       6/30/97            20,634      19.38      19.50         19.39
       9/30/97            24,716      22.63      22.75         22.74
      12/31/97           108,845      22.00      23.13         22.63
       3/31/98           127,982      26.00      28.88         26.45
       6/30/98            23,200      30.31      34.56         32.82
       9/30/98            50,689      28.88      30.13         29.79
      12/31/98            85,000      20.19      24.25         21.86
       3/31/99            92,167      24.63      31.63         30.72
       6/30/99             8,000      31.00      31.00         31.00

TRANSACTIONS INVOLVING BIG FLOWER COMMON STOCK BY THOMAS H. LEE EQUITY FUND IV, L.P., THL EQUITY ADVISORS IV, LLC AND THOMAS H. LEE

    None.

TRANSACTIONS INVOLVING BIG FLOWER COMMON STOCK BY EVERCORE PARTNERS L.L.C., EVERCORE CAPITAL PARTNERS L.P., EVERCORE CAPITAL PARTNERS (NQ) L.P., EVERCORE CAPITAL OFFSHORE PARTNERS L.P. (CAYMAN), EBF GROUP L.L.C., ROGER C. ALTMAN, AUSTIN M. BEUTNER AND DAVID G. OFFENSEND.

    In October 1997, Evercore Partners Inc. advised Big Flower Holdings, Inc. on its acquisition of certain assets and liabilities of Riverside Country Publishing Company, a division of Gruner+Jahr Printing and Publishing Co. Evercore Partners Inc. was paid $250,000 for these services.

                                                                      APPENDIX F

               INFORMATION RELATING TO EVERCORE PARTNERS L.L.C.,
 EVERCORE CAPITAL PARTNERS L.P., EVERCORE CAPITAL PARTNERS (NQ) L.P., EVERCORE CAPITAL OFFSHORE PARTNERS L.P. (CAYMAN), EBF GROUP L.L.C., THOMAS H. LEE EQUITY FUND IV, L.P., THL EQUITY ADVISORS IV, LLC AND THEIR RESPECTIVE PRINCIPALS, AND
                    THE EXECUTIVE OFFICERS AND DIRECTORS OF
                        BFH MERGER CORP. AND BIG FLOWER

(I)(a) The name and business address of each of Evercore Capital Partners L.P., a Delaware Limited Partnership, Evercore Capital Partners (NQ) L.P., a Delaware Limited Partnership, Evercore Capital Offshore Partners L.P. (Cayman), a Cayman Islands Exempted Limited Partnership and EBF Group L.L.C., a Delaware Limited Liability Company are set forth below. The principal business of each of these entities is making equity and equity-related investments.

NAME AND BUSINESS ADDRESS
-------------------------
Evercore Capital Partners L.P.
65 East 55(th) Street, 33(rd) Floor
New York, New York 10022

Evercore Capital Partners (NQ) L.P.
65 East 55(th) Street, 33(rd) Floor
New York, New York 10022

Evercore Capital Offshore Partners L.P. (Cayman)
65 East 55(th) Street, 33(rd) Floor
New York, New York 10022

EBF Group L.L.C.
65 East 55(th) Street, 33(rd) Floor
New York, New York 10022

  (b) The name and business address of Evercore Partners L.L.C., a Delaware Limited Liability Company, the general partner of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Offshore Partners L.P. (Cayman) and the managing member of EBF Group L.L.C., are set forth below. The principal business of Evercore Partners L.L.C. is making equity and equity-related investments.

NAME AND BUSINESS ADDRESS
-------------------------
Evercore Partners L.L.C.
65 East 55th Street, 33rd Floor
New York, New York 10022

  (c) The name, business address, present principal occupation or employment and five-year employment history of the members of Evercore Partners L.L.C. are set forth below, and each such person is a citizen of the United States.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
Roger C. Altman                            Roger C. Altman co-founded Evercore
c/o Evercore Partners L.L.C.               Partners in 1996. From 1992-1995,
65 East 55th Street, 33rd Floor            Mr. Altman served as Deputy Treasury
New York, New York 10022                   Secretary. From 1987-1992, Mr. Altman was
                                           Vice Chairman of The Blackstone Group,
                                           where he led the firm's merger advisory
                                           business and originated several principal
                                           investment opportunities. Prior to 1987,
                                           Mr. Altman spent 14 years at Lehman
                                           Brothers where he was a managing
                                           director, Co-head of Investment Banking,
                                           Member of the Management Committee and
                                           Member of the Board of Directors.

Austin M. Beutner                          Austin M. Beutner co-founded Evercore
c/o Evercore Partners L.L.C.               Partners in 1996. From 1994 to 1996,
65 East 55th Street, 33rd Floor            Mr. Beutner was Chief Executive Officer
New York, New York 10022                   and President of the U.S. Russia
                                           Investment Fund, and in January 1997,
                                           Mr. Beutner was named Vice Chairman of
                                           its Board of Directors. Before his
                                           affiliation with the U.S. Russia
                                           Investment Fund, he was a General Partner
                                           of The Blackstone Group. Mr. Beutner is a
                                           director of American Media Inc.

David G. Offensend                         David G. Offensend co-founded Evercore
c/o Evercore Partners L.L.C.               Partners in 1996. Prior to 1996,
65 East 55th Street, 33rd Floor            Mr. Offensend was responsible for the
New York, New York 10022                   leveraged acquisition portfolio of Acadia
                                           Partners, an investment vehicle for
                                           Robert M. Bass. Prior to Acadia,
                                           Mr. Offensend spent 6 years managing the
                                           Merchant Banking Group at Lehman
                                           Brothers.

Jeffrey R. Sechrest                        Jeffrey R. Sechrest joined Evercore in
c/o Evercore Partners L.L.C.               1996 as a partner. Prior to 1996,
65 East 55th Street, 33rd Floor            Mr. Sechrest spent 10 years at Lehman
New York, New York 10022                   Brothers, most recently as a Managing
                                           Director. At Lehman Brothers,
                                           Mr. Sechrest held several senior
                                           positions, including head of Mergers and
                                           Acquisitions, Media & Telecommunications
                                           and Natural Resources.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
Stacy S. Dick                              Stacy S. Dick joined Evercore in 1998 as
c/o Evercore Partners L.L.C.               a partner. From 1992 to 1998, Mr. Dick
65 East 55th Street, 33rd Floor            was an Executive Vice President of
New York, New York 10022                   Tenneco Inc., where he was responsible
                                           for leading strategic planning, corporate
                                           development and international development
                                           activities. From 1989-1992, Mr. Dick was
                                           a Managing Director at First Boston
                                           Corporation.

Roger C. Altman 1997 Family Limited        N/A
Partnership
c/o Roger C. Altman
Evercore Partners L.L.C.
65 East 55th Street, 33rd Floor
New York, New York 10022

David Glenn Offensend Trust f/b/o          N/A
Rebecca Lee Offensend
c/o David G. Offensend
Evercore Partners L.L.C.
65 East 55th Street, 33rd Floor
New York, New York 10022

David Glenn Offensend Trust f/b/o          N/A
Christopher David Offensend
c/o David G. Offensend
Evercore Partners L.L.C.
65 East 55th Street, 33rd Floor
New York, New York 10022

  (d) The name, business address, present principal occupation or employment and five-year employment history of Roger C. Altman, the general partner of Roger C. Altman 1997 Family Limited Partnership, is set forth below.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
Roger C. Altman                            Roger C. Altman co-founded Evercore
c/o Evercore Partners L.L.C.               Partners in 1996. From 1992-1995,
65 East 55th Street, 33rd Floor            Mr. Altman served as Deputy Treasury
New York, New York 10022                   Secretary. From 1987-1992, Mr. Altman was
                                           Vice Chairman of The Blackstone Group,
                                           where he led the firm's merger advisory
                                           business and originated several principal
                                           investment opportunities. Prior to 1987,
                                           Mr. Altman spent 14 years at Lehman
                                           Brothers where he was a managing
                                           director, Co-head of Investment Banking,
                                           Member of the Management Committee and
                                           Member of the Board of Directors.

  (e) The name, business address, present principal occupation or employment and five-year employment history of David G. Offensend, the trustee of David Glenn Offensend Trust f/b/o Rebecca Lee Offensend and David Glenn Offensend f/b/o Christopher David Offensend, is set forth below.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
David G. Offensend                         David G. Offensend co-founded Evercore
c/o Evercore Partners L.L.C.               Partners in 1996. Prior to 1996,
65 East 55th Street, 33rd Floor            Mr. Offensend was responsible for the
New York, New York 10022                   leveraged acquisition portfolio of Acadia
                                           Partners, an investment vehicle for
                                           Robert M. Bass. Prior to Acadia,
                                           Mr. Offensend spent 6 years managing the
                                           Merchant Banking Group at Lehman
                                           Brothers.

(II) (a) The name, principal business and address of the principal executive offices of Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership, are set forth below.

           NAME AND ADDRESS OF
       PRINCIPAL EXECUTIVE OFFICES                    PRINCIPAL BUSINESS
       ---------------------------         -----------------------------------------
Thomas H. Lee Equity Fund IV, L.P.         Making equity and equity-related
c/o Thomas H. Lee Company                  investments
75 State Street, Suite 2600
Boston, Massachusetts 02109

   (b) The name, principal business and address of the principal executive offices of THL Equity Advisors IV, LLC, a Delaware limited liability company, are set forth below:

           NAME AND ADDRESS OF
       PRINCIPAL EXECUTIVE OFFICES                    PRINCIPAL BUSINESS
       ---------------------------         -----------------------------------------
THL Equity Advisors IV, LLC                Managing institutional funds that make
c/o Thomas H. Lee Company                  equity and equity-related investments
75 State Street, Suite 2600
Boston, Massachusetts 02109

   (c) The name, business address, present principal occupation or employment and five-year employment history of the person who controls THL Equity Advisors IV, LLC, a United States citizen, are set forth below.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
Thomas H. Lee                              Thomas H. Lee founded Thomas H. Lee
c/o Thomas H. Lee Company                  Company in 1974 and since that time has
75 State Street, Suite 2600                served as its President. Mr. Lee serves
Boston, Massachusetts 02109                as a director of numerous public and
                                           private corporations including Finlay
                                           Enterprises, Inc., Metris Companies,
                                           Inc., Safelite Glass Corporation, Vail
                                           Resorts, Inc. and Wyndham International,
                                           Inc.

(III) The name and position of each director and executive officer of BFH Merger Corp., together with the business address, present principal occupation or employment and five-year employment history of each director and executive officer of BFH Merger Corp. are set forth below.

                                              POSITION WITH BFH MERGER CORP., AND
                                           PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR
NAME                                                   EMPLOYMENT HISTORY
----                                       ------------------------------------------
Anthony J. DiNovi                          Director of BFH Merger Corp. Anthony J.
c/o Thomas H. Lee Company                  DiNovi is a Managing Director of Thomas H.
75 State Street, Suite 2600                Lee, and has been employed with Thomas H.
Boston, Massachusetts 02109                Lee Company since 1988.

Scott M. Sperling                          Director of BFH Merger Corp. Scott M.
c/o Thomas H. Lee Company                  Sperling is a Managing Director of Thomas
75 State Street, Suite 2600                H. Lee, and has been employed with Thomas
Boston, Massachusetts 02109                H. Lee Company since 1994.

(IV) The name, business address, present principal occupation or employment and five-year employment history of each management director and executive officer of Big Flower Holdings, Inc. who is retaining shares of Big Flower common stock or options to purchase such shares, in each case in the merger are set forth below. Unless otherwise indicated, the business address of each such person is 3 East 54th Street, New York, New York 10022 and each such person is a citizen of the United States.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
R. Theodore Ammon                          R. Theodore Ammon has been the Chairman
                                           of the Board of Big Flower since its
                                           inception and was Chief Executive Officer
                                           of Big Flower Press from its inception
                                           until April 1997. Mr. Ammon is also the
                                           Chairman of XL Ventures, Inc., Big
                                           Flower's Internet and new media venture
                                           capital subsidiary. Mr. Ammon is also a
                                           director of Big Flower Press and Big
                                           Flower Digital Services, Inc., a wholly
                                           owned subsidiary of Big Flower.
                                           Mr. Ammon was a General Partner of
                                           Kohlberg Kravis Roberts & Co. (a New York
                                           and San Francisco-based investment firm)
                                           from 1990 to 1992, and an executive of
                                           such firm prior to 1990. Mr. Ammon is
                                           also the Chairman of the Board of 24/7
                                           Media, Inc. and a member of the Board of
                                           Directors of Host Marriott Corporation
                                           and of CAIS Internet, Inc., and serves on
                                           the boards of directors of numerous
                                           privately held corporations. Mr. Ammon is
                                           involved in a number of not-for-profit
                                           organizations and serves as a member of
                                           the Board of Directors of The Municipal
                                           Art Society of New York, The New York
                                           YMCA, and Jazz @ Lincoln Center. He is
                                           also a member of the Board of Trustees of
                                           Bucknell University. Mr. Ammon is
                                           50 years old.

                                               PRESENT PRINCIPAL OCCUPATION AND
NAME AND BUSINESS ADDRESS                        FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                  -----------------------------------------
Edward T. Reilly                           Edward T. Reilly has been the President
                                           and the Chief Executive Officer and the
                                           director of Big Flower since its
                                           inception. He has also been a director of
                                           Big Flower Press since June 1996, and its
                                           Chief Executive Officer since
                                           April 1997, having also served as its
                                           Chief Operating Officer from March 1996
                                           until April 1997. Additionally, he is a
                                           director of Big Flower's subsidiaries, TC
                                           Advertising, Digital Services and
                                           Webcraft. Prior to joining Big Flower,
                                           Mr. Reilly held a variety of executive
                                           positions with McGraw-Hill, Inc., a
                                           publishing and communications company, in
                                           their Broadcast and Publication groups
                                           from 1968 to 1996, and served as
                                           President of McGraw-Hill Broadcasting
                                           from 1987 to 1996. He is Vice Chairman
                                           and a member of the executive committee
                                           of the Ad Council and serves on the Board
                                           of Trustees of Lynchburg College in
                                           Virginia. Recently, Mr. Reilly was
                                           elected to the Board of Directors of The
                                           National Council of La Raza. In addition,
                                           Mr. Reilly has been active in television
                                           industry affairs, having served as the
                                           Chairman of the Television Bureau of
                                           Advertising and as a member of the Board
                                           of Directors of the National Association
                                           of Broadcasters. He is the former
                                           Chairman of the Association for Maximum
                                           Service Television (MSTV), a trade
                                           association of over 300 television
                                           stations which has been in the forefront
                                           of the effort to facilitate the
                                           industry's transition to high definition
                                           television. Mr. Reilly is 52 years old.

Richard L. Ritchie                         Richard L. Ritchie has been Executive
                                           Vice President and Chief Financial
                                           Officer of Big Flower since
                                           January 1997. Prior to joining Big
                                           Flower, Mr. Ritchie served as Senior Vice
                                           President and Chief Financial Officer of
                                           Harte-Hanks Communications, Inc. from
                                           1986 to 1996. Mr. Ritchie is 53 years
                                           old.

                              FOLD AND DETACH HERE

                           BIG FLOWER HOLDINGS, INC.
                  3 EAST 54TH STREET NEW YORK, NEW YORK 10022
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Mark A. Angelson and Irene B. Fisher, and each of them, with power of substitution, attorneys and proxies to represent and vote all shares of Common Stock of Big Flower Holdings, Inc. (the "Company") held of record by the undersigned on October 22, 1999, at the Annual Meeting of Stockholders to be held on Tuesday November 23, 1999 at 9:00 a.m. local time at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York, and at any adjournments, postponements, continuations or reschedulings thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.
    The Board of Directors recommends that Big Flower Holdings, Inc. stockholders vote for adoption of the Merger Agreement.
    This proxy, when properly executed, will be voted in the manner specified below. If this card is properly executed but no vote is specified, this proxy will be voted for adoption of the Merger Agreement.
    Please check the appropriate box on the voting card to RSVP your attendance at the Annual Meeting on November 23, 1999 at 9:00, a.m. or phone Big Flower Investor Relations at (212) 521-1600.
    You can vote by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

                (Continued and to be signed on the reverse side)

BIG FLOWER HOLDINGS, INC.'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW AND FOR PROPOSALS 1, 2 AND 4.
1. Proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 11, 1999, between Big Flower Holdings, Inc. and BFH Merger Corp.
            / /  FOR            / /  AGAINST            / /  ABSTAIN
2. Proposal to permit the proxies, in their discretion, to adjourn the meeting for the sole purpose of soliciting more votes or proxies in favor of adoption of the merger agreement
            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.   Election of Directors  FOR all nominees listed below / /               WITHHOLD AUTHORITY                        *Exceptions
                                                                            TO VOTE FOR ALL NOMINEES LISTED           / /
                                                                            BELOW / /
Nominees: Robert M. Kimmett and Newton N. Minnow
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions

4. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants, as described in the Proxy Statement.
            / /  FOR            / /  AGAINST            / /  ABSTAIN

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, continuations or rescheduling thereof.
                                         This Proxy should bear your
                                         signature(s) exactly as your name(s)
                                         appear in the label to the left. When
                                         signing as attorney, executor,
                                         administrator, personal representative,
                                         trustee, guardian or corporate officer,
                                         please give full title. For joint
                                         accounts, each joint owner should sign.

                                         CHECK HERE IF YOU PLAN TO ATTEND THE
                                         MEETING: / /

                                         CHANGE OF ADDRESS AND/OR COMMENTS MARK
                                         HERE: / /

                                         Dated: __________________________, 1999

                                         _______________________________________
                                         Signature(s)

                                         _______________________________________
                                         Signature(s)
Please sign, date and return this proxy in the enclosed postage prepaid envelope.
Votes must be indicated (x) in Black or Blue ink. /X/